   As filed with the Securities and Exchange Commission on August 29, 2001.
                                                         Registration No.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-4

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                --------------

                        Mission Energy Holding Company
            (Exact name of Registrant as specified in its charter)

                                --------------

               Delaware                            4911                        95-4867576
     (State or other jurisdiction      (Primary Standard Industrial         (I.R.S. Employer
   of incorporation or organization)   Classification Code Number)        Identification No.)

                              955 Overland Court
                          San Dimas, California 91773
                                (909) 450-6507
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                             Barbara Mathews, Esq.
                        Mission Energy Holding Company
                              955 Overland Court
                          San Dimas, California 91773
                                (909) 450-6507
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                               Gary Kashar, Esq.
                               Latham & Watkins
                             633 West Fifth Street
                         Los Angeles, California 90071

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                       Proposed
                                         Proposed      Maximum
 Title of Each Class of     Amount       Maximum      Aggregate    Amount of
    Securities to Be        to Be     Offering Price   Offering   Registration
       Registered         Registered   Per Share(1)    Price(1)      Fee(2)
------------------------------------------------------------------------------
13.50% Senior Secured
 Notes due 2008........  $800,000,000      100%      $800,000,000   $200,000
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2) Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00025 by the proposed maximum aggregate offering price.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell or offer these securities until the registration statement filed + +with the Securities and Exchange Commission is effective. This prospectus is + +not an offer to sell nor does it seek an offer to buy these securities in any +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 29, 2001

PROSPECTUS

  Offer to Exchange $800 Million 13.50% Senior Secured Notes due 2008 for $800
                                    Million
   13.50% Senior Secured Notes due 2008, Which Have Been Registered Under the
                     Securities Act of 1933, as Amended, of

                         MISSION ENERGY HOLDING COMPANY

                  The exchange offer will expire at 5:00 P.M.,
              New York City time, on      , 2001, unless extended.

                                  -----------

  Terms of the exchange offer:

  . The new notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

  . We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  . You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  . We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Income Tax Considerations" on page 151 for more information.

  .  We will not receive any proceeds from the exchange offer.

  . The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and some of the transfer restrictions, registration rights and liquidated damages provisions applicable to the original notes do not apply to the exchange notes.

  See "Risk Factors" beginning on page 14 for a discussion of the risks that should be considered by holders prior to tendering their original notes.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                  The date of this prospectus is       , 2001.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

  NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               ----------------

  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information....................................................  ii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  14
Forward-Looking Statements...............................................  27
Use of Proceeds..........................................................  28
Capitalization...........................................................  29
Selected Consolidated Financial Data.....................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  70
Management...............................................................  98
Certain Transactions and Relations With Affiliates....................... 100
Description of the Term Loan............................................. 101
The Exchange Offer....................................................... 102
Description of the Exchange Notes........................................ 114
Material United States Federal Income Tax Considerations................. 151
Plan of Distribution..................................................... 152
Validity of the Exchange Notes........................................... 153
Experts.................................................................. 153
Index to Consolidated Financial Statements............................... F-1

                             AVAILABLE INFORMATION

  This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

  In connection with the exchange offer, we will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports and other information with the Securities and Exchange Commission. You may read and copy any reports and information statements and other information we file at the public reference facilities of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of those materials from the Securities and Exchange Commission by mail at prescribed rates. You should direct requests to the Securities and Exchange Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website (www.sec.gov) that contains the reports and other information filed by the us. In addition, for so long as any of the notes remains outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

  This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 14 of this prospectus.

  Mission Energy Holding Company, the issuer of the notes, is a Delaware corporation formed on June 8, 2001 whose principal asset is the capital stock of Edison Mission Energy. Mission Energy Holding, an indirect wholly-owned subsidiary of Edison International, was formed for the purpose of issuing the notes and incurring $385 million of indebtedness under a term loan facility, which is referred to throughout this prospectus as the "term loan." For more information about the term loan, see "Description of the Term Loan." In this prospectus, for convenience, the terms "we," "our," "ours" and "us" refer collectively to Mission Energy Holding, Edison Mission Energy and Edison Mission Energy's subsidiaries and other investments, except where otherwise indicated. The use of these terms is not intended to imply that Mission Energy Holding conducted any business prior to its formation or that Edison Mission Energy and its subsidiaries and other investments are not separate and distinct legal entities. All our business operations are currently conducted by Edison Mission Energy and its subsidiaries and investments. However, Mission Energy Holding is the sole obligor on the notes, and neither Edison Mission Energy nor any of its subsidiaries or other investments has any obligation with respect to the notes.

                                  Our Business

  We, through our wholly-owned subsidiary, Edison Mission Energy, and its subsidiaries and other investments, are among the largest independent producers of electricity in the world based on megawatts, or "MW," generated, with operations in North America, Europe and the Asia Pacific region. Through our subsidiaries, we develop, acquire, lease and operate electric power generation facilities that sell power both under long-term contracts and to wholesale markets. Our portfolio of power projects as of June 30, 2001 consisted of 33 domestic and 39 international power projects with aggregate generation capacity of 27,798 MW, our share of which was 22,923 MW. To complement our generation capabilities, we also market energy and manage risks associated with energy price fluctuations in power markets open to competition. We believe our portfolio of power projects, operating and development experience and marketing and risk management activities enable us to meet the broad range of our customers' needs and to maximize the value of our power projects.

  We play an active role in all phases of power generation, from planning and development to construction and commercial operation. We believe that this involvement allows us to better ensure, with our experienced personnel, that our projects are well-planned, structured and managed. Our portfolio of power projects is strategically located in domestic and international power markets and is diversified by fuel type. A significant portion of the capacity and energy output from our facilities is sold under long-term contracts, which generally provide predictable revenue streams during the contract term and reduce our exposure to fluctuations in market prices for electricity.

  The table below summarizes, as of June 30, 2001, our portfolio of power projects.

                                                               Capacity (in MW)
                                                               -----------------
                                                               Aggregate
                                                     Number of Generation  Our
Region                                               Projects   Capacity  Share
------                                               --------- ---------- ------
North America.......................................     33      15,221   13,302
Europe..............................................     26       7,284    6,840
Asia Pacific........................................     13       5,293    2,781
                                                        ---      ------   ------
  Total.............................................     72      27,798   22,923
                                                        ===      ======   ======

  Subsequent to June 30, 2001, we have entered into agreements, subject to obtaining consents from third parties and other conditions precedent to closing, for the sale of our interests in the EcoElectrica, Gordonsville, Commonwealth Atlantic, James River, Nevada Sun-Peak and Saguaro projects. In addition, we are currently offering for sale our interest in the Brooklyn Navy Yard project. We expect the proceeds from the sale of our interests in the above projects, if completed, will be in excess of our book value with respect to those projects, which was approximately $482 million at June 30, 2001. We are also offering for sale the Ferrybridge and Fiddler's Ferry plants in the United Kingdom. If we are successful in selling our Ferrybridge and Fiddler's Ferry plants, it is likely that we will not recover any of our investment in the subsidiary that owns those assets. At June 30, 2001, that investment was approximately $974 million. The aggregate generation capacity set forth in the above table will be reduced by 5,800 MW, of which our share is 4,892 MW, if we are successful in completing the sale of our interests in all of these projects.

                             Our Market Opportunity

  Historically, electric utility monopolies were vertically integrated, meaning that they were responsible for building and maintaining power generation facilities, building and maintaining transmission and distribution infrastructure and selling power to residential, commercial and industrial customers, generally referred to as "retail sales," at regulated rates. However, governmental and regulatory initiatives have caused significant changes in this historical model of the electric power industry. For example, in the United States, the passage of the Public Utility Regulatory Policies Act of 1978 encouraged the development of independent power producers by removing regulatory constraints relating to the production and sale of electric energy by certain non-utilities and requiring electric utilities to buy electricity from non-utility power producers, known as qualifying facilities, under specified conditions. The passage of the Energy Policy Act of 1992 further encouraged the development of independent power producers by significantly expanding the options available to independent power producers with respect to their regulatory status and by liberalizing transmission access. As a result, a significant market for electric power produced by independent power producers, such as us, has developed in the United States. In 1998, utility deregulation in several states led utilities to divest generating assets, which has created additional new opportunities for growth of independent power producers in the United States. For example, Edison Mission Energy acquired fossil fuel power generating plants located in Illinois after deregulation in that state. Finally, there has been a movement in many foreign countries toward privatization of the power generation industry.

  These initiatives have changed the fundamental structure of the electric power industry in the affected markets by replacing vertically integrated operations with stratified businesses organized by power generation, transmission, distribution and retail sales operations. We conduct most of our operations within the power generation business line. We believe that we are well-positioned to continue to realize opportunities as a result of these changes in the industry.

  In addition to the opportunities created by the governmental and regulatory initiatives described above, the demand for power continues to increase as a result of economic growth both domestically and abroad. In some countries, including the United States, investment in new power generation facilities has not been adequate to support the increase in demand, resulting in shortages of electricity in many regions. As a result, there exists an increased need for companies like ours that have a large portfolio of power projects to provide dependable power both to the wholesale energy market and directly to distribution companies. In addition, this situation provides us with the opportunity to expand the generation capacity of our existing sites and to develop new generation projects to meet market demands.

                                  Our Strategy

  Our business goal is to continue to be one of the leading owners and operators of electric generating assets in the world. We play an active role, as a long-term owner, in all phases of power generation, from planning and development through construction and commercial operation. We believe that this involvement allows us to better ensure, with our experienced personnel, that our projects are well-planned, structured and managed, thus maximizing value creation.

  Our strategy focuses on enhancing the value of existing assets, expanding plant capacity at existing sites and developing new projects in locations where we have an established position or otherwise determine that attractive financial performance can be realized. In addition, because our merchant plants sell power into markets without the certainty of long-term contracts, we conduct power marketing, trading, and risk management activities to stabilize and enhance the financial performance of these projects. We also recognize that our principal customers are regulated utilities. We therefore strive to understand the regulatory and economic environment in which the utilities operate so that we may continue to create mutually beneficial relationships and business dealings.

  Due to the impact of the California power crisis, our current operational focus is on enhancing the performance of our existing portfolio of power projects, expanding our generation capacity at existing sites and maintaining the credit quality of Edison Mission Energy. Our long-term strategy is to continue to grow our business while maintaining Edison Mission Energy's investment grade credit ratings.

                           Our Competitive Strengths

  We believe that our competitive strengths advantageously position us to enhance our financial performance, expand our business and pursue strategic opportunities in independent power markets both domestically and abroad. Our key competitive strengths are summarized below.

  . Global Presence. We are among the largest independent power producers in the world based on MW generated. As of June 30, 2001, we owned interests in 33 domestic operating projects with total generating capacity of 15,221 MW, of which our share was 13,302 MW. In addition, as of June 30, 2001, we owned interests in 39 projects outside the United States with total generation capacity of 12,577 MW, of which our share was 9,621 MW. In assembling and operating this global portfolio, we have gained substantial experience and expertise in major U.S. and foreign power markets and, as a result, enjoy access to a broader range of development and acquisition opportunities worldwide.

  . Diversified Asset Portfolio. In addition to owning interests in power generation facilities in 10 countries worldwide, our portfolio is also diversified by fuel type. As of June 30, 2001, fuel type for our portfolio of power projects was comprised of 57% coal, 30% natural gas, 11% hydroelectric and 2% oil and geothermal, as a percentage of our share of aggregate generation capacity. The fuel type diversification of our portfolio of power projects reduces our exposure to shortages or other disruptions in the market for any particular fuel source. The geographic diversification of our portfolio of power projects spreads our operations across different regions and market segments, thereby allowing us to participate in multiple segments of the domestic and international power markets and reducing the level of risk presented by any particular market.

  . Balanced Contract Position. The contract status of our generation facilities reflects a blend of long-term contracts and sales from our merchant plants. As of June 30, 2001, the majority of our MW were subject to long-term power purchase agreements, which provide us with contracted revenue streams from those generation facilities. Our remaining MW were generated by our merchant plants which sell power into wholesale power markets. This blend of contracted and merchant generation provides for a stream of contract revenue while allowing us the flexibility to sell power into wholesale markets.

  . Disciplined Marketing and Risk Management Activities. We use a disciplined approach to energy marketing and risk management that is centered around our merchant plants and is designed primarily to stabilize and enhance the operational and financial performance of those facilities. These activities also reduce our exposure to energy price fluctuations.

  . Strong and Experienced Project Management Team. We have an experienced project management team that continues to focus on our core competencies and to draw upon our significant domestic and international development and operating experience.

    The California Power Crisis and Our Relationship with Certain Affiliated
                                   Companies

  In the past year, various market conditions and other factors have resulted in higher wholesale power prices to California utilities. At the same time, two of the three major California utilities, Southern California Edison Company and Pacific Gas and Electric Co., have operated under a retail rate freeze. As a result, there has been a significant under-recovery of costs by Southern California Edison and Pacific Gas and Electric, and each of these companies has failed to make payments due to power suppliers, including us, and others. Given these and other payment defaults, Southern California Edison could face bankruptcy at any time. Pacific Gas and Electric filed a voluntary bankruptcy petition on April 6, 2001. See "Risk Factors--The ongoing California power crisis has had, and is likely to continue to have, an adverse impact on us."

  Edison International, our ultimate parent company, is also the corporate parent of Southern California Edison. Both Edison International and Southern California Edison have faced and continue to face material operating disruptions as a result of the California power crisis. The chart below, although not a complete representation of our corporate structure, generally outlines Mission Energy Holding's relationship with Edison International, Southern California Edison and Edison Mission Energy.



                    [CORPORATE STRUCTURE CHART APPEARS HERE]

  Through the enactment of provisions in our certificate of incorporation and Edison Mission Energy's articles of incorporation and bylaws and other measures, (1) we have taken measures to obtain our current credit ratings,
(2) Edison Mission Energy has taken steps to preserve its investment grade credit ratings and (3) both companies have attempted to isolate themselves from potential bankruptcies of Edison International and Southern California Edison by preserving Mission Energy Holding and Edison Mission Energy as stand-alone entities, despite the current credit difficulties of Edison International and Southern California Edison. For a discussion of the specific provisions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--The California Power Crisis and Our Response--Mission Energy Holding's and Edison Mission Energy's Response." However, we cannot assure you that these measures will effectively isolate us or Edison Mission Energy from the credit downgrades or the potential bankruptcies of Edison International and Southern California Edison or any of their subsidiaries.

  In addition to the risks described above, the California power crisis has adversely affected Edison Mission Energy's liquidity. Edison Mission Energy has undertaken a series of initiatives in response. These initiatives are summarized below.

  . On August 10, 2001, Edison Mission Energy issued $400 million of 10% senior notes due August 15, 2008, the proceeds of which were used to permanently repay $400 million of its outstanding indebtedness.

  . On April 5, 2001, Edison Mission Energy issued $600 million of 9.875% senior notes due April 15, 2011, the proceeds of which were used to permanently repay $225 million of its outstanding indebtedness and to provide for additional working capital.

  . On June 25, 2001, Edison Mission Energy completed the sale of its 50% interest in the Sunrise project to Texaco Power & Gasification Holdings Inc. for $84 million.

  . On June 29, 2001, Edison Mission Energy completed the sale of its 25% interest in the Hopewell project to its existing partner for $26.5 million.

  . Edison Mission Energy has agreed to sell its interests in the EcoElectrica, Gordonsville, Commonwealth Atlantic, James River, Nevada Sun-Peak and Saguaro projects. Energy Mission Energy is also engaged in a competitive bidding process through an investment bank for the disposition of its ownership interest in the Brooklyn Navy Yard project. For more information on which projects are currently offered for sale, see "Business--Business Description--Regional Overview of Business Segments."

  . Edison Mission Energy has extended the maturity date of the indebtedness under its corporate credit facilities, totaling $823.3 million as of August 10, 2001, to October 10, 2001. Edison Mission Energy has selected a syndicate of bank lenders to implement a new $750 million credit facility, and plans to use this new facility, together with other corporate funds, to replace its existing corporate credit facilities. For more information on our financing plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Liquidity and Capital Resources-- Corporate Financing Plans."

  As a result of the focus on short-term initiatives designed to improve liquidity, our current focus is on operating our existing project portfolio and focusing our development activities on expanding our generation capacity at existing sites rather than pursuing acquisition and development opportunities at Edison Mission Energy's historical levels. Upon the improvement of our financial position through the completion of the initiatives discussed above and the resolution of the California power crisis, we plan to focus to a greater extent on the development of new projects.

  For a more detailed description of the California power crisis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--The California Power Crisis and Our Response--Mission Energy Holding's and Edison Mission Energy's Response." In addition, for a further discussion of our transactions and relations with our affiliates, see "Certain Transactions and Relations with Affiliates."

                                ---------------
  Mission Energy Holding Company is incorporated under the laws of the State of Delaware. Our headquarters and principal executive offices are located at 955 Overland Court, San Dimas, California 91773, and our telephone number is (909) 450-6507.

                         Summary of the Exchange Offer

  On July 2, 2001, we completed the private offering of $800 million aggregate principal amount of our 13.50% Senior Secured Notes due 2008 and incurred $385 million of indebtedness under a term loan facility. Those notes are referred to in this prospectus as the "original notes." As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered..........  Up to $800,000,000 aggregate principal amount of new 13.50% Senior Secured Notes due 2008, which have been registered under the Securities Act. The new notes are referred to in this prospectus as the "exchange notes." The form and terms of the exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain some of the transfer restrictions, registration rights and liquidated damages provisions applicable to the original notes.

The Exchange Offer..........  We are offering to exchange new $1,000 principal amount of exchange notes for $1,000 principal amount of original notes.

                              In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $800 million principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Expiration Date.............  5:00 p.m., New York City time, on      , 2001,
                              unless we extend the expiration date.

Accrued Interest on the
 Exchange Notes and
 Original Notes.............
                              Interest on the exchange notes will accrue from the date of issuance of the original notes, which was July 2, 2001. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the Exchange    The exchange offer is subject to customary
 Offer......................  conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer--Conditions to the
                              Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering
 Original Notes.............
                              If you are a holder of original notes who wishes to accept the exchange offer, you must:

                              . complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your original notes, to the exchange agent at the address set forth under "The Exchange Offer--Exchange Agent;" or

                             . arrange for The Depository Trust Company to transmit certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                             By tendering your original notes in either manner, you will be representing among other things, that:

                             . the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

                             . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                             .  you are not an "affiliate" of ours.

Special Procedures for
 Beneficial Holders........
                             If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer--Procedures for Tendering Original Notes."

Guaranteed Delivery          If you wish to tender your original notes and you
 Procedures................  cannot deliver your notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer--Procedures for
                             Tendering Original Notes."

Withdrawal Rights..........  Tenders may be withdrawn at any time before 5:00
                             p.m., New York City time, on the expiration date.

Acceptance of Original
 Notes and Delivery of
 Exchange Notes............  Subject to the conditions stated in the section
                             "The Exchange Offer--Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer--Acceptance of Original Notes for Exchange; Delivery of Exchange Notes."

Material United States
 Federal Income Tax
 Considerations.............
                              We believe that your exchange of original notes for exchange notes to be issued in connection with the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."

Exchange Agent..............  Wilmington Trust Company is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer--Exchange Agent."

Use of Proceeds.............  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

                     Summary of Terms of the Exchange Notes

  The form and terms of the exchange notes and the original notes are identical in all material respects, except that some transfer restrictions, registration rights and liquidated damages provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Where we refer to "notes" in this document, we are referring to both original notes and exchange notes.

Exchange Notes Offered......  Up to $800 million principal amount of 13.50%
                              Senior Secured Notes due 2008.

Interest Payment Dates......  January 15 and July 15, beginning on January 15,
                              2002.

Ranking.....................  The notes are our senior secured obligations rank equally with all of our current and future senior indebtedness, including indebtedness incurred under the term loan, and rank senior to our current and future subordinated indebtedness. In addition, we are a holding company, and all current and future liabilities of our subsidiaries will be effectively senior to the notes.

Security and Intercreditor
 Arrangements...............
                              The notes and the term loan are both secured by a first priority security interest in the stock of our wholly-owned, direct subsidiary, Edison Mission Energy. The respective rights, remedies and priorities of the holders of the notes and lenders under the term loan with respect to the stock are governed by the intercreditor arrangement set forth in the pledge and security agreement relating to the stock. In addition, the notes are secured by a first priority security interest in the contents of an interest escrow account, which contains funds that, together with interest to be earned on those funds, are sufficient to pay the first four interest payments on the notes.

Optional Redemption.........  We may, on one or more occasions, redeem notes at a price that includes a make-whole premium plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See "Description of the Exchange Notes--Optional Redemption."

Repurchase at the Option of
 Holders Upon a Change of
 Control....................  Upon the occurrence of a change in control, you have the option to require us to repurchase notes held by you at a price equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See "Description of the Exchange Notes--Repurchase at the Option of Holders-- Change of Control."

Repurchase at the Option of
 Holders Upon Certain Asset
 Sales......................
                              If we or any of our restricted subsidiaries sells certain assets or equity interests of our restricted subsidiaries and does not apply the proceeds as set forth in the indenture, you will have the option to require us to repurchase notes held by you at a price equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See "Description of the Exchange Notes-- Repurchase at the Option of Holders-- Asset Sales."

Interest Escrow.............  We have deposited into an interest escrow account an amount sufficient to acquire government securities sufficient, upon receipt of the scheduled interest and principal payments on the government securities, to secure payment on the notes through the fourth interest payment date.

Certain Covenants...........  We issued the original notes and will issue the exchange notes under an indenture that, among other things:

                              .  restricts our ability and that of our
                                 restricted subsidiaries to:

                                 .  pay dividends or make certain other
                                    restricted payments or investments;

                                 .  incur additional indebtedness;

                                 .  enter into sale and leaseback
                                    transactions;

                                 .  create liens on assets of Mission Energy
                                    Holding;

                                 . create restrictions on dividends or other payments by our restricted subsidiaries;

                                 . dispose of or issue any shares of capital stock of Edison Mission Energy;

                                 .  merge, consolidate or transfer
                                    substantially all of Mission Energy
                                    Holding's assets; and

                                 .  enter into specified transactions with
                                    affiliates; and

                              .  requires us to maintain at least one
                                 independent director.

                                  Risk Factors

  Prospective investors in the notes should carefully consider all of the information in this prospectus and, in particular, should evaluate the specific factors described under the heading "Risk Factors."

                      Summary Consolidated Financial Data

  The following tables set forth our consolidated financial data for the periods indicated. The summary consolidated financial data were derived from our audited consolidated financial statements and the audited consolidated financial statements of our wholly-owned subsidiary, Edison Mission Energy. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to the information and those financial statements included in this prospectus.

                                                               Six Months
                               Years Ended December 31,      Ended June 30,
                              ----------------------------  ------------------
                               1998      1999       2000      2000      2001
                              -------  ---------  --------  --------  --------
                                (dollars in millions)          (dollars in
                                                                millions)
                                                               (unaudited)
Income Statement Data:
Operating revenues..........  $ 893.8  $ 1,635.9  $3,241.0  $1,460.2  $1,585.8
Operating expenses:
  Depreciation and
   amortization.............     87.3      190.2     382.1     202.5     174.3
  Other operating expenses..    456.0    1,019.3   2,028.1   1,004.7   1,105.3
                              -------  ---------  --------  --------  --------
    Total operating
     expenses...............    543.3    1,209.5   2,410.2   1,207.2   1,279.6
                              -------  ---------  --------  --------  --------
Operating income............    350.5      426.4     830.8     253.0     306.2
Interest expense............   (196.1)    (375.5)   (721.5)   (370.5)   (328.9)
Interest and other income...     50.9       55.8      74.0      42.4      34.7
Minority interest...........     (2.8)      (3.0)     (3.2)     (1.4)     (7.5)
                              -------  ---------  --------  --------  --------
Income (loss) before income
 taxes......................    202.5      103.7     180.1     (76.5)      4.5
Provision (benefit) for
 income taxes...............     70.4      (40.4)     72.5     (27.8)      1.7
                              -------  ---------  --------  --------  --------
Income (loss) before
 accounting changes.........    132.1      144.1     107.6     (48.7)      2.8
Cumulative effect on prior
 years of changes in
 accounting, net of tax.....      --       (13.8)     17.7      17.7       6.0
                              -------  ---------  --------  --------  --------
Net income (loss)...........  $ 132.1  $   130.3  $  125.3  $  (31.0) $    8.8
                              =======  =========  ========  ========  ========
Cash Flow Statement Data:
Cash flows from operating
 activities.................  $ 266.6  $   417.2  $  665.2  $   68.4  $ (372.1)
Cash flows from financing
 activities.................  $  17.9  $ 8,363.5  $ (783.0) $  524.6  $  381.4
Cash flows from investing
 activities.................  $(408.2) $(8,837.8) $  718.1  $ (307.6) $ (347.5)
Capital expenditures........  $  73.4  $   216.4  $  352.3  $  178.5  $  113.2
Other Data:
Ratio of earnings to fixed
 charges(1)(2)..............     1.69       1.18      1.23      0.81      0.93
EBITDA(3)...................  $ 485.9  $   669.4  $1,283.7  $  496.5  $  507.7
Our share of MW capacity (at
 end of period).............    7,032     22,056    22,759    22,955    22,923

                                          As of December 31,
                                     ----------------------------     As of
                                       1998     1999      2000    June 30, 2001
                                     -------- --------- --------- -------------
                                            (in millions)         (in millions)
                                                                   (unaudited)
 Balance Sheet Data:
 Assets............................  $5,158.1 $15,534.2 $15,017.1   $15,257.3
 Current liabilities...............     358.7   1,772.8   3,911.0     3,031.2
 Long-term obligations, less
  current portion..................   2,396.4   7,439.3   5,334.8     6,349.3
 Preferred securities of
  subsidiaries.....................     150.0     476.9     326.8       325.7
 Shareholder's equity..............     957.6   3,068.5   2,948.2     2,672.6

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represents our aggregate income before taxes (adjusted for the excess or shortfall of dividends or other distributions over equity in earnings of less than 50%-owned entities), amortization of previously capitalized interest and fixed charges (net of capitalized interest). "Fixed Charges" represents interest (whether expensed or capitalized), the amortization of debt discount and interest portion of rental expense.
(2) For the six month periods ended June 30, 2001 and 2000, there was a fixed charge deficiency of $25.4 million and $76.6 million, respectively.
(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expense. EBITDA is not a presentation made in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is used as a measures of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The calculation of EBITDA is shown below:

                                                                  Six Months
                                         Years Ended December     Ended June
                                                 31,                  30,
                                        -----------------------  --------------
                                         1998   1999     2000     2000    2001
                                        ------ ------  --------  ------  ------
                                            (in millions)        (in millions)
                                                                  (unaudited)
Net income (loss)...................... $132.1 $130.3  $  125.3  $(31.0) $  8.8
Addback (Deduct):
  Cumulative effect on prior years of
   changes in accounting, net of tax...    --    13.8     (17.7)  (17.7)   (6.0)
                                        ------ ------  --------  ------  ------
Income (loss) before accounting
 changes...............................  132.1  144.1     107.6   (48.7)    2.8
Interest expense.......................  196.1  375.5     721.5   370.5   328.9
Depreciation and amortization..........   87.3  190.2     382.1   202.5   174.3
Provision (benefit) for income taxes...   70.4  (40.4)     72.5   (27.8)    1.7
                                        ------ ------  --------  ------  ------
EBITDA................................. $485.9 $669.4  $1,283.7  $496.5  $507.7
                                        ====== ======  ========  ======  ======

                         Selected Financial Information

  The following table sets forth (1) selected income statement data of Mission Energy Holding for the periods indicated, and (2) selected balance sheet data of Mission Energy Holding at June 30, 2001, and in each case on an as adjusted basis to give effect to the offering of the notes and the incurrence of the indebtedness under the term loan and the application of the net proceeds therefrom.

                                               Year Ended      Six Months Ended
                                           December 31, 2000    June 30, 2001
                                           ------------------ ------------------
                                                      As                 As
                                           Actual Adjusted(1) Actual Adjusted(1)
                                           ------ ----------- ------ -----------
                                             (in millions)      (in millions)
                                                  (unaudited)    (unaudited)
Income Statement Data:
Interest expense(2)....................... $721.5   $877.4    $328.9   $404.5

                                                            As of June 30, 2001
                                                           ---------------------
                                                            Actual   As Adjusted
                                                           --------- -----------
                                                               (in millions)
                                                                (unaudited)
Balance Sheet Data:
Assets.................................................... $15,257.3  $15,555.7
Current liabilities.......................................   3,031.2    3,031.2
Long-term obligations, less current portion...............   6,349.3    7,505.1
Preferred securities of subsidiaries......................     325.7      325.7
Shareholder's equity......................................   2,672.6    1,861.7

--------
(1) Includes the amortization of the discount on the notes and the term loan. Assumes an interest rate of LIBOR plus 7.5% on the $385.0 million term loan.
(2)  Includes dividends on preferred securities.

                                 RISK FACTORS

  In addition to the information contained elsewhere in this prospectus, the following risk factors should be carefully considered by each prospective investor in evaluating an investment in the exchange notes.

                   Risks Related to Our Corporate Structure

Mission Energy Holding is a holding company which has no operations and depends on dividends from Edison Mission Energy.

  Mission Energy Holding is a holding company whose principal asset is the capital stock of Edison Mission Energy. Mission Energy Holding does not have any material operations other than through Edison Mission Energy and its subsidiaries and other investments. Edison Mission Energy is also a holding company. Substantially all of Edison Mission Energy's operations are conducted through its subsidiaries and other investments, including entities in which Edison Mission Energy owns less than a majority of the equity interests. As a result, our cash flow and our ability to meet our obligations on the notes and under the term loan will depend upon the receipt of dividends from Edison Mission Energy. In turn, Edison Mission Energy's ability to make dividends to us is in large part dependent upon its receipt of dividends and distributions from its subsidiaries and other investments.

  None of Edison Mission Energy or its subsidiaries or other investments have guaranteed, or are otherwise liable for, payment on the notes. As a result, the notes are effectively subordinated to all liabilities, preferred securities and other obligations of Edison Mission Energy's subsidiaries and other investments. As of June 30, 2001, the total outstanding liabilities, preferred securities and other obligations of Edison Mission Energy and its consolidated subsidiaries was approximately $12.2 billion. In addition, a significant portion of Edison Mission Energy's operations are conducted through investments in which it does not own a controlling interest and whose financial results are not reflected on Edison Mission Energy's consolidated balance sheets. The notes are effectively subordinated to the liabilities and preferred securities of those investments. Lenders to Mission Energy Holding's subsidiaries and other investments will consequently have the right to be paid before you from any cash received or held by them. In the event of bankruptcy, liquidation or dissolution of any of Mission Energy Holding's subsidiaries or other investments, following payment of the applicable subsidiary's or other investment's liabilities, the applicable subsidiary or other investment may not have sufficient assets remaining to make payments to Mission Energy Holding as a shareholder.

The ability of Edison Mission Energy to dividend cash to us and of Edison Mission Energy's subsidiaries and other investments to dividend cash to Edison Mission Energy is constrained by restrictions which may prevent us from meeting our obligations on the notes and under the term loan.

  The ability of Edison Mission Energy and its subsidiaries and other investments to pay dividends is subject to a number of factors and limitations summarized below.

 Dividends depend upon earnings and availability of cash.

  Edison Mission Energy is, like Mission Energy Holding, a holding company. Because substantially all of Edison Mission Energy's operations are conducted by its subsidiaries and other investments, Edison Mission Energy's cash flow and its ability to pay dividends to us, so as to permit us to meet our obligations with respect to the notes and the term loan, are dependent upon the ability of Edison Mission Energy's subsidiaries and other investments to generate earnings and have available cash sufficient to allow those entities to pay dividends to Edison Mission Energy. In general, the ability of Edison Mission Energy's subsidiaries and other investments to generate earnings and have available cash is subject to a number of risks, many of which are beyond our control, including changes in the regulatory environment, increased competition, fuel and energy commodity prices, natural disasters, foreign operating risks and downturns in the economy. In particular, as discussed below, the California power crisis has had, and is likely to continue to have, an adverse impact on Edison Mission Energy's

California partnership investments and may adversely affect the ability of these partnerships to make distributions to Edison Mission Energy. See the risk factor below under the caption "--Risks Related to Our Business--The ongoing California power crisis has had, and is likely to continue to have, an adverse impact on us."

 Dividends may be restricted by the terms of Edison Mission Energy's formation documents.

  Edison Mission Energy's articles of incorporation and bylaws require the unanimous approval of its board of directors, including at least one independent director, before it can declare or pay dividends or distributions unless:

  . Edison Mission Energy then has investment grade ratings with respect to its senior unsecured long-term debt and receives rating agency confirmation that the dividend or distribution will not result in a downgrade; or

  . the dividends and distributions do not exceed $32.5 million in any fiscal quarter and Edison Mission Energy meets an interest coverage ratio of 2.2 to 1 for the immediately preceding four fiscal quarters. For the four quarters ended June 30, 2001, Edison Mission Energy's interest coverage ratio was 1.9 to 1.

  If Edison Mission Energy were to fail to meet both of the tests described above following the first four interest payments on the notes, which are secured by the contents of the interest reserve account described under the heading "Description of the Exchange Notes--Interest Reserve Account," Edison Mission Energy might be unable to make a dividend to us and we would likely be unable to meet our obligations under the notes and the term loan. We cannot assure you that Edison Mission Energy will meet the interest coverage ratio requirement going forward.

 Dividends may be restricted by Edison Mission Energy's inability to unilaterally cause dividends to be paid by its non-wholly owned projects.

  Edison Mission Energy owns less than all of the equity interests in a significant portion of its projects and is unable to unilaterally cause dividends or distributions to be made to it from those projects. If those projects do not pay dividends or make distributions to Edison Mission Energy, Edison Mission Energy will in turn be unable to dividend the cash which it would have otherwise received to us, which would likely materially impair our ability to satisfy our obligations under the notes and the term loan.

 Dividends may be restricted by the terms of Edison Mission Energy and its subsidiaries' and other investments' contractual obligations.

  Financing agreements of Edison Mission Energy and its subsidiaries and other investments generally place limitations on the ability of those subsidiaries and other investments to pay dividends, make distributions or otherwise transfer funds to the holders of their respective equity interests. Edison Mission Energy's credit facilities contain restrictions on the ability of Edison Mission Energy to pay dividends and make other distributions. The credit facilities provide that Edison Mission Energy may only pay dividends or distributions during the period between May 29, 2001 and ending October 10, 2001 in an aggregate amount not to exceed $32.5 million. In addition, the indebtedness under those facilities matures on October 10, 2001 and any refinancing or replacement facilities may contain similar or more restrictive restrictions on dividends. Financing agreements for Edison Mission Energy's subsidiaries and other investment entities are generally secured and contain representations, warranties, covenants and other agreements on Edison Mission Energy's and/or the applicable subsidiary's or other investment's part that, if not met, could lead to a default under those agreements. If there is a default under a project financing for any reason, project lenders could exercise rights and remedies typically granted to secured parties, including the ability to take control of the project's assets and/or ownership interest in the project company.

  One of Edison Mission Energy's subsidiaries, Edison First Power, is not in compliance with a required financial ratio under the financing documents related to the acquisition of the Fiddler's Ferry and Ferrybridge plants located in the United Kingdom. In July 2001, Edison First Power received a waiver for its breach of the required financial ratios under the financing documents. We cannot assure you that Edison First Power's creditors will continue to waive its non-compliance with requirements under the financing documents or that Edison First Power will satisfy the financial ratios in the future. The financing documents stipulate that a breach of the financial ratio covenant constitutes an immediate event of default. If the event of default is not waived, the financing parties are entitled to enforce their security interest over Edison First Power's assets, including the Fiddler's Ferry and Ferrybridge plants, and the project would be prohibited from paying dividends to Edison Mission Energy. Edison Mission Energy is currently offering the Fiddler's Ferry and Ferrybridge plants for sale through a competitive bidding process. If Edison Mission Energy is successful at selling the Ferrybridge and Fiddler's Ferry plants, it is likely that it will not recover any of its investment in the subsidiary that owns these assets. At June 30, 2001, that investment was approximately $974 million. Edison Mission Energy plans to use the proceeds from the sale, if it occurs, to repay a portion or all of the indebtedness of the project. For more information on the sale and its ramifications on the ability of Edison Mission Energy to pay dividends to us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Liquidity and Capital Resources--Subsidiary Financing Plans--Status of Edison First Power Loan" and "--Dividends may be restricted by applicable law" below. If Edison Mission Energy retains these plants, it is likely that Edison First Power will not satisfy the interest coverage requirement set forth in its financing documents and the default thereunder will continue.

  Edison Mission Energy's subsidiary, Doga Enerji, owns 80% of the Doga project in Turkey. Doga Enerji has experienced delays in receiving payments from its power purchaser Turkiye Elektrik, A.S., also referred to as TEAS. Doga Enerji is in the process of determining whether these delays will materially adversely affect the future cash flow projections for the project. Until the determination is made, Doga Enerji will not make a distribution during 2001. While such payment obligations are guaranteed by the Turkish Treasury, we cannot assure you that TEAS will make its payments on a timely basis.

 Dividends may be restricted by business and tax considerations.

  Many of Edison Mission Energy's projects are located outside the United States. Edison Mission Energy has a general policy of not repatriating funds from its foreign projects and instead reinvests those funds in the foreign projects. In addition, any distributions from foreign operations could be subject to additional taxes in the United States upon repatriation. These taxes could materially affect the amount of cash realized by Edison Mission Energy from dividends from its foreign projects and thus materially effect the amount of cash available to pay dividends to us to meet our obligations on the notes and under the term loan.

 Dividends may be restricted by applicable law.

  Edison Mission Energy is a California corporation. Accordingly, Edison Mission Energy's ability to make dividends to us is limited by California law, which prohibits Edison Mission Energy from making dividends to us unless one of the following two tests is satisfied:

  . the retained earnings of Edison Mission Energy immediately prior to the dividend equal or exceed the amount of the dividend; or

  . (a) Edison Mission Energy's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) exceed its liabilities (not including deferred taxes, deferred income and other deferred credits) by 25% or more and (b) the current assets of Edison Mission Energy equal or exceed its current liabilities (but if the average pre-tax earnings of Edison Mission Energy before interest expense for the two years preceding the distribution was less than the average interest expense of Edison Mission Energy for those years, the current assets of Edison Mission Energy must equal or exceed its current liabilities by 25%).

  Although Edison Mission Energy currently meets the retained earnings test, there can be no assurance that it will continue to do so in the future.

  In particular, Edison Mission Energy is currently considering the sale of its Fiddler's Ferry and Ferrybridge plants which, if completed, would likely result in substantial negative retained earnings. As a result, Edison Mission Energy would need to meet the test described in the second bullet above in order to make dividends under California law. Based on its June 30, 2001 financial position, Edison Mission Energy's current assets would not exceed its current liabilities by the required amount under the test and therefore Edison Mission Energy would not be permitted to make dividends under California law in the absence of sufficient retained earnings to cover the dividend. During the two year-period immediately following the issuance of the notes, interest on the notes is secured by the interest reserve account and, accordingly, the failure of Edison Mission Energy to make dividends would not affect our ability to make required interest payments under the notes. However, if the situation outlined above occurred and continued beyond the initial two year period, we may not be able to make interest payments due on the notes. We are currently evaluating structural alternatives which would allow dividends to be paid by Edison Mission Energy to us following the sale of the plants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Liquidity and Capital Resources--Subsidiary Financing Plans--Status of Edison First Power Loan."

The credit ratings of Edison Mission Energy are subject to change, and a downgrade of these credit ratings would likely have an adverse impact on us.

  In January 2001, Standard & Poor's and Moody's downgraded Edison Mission Energy's senior unsecured credit ratings to "BBB-" from "A-" and to "Baa3" from "Baa1," respectively. Edison Mission Energy's credit ratings remain "investment grade." However, we cannot assure you that Standard & Poor's and/or Moody's will not downgrade Edison Mission Energy's credit ratings below investment grade, whether as a result of the California power crisis or otherwise. If Edison Mission Energy's credit ratings are downgraded below "investment grade," it could be required to, among other things:

  . provide additional guarantees, collateral, letters of credit or cash for the benefit of counterparties in its trading activities (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Commitments and Contingencies-- Other Commitments--Credit Support for Trading and Price Risk Management Activities"); and

  . post a letter of credit or cash collateral to support its $58.5 million equity contribution obligation in connection with its acquisition in February 2001 of a 50% interest in the project owned by CBK Power Co. Ltd. in the Philippines, which equity contribution would otherwise be payable as currently scheduled in 2003.

  A downgrade in Edison Mission Energy's credit ratings below investment grade would likely increase its cost of capital, increase its credit support obligations, make efforts to raise capital more difficult, adversely affect its trading operations and have an adverse impact on Edison Mission Energy and its subsidiaries, particularly in light of the capital intensive nature of our business. Furthermore, the effect of the foregoing could adversely affect Edison Mission Energy's ability to pay dividends to us and, as a result, our ability to make payments on the notes and under the term loan.

  In addition, a downgrade of Edison Mission Energy's credit rating could result in a downgrade of the credit rating of Edison Mission Midwest Holdings Co., our indirect subsidiary. In the event of a downgrade of Edison Mission Midwest Holdings below its current credit rating, provisions in the agreements binding on its subsidiary, Midwest Generation, LLC, limit the ability of Midwest Generation to use excess cash flow to make distributions, which will ultimately limit the distributions from Edison Mission Energy to us.

                       Risks Related to Our Indebtedness

We have a substantial amount of indebtedness which may prevent us from fulfilling our obligations under the notes and the term loan. In addition, we may incur additional indebtedness in the future.

  We have incurred a substantial amount of indebtedness. As of June 30, 2001, giving effect to the offering of the notes and the incurrence of indebtedness under the term loan, we and our consolidated subsidiaries had a total of approximately $10.1 billion of indebtedness. Furthermore, under the indenture with respect to the notes, the term loan and the instruments governing the indebtedness of our subsidiaries, we may incur additional indebtedness at the Mission Energy Holding level or at the level of our subsidiaries. As described above under "--Risks Related to Our Corporate Structure--Mission Energy Holding is a holding company which has no operations and depends on dividends from Edison Mission Energy," the notes will be effectively subordinated to any additional indebtedness of our subsidiaries.

  Our substantial existing indebtedness, and the incurrence by us or our subsidiaries of additional indebtedness in the future, could have important consequences to you. For example, it could:

  .  limit Edison Mission Energy's ability to pay dividends;

  . make it more difficult for us to satisfy our obligations under the notes and under the term loan and for Edison Mission Energy and its subsidiaries to satisfy their respective obligations;

  . limit our ability to finance the acquisition and development of additional projects;

  . limit our flexibility in planning for, or reacting to, changes in our business and industry;

  .  increase our vulnerability to economic downturns; and

  . limit our ability to compete effectively or to operate successfully under adverse economic conditions.

  If we incur additional indebtedness in the future, these risks could intensify.

We may be unable to generate or borrow sufficient cash to make payments on our indebtedness or to refinance our indebtedness on acceptable terms or at all.

  Our ability to make payments on our indebtedness, including the notes and the term loan, will depend on our ability to generate cash flow in the future which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, market and other factors that are beyond our control. In addition, we may be unable to incur additional indebtedness in the future in an amount sufficient to enable us to pay our indebtedness, including the notes and the term loan, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Edison Mission Energy has a substantial amount of indebtedness maturing in the immediate future.

  As of June 30, 2001, Edison Mission Energy had three credit facilities with an aggregate amount of indebtedness of $1.224 billion outstanding thereunder. Currently, all three of these credit facilities are scheduled to mature on October 10, 2001 and will need to be either extended or refinanced. Edison Mission Energy used the proceeds from its August 2001 offering of senior notes to pay down a portion of the indebtedness outstanding under these credit facilities. In addition, Edison Mission Energy has selected a syndicate of bank lenders to implement a new $750 million corporate credit facility. Edison Mission Energy plans to use this new facility, together with other corporate funds, to replace the credit facilities expiring on October 10, 2001. We cannot assure you that Edison Mission Energy will be able to extend or refinance this indebtedness on similar terms and rates as the existing credit facilities, on commercially reasonable terms, on the terms required by the notes or the term loan or at all. If Edison Mission Energy is unable to extend or refinance this indebtedness, it could result in a bankruptcy of Edison Mission Energy which could prevent Edison Mission Energy from paying dividends to us and, in turn, preclude us from making payments on the notes and under the term loan.

In a bankruptcy of Edison International, Mission Energy Holding's assets and liabilities may be consolidated with those of Edison International in which case Mission Energy Holding may be unable to honor its obligations under the notes and the term loan.

  Mission Energy Holding and Edison Mission Energy operate independently of Edison International and its other subsidiaries. Among other things, each of Mission Energy Holding and Edison Mission Energy have offices, officers, directors, financial reporting systems and books and records separate from Edison International and Southern California Edison. These factors, together with the restrictions on Mission Energy Holding and Edison Mission Energy contained in their respective charter documents as described under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--The California Power Crisis and Our Response--Mission Energy Holding's and Edison Mission Energy's Response," are intended to insure that these companies continue to operate separately from Edison International and Southern California Edison. However, in the event of a bankruptcy of Edison International or of any other subsidiary of Edison International that leads to a bankruptcy of Edison International, creditors of Edison International might seek to have a bankruptcy court substantively consolidate the assets and liabilities of Mission Energy Holding with those of Edison International. Although it would be an exception rather than the rule, in the event that a bankruptcy court were to require substantive consolidation, Mission Energy Holding's assets and those of Edison International would be treated as if they were held by, and the liabilities of Mission Energy Holding and Edison International would be treated as if they were incurred by, a single entity and we would likely be prevented from, among other things, paying amounts due on the notes and under the term loan when due.

Restrictive covenants in our agreements, including the indenture and the term loan, limit or prohibit us from entering into certain transactions that we otherwise might enter into.

  The indenture under which the original notes were issued and the exchange notes will be issued, the term loan and the instruments governing the indebtedness of our subsidiaries and other investments contain or will contain financial and operational performance covenants. Restrictions contained in those documents affect or will affect, and in some cases significantly limit or prohibit, our and our subsidiaries' ability to, among other things, incur and prepay debt, make capital expenditures, pay dividends, make investments, create liens, sell assets and engage in mergers and consolidations. For example, the indenture and the term loan contain an interest coverage ratio test that we did not meet upon issuance of the original notes and execution of the term loan and will not meet upon issuance of the exchange notes and which therefore prevents us from incurring indebtedness other than in reliance on one of the enumerated exceptions in those agreements. See "Description of the Exchange Notes--Certain Covenants." There may be activities conducted by our subsidiaries that may be beyond our control that would not allow us to comply with the restrictions set forth in the indenture and the term loan. An event of default under the indenture, the term loan or the instruments governing the indebtedness of our subsidiaries and other investments could make all or a substantial portion of our indebtedness immediately due and payable, and we may not be able to repay all of those amounts at that time.

                         Risks Related to Our Business

The ongoing California power crisis has had, and is likely to continue to have, an adverse impact on us.

  In the past year, various market conditions and other factors have resulted in higher wholesale power prices to California utilities. At the same time, two of the three major California utilities, Southern California Edison and Pacific Gas and Electric, have operated under a retail rate freeze. As a result, there has been a significant under-recovery of costs by Southern California Edison and Pacific Gas and Electric, and each of these companies has failed to make payments due to power suppliers, including us, and others. Given these and other payment defaults, Southern California Edison could face bankruptcy at any time. Pacific Gas and Electric filed a voluntary bankruptcy petition on April 6, 2001. Edison International, our ultimate parent company, is also the corporate parent of Southern California Edison.

  Southern California Edison's current financial condition has had, and may continue to have, an adverse impact on Edison International's credit quality. Both Standard & Poor's and Moody's have lowered the credit ratings of Edison International and Southern California Edison to substantially below investment grade levels.

  Through the enactment of provisions in our certificate of incorporation and Edison Mission Energy's articles of incorporation and bylaws and other measures, (1) we have taken measures to obtain our current credit ratings, (2) Edison Mission Energy has taken steps to preserve its investment grade credit ratings and (3) both companies have attempted to isolate themselves from potential bankruptcies of Edison International and Southern California Edison by preserving Mission Energy Holding and Edison Mission Energy as stand-alone entities, despite the current credit difficulties of Edison International and Southern California Edison. These measures are discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Edison Mission Energy--The California Power Crisis and Our Response--Mission Energy Holding's and Edison Mission Energy's Response." We cannot assure you that these measures will effectively isolate Mission Energy Holding or Edison Mission Energy from the credit downgrades or the potential bankruptcies of Edison International and Southern California Edison. A downgrade in Edison Mission Energy's credit ratings could increase its cost of capital, increase its credit support obligations, make its efforts to raise capital more difficult and have an adverse impact on its business and operations. This would have the result of impairing the ability of Edison Mission Energy to pay dividends to us and our ability to meet our obligations under the notes and the term loan. The risk to us of an Edison International bankruptcy is discussed in the risk factor above under the caption "--Risks Related to Our Indebtedness--In a bankruptcy of Edison International, Mission Energy Holding's assets and liabilities may be consolidated with those of Edison International in which case Mission Energy Holding may be unable to honor its obligations under the notes and the term loan."

  In addition, we have partnership interests in eight partnerships which own power plants in California which have power purchase contracts with Pacific Gas and Electric and/or Southern California Edison. Three of these partnerships have a contract with Southern California Edison, four of them have a contract with Pacific Gas and Electric, and one of them has contracts with both. As a result of Southern California Edison's and Pacific Gas and Electric's current liquidity crises, each of these utilities has failed to make full payment under these contracts. As of June 30, 2001, our share of amounts owed to these partnerships under the power purchase contracts with Southern California Edison was approximately $301 million. In addition, our share of amounts owed to these partnerships under the power purchase contracts with Pacific Gas and Electric was approximately $23 million at the petition date. We have not established any reserves for these amounts. In 2000, our share of earnings before taxes from these partnerships was $168 million, which represented 20% of our operating income. Our investment in these partnerships at June 30, 2001 was approximately $607 million. As a result of the utilities' failure to make payments due under these power purchase agreements, the partnerships have called on the partners to provide additional capital to fund the operating costs of the power plants. From January 1, 2001 to June 30, 2001, subsidiaries of ours have made equity contributions totaling approximately $134 million to meet capital calls by the partnerships. Although Southern California Edison has been paying the partnerships for power delivered after March 27, 2001 and Pacific Gas and Electric has paid for power delivered after April 6, 2001 and four partnerships have entered into settlement agreements with Southern California Edison with respect to past due payments, our subsidiaries and the other partners may be required to make additional capital contributions to the partnerships if the utilities fail to make future payments. Given the severity of the California power crisis and the uncertainty surrounding any potential legislative or other solution to the crisis, it is impossible at this time to determine whether we will receive any or all amounts owed to us under the power purchase contracts or the settlement agreements, whether the utilities will continue to operate under the contracts and to what extent our investment in the affected partnerships will be impaired.

  For a more complete discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--The California Power Crisis and Our Response--Mission Energy Holding's and Edison Mission Energy's Response." In addition, we cannot assure you that future developments with respect to the California power crisis will not have a material impact on our business and operations and our ability to meet our obligations under the notes and the term loan.

We cannot predict the outcome of the ongoing California Public Utilities Commission investigation.

  On April 3, 2001, the California Public Utilities Commission adopted an order instituting an investigation (originally proposed on March 15, 2001). The order reopens past Commission decisions authorizing the California investor-owned utilities to form holding companies and initiates an investigation into:

  . whether the holding companies violated requirements to give "first priority" to the capital needs of their respective utility subsidiaries in the recent energy crisis;

  . whether ring-fencing actions by Edison International and PG&E Corporation and their respective non-utility affiliates (including Edison Mission Energy) were an asset-shielding action that also violated requirements to give "first priority" to the capital needs of their utility subsidiaries;

  . whether the payment of dividends by the utilities violated requirements that the utilities maintain dividend policies as though they were comparable stand-alone utility companies;

  . any additional later-discovered violations of laws or Commission rules and decisions; and

  . whether additional rules, conditions, or other changes to the holding company decisions are necessary.

  On June 6, 2001, in response to motions filed by the three holding companies, including Edison International, to dismiss the investigation for lack of subject matter jurisdiction, the Commission issued for comment a draft decision which concluded, among other matters, that applicable law permits the Commission, even if the normal common law prerequisites for piercing the corporate structures are absent, to disregard the corporate forms within the holding company system "to reach the assets of or challenge the behaviors of entities within the holding company system" in order to protect ratepayers. Commissioner Henry Duque has issued a draft alternate decision that would grant the three holding companies' motions to dismiss the order as to themselves, finding lack of subject matter jurisdiction over them and would direct the Commission's general counsel to file an action in state court to enforce the holding company conditions, if necessary. The alternate, as well as the draft decision that would deny the motions to dismiss, are presently on the Commission's agenda for its October 11 meeting. Either would require a vote of 3 out of 5 commissioners in order to be adopted. Neither Edison Mission Energy nor Mission Energy Holding is a party to this investigatory proceeding. We cannot predict whether, when or in what form this order will be adopted, or what direct or indirect effects any subsequent action taken by the Commission in that proceeding or in any other action or proceeding, in reliance on the principles articulated in this order and in other applicable authority, may have on us and our ability to meet our obligations on the notes and under the term loan, the ability of the collateral trustee to foreclose on the collateral, Edison Mission Energy or their respective subsidiaries and affiliates.

Some of our projects operate without long-term power purchase agreements and are or will be subject to market forces that affect the price of power.

  Some of our projects do not have long-term power purchase agreements. Also, projects which we may acquire or develop in the future may not have long-term power purchase agreements. Because their output is not committed to be sold under long-term contracts, these projects are subject to market forces which determine the amount and price of power that they sell. We cannot assure you that these plants will be successful in selling power into their markets. If they are unsuccessful, they may not be able to generate enough cash to service their own debt or to make distributions to us.

A substantial amount of our revenues are derived under power purchase agreements with a single customer, and we may be adversely affected if that customer fails to fulfill its obligations under those power purchase agreements.

  For the first six months of 2001, 27% of our consolidated operating revenues, and in 2000, 33% of our consolidated operating revenues were derived under three power purchase agreements between our subsidiary, Midwest Generation, LLC, and Exelon Generation Company, a subsidiary of Exelon Corporation. These agreements were entered into in connection with our December 1999 acquisition of fossil fuel power generating plants in Illinois, which we refer to as the Illinois Plants. Exelon Corporation is the holding company of Commonwealth Edison and PECO Energy Company, major utilities located in Illinois and Pennsylvania. Electric revenues attributable to sales to Exelon Generation are earned from capacity and energy provided by the Illinois Plants under three five-year power purchase agreements expiring in 2004. Exelon Generation has the option to terminate two of these agreements in their entirety or with respect to any generating unit or units in each of 2002, 2003 and 2004. In June 2001, Exelon Generation provided our subsidiary notice to continue the agreement related to the coal units for 2002. If Exelon Generation were to fail or become unable to fulfill or choose to terminate some of its obligations under these power purchase agreements, we may not be able to find another customer on similar terms for the output of our power generation assets. Any material failure by Exelon Generation Company to make payments under these power purchase agreements could adversely affect our results of operations and liquidity. In addition, Excelon Generation must consent to an assignment of these agreements to effect their assignment upon a direct or indirect change of control of Midwest Generation.

Our international projects are subject to risks of doing business in foreign countries.

  Our international projects are subject to political and business risks, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability and other issues that have the potential to impair the projects from making dividends or other distributions to us and against which we may not be fully capable of insuring. In particular, fluctuations in currency exchange rates can affect, on a U.S. dollar equivalent basis, the amount of our equity contributions to, and distributions from, our international projects. At times, we have hedged a portion of our exposure to fluctuations in currency exchange rates. However, hedge contracts may involve risks, including default by the other party to the contract, and we cannot assure you that fluctuations in currency exchange rates will be fully offset by these hedges or that these hedges will be available throughout the term of the notes.

  Generally, the uncertainty of the legal structure in some foreign countries in which we may develop or acquire projects could make it more difficult to enforce our rights under agreements relating to the projects. In addition, the laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire.

  The economic crisis in Indonesia has raised concerns over the ability of PT PLN, the state owned utility, to meet its obligations under its power purchase agreement with our Paiton project and has negatively affected and may continue to negatively affect that project's dividends to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Edison Mission Energy--Commitments and Contingencies--Contingencies--Paiton."

Competition could adversely affect our business.

  The global independent power industry is characterized by numerous strong and capable competitors, some of which may have more extensive operating experience in the acquisition and development of power projects, larger staffs and greater financial resources than we do. Further, in recent years some power markets have been characterized by strong and increasing competition as a result of regulatory changes and other factors which have contributed to a reduction in market prices for power. These regulatory and other changes may continue to increase competitive pressures in the markets where we operate. Increased competition for new project investment opportunities may adversely affect our ability to develop or acquire projects on economically favorable terms.

We are subject to extensive government regulation.

  Our operations are subject to extensive regulation by governmental agencies in each of the countries in which we conduct operations. See "Business-- Business Description--Regulatory Matters." Our domestic operating projects are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of the projects. Our projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning and land use of or with respect to a project. Our international projects are subject to the energy, environmental and other laws and regulations of the foreign jurisdictions in which these projects are located. The degree of regulation varies according to each country and may be materially different from the regulatory regimes in the United States.

  We cannot assure you that the introduction of new laws or other future regulatory developments in countries in which we conduct business will not have a material adverse effect on our business, results of operations or financial condition, nor can we assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals for our proposed energy projects. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

  In addition, if any of our projects were to lose its status as a qualifying facility, eligible facility or foreign utility company under U.S. federal regulations, we could become subject to regulation as a "holding company" under the Public Utility Holding Company Act of 1935. If that were to occur, we would be required to divest all operations not functionally related to the operation of a single integrated utility system and would be required to obtain approval of the Securities and Exchange Commission for various actions. See "Business--Business Description--Regulatory Matters--U.S. Federal Energy Regulation."

General operating risks and catastrophic events may adversely affect our projects.

  The operation of power generating plants involves many risks, including start-up problems, the breakdown or failure of equipment or processes, performance below expected levels of output, the inability to meet expected efficiency standards, operator errors, strikes, work stoppages or labor disputes and catastrophic events such as earthquakes, landslides, fires, floods, explosions or similar calamities. The occurrence of any of these events could significantly reduce revenues generated by our projects or increase their generating expenses, thus diminishing distributions by the projects to us and, as a result, our ability to make payments under the notes. Equipment and plant warranties and insurance obtained by us may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under a financing obligation of a project entity could cause us to lose our interest in the project.

Our future acquisitions and development projects may not be successful.

  Our long-term strategy includes the development and acquisition of electric power generation facilities. The development projects and acquisitions in which we have invested, or in which we may invest in the future, may be large and complex, and we may not be able to complete the development or acquisition of any particular project. The development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether we will win a competitive bid, or whether a project is feasible, economically attractive or financeable. Moreover, our access to capital for future projects is uncertain. Furthermore, due to the effects of the California power crisis on Edison International, Southern California Edison and us, we do not expect to receive capital contributions from Edison International in the near future. We cannot assure you that we will be successful in obtaining financing for our projects or that we will obtain sufficient additional equity capital, project cash flow or additional borrowings to enable us to fund the equity commitments required for future projects.

                        Risks Related to this Offering

Provisions of bankruptcy law may prevent the collateral trustee from foreclosing on the collateral securing the notes and the term loan, and this may cause that collateral to be an insufficient source from which to pay amounts due on the notes and under the term loan.

  The right of the collateral trustee under the pledge agreement, pursuant to which the capital stock of Edison Mission Energy is pledged to secure the notes and the term loan, to foreclose upon and sell the capital stock of Edison Mission Energy upon the occurrence of a default may be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against Mission Energy Holding prior to or possibly even after the collateral trustee has foreclosed upon and sold that collateral. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor in a bankruptcy case, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in value of the collateral as a result of the stay of repossession or disposition. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict if payments under the notes or the term loan would be made following commencement of and during a bankruptcy case, whether or when the collateral trustee could foreclose upon or sell the Edison Mission Energy stock or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines the value of the Edison Mission Energy stock is not sufficient to repay all amounts due on the notes, the holders of the notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the debtor's bankruptcy case.

Foreclosing on the capital stock of Edison Mission Energy requires the approval of the Federal Energy Regulatory Commission.

  Foreclosing on the capital stock of Edison Mission Energy requires the approval of the Federal Energy Regulatory Commission. We cannot assure you that Federal Energy Regulatory Commission approval would be obtained in the event of a foreclosure or that the approval will not be delayed. If Federal Energy Regulatory Commission approval is not obtained, the collateral trustee will be prevented from foreclosing on the capital stock of Edison Mission Energy and in that case the Edison Mission Energy capital stock will not be available as a source from which to pay amounts due on the notes and the term loan. In addition, a delay in receiving the approval of the Federal Energy Regulatory Commission will result in a corresponding delay in a foreclosure.

The ability of the holders of the notes to control the foreclosure on the capital stock of Edison Mission Energy may be impaired by the intercreditor arrangement.

  The intercreditor provisions contained in the pledge and security agreement relating to the pledge of the Edison Mission Energy capital stock will provide that, upon an event of default under either the indenture or the term loan and the acceleration thereof, either the trustee, upon instruction by the requisite holders of the notes pursuant to the indenture, or the requisite lenders under the term loan pursuant to the terms thereof, may institute a foreclosure on the capital stock of Edison Mission Energy. However, once the foreclosure has been initiated in accordance with the terms of the pledge and security agreement the foreclosure process will be subject to the consent of the holders of a majority of the outstanding aggregate principal amount of the notes and the term loan considered together. Therefore, the ability of the holders of the notes to control the foreclosure on the capital stock of Edison Mission Energy may be impaired by the rights and actions of the holders of indebtedness outstanding under the term loan. Furthermore, the proceeds realized from a foreclosure on the capital stock of Edison Mission Energy will be applied: (1) first, to the costs and expenses of the collateral trustee, (2) second, pro rata to the amounts due under the indenture and the term loan and (3) third, to us. In the event that a foreclosure occurs due to an event of default under either the indenture or the term loan and the holders of the notes do not accelerate amounts outstanding under the notes, the capital stock of Edison Mission Energy may nevertheless be liquidated by the collateral trustee and the proceeds will be applied as described above.

We may not be able to repurchase the notes or repay the term loan upon a change of control or an asset sale as required by the indenture or the term loan.

  If we were required to purchase the notes or repay the term loan as a result of a change of control of Mission Energy Holding, we may need to fund the repurchase with some combination of dividends paid by Edison Mission Energy and third party financing. The ability of Edison Mission Energy to pay dividends to Mission Energy Holding and of Edison Mission Energy's subsidiaries and other investments to pay dividends to it are subject to a number of limitations. In addition, Mission Energy Holding may not be able to obtain third party financing on commercially reasonable terms, if at all. See "--Risks Related to Our Corporate Structure--The ability of Edison Mission Energy to dividend cash to us and of Edison Mission Energy's subsidiaries and other investments to dividend cash to Edison Mission Energy is constrained by restrictions which may prevent us from meeting our obligations on the notes and under the term loan" and "--Risks Related to Our Indebtedness--We may be unable to generate or borrow sufficient cash to make payments on our indebtedness or to refinance our indebtedness on acceptable terms or at all."

  The term loan contains a provision requiring indebtedness under the term loan to be repurchased on a change of control. In addition, the agreements governing the indebtedness of Edison Mission Energy and its subsidiaries contain events of default based on changes of control. The occurrence of any of those events of default would restrict the ability of our subsidiaries to make distributions to us and may result in an acceleration of their payment obligations under those agreements. The agreements governing the future indebtedness of us and our subsidiaries and other investments may also contain prohibitions on the repurchase of the notes and on the occurrence of events that would constitute an asset sale, as defined in the indenture, or may require that indebtedness to be repurchased upon an asset sale. In the event that an asset sale occurs at a time when we are prohibited or prevented from repurchasing the notes by the terms of any indebtedness, we could repay all the outstanding indebtedness that restricts the repurchase, seek the consent of the applicable lenders to allow that repurchase or attempt to refinance the borrowings that contain the applicable prohibition. If we do not repay the indebtedness that restricts the repurchase or obtain the consent of the applicable lenders, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture.

An active trading market may not develop for the exchange notes.

  We are offering the exchange notes to the holders of the original notes. The original notes were sold on July 2, 2001 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted original notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your original notes.

  We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. The exchange notes are new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the original notes have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market making activities may be discontinued at any time without notice. In addition, market making activity may be limited during the pendency of the exchange offer.

  The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

  As a result, you cannot be sure that an active trading market will develop for the exchange notes.

You may have difficulty selling the notes that you do not exchange.

  If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequence of Failure to Exchange."

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

  Any broker-dealer that:

  . exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes; or

  . resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

 In addition to broker-dealers, any noteholder that exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

                          FORWARD-LOOKING STATEMENTS

  This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this prospectus and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, including, among other things:

  .  the ability of Edison Mission Energy to declare and pay dividends;

  . the direct and indirect effects of the current California power crisis on us, our subsidiary Edison Mission Energy, and Edison Mission Energy's subsidiaries and other investments, as well as the measures adopted and being contemplated by federal and state authorities to address the crisis;

  . general political, economic and business conditions in the countries in which we do business;

  . governmental, statutory, regulatory or administrative changes or initiatives affecting us or the electricity industry generally;

  . political and business risks of international projects, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability, privatization efforts and other issues;

  . supply, demand and price for electric capacity and energy in the markets served by our generating units;

  . competition from other power plants, including new plants and technologies that may be developed in the future;

  . operating risks, including equipment failure, dispatch levels, availability, heat rate and output;

  . the cost, availability and pricing of fuel and fuel transportation services for our generating units;

  . our ability to complete the development or acquisition of current and future projects or the sale of the Ferrybridge and Fiddler's Ferry plants;

  . the ability of Edison Mission Energy to maintain an investment grade rating; and

  . Edison Mission Energy's ability to refinance short-term debt or raise additional financing for its future cash requirements, including funds to pay down and refinance its three credit facilities maturing in October 2001.

  We use words like "anticipate," "estimate," "project," "plan," "expect," "will," "believe" and similar expressions to help identify forward-looking statements in this prospectus.

  For additional factors that could affect the validity of our forward-looking statements, you should read the section of this prospectus entitled "Risk Factors." In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

  We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

  On July 2, 2001, we issued and sold the original notes. The net proceeds from the sale of the original notes were approximately $763.0 million after deducting the estimated expenses of the offering, including initial purchaser discounts and commissions. We deposited approximately $210.9 million of the net proceeds into an escrow account. Funds in the escrow account, together with interest earned on those funds, will be used to pay the first four interest payments on the notes if we elect not to make those interest payments through other means. For a description of the terms and conditions of that escrow, see "Description of the Exchange Notes--Interest Reserve Account." We distributed the remaining net proceeds, together with the net proceeds from the term loan after funds had been deposited into an escrow account for the benefit of the term loan lenders, to our parent company, The Mission Group. The Mission Group loaned all those funds to Edison International, and Edison International applied the funds to repay Edison International's indebtedness at maturity under (1) the Credit Agreement, dated as of May 22, 1997, as amended, by and among Edison International, the lenders thereunder, The Chase Manhattan Bank, as Administrative Agent, Bank of America National Trust and Savings Association, as Syndication Agent, and Nationsbank of Texas, N.A. and Union Bank of Switzerland, New York branch, as Documentation Co-Agents, plus accrued and unpaid interest thereon, which Credit Agreement matured July 2, 2001 and bore interest at an annual rate of 6.75% on such date and (2) its Floating Rate Notes due 2001 issued pursuant to Supplemental Indenture No. 2 to the Senior Indenture, dated as of September 28, 1999, between Edison International and Harris Trust and Savings Bank, as trustee, plus accrued and unpaid interest thereon, which notes matured July 18, 2001 and bore interest at an annual rate of 4.0% on such date.

                                CAPITALIZATION

  The following table sets forth (1) a presentation of Mission Energy Holding's capitalization as of June 30, 2001 assuming that Mission Energy Holding was formed at that time and that the stock of Edison Mission Energy had been contributed to it by The Mission Group as of that date and (2) the same capitalization as adjusted to reflect the issuance of the notes and the incurrence of the indebtedness under the term loan and the application of the net proceeds therefrom as described in "Use of Proceeds." The table is qualified in its entirety by the more detailed information included in this prospectus.

                                                                         As
                                                             Actual   Adjusted
                                                            --------- ---------
                                                               (in millions)
                                                                (unaudited)
Short-term indebtedness.................................... $   819.8 $   819.8
Long-term indebtedness:(1)
  Indebtedness recourse to Mission Energy Holding(2).......       --    1,155.8
  Indebtedness recourse to Edison Mission Energy...........   1,690.0   1,690.0
  Indebtedness non-recourse to Mission Energy Holding or
   Edison Mission Energy, recourse to subsidiaries.........   6,073.1   6,073.1
Preferred securities.......................................     325.7     325.7
                                                            --------- ---------
    Total indebtedness..................................... $ 8,908.6 $10,064.4
Shareholder's equity....................................... $ 2,672.6 $ 1,861.7
                                                            --------- ---------
    Total capitalization................................... $11,581.2 $11,926.1
                                                            ========= =========

--------
(1)   Includes current maturities of long-term indebtedness.
(2) Comprised of $800.0 million of indebtedness incurred under the notes and $385.0 million of indebtedness incurred under the term loan, net of discount.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables set forth our consolidated financial data for the periods indicated. The selected consolidated financial data were derived from our audited consolidated financial statements and the audited consolidated financial statements of our wholly-owned subsidiary, Edison Mission Energy. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to the information and those financial statements included in this prospectus.

                                                                          Six Months Ended June
                                   Years Ended December 31,                        30,
                          ----------------------------------------------  ----------------------
                           1996     1997     1998      1999       2000       2000        2001
                          -------  -------  -------  ---------  --------  ----------  ----------
                                    (dollars in millions)                 (dollars in millions)
                                                                               (unaudited)
Income Statement Data:
Operating revenues......  $ 843.6  $ 975.0  $ 893.8  $ 1,635.9  $3,241.0  $  1,460.2  $  1,585.8
Operating expenses:
 Depreciation and
  amortization..........     89.9    102.8     87.3      190.2     382.1       202.5       174.3
 Other operating
  expenses..............    386.6    478.3    456.0    1,019.3   2,028.1     1,004.7     1,105.3
                          -------  -------  -------  ---------  --------  ----------  ----------
 Total operating
  expenses..............    476.5    581.1    543.3    1,209.5   2,410.2     1,207.2     1,279.6
                          -------  -------  -------  ---------  --------  ----------  ----------
Operating income........    367.1    393.9    350.5      426.4     830.8       253.0       306.2
Interest expense........   (164.2)  (223.5)  (196.1)    (375.5)   (721.5)     (370.5)     (328.9)
Interest and other
 income.................     40.7     53.9     50.9       55.8      74.0        42.4        34.7
Minority interest.......    (69.5)   (38.8)    (2.8)      (3.0)     (3.2)       (1.4)       (7.5)
                          -------  -------  -------  ---------  --------  ----------  ----------
Income (loss) before
 income taxes...........    174.1    185.5    202.5      103.7     180.1       (76.5)        4.5
Provision (benefit) for
 income taxes...........     82.0     57.4     70.4      (40.4)     72.5       (27.8)        1.7
                          -------  -------  -------  ---------  --------  ----------  ----------
Income (loss) before
 accounting changes, and
 extraordinary loss.....     92.1    128.1    132.1      144.1     107.6       (48.7)        2.8
Cumulative effect on
 prior years of changes,
 in accounting, net of
 tax....................      --       --       --       (13.8)     17.7        17.7         6.0
Extraordinary loss on
 early extinguishment of
 debt, net of income tax
 benefit................      --     (13.1)     --         --        --          --          --
                          -------  -------  -------  ---------  --------  ----------  ----------
Net income (loss).......  $  92.1  $ 115.0  $ 132.1  $   130.3  $  125.3  $    (31.0) $      8.8
                          =======  =======  =======  =========  ========  ==========  ==========
Cash Flow Statement
 Data:
Cash flows from
 operating activities...  $ 294.5  $ 259.5  $ 266.6  $   417.2  $  665.2  $     68.4  $   (372.1)
Cash flows from
 financing activities...  $ 184.9  $  55.4  $  17.9  $ 8,363.5  $ (783.0) $    524.6  $    381.4
Cash flows from
 investing activities...  $(246.3) $ (91.4) $(408.2) $(8,837.8) $  718.1  $   (307.6) $   (347.5)
Capital expenditures....  $ 119.4  $  87.7  $  73.4  $   216.4  $  352.3  $    178.5  $    113.2
Other Data:
Ratio of earnings to
 fixed charges(1)(2)....     1.42     1.64     1.69       1.18      1.23        0.81        0.93
EBITDA(3)...............  $ 428.2  $ 511.8  $ 485.9  $   669.4  $1,283.7  $    496.5  $    507.7
Our share of MW capacity
 (at end of period).....    4,706    5,173    7,032     22,056    22,759      22,955      22,923

                                       As of December 31,                   As of
                         ----------------------------------------------   June 30,
                           1996     1997     1998     1999      2000        2001
                         -------- -------- -------- --------- --------- -------------
                                         (in millions)                  (in millions)
                                                                         (unaudited)
Balance Sheet Data:
Assets.................. $5,152.5 $4,985.1 $5,158.1 $15,534.2 $15,017.1   $15,257.3
Current liabilities.....    270.9    339.8    358.7   1,772.8   3,911.0     3,031.2
Long-term obligations,
 less current portion...  2,419.9  2,532.1  2,396.4   7,439.3   5,334.8     6,349.3
Preferred securities of
 subsidiaries...........    150.0    150.0    150.0     476.9     326.8       325.7
Shareholder's equity....  1,019.9    826.6    957.6   3,068.5   2,948.2     2,672.6

--------

(Footnotes follow on the next page.)

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represents our aggregate income before taxes (adjusted for the excess or shortfall of dividends or other distributions over equity in earnings of less than 50% owned entities), amortization of previously capitalized interest and fixed charges (net of capitalized interest). "Fixed Charges" represents interest (whether expensed or capitalized), the amortization of debt discount and interest portion of rental expense.
(2) For the six month periods ended June 30, 2001 and 2000, there was a fixed charge deficiency of $25.4 million and $76.6 million, respectively.
(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expense. EBITDA is not a presentation made in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this offering circular to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is used as a measures of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The calculation of EBITDA is shown below.

                                                                 Six Months
                                                                 Ended June
                               Years Ended December 31,              30,
                         -------------------------------------  --------------
                          1996   1997   1998   1999     2000     2000    2001
                         ------ ------ ------ ------  --------  ------  ------
                                    (in millions)               (in millions)
                                                                 (unaudited)
Net income (loss)....... $ 92.1 $115.0 $132.1 $130.3  $  125.3  $(31.0) $  8.8
Addback (Deduct):
 Cumulative effect on
  prior years of changes
  in accounting.........    --     --     --    13.8     (17.7)  (17.7)   (6.0)
 Extraordinary loss.....    --    13.1    --     --        --      --      --
                         ------ ------ ------ ------  --------  ------  ------
Income (loss) before
 accounting changes and
 extraordinary item.....   92.1  128.1  132.1  144.1     107.6   (48.7)    2.8
Interest expense........  164.2  223.5  196.1  375.5     721.5   370.5   328.9
Depreciation and
 amortization...........   89.9  102.8   87.3  190.2     382.1   202.5   174.3
Provision (benefit) for
 income taxes...........   82.0   57.4   70.4  (40.4)     72.5   (27.8)    1.7
                         ------ ------ ------ ------  --------  ------  ------
EBITDA.................. $428.2 $511.8 $485.9 $669.4  $1,283.7  $496.5  $507.7
                         ====== ====== ====== ======  ========  ======  ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in "Risk Factors" and "Forward-Looking Statements."

                            Mission Energy Holding

General

  In connection with the offering of the original notes, Mission Energy Holding was formed as a wholly-owned subsidiary of The Mission Group in order to:

  .  hold the stock of Edison Mission Energy; and

  .  incur the indebtedness under the notes and the term loan.

  Mission Energy Holding's only substantive liabilities are its obligations under the notes, the term loan and corporate overhead, including fees of its legal counsel, auditors and other advisors. Mission Energy Holding does not have any substantive operations other than through Edison Mission Energy and its subsidiaries and other investments.

  Our ability to honor our obligations under the notes and the term loan and to pay overhead is substantially dependent upon the receipt of dividends from Edison Mission Energy. The stock of Edison Mission Energy has been pledged to secure all obligations with respect to the notes and the term loan. Part of the proceeds from the offering of the original notes and the term loan were used to fund escrow accounts to secure the first four interest payments due under the notes and the interest payments for the first two years under the term loan. For more information on the security for the notes and the term loan, see "Description of the Exchange Notes--Security," "Description of the Exchange Notes--Interest Reserve Account" and "Description of the Term Loan." During this initial two year period, we intend to distribute to The Mission Group the dividends we receive from Edison Mission Energy, less our overhead costs. Other than the dividends received from Edison Mission Energy, funds received pursuant to our tax sharing arrangements with our affiliates and the interest reserve account, we will not have any other source of funds to meet our obligations under the notes and the term loan. If we are unable to make any payment on the notes or under the term loan as that payment becomes due, it would result in a default under the notes and the term loan and could lead to foreclosure on our ownership interest in the capital stock of Edison Mission Energy. Dividends from Edison Mission Energy may be limited based on its earnings and cash flow, terms of restrictions contained in Edison Mission Energy's contractual obligations, charter documents, business and tax considerations, and restrictions imposed by applicable law. See "Risk Factors--Risks Related to Our Corporate Structure--Mission Energy Holding is a holding company which has no operations and depends on dividends from Edison Mission Energy" and "Risk Factors--Risks Related to Our Corporate Structure-- The ability of Edison Mission Energy to dividend cash to us and of Edison Mission Energy's subsidiaries and other investments to dividend cash to Edison Mission Energy is constrained by restrictions which may prevent us from meeting our obligations on the notes and under the term loan."

                               ----------------

  Except where the context of the discussion makes it otherwise clear, the balance of this "Management's Discussion and Analysis of Financial Condition and Results of Operations" pertains to Edison Mission Energy and its subsidiaries. Mission Energy Holding does not believe that it has material market risk exposures other than those applicable to Edison Mission Energy discussed below.

                             Edison Mission Energy

  On July 2, 2001, The Mission Group contributed to Mission Energy Holding all the outstanding common stock of Edison Mission Energy. The contribution of the common stock of Edison Mission Energy to Mission Energy Holding has been accounted for as a transfer of ownership of companies under common control, which is similar to a pooling of interest. This means that Mission Energy Holding's historical financial results of operations and financial position will include the historical financial results and results of operations of Edison Mission Energy and its subsidiaries as though Mission Energy Holding had such ownership throughout the periods presented. Accordingly, since Mission Energy Holding had no separate operations prior to the contribution of the common stock of Edison Mission Energy, the consolidated financial statements of Edison Mission Energy represent, in all material respects, the financial results and financial position of Edison Mission Energy and its subsidiaries. Accordingly, for convenience, in the balance of this Management's Discussion and Analysis of Financial Condition and Results of Operations, the terms "we," "our," "ours," and "us" refer to Edison Mission Energy and Edison Mission Energy's subsidiaries and other investments collectively, except where otherwise indicated.

  The presentation of information below pertaining to Edison Mission Energy should not be understood to mean that Edison Mission Energy has agreed to pay or become liable for any debt of Mission Energy Holding. Edison Mission Energy and Mission Energy Holding are separate entities with separate operations and obligations. Mission Energy Holding is the sole obligor on the notes, and neither Edison Mission Energy nor any of its subsidiaries or other investments has any obligation with respect to the notes.

General

  We are an independent power producer engaged in the business of developing, acquiring, owning or leasing and operating electric power generation facilities worldwide. We also conduct energy trading and price risk management activities in power markets open to competition. Edison International is our ultimate parent company. Edison International also owns Southern California Edison, one of the largest electric utilities in the United States. We were formed in 1986 with two domestic operating projects. As of June 30, 2001, we owned interests in 33 domestic and 39 international operating power projects with an aggregate generating capacity of 27,798 megawatts (MW), of which our share was 22,923 MW. At that date, one domestic and five international projects, totaling 1,551 MW of generating capacity, of which our anticipated share will be approximately 926 MW, were in construction. At June 30, 2001, we had consolidated assets of $15.3 billion and total shareholder's equity of $2.7 billion.

Acquisitions, Dispositions and Sale-Leaseback Transactions

  Set forth below is a description of our acquisitions, dispositions and sale-leaseback transactions since January 1, 1998.

 Acquisition of CBK Power Co. Ltd.

  In February 2001, we completed the acquisition of a 50% interest in CBK Power Co. Ltd. in exchange for $20 million. CBK Power has entered into a 25-year build-rehabilitate-transfer-and-operate agreement with National Power Corporation related to the 728 MW Caliraya-Botocan-Kalayaan (CBK) hydroelectric project located in the Philippines. Financing for this $460 million project comprises equity commitments of $117 million (our 50% share of which is $58.5 million) required to be made upon completion of the rehabilitation and expansion, currently scheduled for 2003, and debt financing which is in place for the remainder of the cost for this project.

 Acquisition of Sunrise Project

  On November 17, 2000, we completed a transaction with Texaco Power & Gasification Holdings Inc. to purchase a proposed 560 MW gas-fired combined cycle project to be located in Kern County, California, referred to as the Sunrise project. The acquisition included all rights, title and interest held by Texaco in the Sunrise project, except that Texaco had an option to repurchase at cost a 50% interest in the project prior to its commercial operation which commenced on June 27, 2001. On June 25, 2001, Texaco exercised its option and repurchased a 50% interest for $84 million. As part of our acquisition of the Sunrise project, we also: (1) acquired from Texaco two gas turbines for the project and (2) granted Texaco an option to acquire a 50% interest in 1,000 MW of future power plant projects we designate. For more information on the Edison Mission Energy Master Turbine Lease, see "-- Commitments and Contingencies--Capital Commitments--Edison Mission Energy Master Turbine Lease." The Sunrise project consists of two phases, with Phase I, construction of a single-cycle gas-fired facility (320 MW), completed on June 27, 2001, and Phase II, conversion to a combined-cycle gas-fired facility (560 MW), currently scheduled to be completed in July 2003. We entered into a long-term power purchase agreement with the California Department of Water Resources on June 25, 2001.

  The total purchase price of the Sunrise project from Texaco was $27.0 million. We funded the purchase with cash. The total estimated construction cost of this project through 2003 is approximately $455.0 million. The project intends to obtain project financing for a portion of the capital costs.

 Acquisition of Trading Operations of Citizens Power LLC

  On September 1, 2000, we completed a transaction with P&L Coal Holdings Corporation and Gold Fields Mining Corporation (Peabody) to acquire the trading operations of Citizens Power LLC and a minority interest in structured transaction investments relating to long-term power purchase agreements. The purchase price of $44.9 million was based on the sum of: (a) fair market value of the trading portfolio and the structured transaction investments at the date of the acquisition and (b) $25 million. The acquisition was funded with cash. As a result of this acquisition, we have expanded our trading operations beyond the traditional marketing of our electric power. By the end of the third quarter of 2000, the Citizens trading operations were merged into our own marketing operations under Edison Mission Marketing & Trading, Inc.

 Acquisition of Interest in Italian Wind

  On March 15, 2000, we completed a transaction with UPC International Partnership CV II to acquire Edison Mission Wind Power Italy B.V., formerly known as Italian Vento Power Corporation Energy 5 B.V., which owns a 50% interest in a series of power projects that are in operation or under development in Italy. All the projects use wind to generate electricity from turbines which is sold under fixed-price, long-term tariffs. Assuming all the projects under development are completed, currently scheduled for 2002, the total capacity of these projects will be 283 MW. The total purchase price is 90 billion Italian Lira (approximately $44 million at December 31, 2000), with equity contribution obligations of up to 33 billion Italian Lira (approximately $16 million at December 31, 2000), depending on the number of projects that are ultimately developed. As of December 31, 2000, our payments in respect of these projects included $27 million toward the purchase price and $13 million in equity contributions.

 Acquisition of Illinois Plants

  On December 15, 1999, we completed a transaction with Commonwealth Edison, a subsidiary of Exelon Corporation, to acquire Commonwealth Edison's fossil-fuel power generating plants located in Illinois. These plants provide access to the Mid-America Interconnected Network and the East Central Area Reliability Council. In connection with this transaction, we entered into power purchase agreements with Commonwealth Edison with terms of up to five years expiring in 2004, pursuant to which Commonwealth Edison purchases capacity and has the right to purchase energy generated by the plants. Subsequently, Commonwealth Edison assigned its rights and obligations under these power purchase agreements to Exelon Generation Company, LLC. Exelon

Generation has the option to terminate two of the three agreements in their entirety or with respect to any generating unit or units in each of 2002, 2003 and 2004. In June 2001, Exelon Generation provided us notice to continue the agreement related to the coal units for 2002.

  Concurrently with the acquisition of the Illinois Plants, we assigned our right to purchase the Collins Station, a 2,698 MW gas and oil-fired generating station located in Illinois, to third party lessors. After this assignment, we entered into leases of the Collins Station with terms of 33.75 years. The aggregate MW either purchased or leased as a result of these transactions with Commonwealth Edison and the third party lessors is 9,539 MW.

  Consideration for the Illinois Plants, excluding $860 million paid by the third party lessors to acquire the Collins Station, consisted of a cash payment of approximately $4.1 billion. The acquisition was funded primarily with a combination of approximately $1.6 billion of non-recourse debt secured by a pledge of the stock of specified subsidiaries, $1.3 billion of our debt and $1.2 billion in equity contributions to us from Edison International.

 Acquisition of Ferrybridge and Fiddler's Ferry Plants

  On July 19, 1999, we completed a transaction with PowerGen UK plc to acquire the Ferrybridge and Fiddler's Ferry coal fired electric generating plants located in the U.K. Ferrybridge, located in West Yorkshire, and Fiddler's Ferry, located in Warrington, each have a generating capacity of approximately 2,000 MW.

  Consideration for the purchase of the Ferrybridge and Fiddler's Ferry plants by our indirect subsidiary, Edison First Power, consisted of an aggregate of approximately $2.0 billion ((Pounds)1.3 billion at the time of the acquisition) for the two plants. The acquisition was funded primarily with a combination of net proceeds of (Pounds)1.15 billion from the Edison First Power Limited Guaranteed Secured Variable Rate Bonds due 2019, a $500 million equity contribution to us from Edison International and cash. The Edison First Power Bonds were issued to a special purpose entity formed by Merrill Lynch International. Merrill Lynch International sold the variable rate coupons portion of the bonds to a special purpose entity that borrowed $1.3 billion ((Pounds)830 million at the time of the acquisition) under a term loan facility due 2012 to finance the purchase. For a description of the status of the loan and related matters, see "--Liquidity and Capital Resources-- Subsidiary Financing Plans--Status of Edison First Power Loan."

 Acquisition of Interest in Contact Energy

  On May 14, 1999, we completed a transaction with the New Zealand government to acquire 40% of the shares of Contact Energy Limited. The remaining 60% of Contact Energy's shares were sold in a New Zealand and overseas public offering resulting in widespread ownership among the citizens of New Zealand and offshore investors. These shares are publicly traded on stock exchanges in New Zealand and Australia. During 2000, we increased our share of ownership in Contact Energy to 42.6%. Contact Energy owns and operates hydroelectric, geothermal and natural gas fired power generating plants primarily in New Zealand with a total current generating capacity of 2,247 MW. Consideration for our interest in Contact Energy consisted of a cash payment of approximately $635 million (NZ$1.2 billion), which was financed by $120 million of preferred securities, a $214 million (NZ$400 million at the time of the acquisition) credit facility, a $300 million equity contribution to us from Edison International and cash. The credit facility was subsequently paid off with proceeds from the issuance of additional preferred securities.

  During the second quarter of 2001, we completed the purchase of additional shares of Contact Energy for NZ$152 million, thereby increasing our ownership interest from 42.6% to 51.2%. Accordingly, upon acquisition of a controlling interest, we began accounting for Contact Energy on a consolidated basis effective June 1, 2001. Prior to June 1, 2001, we used the equity method of accounting for Contact Energy. In order to finance this purchase, we obtained a NZ$135 million, 364-day bridge loan from an investment bank under a credit facility which is to be syndicated by the bank. In addition to other security arrangements, a security interest over all

Contact Energy shares held has been provided as collateral. In June and July 2001, we issued through one of our subsidiaries new preferred securities to repay the bridge loan. On July 2, 2001, we redeemed NZ$400 million EME Taupo preferred securities from the existing holders. Funding for the redemption of the existing preferred securities was provided by a NZ$400 million credit facility scheduled to mature in July 2005. The financing documents governing the credit facility provide that the credit facility may be funded under either, or a combination of, a letter of credit facility or a revolving credit facility. The NZ$400 million was originally funded as a revolving credit facility.

 Acquisition of Homer City Plant

  On March 18, 1999, we completed a transaction with GPU, Inc., New York State Electric & Gas Corporation and their respective affiliates to acquire the 1,884 MW Homer City Electric Generating Station. This facility is a coal-fired plant in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the New York Independent System Operator, which controls the transmission grid and energy and capacity markets for New York State and is commonly known as the NYISO, and the Pennsylvania-New Jersey-Maryland Power Pool, which is commonly known as the PJM.

  Consideration for the Homer City plant consisted of a cash payment of approximately $1.8 billion, which was partially financed by $1.5 billion of new loans, combined with our revolver borrowings and cash.

 Acquisition of Interest in EcoElectrica

  In December 1998, we acquired 50% of the 540 MW EcoElectrica liquefied natural gas combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico for approximately $243 million. The project also includes a desalination plant and liquefied natural gas storage and vaporization facilities. Commercial operation commenced in March 2000.

 Accounting Treatment of Acquisitions

  Each of the acquisitions described above has been accounted for utilizing the purchase method. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair market values. Amounts in excess of the fair value of the net assets acquired have been assigned to goodwill. Our consolidated statement of income reflects the operations of Citizens beginning September 1, 2000, Italian Wind beginning April 1, 2000, EcoElectrica beginning March 1, 2000, the Homer City plant beginning March 18, 1999, Contact Energy beginning May 1, 1999, the Ferrybridge and Fiddler's Ferry plants beginning July 19, 1999, and the Illinois Plants beginning December 15, 1999. We began accounting for Contract Energy on a consolidated basis effective June 1, 2001 upon our acquisition of a controlling interest.

 Dispositions

  On June 30, 2000, we completed the sale of our 50% interest in the Auburndale project to our existing partner. Proceeds from the sale were $22 million. We recorded a gain on the sale of $17.0 million ($10.5 million after tax).

  On August 16, 2000, we completed the sale of 30% of our interest in the Kwinana cogeneration plant to SembCorp Energy. We retain the remaining 70% ownership interest in the plant. Proceeds from the sale were $12 million. We recorded a gain on the sale of $8.5 million ($7.7 million after tax).

  On June 25, 2001, we completed the sale of a 50% interest in the Sunrise project to Texaco Power & Gasification Holdings Inc. Proceeds from the sale were $84 million.

  On June 29, 2001, we completed the sale of our 25% interest in the Hopewell project to our existing partner. Proceeds from the sale were $26.5 million. We recorded a gain on the sale of $5.4 million ($2.8 million after tax).

  Subsequent to June 30, 2001, we have entered into agreements, subject to obtaining consents from third parties and other conditions precedent to closing, for the sale of our interests in the EcoElectrica, Gordonsville, Commonwealth Atlantic, James River, Nevada Sun-Peak and Saguaro projects. In addition, we are currently offering for sale our interest in the Brooklyn Navy Yard project. We expect the proceeds from the sale of our interests in the above projects, if completed, will be in excess of our book value with respect to those projects, which was $482 million at June 30, 2001. We are also offering for sale the Ferrybridge and Fiddler's Ferry plants in the United Kingdom.

 Sale-Leaseback Transactions

  On August 24, 2000, we entered into a sale-leaseback transaction for the Powerton and Joliet power facilities located in Illinois to third party lessors for an aggregate purchase price of $1.367 billion. Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), our subsidiary makes semi-annual lease payments on each January 2 and July 2, which began January 2, 2001. Edison Mission Energy guarantees the subsidiary's payments under the leases. If a lessor intends to sell its interest in the Powerton or Joliet power facility, we have a right of first refusal to acquire the interest at fair market value. Minimum lease payments during the next five years are $83.3 million for 2001, $97.3 million for 2002, $97.3 million for 2003, $97.3 million for 2004, and $141.1 million for 2005. At December 31, 2000, the total remaining minimum lease payments are $2.4 billion. Lease costs of these power facilities will be levelized over the terms of the respective leases. The gain on the sale of the power facilities has been deferred and is being amortized over the term of the leases.

  On July 10, 2000, one of our subsidiaries entered into a sale-leaseback of equipment, primarily Illinois peaker power units, to a third party lessor for $300 million. Under the terms of the 5-year lease, we have a fixed price purchase option at the end of the lease term of $300 million. Edison Mission Energy guaranteed the monthly payments under the lease. In connection with the sale-leaseback, a subsidiary of ours purchased $255 million of notes issued by the lessor which accrue interest at LIBOR plus 0.65% to 0.95%, depending on our credit rating. The notes are due and payable in 2005. The gain on the sale of equipment has been deferred and is being amortized over the term of the operating lease.

Results of Operations

  We operate predominantly in one line of business, electric power generation, with reportable segments organized by geographic region: Americas, Asia Pacific, and Europe, Central Asia, Middle East and Africa.

  Operating revenues are derived from our majority-owned domestic and international entities. Equity in income from investments relates to energy projects where our ownership interest is 50% or less in the projects. The equity method of accounting is generally used to account for the operating results of entities over which we have a significant influence but in which we do not have a controlling interest. With respect to entities accounted for under the equity method, we recognize our proportional share of the income or loss of such entities.

Americas

                                                   Six Months    Three Months
                          Years Ended December     Ended June     Ended June
                                  31,                  30,            30,
                         -----------------------  -------------- --------------
                          1998   1999     2000     2000    2001   2000    2001
                         ------ ------  --------  ------  ------ ------  ------
                             (in millions)        (in millions)  (in millions)
                                                   (unaudited)    (unaudited)
Operating revenues...... $ 29.9 $378.6  $1,571.0  $637.1  $687.2 $390.8  $379.7
Net gains (losses) from
 energy trading and
 price risk management..    --    (6.4)    (17.3)  (33.8)   32.5  (32.1)   13.6
Equity in income from
 investments............  184.6  224.8     257.2    94.3   192.3   61.0   110.0
                         ------ ------  --------  ------  ------ ------  ------
  Total operating
   revenues.............  214.5  597.0   1,810.9   697.6   912.0  419.7   503.3
Fuel and plant
 operations.............   22.2  237.7   1,131.6   516.1   593.0  286.6   305.8
Depreciation and
 amortization...........    9.8   52.5     191.2   100.4    79.5   50.3    40.1
Administrative and
 general................    --     --       21.1     --     10.9    --      5.1
                         ------ ------  --------  ------  ------ ------  ------
Operating income........ $182.5 $306.8  $  467.0  $ 81.1  $228.6 $ 82.8  $152.3
                         ====== ======  ========  ======  ====== ======  ======

 Interim Results

  Operating Revenues

  Operating revenues decreased $11.1 million for the second quarter ended June 30, 2001, compared to the corresponding period of 2000. The decrease was primarily due to lower dispatch from the coal units at the Illinois Plants as a result of lower market prices during the second quarter of 2001. Operating revenues increased $50.1 million for the six months ended June 30, 2001, compared to the same prior year period. The increase resulted from higher electric revenues from the Homer City plant due to higher energy prices and from the Illinois Plants due to increased generation from the coal units as a result of higher market prices, as compared to the same prior year period.

  Net gains from energy trading activities were $6.5 million and $2.4 million for the second quarter and six months ended June 30, 2001, respectively. There were no comparable gains or losses for the same prior year periods. Total gains and losses from price risk management activities increased $39.2 million and $63.9 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of 2000. The increase in gains was primarily due to realized and unrealized gains for a gas swap purchased to hedge a portion of our gas price risk related to our share of gas production in Four Star, an oil and gas company in which we have a minority interest and which we account for under the equity method. Although we believe the gas swap hedges our gas price risk, hedge accounting is not permitted for our investments accounted for on the equity method. Partially offsetting this gain in the second quarter and six months ended June 30, 2001 was a loss resulting from the change in market value of future contracts with respect to fuel purchases at the Illinois Plants that did not qualify for hedge accounting under SFAS No. 133.

  Equity in income from investments increased $49 million and $98 million during the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The increase was primarily the result of higher revenues from cogeneration projects due to higher energy pricing during the six-month period ended June 30, 2001, and higher revenues from oil and gas investments due to higher oil and gas prices in the first quarter of 2001.

  Due to warmer weather during the summer months, electric revenues generated from the Homer City plant and the Illinois Plants are usually higher during the third quarter of each year. In addition, our third quarter equity in income from investments in energy projects is materially higher than other quarters of the year due to higher summer pricing for our West Coast power investments.

  Operating Expenses

  Fuel and plant operations increased $19.2 million and $76.9 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of the prior year. The increase in plant operations resulted from lease costs related to the sale-leaseback commitments for the Powerton-Joliet power facilities and the Collins gas and oil-fired power plant. There were no comparable lease costs for the Powerton-Joliet power facilities during the six months ended June 30, 2000. In addition, plant operations increased due to higher major maintenance costs at the Illinois Plants during the six-month period ended June 30, 2001. The increase in fuel expense for the six months ended June 30, 2001, as compared to the same period last year, resulted from higher fuel costs at the Illinois Plants primarily due to higher natural gas and fuel oil prices.

  Depreciation and amortization expense decreased $10.2 million and $20.9 million for the second quarter and six months ended June 30, 2001, respectively, compared to the same periods last year. The decrease resulted from lower depreciation expense at the Illinois Plants related to the sale-leaseback transaction for the Powerton-Joliet power facilities to third-party lessors in August 2000.

  Administrative and general expenses for the quarter ended and six months ended June 30, 2001 consist of administrative and general expenses incurred at our trading operations in Boston, Massachusetts. Prior to September 1, 2000, the acquisition date of Citizens Power, administrative and general expenses incurred by our own marketing operations were reflected in Corporate/Other administrative and general expenses.

  Operating Income

  Operating income increased $69.5 million and $147.5 million during the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of the prior year. The increase was primarily due to operating income from the Homer City plant, equity in income from investments in energy projects and gains from price risk management activities discussed above.

 Annual Results

  Operating Revenues

  Operating revenues increased $1.2 billion in 2000 compared to 1999, and increased $348.7 million in 1999 compared to 1998. The 2000 increase resulted from a full-year of electric revenues from the Illinois Plants acquired in December 1999 and the Homer City plant acquired in March 1999. The 1999 increase resulted from electric revenues from the Homer City plant. There were no comparable electric revenues for the Homer City plant for 1998.

  Electric power generated at the Illinois Plants is sold under three five-year power purchase agreements with Exelon Generation Company terminating in December 2004. Exelon Generation is obligated to make capacity payments for the plants under contract and an energy payment for electricity produced by these plants. Our revenues under these power purchase agreements were $1.1 billion for the year ended December 31, 2000.

  On September 1, 2000, we acquired the trading operations of Citizens Power LLC. As a result of this acquisition, we expanded our trading operations beyond the traditional marketing of our electric power. Our energy trading activities are accounted for using the fair value method under EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Net gains from energy trading activities since the date of the acquisition of the trading operations of Citizens Power LLC through December 31, 2001 were $62.2 million. Our price risk management activities included economic hedge transactions that required mark to market accounting. Total losses from price risk management activities were $79.5 million and $6.4 million in 2000 and 1999, respectively. The increase in losses was primarily due to realized and unrealized losses for a gas swap entered into as an economic hedge of a portion of our gas price risk related to our share of gas production in Four Star (an oil and gas company in which we have a minority interest and which we account for under the equity method).

  Partially offsetting this loss in 2000 was a gain realized for calendar year 2001 financial options entered into beginning August 2000 as a hedge of our price risk associated with expected natural gas purchases at the Illinois Plants. During the fourth quarter, we determined that it was no longer probable that we would purchase natural gas at the Illinois Plants during 2001. This decision resulted from sustained gas prices far greater than were contemplated when we originally projected our 2001 gas needs and the fact that we can use fuel oil interchangeably with natural gas at some of the Illinois Plants. At the time we made our revised determination, the fair value of our financial option was $38 million. This gain is being deferred as required by hedge accounting and will be recognized upon either purchasing natural gas in 2001 or determining that it is probable we will not purchase natural gas in 2001. Subsequent to our revised determination, we settled the option for a $56 million gain. Accordingly, $18 million of gain was recognized in the fourth quarter. Concurrent with our revised determination of our 2001 natural gas requirements at the Illinois Plants, we entered into some additional fuel contracts to offset our financial option and economically hedge the price risk associated with fuel oil. We recognized a $12 million loss at December 31, 2000 on these additional fuel contracts.

  Equity in income from investments rose 14% in 2000 over 1999, and 22% in 1999 over 1998. The 2000 increase was primarily the result of higher revenues from cogeneration projects due to higher energy pricing and higher revenues from oil and gas investments due to higher oil and gas prices. The 1999 increase was primarily the result of higher revenues from several cogeneration projects due to a final settlement on energy prices tied to short-run avoided cost with the applicable public utilities and, second, from one cogeneration project as a result of a gain on termination of a power sales agreement. In addition, the 1999 increase resulted from higher revenues from oil and gas investments primarily due to higher oil and gas prices.

  Many of our domestic energy projects rely on one power sales contract with a single electric utility customer for the majority, and in some cases all, of their power sales revenues over the life of the power sales contract. The primary power sales contracts for four of our operating projects in 2000 and 1999 and five of our operating projects in 1998 are or were with Southern California Edison. Our share of equity in earnings from these projects accounted for 5% in 2000, 8% in 1999 and 13% in 1998 of our consolidated revenues for the respective years. For more information on these projects and other projects in California, see "--The California Power Crisis and Our Response--The California Power Crisis."

  Operating Expenses

  Fuel and plant operations increased $893.9 million in 2000 compared to 1999, and increased $215.5 million in 1999 compared to 1998. The 2000 increase resulted from a full year of expenses at the Illinois Plants and the Homer City plant. The 1999 increase in fuel and plant operations resulted from having no comparable expenses for the Homer City plant and the Illinois Plants for 1998.

  Depreciation and amortization expense increased $138.7 million in 2000 compared to 1999, and increased $42.7 million in 1999 compared to 1998. The 2000 increase was primarily due to a full year of depreciation and amortization expense related to the Illinois Plants. The 1999 increase in depreciation and amortization compared to 1998 resulted primarily from the 1999 acquisition of the Homer City plant.

  Administrative and general expenses for 2000 consist of administrative and general expenses incurred at our trading operations in Boston, Massachusetts from September 1, 2000. Prior to September 1, 2000, the acquisition date of Citizens Power, administrative and general expenses incurred by our own marketing operations were reflected in Corporate/Other administrative and general expenses.

  Operating Income

  Operating income increased $160.2 million in 2000 compared to 1999, and increased $124.3 million in 1999 compared to 1998. The 2000 increase was primarily due to operating income from the Illinois Plants, the Homer City plant and equity in income from investments in oil and gas. The 1999 increase resulted from operating income from the Homer City plant and equity in income from investments in energy projects.

Asia Pacific

                             Years Ended      Six Months Ended Three Months Ended
                             December 31,         June 30,          June 30,
                         -------------------- ---------------- -------------------
                          1998   1999   2000   2000     2001     2000      2001
                         ------ ------ ------ ---------------- --------- ---------
                            (in millions)      (in millions)      (in millions)
                                                (unaudited)        (unaudited)
Operating revenues...... $205.1 $213.6 $184.2 $  93.1 $  138.6 $    40.8 $    92.4
Net gains from energy
 trading and price risk
 management.............    --     --     --      --       0.1       --        0.6
Equity in income from
 investments............    1.3   18.1   14.6     4.4      7.0       1.7       3.9
                         ------ ------ ------ ------- -------- --------- ---------
  Total operating
   revenues.............  206.4  231.7  198.8    97.5    145.7      42.5      96.9
Fuel and plant
 operations.............   69.6   73.8   61.5    32.5     58.2      15.7      43.2
Depreciation and
 amortization...........   31.6   40.5   35.0    18.0     16.5       7.4       8.3
                         ------ ------ ------ ------- -------- --------- ---------
Operating income........ $105.2 $117.4 $102.3 $  47.0 $   71.0 $    19.4 $    45.4
                         ====== ====== ====== ======= ======== ========= =========

 Interim Results

  Operating Revenues

  Operating revenues increased $51.6 million and $45.5 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of 2000. The increase was primarily due to consolidating Contact Energy operating revenues due to acquiring a controlling interest in the project, effective June 1, 2001. The increase was partially offset by lower electric revenues from the Loy Yang B plant in Australia due to a 14.4% decrease in the average exchange rate of the Australian dollar compared to the U.S. dollar at the six-month period ended June 30, 2001, compared to the same prior year period.

  Net gains from price risk management activities were $0.6 million and $0.1 million for the second quarter and six months ended June 30, 2001, respectively. There were no comparable gains or losses for the same prior year periods. The gains primarily represent the ineffective portion of a long-term contract with the State Electricity Commission of Victoria and interest rate swaps entered into by Loy Yang B plant, which are derivatives that qualified as cash flow hedges under SFAS No. 133.

  Equity in income from investments increased $2.2 million and $2.6 million during the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The increase primarily reflects gains from Contact Energy through May 31, 2001 due to higher wholesale electricity prices in the current year.

  Operating Expenses

  Fuel and plant operations increased $27.5 million and $25.7 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of 2000. The increase was primarily due to consolidating Contact Energy operating expenses, effective June 1, 2001.

  Operating Income

  Operating income increased $26 million and $24 million during the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of 2000. The increase was primarily due to consolidating Contact Energy results of operations, effective June 1, 2001. Prior to June 1, 2001, we used the equity method of accounting for Contact Energy.

 Annual Results

  Operating Revenues

  Operating revenues decreased $29.4 million in 2000 compared to 1999, and increased $8.5 million in 1999 compared to 1998. The 2000 decrease was attributable to lower electric revenues from our Loy Yang B plant. During May 2000, we experienced a major outage due to damage to the generator at one of our two 500 MW units at the Loy Yang B power plant complex in Australia. The unit was restored to operation in September 2000. Under our insurance program, we are obligated for the property damage insurance deductible of $2 million and for loss of profits during the first 15 days following the insurable event. The repair costs in excess of the deductible amount together with the loss of profits after the first 15 days and until the unit was back in operation were partially recovered from insurance as of December 31, 2000. The 1999 increase was primarily due to higher electric revenues from the Loy Yang B plant due to increased generation in 1999; as compared to 1998, when the plant experienced longer planned outages.

  Equity in income from investments decreased $3.5 million in 2000 compared to 1999, and increased $16.8 million in 1999 compared to 1998. The 2000 decrease is primarily due to lower profitability of our interest in Contact Energy resulting from lower electricity prices caused by milder winter weather conditions. The 1999 increase reflects the purchase of a 40% ownership interest in Contact Energy in May 1999.

  Operating Expenses

  Fuel and plant operations decreased $12.3 million in 2000 compared to 1999, and increased $4.2 million in 1999 compared to 1998. The 2000 decrease resulted primarily from lower fuel costs at the Loy Yang B plant due to the major outage at one of its two 500 MW units. The 1999 increase in fuel expense and plant operations resulted from higher fuel costs from the Loy Yang B plant due to increased production in 1999; as compared to 1998, when the plant had lower fuel expenses and longer planned outages.

  Depreciation and amortization expense decreased $5.5 million in 2000 compared to 1999, and increased $8.9 million in 1999 compared to 1998. The 2000 decrease was primarily due to favorable changes in foreign exchange rates. The 1999 increase in depreciation and amortization expense related to the acquisition of our interest in 1999 in the Contact Energy project.

  Operating Income

  Operating income decreased $15.1 million in 2000 compared to 1999, and increased $12.2 million in 1999 compared to 1998. The 2000 decrease was due to lower operating income from the Loy Yang B plant resulting from the major outage at one of its two 500 MW units and a decrease in the value of the Australian dollar compared to the U.S. dollar. We recorded pre-tax losses of $8.4 million in 2000 related to this outage. The 1999 increase resulted from the acquisition of Contact Energy.

Europe, Central Asia, Middle East and Africa

                                                  Six Months
                              Years Ended            Ended       Three Months Ended
                              December 31,         June 30,           June 30,
                         ----------------------  --------------  --------------------
                          1998   1999    2000     2000    2001     2000       2001
                         ------ ------ --------  ------  ------  ---------  ---------
                             (in millions)       (in millions)      (in millions)
                                                  (unaudited)        (unaudited)
Operating revenues...... $469.4 $805.8 $1,236.3  $668.7  $540.6  $   265.8  $   217.9
Net losses from energy
 trading and price risk
 management.............    --     --       --      --    (14.1)       --        (3.9)
Equity in income (loss)
 from investments.......    3.5    1.4     (5.0)   (3.7)    0.3       (4.8)       1.1
                         ------ ------ --------  ------  ------  ---------  ---------
  Total operating
   revenues.............  472.9  807.2  1,231.3   665.0   526.8      261.0      215.1
Fuel and plant
 operations.............  241.3  456.6    730.1   382.3   381.0      156.4      181.9
Depreciation and
 amortization...........   40.3   88.3    144.8    74.6    72.9       36.9       37.7
                         ------ ------ --------  ------  ------  ---------  ---------
Operating income
 (loss)................. $191.3 $262.3 $  356.4  $208.1  $ 72.9  $    67.7  $    (4.5)
                         ====== ====== ========  ======  ======  =========  =========

 Interim Results

  Operating Revenues

  Operating revenues decreased $47.9 million and $128.1 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of the prior year. The decrease resulted primarily from lower electric revenues from the Ferrybridge and Fiddler's Ferry plants and the First Hydro plant due to lower energy prices and an 8.2% decrease in the average exchange rate of the pound sterling compared to the U.S. dollar at the six-month period ended June 30, 2001, compared to the same prior year period. The time weighted average System Marginal Price decreased from (Pounds)21.3/MWh during the quarter ended March 31, 2000 to (Pounds)18.6/MWh during the quarter ended March 31, 2001. On March 27, 2001, the United Kingdom pool pricing system was replaced with a bilateral physical trading system referred to as the new electricity trading arrangements, therefore eliminating the System Marginal Price. The new electricity trading arrangements are described in further detail under "--Market Risk Exposures--United Kingdom." These new electricity trading arrangements have resulted in lower forward contract prices for the quarter ended June 30, 2001, compared to the quarter ended June 30, 2000. The First Hydro plant, Ferrybridge and Fiddler's Ferry plants and the Iberian Hy-Power plants generally provide higher electric revenues during the winter months.

  Net losses from price risk management activities were $3.9 million and $14.1 million for the second quarter and six months ended June 30, 2001, respectively. There were no comparable gains or losses for the same prior year periods. The losses primarily represent the change in market value of electricity rate swap agreements that were recorded at fair value under SFAS No. 133 with changes in fair value recorded through the income statement.

  Equity in income from investments increased $5.9 million and $4 million during the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The increase reflects lower losses during the second quarter ended June 30, 2001, compared to the corresponding period in 2000 from the ISAB project, which commenced operations in April 2000. We had no comparable results for the ISAB project in the first quarter of 2000.

  Operating Expenses

  Fuel and plant operations increased $25.5 million for the quarter ended June 30, 2001, compared to the corresponding period in 2000. The increase in fuel expense resulted from higher fuel costs at the Doga plant due to increased production in the second quarter of 2001, compared to the same prior year quarter, when the plant experienced more unplanned outages. In addition, fuel costs increased at the First Hydro plant due to higher overnight prices and imbalance charges. The increase in plant operations resulted primarily from higher overhaul costs at the Ferrybridge and Fiddler's Ferry plants during the quarter ended June 30, 2001, compared to the corresponding period in 2000.

 Fuel and plant operations decreased $1.3 million for the six months ended June 30, 2001, compared to the same prior year period. The decrease in fuel expense and plant operations resulted primarily from a decrease in the average exchange rate of the pound sterling compared to the U.S. dollar. In addition, plant operations decreased from lower production at the Ferrybridge and Fiddler's Ferry plants during the first six months of 2001. Partially offsetting these decreases were higher fuel costs and plant operation expenses for the Doga plant due to increased production in the first six months of 2001, compared to the same prior year period.

  Operating Income

  Operating income decreased $72.2 million and $135.2 million during the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The decrease was due to lower operating income from the Ferrybridge and Fiddler's Ferry plants, the First Hydro plant and the Doga plant.

 Annual Results

  Operating Revenues

  Operating revenues increased $430.5 million in 2000 compared to 1999, and increased $336.4 million in 1999 compared to 1998. The 2000 increase resulted from a full year of electric revenues from the Ferrybridge and Fiddler's Ferry plants acquired in July 1999 and the Doga project, which commenced commercial operation in May 1999. Despite the overall increase in operating revenues in 2000 which resulted from the inclusion of a full year of operations of these projects, electric revenues from Ferrybridge and Fiddler's Ferry in 2000 were adversely affected by lower energy prices during the year, primarily due to increased competition, milder winter weather and uncertainty surrounding planned changes in electricity trading arrangements described below under "-- Market Risk Exposures--United Kingdom." The time weighted average System Marginal Price dropped from (Pounds)22.39/MWh in 1999 to (Pounds)18.75/MWh in 2000. We have entered into electricity rate price swaps for the majority of our forecasted generation through the winter 2000/2001, and accordingly, have mitigated the downside risks to further decreases in energy prices during this period. Despite improvement in capacity prices during August, September and early October 2000, and a slight firming of forward prices, the short-term prices for energy continued to be below the prices in prior years. As a result of the foregoing, we continue to expect lower revenues from our Ferrybridge and Fiddler's Ferry plants in 2001. The 1999 increase as compared to 1998 was primarily due to inclusion of electric revenues from the Ferrybridge and Fiddler's Ferry plants and the Doga project. There were no comparable electric revenues for the Ferrybridge and Fiddler's Ferry plants and the Doga project for 1998.

  Equity in income from investments decreased $6.4 million in 2000 compared to 1999, and decreased $2.1 million in 1999 compared to 1998. The 2000 decrease reflects losses from initial commercial operation of the ISAB project in April 2000. We had no comparable results for the ISAB project in 1999.

  Operating Expenses

  Fuel and plant operations increased $273.5 million in 2000 compared to 1999, and increased $215.3 million in 1999 compared to 1998. The 2000 increase resulted from a full year of expenses at the Ferrybridge and Fiddler's Ferry plants and the Doga project, partially offset by lower fuel expense at the First Hydro plant. Fuel expense at First Hydro decreased primarily due to a drop in energy prices throughout the year and lower pumping costs. The 1999 increase in fuel expense and plant operations resulted from having no comparable expenses for the Ferrybridge and Fiddler's Ferry plants and the Doga project for 1998.

  Depreciation and amortization expense increased $56.5 million in 2000 compared to 1999, and increased $48 million in 1999 compared to 1998. The 2000 increase was primarily due to a full year of depreciation and amortization expense associated with the Ferrybridge and Fiddler's Ferry plants. The 1999 increase in depreciation and amortization resulted primarily from the 1999 acquisition of the Ferrybridge and Fiddler's Ferry plants.

  Operating Income

  Operating income increased $94.1 million in 2000 compared to 1999, and increased $71 million in 1999 compared to 1998. The 2000 increase was primarily due to operating income from the Ferrybridge and Fiddler's Ferry plants, the Doga project and higher operating income from the First Hydro plant. The 1999 increase resulted from the inclusion of operating income from the Ferrybridge and Fiddler's Ferry plants and the Doga project.

Corporate/Other

                              Years Ended          Six Months Ended    Three Months Ended
                              December 31,             June 30,             June 30,
                         ------------------------  ------------------  --------------------
                          1998     1999     2000     2000      2001      2000       2001
                         -------  -------  ------  --------  --------  ---------  ---------
                             (in millions)           (in millions)        (in millions)
                                                      (unaudited)          (unaudited)
Net gains from energy
 trading and price risk
 management............. $   --   $   --   $  --   $    --   $    1.3  $     --   $     0.4
Depreciation and
 amortization...........     5.6      8.9    11.1       9.4       5.4        4.8        2.6
Long-term incentive
 compensation...........    39.0    136.3   (56.0)      --       (2.9)       --         0.8
Administrative and
 general................    83.9    114.9   139.8      73.8      65.1       39.7       33.4
                         -------  -------  ------  --------  --------  ---------  ---------
Operating loss.......... $(128.5) $(260.1) $(94.9) $  (83.2) $  (66.3) $   (44.5) $   (36.4)
                         =======  =======  ======  ========  ========  =========  =========

 Interim Results

  Net gains from price risk management activities were $0.4 million and $1.3 million for the second quarter and six months ended June 30, 2001, respectively. There were no comparable gains or losses for the same prior year periods. The gains primarily resulted from the change in market value of our interest rate swaps with respect to our $100 million senior notes that did not qualify for hedge accounting under SFAS No. 133.

  Long-term incentive compensation expense consists of charges related to our terminated phantom option plan. We recorded an adjustment to our long-term incentive compensation accrual during the six months ended June 30, 2001 for changes in the market value of stock equivalent units.

  Administrative and general expenses decreased $6.3 million and $8.7 million for the second quarter and six months ended June 30, 2001, respectively, compared to the corresponding periods of 2000. The decrease was the result of lower administrative and general operating costs.

 Annual Results

  Long-term incentive compensation expenses decreased $192.3 million in 2000 compared to 1999, and increased $97.3 million in 1999 compared to 1998. The 2000 decrease was due to the absence of new accruals, as the plan had been terminated, and to a reduction in the liability for previously accrued incentive compensation by approximately $60 million. This decrease resulted from the lower valuation implicit in the August 2000 exchange offer pursuant to which the phantom option plan was terminated compared to the value previously accrued. The 1999 increase was primarily due to the impact of the 1999 acquisitions of the Illinois Plants, the Ferrybridge and Fiddler's Ferry plants, the Homer City plant and a 40% interest in Contact Energy. No further phantom option plan grants were made in 2000 and, since the plan and all of the outstanding phantom stock options have been terminated, no further phantom stock options will be granted or exercised.

  Administrative and general expenses increased $24.9 million in 2000 compared to 1999, and increased $31 million in 1999 compared to 1998. The increases in both periods were primarily due to additional salaries and facilities costs incurred to support the 1999 acquisitions. We recorded a pretax charge of approximately $9 million against earnings for severance and other related costs, which contributed to the 2000 increase. The charge resulted from a series of actions undertaken by us designed to reduce administrative and general operating costs, including reductions in management and administrative personnel.

Other Income (Expense)

 Interim Results

  Interest and other income increased $5.5 million for the six months ended June 30, 2001, compared to the same prior year period. The increase was primarily due to higher interest income and foreign exchange gains on intercompany loans. Higher interest income resulted from the $255 million of notes purchased in connection with the sale-leaseback of the Illinois peaker power units in July 2000.

  On June 29, 2001, we completed the sale of our 25% interest in the Hopewell project to the existing partner. Proceeds from the sale were $26.5 million. We recorded a gain on the sale of $5.4 million ($2.8 million after tax).

  On June 30, 2000, we completed the sale of our 50% interest in the Auburndale project to the existing partner. Proceeds from the sale were $22 million. We recorded a gain on the sale of $17.0 million ($10.5 million after tax).

  Interest expense decreased $18.5 million and $37.7 million for the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The decrease was primarily the result of payment on our $500 million floating rate notes issued in December 1999 and subsequently paid in September 2000, lower interest rates on debt financing associated with the Illinois Plants and favorable changes in foreign exchange rates.

  Minority interest expense increased $6.5 million and $6.1 million for the second quarter and six months ended June 30, 2001, respectively, compared to the same prior year periods. The increase was due to accounting for Contact Energy on a consolidated basis, effective June 1, 2001, due to the purchase of additional shares of Contact Energy that resulted in our ownership interest increasing from 42.6% to 51.2%.

 Annual Results

  On August 16, 2000, we completed the sale of 30% of our interest in the Kwinana cogeneration plant to SembCorp Energy. We retain the other 70% ownership interest in the plant. Proceeds from the sale were $12 million. We recorded a gain on the sale of $8.5 million ($7.7 million after tax).

  During the fourth quarter of 1999, we completed the sale of 31.5% of our 50.1% interest in Four Star Oil & Gas for $34.2 million in cash and a 50% interest in the acquirer, Four Star Holdings. Four Star Holdings financed the purchase of the interest in Four Star Oil & Gas from $27.5 million in loans from affiliates, including $13.7 million from us, and $13.7 million from cash. Upon completion of the sale, we continue to own an 18.6% direct interest in Four Star Oil & Gas and an indirect interest of 15.75% which is held through Four Star Holdings. As a result of this transaction, our total interest in Four Star Oil & Gas has decreased from 50.1% to 34.35%. Cash proceeds from the sale were $34.2 million ($20.5 million net of the loan to Four Star Holdings). The gain on the sale of the 31.5% interest in Four Star Oil & Gas was $11.5 million of which we deferred 50%, or $5.6 million, due to our equity interest in Four Star Holdings. The after-tax gain on the sale was approximately $30 million.

  Interest expense increased $336.2 million in 2000 compared to 1999, and increased $170.3 million in 1999 compared to 1998. The 2000 increase was primarily the result of additional debt financing associated with the acquisitions of the Illinois Plants, Ferrybridge and Fiddler's Ferry plants and the Homer City plant. The 1999 increase was also the result of debt financing of the Homer City plant, Ferrybridge and Fiddler's Ferry plants and the Illinois Plants acquisition.

  Dividends on mandatorily redeemable preferred securities increased $9.7 million in 2000 compared to 1999 and increased $9.2 million in 1999 compared to 1998. The 2000 and 1999 increases reflect the issuance of preferred securities in connection with the Contact Energy acquisition.

Provision (Benefit) for Income Taxes

 Interim Results

  During the six months ended June 30, 2001, we recorded an effective tax provision rate of 39% based on projected income for the year and benefits under our tax sharing agreement, compared to the annual effective tax benefit rate for the first six months of 2000 of 36%.

 Annual Results

  We had effective tax provision (benefit) rates of 40.3%, (39.0%) and 34.8% in 2000, 1999 and 1998, respectively. Income taxes increased in 2000 principally due to a higher foreign income tax expense compared to 1999, nonrecurring 1999 tax benefits discussed below and higher state income taxes due to the Homer City plant and Illinois Plants. Income taxes decreased in 1999, principally due to lower pre-tax income and income tax benefits. In 1999, we recorded tax benefits associated with a capital loss attributable to the sale of a portion of our interest in Four Star Oil & Gas Company, refunds of advanced corporation tax payments from the United Kingdom and a reduction in deferred taxes in Australia as a result of a decrease in statutory rates. In addition, our effective tax rate has decreased as a result of lower foreign income taxes that result from the permanent reinvestment of earnings from foreign affiliates located in different foreign tax jurisdictions. The Australian corporate tax rate decreased from 36% to 34% effective in July 2000, and is scheduled to decrease from 34% to 30% effective in July 2001. The 1998 tax provision reflects a benefit from reductions in the U.K. corporate tax rate from 33% to 31% effective in April 1997, and from 31% to 30% effective in April 1999. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the reductions in the Australia and U.K. income tax rates resulted in reductions in income tax expense of approximately $5.9 million and $11 million in 1999 and 1998, respectively.

  We are, and may in the future be, under examination by tax authorities in varying tax jurisdictions with respect to positions we take in connection with the filing of our tax returns. Matters raised upon audit may involve substantial amounts, which, if resolved unfavorably, an event not currently anticipated, could possibly be material. However, in our opinion, it is unlikely that the resolution of any those matters will have material adverse effect upon our financial condition or results of operations.

Cumulative Effect of Change in Accounting Principle

  Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that derivative instruments be recorded in the balance sheet as either assets or liabilities measured at their fair value unless they meet an exception. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. For derivatives that qualify for hedge accounting, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

  Our primary market risk exposures arise from changes in electricity and fuel prices, interest rates, and fluctuations in foreign currency exchange rates. We manage these risks in part by using derivative financial instruments in accordance with established policies and procedures. Effective January 1, 2001, we record all derivatives at fair value unless the derivatives qualify for the normal sales and purchases exception. This exception applies to physical sales and purchases of power or fuel where it is probable that physical delivery will occur, the pricing provisions are clearly and closely related to the contracted prices and the documentation requirements of SFAS No. 133, as amended, are met. The majority of our physical long-term power and fuel contracts, and the similar business activities of our affiliates, qualify under this exception.

  The majority of our remaining risk management activities, including forward sales contracts from our Homer City plant, qualify for treatment under SFAS No. 133 as cash flow hedges with appropriate adjustments made to other comprehensive income. The hedge agreement we have with the State Electricity Commission of Victoria for electricity prices from our Loy Yang B project in Australia qualifies as a cash flow hedge. This contract could not qualify under the normal sales and purchases exception because financial settlement of the contract occurs without physical delivery. Some of our derivatives did not qualify for either the normal sales and purchases exception or as cash flow hedges. These derivatives are recorded at fair value with subsequent changes in fair value recorded through the income statement. The majority of our activities related to the Ferrybridge and Fiddler's Ferry power plants in the United Kingdom and fuel contracts related to the Collins Station in Illinois do not qualify for either the normal purchases and sales exception or as cash flow hedges. In both these situations, we could not conclude, based on information available at June 30, 2001, that the timing of generation from these power plants met the probable requirement for a specific forecasted transaction under SFAS No. 133. Accordingly, the majority of these contracts are recorded at fair value, with subsequent changes in fair value reflected in net gains (losses) from energy trading and price risk management in the consolidated income statement.

  As a result of the adoption of SFAS No. 133, we expect our quarterly earnings will be more volatile than earnings reported under our prior accounting policy. We recorded a $6 million, after tax, increase to net income as the cumulative change in the accounting for derivatives during the quarter ended March 31, 2001. In addition, we recorded a $230 million, after tax, unrealized holding loss upon adoption of a change in accounting principle reflected in accumulated other comprehensive loss in the consolidated balance sheet. During the quarter ended June 30, 2001, we recorded a $120 million, after tax, unrealized holding gain reflected in accumulated other comprehensive loss in the consolidated balance sheet. We recorded a loss of $0.3 million, after tax, and $7.4 million, after tax, for the quarter ended and six months ended June 30, 2001, respectively, as the change in the fair value of derivatives required under SFAS No. 133 that previously qualified for hedge accounting. We also recorded a net gain of $1.5 million and $1.6 million for the quarter ended and six months ended June 30, 2001, respectively, representing the amount of cash flow hedges ineffectiveness, reflected in net gains (losses) from energy trading and price risk management in the consolidated income statement.

  The Derivative Implementation Group of the Financial Accounting Standards Board has recently provided guidance on the normal sales and purchases exception that affects classification on commodity contracts. We did not use the normal sales and purchases exception for forward sales contracts from our Homer City plant due to our net settlement procedures with counterparties for the period between January 1, 2001 through June 30, 2001. Effective July 1, 2001, the Derivative Implementaton Group of the Financial Accounting Standards Board extended the normal sales and purchases exception to include forward sales contracts subject to net settlement procedures with counterparties. Accordingly, we intend to use the normal sales and purchases exception for our Homer City forward sales contracts commencing July 1, 2001 and plan to record a cumulative change in the accounting for derivatives during the quarter ended September 30, 2001. We are currently evaluating the impact of the implementation guidance on our remaining commodity contracts, which would be accounted for on a prospective basis.

  Through December 31, 1999, we accrued for major maintenance costs incurred during the period between turnarounds (referred to as "accrue in advance" accounting method). In March 2000, we voluntarily decided to change our accounting policy to record major maintenance costs as an expense as incurred. This change in accounting policy is considered preferable based on guidance provided by the Securities and Exchange Commission. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," we recorded a $17.7 million, after tax, increase to net income, as a cumulative change in the accounting for major maintenance costs during the quarter ended March 31, 2000.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which became effective in January 1999. The Statement requires that specified costs related to start-up activities be expensed as incurred and that specified previously capitalized costs be expensed and reported as a cumulative change in accounting principle. The reduction to our net income that resulted from adopting SOP 98-5 was $13.8 million, after tax.

Liquidity and Capital Resources

  As noted above, the following discussion of liquidity and capital resources only addresses the liquidity and capital resources of Edison Mission Energy and Edison Mission Energy's subsidiaries and other investments and does not address the liquidity and capital resources of Mission Energy Holding or the effect of the issuance of the notes and borrowings under the term loan on Mission Energy Holding. These matters are discussed above under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Mission Energy Holding." See also "Capitalization."

  At June 30, 2001, we had cash and cash equivalents of $573.4 million and had available a total of $16 million of borrowing capacity under one of our three revolving senior credit facilities. We had no borrowing capacity under our other two credit facilities. The revolving credit facility provides credit available in the form of cash advances or letters of credit, and bears interest on advances under the London Interbank Offered Rate, LIBOR, which was 6.66% at December 31, 2000, plus the applicable margin as determined by our long-term credit ratings (0.175% margin at December 31, 2000). In addition to the interest component described above, we pay a facility fee as determined by our long-term credit ratings (0.09% at December 31, 2000) on the entire credit facility independent of the level of borrowings. One of our credit facilities was originally scheduled to mature in March 2001 but was extended twice: first to May 2001 and then to October 2001. One of our other credit facilities was originally scheduled to mature in May 2001 but was also extended to October 2001. Currently, all three of these credit facilities are scheduled to mature on October 10, 2001.

  In April 2001, we issued $600 million of 9.875% senior notes, due in 2011. We used the proceeds of that offering to repay indebtedness, including mandatory repayments of $225 million, which also permanently reduced the amount available under our credit facilities. As a result of the mandatory repayments, the credit facilities were reduced from $1.5 billion to $1.275 billion. In connection with the sale of our 25% interest in the Hopewell project and a 50% interest in the Sunrise project, our credit facilities were further reduced to $1.224 billion. On August 10, 2001, we issued $400 million of 10% senior notes due in 2008. We used the proceeds to permanently repay indebtedness under our corporate credit facilities, reducing the outstanding commitments under these facilities to $823.3 million.

 Discussion of Historical Cash Flow

  Cash Flow from Operating Activities

  Cash provided by operating activities is derived primarily from operations of the Illinois Plants and the Homer City plant, distributions from energy projects and dividends from investments in oil and gas. Net cash used in operating activities totaled $372.1 million during the six months ended June 30, 2001, compared to net cash provided by operating activities of $68.4 million for the corresponding period of the prior year. The decrease is primarily due to higher working capital requirements. Net cash provided by operating activities increased $248.1 million in 2000 compared to 1999 and $150.6 million in 1999 compared to 1998. The 2000 increase primarily reflects higher pre-tax earnings from projects acquired in 1999 and higher dividends from oil and gas investments. The 1999 increase was primarily due to higher distributions from energy projects and higher dividends from oil and gas investments.

  Net working capital at June 30, 2001 was ($1,160.5) million compared to ($1,703.9) million at December 31, 2000. Net working capital at December 31, 2000 was ($1,703.9) million compared to ($815.5) million at December 31, 1999. The decrease reflects the reclassification to current maturities of long-term obligations from long-term obligations at December 31, 2000 of indebtedness under the financing documents entered into to finance the acquisition of the Ferrybridge and Fiddler's Ferry plants in 1999.

  Cash Flow from Financing Activities

  Net cash provided by financing activities decreased to $381.4 million for the six months ended June 30, 2001, from $524.6 million for the six months ended June 30, 2000. Net cash used in financing activities totaled $783 million in 2000, compared to net cash provided by financing activities of $8,363.5 million and $17.9 million in 1999 and 1998, respectively. In January 2000, one of our foreign subsidiaries borrowed $242.7 million from Edison Capital, an indirect affiliate. During the first quarter of 2001, the subordinated financing was repaid with interest. In April 2001, we issued $600 million of 9.875% senior notes due 2011, the proceeds of which were used to permanently repay $225 million on our corporate credit facilities. In June 2001, an additional $51 million was permanently repaid on our corporate credit facilities. In addition, dividends totaling $65 million were paid to The Mission Group and ultimately to Edison International, our ultimate parent company, during the six-month period ended June 30, 2001, compared to $44 million during the same prior year period. As of June 30, 2001, we had recourse debt of $2.5 billion, with an additional $6.1 billion of non-recourse debt (debt which is recourse to specific assets or subsidiaries, but not to Edison Mission Energy) on our consolidated balance sheet. Payments made on our credit facilities totaling $1.4 billion, a $500 million payment on our floating rate notes and the redemption of the Flexible Money Market Cumulative Preferred Stock for $124.7 million were the primary contributors of the net cash used in financing activities during 2000. Edison Mission Energy used the proceeds from the August 2000 Powerton and Joliet sale-leaseback transaction for a significant portion of those payments on the credit facilities, commercial paper facilities and the floating rate notes. We also paid dividends of $88 million to The Mission Group and ultimately to Edison International. In 2000, we also had borrowings of $1.2 billion under our credit facilities and commercial paper facilities. In February 2000, Edison Mission Midwest Holdings Co. issued $1.7 billion of commercial paper under its credit facility and repaid a similar amount of its outstanding bank borrowings for the Illinois Plants. Subsequently, Edison Mission Midwest Holdings Co. repaid $769.3 million of commercial paper under its credit facility and issued a similar amount of its bank borrowings for the Illinois Plants in December 2000. In 1999, financings related to the acquisition of four new projects in 1999 contributed to net cash provided by financing activities: a term loan facility of $1.3 billion related to the Ferrybridge and Fiddler's Ferry plants, senior secured bonds totaling $830 million related to the Homer City plant, $120 million Flexible Money Market Cumulative Preferred Stock and $125 million Retail Redeemable Preference Shares and $84 million Class A Redeemable Preferred Shares related to Contact Energy and credit facilities totaling $1.7 billion related to the Illinois Plants. In addition, our financings in connection with the aforementioned acquisitions consisted of floating rate notes of $500 million, borrowings of $215 million under our revolving credit facility and commercial paper facilities totaling $1.2 billion. In addition, we also received $2.0 billion in equity contributions from Edison International, which amount was 100% financed in the capital markets, to finance our 1999 acquisitions. In June 1999, we issued $600 million of 7.73% Senior Notes due 2009. As of December 31, 2000, we had recourse debt of $2.1 billion, with an additional $5.9 billion of non-recourse debt (debt which is recourse to specific assets or subsidiaries, but not to Edison Mission Energy) on our consolidated balance sheet.

  Cash Flow from Investment Activities

  Net cash used in investing activities increased to $347.5 million for the six months ended June 30, 2001 from $307.6 million for the six months ended June 30, 2000 and net cash provided by investing activities totaled $718.1 million in 2000, compared to net cash used in investing activities of $8,837.8 million and $408.2 million in 1999 and 1998, respectively. The increase is primarily due to the equity contributions made by us to meet capital calls by partnerships who own qualifying facilities that have power purchase agreements with Southern California Edison and Pacific Gas and Electric during the six-month period ended June 30, 2001. See "--The California Power Crisis and Our Response" for further discussion. Through June 30, 2001, $3.8 million was paid towards the purchase price and $1.5 million in equity contributions for the Italian Wind Projects, $20 million was paid for the purchase of the 50% interest in the CBK project and $59.5 million was paid for the purchase of additional shares in Contact Energy. Through June 30, 2000, $27 million was paid towards the purchase price and $13 million in equity contributions for the Italian Wind Projects and $33.5 million was made in equity contributions for the EcoElectrica project. In June 2001, we also competed the sale of a 50% interest in the Sunrise project to Texaco for $84 million. We invested $113.2 million and $178.5 million during the six-month periods ended June 30, 2001 and 2000, respectively, in new plant equipment principally related to the Homer City plant and Illinois Plants. In 2000, net cash provided by investing activities was primarily due to proceeds of $1.367 billion and $300 million received from the sale leaseback transactions with respect to the Powerton and Joliet power facilities in August 2000 and the Illinois peaker power units in July 2000, respectively. In connection with the Illinois peaker power units transaction, we purchased $255 million of notes issued by the lessor. In 2000, we also paid $44.9 million for the Citizens trading operations and structured transaction investments and $27 million for the acquisition of the Sunrise project. In addition, $21.2 million and $20 million were made in equity contributions for the Tri Energy project (July
2000) and the ISAB project (September 2000), respectively. In 1999, cash used in investing activities was primarily due to the purchase of the Homer City plant, Ferrybridge and Fiddler's Ferry generating facilities, the Illinois Plants and the 40% interest in Contact Energy. We invested $352.3 million, $216.4 million and $73.4 million in 2000, 1999 and 1998, respectively, in new plant and equipment principally related to the Homer City plant and Illinois Plants in 2000, the Homer City plant and Ferrybridge and Fiddler's Ferry plants in 1999, and the Doga project in 1998.

 Corporate Financing Plans

  As discussed above, we have three corporate credit facilities scheduled to expire on October 10, 2001 with an aggregate amount of commitments of $1.224 billion thereunder as of June 30, 2001, which we had committed to reduce to $1 billion in the aggregate by August 15, 2001. Our corporate cash requirements in 2001 are expected to exceed cash distributions from our subsidiaries. In addition to our commitment to pay down the corporate credit facilities by $224 million, our expected corporate cash payments for the remainder of 2001 include:

  . debt service under senior notes and intercompany notes resulting from sale-leaseback transactions which aggregate $123 million;

  . equity and capital requirements for projects in development and under construction of $67 million;

  .  dividends payable to Mission Energy Holding of $65 million; and

  .  general and administrative expenses.

  We used the proceeds from the August 2001 offering of senior notes to pay down a portion of our existing corporate credit facilities. In addition, we have selected a syndicate of bank lenders to implement a new $750 million credit facility. We plan to use this new facility, together with other corporate funds, to replace the balance under our existing corporate credit facilities. Completion of this new credit facility is subject to a number of conditions. Although we believe our corporate financing plans will be successful in meeting our cash and credit requirements in 2001, no assurance can be provided that we will be able to obtain new financing to meet our obligations under our corporate credit facilities in 2001, or if we were able to obtain new financing, that the new financing would be on similar terms and rates as our existing credit facilities, on commercially reasonable terms or on the terms required by the Mission Energy Holding financing documents.

  In addition, we:

  . have agreed to sell our interests in the Commonwealth Atlantic, EcoElectrica, Gordonsville, James River, Nevada Sun-Peak and Saguaro projects subject to obtaining consents from third parties and other conditions precedent to closing;

  . have undertaken a competitive bidding process through an investment bank for the sale of our ownership interest in the Brooklyn Navy Yard project; and

  . are planning on obtaining project financing for the Sunrise project based on a power purchase agreement, including construction financing for Phase II of the project (See "--Acquisitions, Dispositions and Sale-Leaseback Transactions--Acquisition of Sunrise Project").

  We may incur additional federal and state income taxes from the proceeds of the sale of one of our foreign projects if the sale of this project is completed and we are required to repatriate funds to reduce senior bank indebtedness. There is no assurance that we will be able to sell projects on favorable terms or that the sale of individual projects will not result in a loss. We are also considering sale-leaseback transactions of several projects, the proceeds of which would be used to repay short-term indebtedness or to meet other capital requirements.

 Subsidiary Financing Plans

  The estimated capital expenditures of our subsidiaries for the second half of 2001 are $117 million, including environmental expenditures disclosed under "Business--Regulatory Matters--Environmental Regulation." These capital expenditures are planned to be financed by existing subsidiary credit agreements and cash generated from their operations. Other than as described below under "--Commitments and Contingencies," we do not plan to make additional capital contributions to our subsidiaries.

  Purchase of Additional Shares in Contact Energy

  During the second quarter of 2001, we completed the purchase of additional shares of Contact Energy for NZ$152 million, thereby increasing our ownership interest from 42.6% to 51.2%. In order to finance this purchase, we obtained a NZ$135 million, 364-day bridge loan from an investment bank under a credit facility which is to be syndicated by the bank. In addition to other security arrangements, a security interest over all Contact Energy shares held has been provided as collateral. In June and July 2001, we issued through one of our subsidiaries new preferred securities to repay the bridge loan. On July 2, 2001, we redeemed NZ$400 million EME Taupo preferred securities from the existing holders. Funding for the redemption of the existing preferred securities was provided by a NZ$400 million credit facility scheduled to mature in July 2005. The financing documents governing the credit facility provide that the credit facility may be funded under either, or a combination, of a letter of credit facility or a revolving credit facility. The NZ$400 million was originally funded as a revolving credit facility.

  Status of Edison First Power Loan

  The financial performance of the Fiddler's Ferry and Ferrybridge power plants has not met our expectations, largely due to lower power prices resulting primarily from increased competition, milder winter weather and uncertainty surrounding the new electricity trading arrangements. See "Market Risk Exposure--United Kingdom."

  As a result, Edison First Power has defaulted on its financing documents related to the acquisition of the power plants. As a result of the reduced financial performance, Edison First Power deferred some environmental capital expenditure milestone requirements in the original capital expenditure program set forth in the financing documents. The original capital expenditure program has been revised, and this revision has been agreed to by the financing parties. In addition, in July 2001, the financing parties waived technical defaults under the financing documents and a default under the financing documents resulting from the fact that, due to this reduced financial performance, Edison First Power's debt service coverage ratio during 2000 declined below the threshold set forth in the financing documents. There is no assurance that Edison First Power's creditors will continue to waive its non-compliance with the requirements under the financing documents or that Edison First Power will satisfy its financial ratios in the future.

  The financing documents stipulate that a breach of the financial ratio covenant constitutes an immediate event of default and, if the event of default is not waived, the financing parties are entitled to enforce their security over Edison First Power's assets, including the Fiddler's Ferry and Ferrybridge plants. Despite the breaches under the financing documents, Edison First Power's debt service coverage ratio for 2000 exceeded 1:1. Due to the timing of its cash flows and debt service payments, Edison First Power utilized (Pounds)37 million from its debt service reserve to meet its debt service requirements in 2000. In March 2001, (Pounds)61 million was paid by Edison First Power to meet its semi-annual debt service requirements.

  Another of our indirect subsidiaries, EME Finance UK Limited, is the borrower under the facility made available for the purposes of funding coal and capital expenditures related to the Fiddler's Ferry and Ferrybridge power plants. At June 30, 2001, (Pounds)58 million was outstanding for coal purchases and zero was outstanding to fund capital expenditures under this facility. EME Finance UK Limited on-lends any drawings under this facility to Edison First Power. The financing parties of this facility have also issued letters of credit directly to Edison First Power to support their obligations to lend to EME Finance UK Limited. EME Finance UK Limited's obligations under this facility are separate and apart from the obligations of Edison First Power under the financing documents related to the acquisition of these plants. Edison Mission Energy has guaranteed the obligations of EME Finance UK Limited under this facility, including any letters of credit issued to Edison First Power under the facility, for the amount of (Pounds)359 million, and Edison Mission Energy's guarantee remains in force notwithstanding any breaches under Edison First Power's acquisition financing documents.

  In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed," we have evaluated impairment of the Ferrybridge and Fiddler's Ferry power plants. The undiscounted projected cash flow from these power plants exceeds the net book value at December 31, 2000, and, accordingly, no impairment of these power plants is permitted under SFAS No. 121. As a result of the change in the prices of power in the U.K., we are offering for sale through a competitive bidding process the Ferrybridge and Fiddler's Ferry Power plants. Management has not made a decision whether or not the sale of these power plants will ultimately occur and, accordingly, these assets are not classified as held for sale. If we are successful at selling the Ferrybridge and Fiddler's Ferry plants, it is likely that we will not recover any of our investment in the subsidiary that owns these assets. At June 30, 2001, that investment was $974 million. We plan to use the proceeds from the sale, if it occurs, to repay a portion or all of the indebtedness of the project. We cannot provide assurance that acceptable bids will be obtained or, if such bids are acceptable, that completion of the sale will occur. In this regard, there is no assurance that we will be able to negotiate acceptable terms and conditions with a potential buyer or that if an agreement was reached, that we will be able to satisfy the conditions needed for closing, which will include, among other things, a regulatory review in the United Kingdom.

  Limitations on Dividends from the Doga Project

  Our subsidiary, Doga Enerji, owns 80% of the Doga project in Turkey. Doga Enerji has experienced delays in receiving payments from its power purchaser Turkiye Elektrik, A.S., also referred to as TEAS. Doga Enerji is in the process of determining whether these delays will materially adversely affect the future cash flow projections for the project. Until the determination is made, Doga Enerji will not make a distribution for 2001. While such payment obligations are guaranteed by the Turkish Treasury, we cannot assure you that TEAS will make its payments on a timely basis.

Intercompany Tax Sharing Payments

  We participate in a tax sharing agreement with The Mission Group, which in turn participates in a tax sharing agreement with Edison International. We have historically received tax payments under the tax sharing agreement related to domestic net operating losses incurred by us. However, we will be required to pay Edison International $51 million during 2001 as a result of changes in estimated taxable income for 2000. At June 30, 2001, we have recorded $142.5 million as an income tax receivable under the tax sharing agreement. However, we are not eligible to receive tax sharing payments for those losses until such time as Edison International and its subsidiaries generate sufficient taxable income in order to be able to monetize tax losses of Edison Mission Energy in the consolidated income tax returns for Edison International and its subsidiaries.

Credit Ratings

  In January 2001, Standard & Poor's and Moody's downgraded our senior unsecured credit ratings to "BBB-" from "A-" and to "Baa3" from "Baa1", respectively. Our credit ratings remain "investment grade." Maintaining our investment grade credit ratings is part of our current operational focus and our long term strategy. However, we cannot assure you that Standard & Poor's and Moody's will not downgrade our credit rating below investment grade, whether as a result of the California power crisis or otherwise. If our credit ratings are downgraded below investment grade, we could be required to, among other things:

  . provide additional guarantees, collateral, letters of credit or cash for the benefit of counterparties in our trading activities; and

  . post a letter of credit or cash collateral to support its $58.5 million equity contribution obligation in connection with our acquisition in February 2001 of a 50% interest in the CBK Power Co. Ltd. project in the Philippines, which equity contribution would otherwise be payable as currently scheduled in 2003.

  A downgrade of our credit ratings could result in a downgrade of the credit rating of Edison Mission Midwest Holdings Co., our indirect subsidiary. In the event of a downgrade of Edison Mission Midwest Holdings below its current credit ratings, provisions in the agreements binding on its subsidiary, Midwest Generation, LLC, limit the ability of Midwest Generation to use excess cash flow to make distributions.

  A downgrade in our credit ratings below investment grade could increase our cost of capital, increase our credit support obligations, make efforts to raise capital more difficult, adversely affect our trading operations and have an adverse impact on us and our subsidiaries.

Restricted Assets of Subsidiaries

  Each of our direct or indirect subsidiaries is organized as a legal entity separate and apart from us and our other subsidiaries. Assets of our subsidiaries may not be available to satisfy our obligations or the obligations of any of our other subsidiaries. However, unrestricted cash or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements of the parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to us or to an affiliate of ours.

Commitments and Contingencies

 Capital Commitments

  The following table summarizes our consolidated capital commitments as of June 30, 2001. Details regarding these capital commitments are discussed in the sections referenced.

                             U.S.        Time
   Type of Commitment      Estimated    Period           Discussed Under
   ------------------    ------------- ---------         ---------------
                         (in millions)
New Gas-Fired                $250       by 2003  Illinois Plants--Power Purchase
 Generation.............                         Agreements

New Gas-Fired                 986(1)   2001-2004 Edison Mission Energy Master
 Generation.............                         Turbine Lease

Environmental
 Improvements at our          494      2001-2005 Environmental Matters and
 Project Subsidiaries...                         Regulations

Project Acquisition for
 the Italian Wind                                Firm Commitment for Asset
 Projects...............        8      2001-2002 Purchase

Equity Contribution for
 the Sunrise Project....      123      2001-2003 Firm Commitments to Contribute
                                                 Project Equity

Equity Contribution for
 the Italian Wind               1      2001-2002 Firm Commitments to Contribute
 Projects...............                         Project Equity

Equity Contribution for        59        2003    Firm Commitments to Contribute
 the CBK Project........                         Project Equity

--------
(1) Represents the total estimated costs related to four projects using the Siemens Westinghouse turbines procured under the Edison Mission Energy Master Turbine Lease. One of these projects may be used to meet the new gas-fired generation commitments resulting from the acquisition of the Illinois Plants. See "--Illinois Plants--Power Purchase Agreements."

  Illinois Plants--Power Purchase Agreements

  During 2000, 33% of our electric revenues were derived under power purchase agreements with Exelon Generation Company, a subsidiary of Exelon Corporation, entered into in connection with our December 1999 acquisition of the Illinois Plants. Exelon Corporation is the holding company of Commonwealth Edison and PECO Energy Company, major utilities located in Illinois and Pennsylvania. Electric revenues attributable to sales to Exelon Generating Company are earned from capacity and energy provided by the Illinois Plants under three five-year power purchase agreements. If Exelon Generation were to fail to or became unable to fulfill its obligations under these power purchase agreements, we may not be able to find another customer on similar terms for the output of our power generating assets. Any material failure by Exelon Generation to make payments under these power purchase agreements could adversely affect our results of operations and liquidity.

  Pursuant to the acquisition documents for the purchase of generating assets from Commonwealth Edison, we committed to install one or more gas-fired power plants having an additional gross dependable capacity of 500 MWs at an existing or adjacent power plant site in Chicago. The acquisition documents require that commercial operations of this project be completed by December 15, 2003. The estimated cost to complete the construction of this 500 MW gas-fired power plant is approximately $250 million.

  Edison Mission Energy Master Turbine Lease

  In December 2000, we entered into a master lease and other agreements for the construction of new projects using nine turbines that are being procured from Siemens Westinghouse. The aggregate total construction cost of these projects is estimated to be approximately $986 million. Under the terms of the master lease, the lessor, as owner of the projects, is responsible for the development and construction costs of the new projects using these turbines. We have agreed to supervise the development and construction of the projects as the agent of the lessor. Upon completion of construction of each project, we have agreed to lease the projects from the lessor. In connection with the lease, we have provided a residual value guarantee to the lessor at the end of the lease term. We are required to deposit treasury notes equal to 103% of the construction costs as collateral for the lessor which can only be used under circumstances involving our default of the obligations we have agreed to perform during the construction of each project. Lease payments are scheduled to begin in November 2003. Minimum lease payments under this agreement are $3.1 million in 2003, $27.7 million in 2004, and $50.2 million in 2005. The term of the master lease ends in 2010. The master lease grants us, as lessee, a purchase option based on the lease balance which can be exercised at any time during the term.

  Firm Commitment for Asset Purchase

Projects                                       Local Currency          U.S.
--------                                   ----------------------- -------------
                                                                   (in millions)
Italian Wind Projects(1).................. 18 billion Italian Lira     $7.9

--------
(1) The Italian Wind Projects are a series of power projects that are in operation or under development in Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Purchase payments will continue through 2002, depending on the number of projects that are ultimately developed.

  Firm Commitments to Contribute Project Equity

Projects                                        Local Currency         U.S.
--------                                    ---------------------- -------------
                                                                   (in millions)
Italian Wind Projects(1)................... 3 billion Italian Lira     $ 1.4
CBK Project(2).............................                    --       58.5
Sunrise Project(3).........................                    --      122.9

--------
(1) The Italian Wind Projects are a series of power projects that are in operation or under development in Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed depending on the number of projects that are ultimately developed.
(2) Caliraya-Botocan-Kalayaan is a 728 MW hydroelectric power project under construction in the Philippines. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed upon completion of the rehabilitation and expansion, which is currently scheduled for 2003. This equity commitment could be accelerated if our credit rating were to fall below investment grade.
(3) The Sunrise Project consists of two phases, with Phase I, a single-cycle gas-fired facility (320 MW) that commenced commercial operation in June 2001, and Phase II, conversion to a combined-cycle gas-fired facility (560
    MW) currently scheduled to be completed in July 2003. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed to fund the construction of Phase II. The project intends to obtain project financing for a portion of the capital costs.

  Firm commitments to contribute project equity could be accelerated due to certain events of default as defined in the non-recourse project financing facilities. Management does not believe that these events of default will occur to require acceleration of the firm commitments.

 Other Commitments

  Sale-Leaseback Commitments

  At December 31, 2000, we had minimum lease payments related to purchased power generation assets from Commonwealth Edison that were leased back to us in three separate transactions. In connection with the 1999 acquisition of the Illinois Plants, we assigned the right to purchase the Collins gas and oil-fired power plant to third party lessors. The third party lessors purchased the Collins Station for $860 million and leased the plant to us. During 2000, we entered into sale-leaseback transactions for equipment, primarily the Illinois peaker power units, and for two power facilities, the Powerton and Joliet coal-fired stations located in Illinois, to third party lessors. Total minimum lease payments during the next five years are $146.6 million in 2001, $168.6 million in 2002, $168.6 million in 2003, $168.8 million in 2004, and
$191.4 million in 2005. At December 31, 2000, the total remaining minimum lease payments were $3.9 billion.

  Fuel Supply Contracts

  At December 31, 2000, we had contractual commitments to purchase and/or transport coal and fuel oil. Based on the contract provisions, which consist of fixed prices, subject to adjustment clauses in some cases, these minimum commitments are currently estimated to aggregate $2.4 billion in the next five years summarized as follows: 2001--$838 million; 2002--$653 million; 2003-- $386 million; 2004--$308 million; and 2005--$241 million.

  Homer City

  Edison Mission Energy has guaranteed to the bondholders, banks and other secured parties which financed the acquisition of the Homer City plant the performance and payment when due by Edison Mission Holdings Co. of its obligations in respect of specified senior debt, up to $42 million. This guarantee will be available until December 31, 2001, after which time Edison Mission Energy will have no further obligations under this guarantee.

  To satisfy the requirements under the Edison Mission Holdings Co. bank financing to have a debt service reserve account balance in an amount equal to six months' debt service, Edison Mission Energy provides a guarantee of Edison Mission Holdings' obligations in the amount of $9 million to the lenders involved in the bank financing.

  Credit Support for Trading and Price Risk Management Activities

  Our trading and price risk management activities are conducted through our subsidiary, Edison Mission Marketing & Trading, Inc. As part of obtaining an investment grade rating for this subsidiary, Edison Mission Energy has entered into a support agreement, which commits it to contribute up to $300 million in equity to Edison Mission Marketing & Trading, if needed to meet cash requirements. An investment grade rating is an important benchmark used by third parties when deciding whether or not to enter into master contracts and trades with us. The majority of Edison Mission Marketing & Trading's contracts have various standards of creditworthiness, including the maintenance of specified credit ratings. If Edison Mission Marketing & Trading does not maintain its investment grade rating or if other events adversely affect its financial position, a third party could request Edison Mission Marketing & Trading to provide adequate assurance. Adequate assurance could take the form of supplying additional financial information, additional guarantees, collateral, letters of credit or cash. Failure to provide adequate assurance could result in a counterparty liquidating an open position and filing a claim against Edison Mission Marketing & Trading for any losses.

  The California power crisis has adversely affected the liquidity of West Coast trading markets, and to a lesser extent, other regions in the United States. Our trading and price risk management activity has been reduced as a result of these market conditions and uncertainty regarding the effect of the power crisis on our affiliate,

Southern California Edison. It is not certain that resolution of the California power crisis will occur in 2001 or that, if resolved, we will be able to conduct trading and price risk management activities in a manner that will be favorable to us.

  Subsidiary Indemnification Agreements

  Some of our subsidiaries have entered into indemnification agreements, under which the subsidiaries have agreed to repay capacity payments to the projects' power purchasers in the event the projects unilaterally terminate their performance or reduce their electric power producing capability during the term of the power contracts. Obligations under these indemnification agreements as of June 30, 2001, if payment were required, would be $246 million. We have no reason to believe that the projects will either terminate their performance or reduce their electric power producing capability during the term of the power contracts.

  Other

  In support of the businesses of our subsidiaries, we have made, from time to time, guarantees, and have entered into indemnity agreements with respect to our subsidiaries' obligations like those for debt service, fuel supply or the delivery of power, and have entered into reimbursement agreements with respect to letters of credit issued to third parties to support our subsidiaries' obligations. We may incur additional guaranty, indemnification, and reimbursement obligations, as well as obligations to make equity and other contributions to projects in the future.

 Contingencies

  The California Power Crisis

  In the past year, various market conditions and other factors have resulted in higher wholesale power prices to California utilities. At the same time, two of the three major California utilities, Southern California Edison and Pacific Gas and Electric, have operated under a retail rate freeze. As a result, there has been a significant under recovery of costs by Southern California Edison and Pacific Gas and Electric, and each of these companies has failed to make payments due to power suppliers, including us, and others. Given these and other payment defaults, Southern California Edison could face bankruptcy at any time. Pacific Gas and Electric filed a voluntary bankruptcy petition on April 6, 2001. Edison International, our ultimate parent company, is also the corporate parent of Southern California Edison. For a description of this contingency and the California power crisis, see "--The California Power Crisis and Our Response."

  Paiton

  Our wholly-owned subsidiary owns a 40% interest in PT Paiton Energy, which owns a 1,230 MW coal-fired power plant in operation in East Java, Indonesia, which is referred to as the Paiton project. Our investment in the Paiton project was $503 million at June 30, 2001. Under the terms of a long-term power purchase agreement between Paiton Energy and PT PLN, the state-owned electric utility company, PT PLN is required to pay for capacity and fixed operating costs once each unit and the plant achieve commercial operation. As of December 31, 2000, PT PLN had not paid invoices amounting to $814 million for capacity charges and fixed operating costs under the power purchase agreement.

  Paiton Energy is in continuing negotiations on a long-term restructuring of the tariff under the power purchase agreement. Paiton Energy and PT PLN agreed on an interim agreement for the period through December 31, 2000 and on a Phase I Agreement for the period from January 1, 2001 through June 30, 2001. The Phase I Agreement provides for fixed monthly payments aggregating $108 million over its six-month duration and for the payment for energy delivered to PT PLN from the plant during this period. PT PLN made all fixed and energy payments due under the interim agreement and has made all fixed payments due under the Phase I Agreement totaling $108 million as scheduled. Paiton Energy received lender approval of the Phase I

Agreement, and Paiton Energy has also entered into a lender interim agreement under which lenders have effectively agreed to interest-only payments and to deferral of principal repayments while Paiton Energy and PT PLN seek a long-term restructuring of the tariff. The lenders have agreed to extend that agreement through December 31, 2001. Paiton Energy and PT PLN intended to complete the negotiations of the future phases of a new long-term tariff during the six-month duration of the Phase I Agreement. Although Paiton Energy and PT PLN did not complete negotiations on a long-term restructuring of the tariff by June 30, 2001, Paiton Energy and PT PLN have signed an agreement providing for an extension of the Phase I Agreement from July 1, 2001 to September 30, 2001. Paiton Energy is continuing to generate electricity to meet the power demand in the region and believes that PT PLN will continue to agree to make payments for electricity on an interim basis beyond June 30, 2001 while negotiations regarding long-term restructuring of the tariff continue. Although completion of negotiations may be delayed, Paiton Energy continues to believe that negotiations on the long-term restructuring of the tariff will be successful.

  All arrears under the power purchase agreement continue to accrue, minus the fixed monthly payments actually made under the year 2000 interim agreement and under the Phase I Agreement, with the payment of these arrears to be dealt with in connection with the overall long-term restructuring of the tariff. In this regard, under the Phase I Agreement, Paiton Energy has agreed that, so long as the Phase I Agreement is complied with, it will seek to recoup no more than $590 million of the above arrears, the payment of which is to be dealt with in connection with the overall tariff restructuring.

  Any material modifications of the power purchase agreement resulting from the continuing negotiation of a new long-term tariff could require a renegotiation of the Paiton project's debt agreements. The impact of any such renegotiations with PT PLN, the Government of Indonesia or the project's creditors on our expected return on our investment in Paiton Energy is uncertain at this time; however, we believe that we will ultimately recover our investment in the project.

  Brooklyn Navy Yard

  Brooklyn Navy Yard is a 286 MW gas fired cogeneration power plant in Brooklyn, New York. Our wholly-owned subsidiary owns 50% of the project. In February 1997, the construction contractor asserted general monetary claims under the turnkey agreement against Brooklyn Navy Yard Cogeneration Partners, L.P. for damages in the amount of $136.8 million. Brooklyn Navy Yard Cogeneration Partners has asserted general monetary claims against the contractor. In connection with a $407 million non-recourse project refinancing in 1997, we agreed to indemnify Brooklyn Navy Yard Cogeneration Partners and its partner from all claims and costs arising from or in connection with the contractor litigation, which indemnity has been assigned to Brooklyn Navy Yard Cogeneration Partners' lenders. At this time, we cannot reasonably estimate the amount that would be due, if any, related to this litigation. Additional amounts, if any, which would be due to the contractor with respect to completion of construction of the power plant would be accounted for as an additional part of its power plant investment. Furthermore, our partner has executed a reimbursement agreement with us that provides recovery of up to $10 million over an initial amount, including legal fees, payable from its management and royalty fees. We believe that the outcome of this litigation will not have a material adverse effect on our consolidated financial position or results of operations.

  Contingent Obligations to Contribute Project Equity

Projects                                       Local Currency          U.S.
--------                                   ----------------------- -------------
                                                                   (in millions)
Paiton(1).................................                     --      $ 5.3
ISAB(2)................................... 84 billion Italian Lira      36.5

--------
(1) Contingent obligations to contribute additional project equity will be based on events principally related to insufficient cash flow to cover interest on project debt and operating expenses, project cost overruns during plant construction, specified partner obligations or events of default. Our obligation to contribute contingent equity will not exceed $141 million, of which $136 million has been contributed as of June 30, 2001.

  For more information on the Paiton project, see "--Paiton" above.

(2) ISAB is a 512 MW integrated gasification combined cycle power plant near Siracusa in Sicily, Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 49% interest. Commercial operations commenced in April 2000. Contingent obligations to contribute additional equity to the project relate specifically to an agreement to provide equity assurances to the project's lenders depending on the outcome of the contractor claim arbitration.

  We are not aware of any other significant contingent obligations or obligations to contribute project equity other than as noted above and equity contributions to be made by us to meet capital calls by partnerships who own qualifying facilities that have power purchase agreements with Southern California Edison and Pacific Gas and Electric. See "--The California Power Crisis and Our Response--The California Power Crisis" for further discussion.

The California Power Crisis and Our Response

 The California Power Crisis

  We have partnership interests in eight partnerships that own power plants in California and have power purchase contracts with Pacific Gas and Electric and/or Southern California Edison. Three of these partnerships have a contract with Southern California Edison, four of them have a contract with Pacific Gas and Electric, and one of them has contracts with both. In 2000, our share of earnings before taxes from these partnerships was $168 million, which represented 20% of our operating income. For the six month period ended June 30, 2001, our share of earnings before taxes from these partnerships was $134 million, which represented 44% of our operating income. Our investment in these partnerships at June 30, 2001 was $607 million.

  As a result of Southern California Edison's and Pacific Gas and Electric's current liquidity crisis, each of these utilities has failed to make payments to qualifying facilities supplying them power. These qualifying facilities include the eight power plants that are owned by partnerships in which we have a partnership interest. Southern California Edison did not pay the partnerships for power delivered between November 1, 2000 and March 26, 2001; however, in response to the March 27, 2001 California Public Utilities Commission order discussed below, Southern California Edison has been paying the partnerships for power delivered after March 27, 2001. Also, following the execution of the standstill agreements, discussed below, Southern California Edison has paid the partnerships 10% of the past due amounts (for power delivered between November 2000 and March 2001) and has also begun making monthly interest payments on the past due amounts. It is possible that Southern California Edison may miss future payments. At June 30, 2001, accounts receivable due to these partnerships from Southern California Edison were $606 million. Our share of these receivables was $301 million.

  On April 6, 2001, Pacific Gas and Electric filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in San Francisco bankruptcy court. Pacific Gas and Electric made its January payment in full and has paid for power delivered after April 6, 2001, but paid only a small portion of the amounts due to the partnerships in February and March and, as discussed below, may not pay all or a portion of its future payments. Although Pacific Gas and Electric has thus far paid for post-petition deliveries, future payments by Pacific Gas and Electric to the qualifying facilities, including those owned by partnerships in which we have a partnership interest, may be subject to significant delays associated with the bankruptcy court process and may not be paid in full. Furthermore, Pacific Gas and Electric's power purchase agreements with the qualifying facilities will be subject to review by the bankruptcy court. At the petition date, accounts receivable to these partnerships from Pacific Gas and Electric were $47 million. Our share of these receivables was $23 million. We cannot assure you that the partnerships with long-term contracts with Pacific Gas and Electric will not be adversely affected by the bankruptcy proceeding.

  The California utilities' failure to pay has adversely affected the operations of our eight California qualifying facilities. Continuing failures to pay similarly could have an adverse impact on the operations of our California qualifying facilities. Provisions in the partnership agreements stipulate that partnership actions concerning contracts with affiliates are to be taken through the non-affiliated partner in the partnership. Therefore, partnership actions concerning the enforcement of rights under each qualifying facility's power purchase agreement with Southern California Edison in response to Southern California Edison's suspension of payments under that power purchase agreement are to be taken through the non-Edison Mission Energy affiliated partner in the partnership. During the period in which Southern California Edison failed to make payments, some of the partnerships sought to minimize their exposure to Southern California Edison by reducing deliveries under their power purchase agreements. Four of the partnerships have filed complaints against Southern California Edison with respect to the payment defaults.

  All of those partnerships have entered into agreements with Southern California Edison under which the partnerships and Southern California Edison will suspend the current litigation for a specified "standstill period" and provisionally stipulate as to the amount of past due payments and Southern California Edison will make partial payments with respect to past due amounts. The partial payments are to be made on the following schedule: 10% of the past due amount to be paid within three business days after signing the agreements, a second 10% to be paid upon the effective date of legislation that restores Southern California Edison to creditworthiness and enables it to pay its debts in a timely manner, and the final 80% on the fifth business day after the first day on which Southern California Edison receives proceeds from the first financing of the "net undercollected amount" resulting from such legislation. These agreements also require Southern California Edison to make monthly interest payments on past due amounts. Southern California Edison has already paid the first 10% of the past due amounts.

  It is unclear at this time what additional actions, if any, the partnerships will take in regard to any future suspension of payments due to the qualifying facilities by the utilities or in the event that the settlement agreements cease to be in effect. As a result of the utilities' failure to make payments due under these power purchase agreements, the partnerships have called on the partners to provide additional capital to fund operating costs of the power plants. From January 1, 2001 to June 30, 2001, subsidiaries of ours have made equity contributions totaling approximately $134 million to meet capital calls by the partnerships. Although Southern California Edison has been paying the partnerships for power delivered after March 27, 2001 and Pacific Gas and Electric has paid for power delivered after April 6, 2001, our subsidiaries and the other partners may be required to make additional capital contributions to the partnerships if the utilities fail to make future payments.

  Southern California Edison has stated that it is attempting to avoid bankruptcy and, subject to the outcome of regulatory and legal proceedings and negotiations regarding purchased power costs, it intends to pay all its obligations once a permanent solution to the current energy and liquidity crisis has been reached. However, it is possible that Southern California Edison will not pay all its obligations in full. In addition, it is possible that creditors of Southern California Edison could file an involuntary bankruptcy petition against Southern California Edison. If this were to occur, payments to the qualifying facilities, including those owned by partnerships in which we have a partnership interest, could be subject to significant delays associated with the lengthy bankruptcy court process and may not be paid in full. Furthermore, Southern California Edison's power purchase agreements with the qualifying facilities could be subject to review by a bankruptcy court.

  While we believe that the generation of electricity by the qualifying facilities, including those owned by partnerships in which we have a partnership interest, is needed to meet California's power needs, we cannot assure you that these settlement agreements will continue to be effective during the standstill period or that the power purchase agreements will not be adversely affected by a bankruptcy or any further contract renegotiation as a result of the current power crisis.

  On March 27, 2001, the California Public Utilities Commission issued a decision that ordered the three California investor-owned utilities, including Southern California Edison and Pacific Gas and Electric, to commence payment for power generated from qualifying facilities beginning in April 2001. As a result of this decision, Southern California Edison paid in full for power delivered after March 27, 2001, and Pacific Gas and Electric paid for power delivered after April 6, 2001, the date of its bankruptcy petition. This decision did not address payment to the qualifying facilities for amounts due prior to March 27, 2001. In addition, the decision modified the pricing formula for determining short-run avoided costs for qualifying facilities subject to these provisions. Depending on the utilities' continued reaction to this order, the impact of this decision may be that the qualifying facilities subject to this pricing adjustment will be paid at significantly reduced prices for their power. Furthermore, this decision called for further study of the pricing formula tied to short-run avoided costs and, accordingly, may be subject to more changes in the future. Finally, this decision is subject to challenge before the Commission, the Federal Energy Regulatory Commission and, potentially, state or federal courts. Although it is premature to assess the full effect of this decision, it could have a material adverse effect on our investment in the California partnerships, depending on how it is implemented and future changes in the relationship between the pricing formula and the actual cost of natural gas procured by our California partnerships.

  On April 9, 2001, Edison International and Southern California Edison signed a Memorandum of Understanding with the California Department of Water Resources. The Memorandum calls for legislation, regulatory action and definitive agreements to resolve important aspects of the energy crisis, and which the parties expect will help restore Southern California Edison's creditworthiness and liquidity. Edison International filed a Form 8-K on April 10, 2001, which describes key elements of the Memorandum. Among other things, the Memorandum provides that we will execute a contract with the Department of Water Resources or another state agency for the provision of power from the Sunrise project to the state at cost-based rates for ten years. We executed this contract on June 25, 2001, and the first phase became operational on June 27, 2001.

  Edison International and Southern California Edison believe that execution of the Memorandum was an important step toward an acceptable resolution of the major issues affecting Edison International and Southern California Edison as a result of the California energy crisis, but this result is not assured. The parties agreed in the Memorandum that each of its elements is part of an integrated package, and effectuation of each element will depend upon effectuation of the others. To implement the Memorandum, numerous actions must be taken by the parties and by other agencies of the State of California. Southern California Edison, Edison International and the Department of Water Resources committed to proceed in good faith to sponsor and support the required legislation and to negotiate in good faith the necessary definitive agreements. However, the California Legislature, the California Public Utilities Commission, the Federal Energy Regulatory Commission, and other governmental entities on whose part action will be necessary to implement the Memorandum are not parties to the Memorandum. Furthermore, the Memorandum may be terminated by either Southern California Edison or the California Department of Water Resources at any time because required regulatory and legislative actions were not taken before the applicable deadlines, but neither party has terminated the Memorandum. A number of alternatives to the Memorandum have been proposed in the California Legislature. Senate Bill 78XX, which was approved by the State Senate on July 20, 2001 and referred to the State Assembly, was opposed by Southern California Edison on the grounds that it would not be effective in restoring the creditworthiness of Southern California Edison and contained other objectionable provisions. Whether Senate Bill 78XX or any other legislation will be enacted is unknown. In addition, a California voter initiative or referendum has been threatened against any measures that would raise consumer rates or aid California's investor-owned utilities. Finally, the enactment of legislation would not eliminate the possibility that some of Southern California Edison's creditors could take steps to force Southern California Edison into bankruptcy proceedings.

  On April 3, 2001, the California Public Utilities Commission adopted an order instituting investigation. The order reopens past Commission decisions authorizing the California investor-owned utilities to form holding companies and initiates an investigation into: whether the holding companies violated requirements to give priority to the capital needs of their respective utility subsidiaries; whether ring-fencing actions by Edison International and PG&E Corporation and their respective non-utility affiliates (including Edison Mission Energy) also violated requirements to give priority to the capital needs of their utility subsidiaries; whether the payment of dividends by the utilities violated requirements that the utilities maintain dividend policies as though they were comparable stand-alone utility companies; any additional suspected violations of laws or Commission rules and decisions; and whether additional rules, conditions, or other changes to the holding company decisions are necessary. The Memorandum calls for the Commission to adopt a decision clarifying that the first priority condition in Southern California Edison's holding company decision refers to equity investment, not working capital for operating costs. On June 6, 2001, in response to motions filed by the three holding companies (including Edison International) to dismiss the investigation for lack of subject matter jurisdiction, the Commission issued for comment a draft decision, which concludes, among other matters, that applicable law permits the Commission, even if the normal common law prerequisites for piercing the corporate structures are absent, to disregard the corporate forms within the holding company system "to reach the assets of or challenge the behaviors of entities within the holding company system" in order to protect ratepayers. Commissioner Henry Duque has issued a draft alternate decision that would grant the three holding companies' motions to dismiss the order as to themselves, finding lack of subject matter jurisdiction over them, and would direct the Commissioner's general counsel to file an action in state court to enforce the holding company conditions, if necessary. The alternate, as well as the draft decision that would deny the motions to dismiss, are presently on the Commissioner's agenda for its October 11, 2001 meeting. Either would require a vote of 3 out of 5 commissioners in order to be adopted. Neither Edison Mission Energy nor Mission Energy Holding is a party to this investigatory proceeding. We cannot predict whether, when or in what form this order will be adopted, or what direct or indirect effects any subsequent action taken by the Commission in such proceeding or in any other action or proceeding, in reliance on the principles articulated in this order and in other applicable authority, may have on Mission Energy Holding and its ability to meet its obligations on the notes, the ability of the trustee to foreclose on the collateral, Edison Mission Energy or their respective subsidiaries and affiliates.

  On April 30, 2001, Edison Mission Energy applied to the Federal Energy Regulatory Commission seeking approval of the transfer of its stock to Mission Energy Holding in connection with this offering. The application was approved on May 14, 2001. Prior to the approval, Commonwealth Edison and Exelon Generation, among others, filed a motion to intervene in our application. The Federal Energy Regulatory Commission approval found that our proposed reorganization was consistent with the public interest and rejected the conditions sought by Commonwealth Edison and Exelon Generation. On June 8, 2001, the Illinois Commerce Commission filed a request for rehearing of the Federal Energy Regulatory Commission order approving the application asserting that the Federal Energy Regulatory Commission erred in failing to consider the transaction's effect on reliability of electric service. The Federal Energy Regulatory Commission rejected the Illinois Commerce Commission's request in an order issued July 9, 2001. No other requests for rehearing were filed prior to the applicable deadline, which passed on June 13, 2001.

  A number of federal and state, legislative and regulatory initiatives addressing the issues of the California electric power industry have been proposed, including wholesale rate caps, retail rate increases, acceleration of power plant permitting and state entry into the power market. Many of these activities are ongoing. For example, on March 27, 2001, the California Public Utilities Commission made permanent the interim surcharge on customers' bills that it authorized on January 4, 2001 and authorized a rate increase of three cents per kilowatt-hour; neither this interim surcharge nor the rate increase affected the retail rate freeze which has been in effect since deregulation began in 1998. On April 26, 2001, the Federal Energy Regulatory Commission ordered price mitigation measures, or price caps, for power sales in the California spot market during emergency periods only; on June 19, 2001, the price mitigation measures were expanded to apply during all periods and to cover the entire eleven-state Western region. After extensive settlement negotiations failed to produce a global settlement, on July 25, 2001, the Federal Energy Regulatory Commission ordered that refunds may be due from sellers who engaged in transactions in these markets from October 2, 2000 through June 20, 2001, at levels in excess of the requirements in the April 26 and July 19 orders (with certain modifications), and ordered an evidentiary hearing to determine the required refunds. A separate proceeding was also instituted to evaluate the potential for refunds in the Pacific Northwest. The price mitigation measures end on September 30, 2002. The federal and state, legislative and regulatory initiatives may result in a restructuring of the California power market. At this time, it is not possible to estimate the likely ultimate outcome of these activities.

 Mission Energy Holding's and Edison Mission Energy's Response

  Mission Energy Holding and Edison Mission Energy operate independently of Edison International and its other subsidiaries. Among other things, each of Mission Energy Holding and Edison Mission Energy have offices, officers, directors, financial reporting systems and books and records separate from Edison International and its other subsidiaries.

  To further isolate Mission Energy Holding from the credit downgrades and potential bankruptcies of Edison International and Southern California Edison, and to facilitate Mission Energy Holding's ability and the ability of Mission Energy Holding's subsidiaries to maintain their respective credit ratings, Mission Energy Holding's certificate of incorporation includes provisions that are intended to preserve Mission Energy Holding as a stand-alone entity despite the current credit difficulties of Edison International and Southern California Edison. These provisions require the unanimous approval of Mission Energy Holding's board of directors, including at least one independent director, before Mission Energy Holding can do any of the following:

  .  consolidate or merge with or into any other entity;

  . transfer all or substantially all of our assets and properties to any other entity;

  . institute or consent to bankruptcy, insolvency or similar proceedings or actions;

  . declare or pay dividends or distributions other than the dividend contemplated upon receipt of the proceeds of this offering and other dividends permitted under the terms of the indenture for the notes;

  .  liquidate or otherwise wind up; or

  . amend, repeal, rescind or otherwise modify provisions of the certificate of incorporation to limit or eliminate the rights and duties of the independent director or any provision regarding the separateness of Mission Energy Holding and its operations from another person.

  Similarly, on January 17, 2001, Edison Mission Energy amended its articles of incorporation and bylaws to include provisions that are intended to preserve Edison Mission Energy as a stand-alone investment grade rated entity despite the current credit difficulties of Edison International and Southern California Edison and their subsidiaries. These provisions require the unanimous approval of Edison Mission Energy's board of directors, including at least one independent director, before Edison Mission Energy can do any of the following:

  .  declare or pay dividends or distributions unless:

    . Edison Mission Energy then has an investment grade credit rating and receives rating agency confirmation that the dividend or distribution will not result in a downgrade; or

    . the dividends do not exceed $32.5 million in any fiscal quarter and Edison Mission Energy meets an interest coverage ratio of not less than 2.2 to 1 for the immediately preceding four fiscal quarters;

  . institute or consent to bankruptcy, insolvency or similar proceedings or actions; or

  . consolidate or merge with any entity or transfer substantially all Edison Mission Energy's assets to any entity, except to an entity that is subject to similar restrictions.

  We cannot assure you that these measures will effectively isolate Mission Energy Holding or Edison Mission Energy from the credit downgrades or the potential bankruptcies of Edison International or Southern California Edison or any of their subsidiaries. A downgrade in Edison Mission Energy's credit ratings could increase its cost of capital, increase its credit support obligations, make its efforts to raise capital more difficult, adversely affect its trading operations and have an adverse impact on both Mission Energy Holding and Edison Mission Energy. The measures described above are intended to insure that Mission Energy Holding and Edison Mission Energy are considered as separate entities from Edison International and Southern California Edison. However, in the event of a bankruptcy of either Edison International or Southern California Edison, creditors of Edison International or Southern California Edison might seek to have a bankruptcy court substantially consolidate the assets and liabilities of Mission Energy Holding and/or Edison Mission Energy with those of Edison International or Southern California Edison. Although it would be an exception rather than the rule, in the event that a bankruptcy court were to require substantive consolidation, Mission Energy Holding's assets and those of Edison International or Southern California Edison would be treated as if they were held by, and Mission Energy Holding's liabilities and those of Edison International or any such subsidiary were incurred by, a single entity and Mission Energy Holding would likely be prevented from, among other things, paying amounts due on the notes when due.

Market Risk Exposures

  Our primary market risk exposures arise from changes in electricity and fuel prices, interest rates and fluctuations in foreign currency exchange rates. We manage these risks in part by using derivative financial instruments in accordance with established policies and procedures.

 Commodity Price Risk

  Electric power generated at our merchant plants is generally sold under bilateral arrangements with utilities and power marketers under short-term contracts with terms of two years or less, or, in the case of the Homer City plant, to the Pennsylvania-New Jersey-Maryland Power Pool (PJM) or the New York Independent System Operator (NYISO). We have developed risk management policies and procedures which, among other things, address credit risk. When making sales under negotiated bilateral contracts, it is our policy to deal with investment grade counterparties or counterparties that provide equivalent credit support. Our Risk Management Committee grants exceptions to the policy only after thorough review and scrutiny. Most entities that have received exceptions are organized power pools and quasi-governmental agencies. We hedge a portion of the electric output of our merchant plants, whose output is not committed to be sold under long-term contracts, in order to lock in desirable outcomes. When appropriate, we manage the spread between electric prices and fuel prices, and use forward contracts, swaps, futures, or options contracts to achieve those objectives.

  Our electric revenues were increased by $47.5 million, $60.9 million and $108.4 million in 2000, 1999 and 1998, respectively, as a result of electricity rate swap agreements and other hedging mechanisms. A 10% increase in pool prices would result in a $130.8 million decrease in the fair market value of electricity rate swap agreements. A 10% decrease in pool prices would result in a $130.5 million increase in the fair market value of electricity rate swap agreements. An electricity rate swap agreement is an exchange of a fixed price of electricity for a floating price. As a seller of power, we receive the fixed price in exchange for a floating price, like the index price associated with electricity pools. A 10% increase in electricity prices at December 31, 2000 would result in a $1.8 million decrease in the fair market value of forward contracts entered into by the Loy Yang B plant. A 10% decrease in electricity prices at December 31, 2000 would result in a $1.8 million increase in the fair market value of forward contracts entered into by Loy Yang B plant.

  A 10% increase in fuel oil, natural gas and electricity forward prices at December 31, 2000 would result in a $15.7 million decrease in the fair market value of energy contracts utilized by our domestic trading operations in energy trading and price risk management activities. A 10% decrease in fuel oil, natural gas and electricity forward prices at December 31, 2000 would result in a $15.7 million increase in the fair market value of energy contracts utilized by our domestic trading operations in energy trading and price risk management activities.

 Americas

  On September 1, 2000, we acquired the trading operations of Citizens Power LLC. As a result of this acquisition, we have expanded our trading operations beyond the traditional marketing of our electric power. Our energy trading and price risk management activities give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the risk management policies of Edison Mission Energy. Policies are in place which limit the amount of total net exposure we may enter into at any point in time. Procedures exist which allow for monitoring of all commitments and positions with daily reporting to senior management. We perform a "value at risk" analysis in our daily business to measure, monitor and control our overall market risk exposure. The use of value at risk allows management to aggregate overall risk, compare risk on a consistent basis and identify the reasons for the risk. Value at risk measures the worst expected loss over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of value at risk and relying on a single risk measurement tool, we supplement this approach with industry "best practice" techniques including the use of stress testing and worst-case scenario analysis, as well as stop limits and counterparty credit exposure limits.

  Electric power generated at the Homer City plant is sold under bilateral arrangements with domestic utilities and power marketers under short-term contracts with terms of two years or less, or to the PJM or the NYISO. These pools have short-term markets, which establish an hourly clearing price. The Homer City plant is situated in the PJM control area and is physically connected to high-voltage transmission lines serving both the PJM and NYISO markets. The Homer City plant can also transmit power to the midwestern United States.

  Electric power generated at the Illinois Plants is sold under power purchase agreements with Exelon Generation Company, in which Exelon Generation Company purchases capacity and has the right to purchase energy generated by the Illinois Plants. The agreements, which began on December 15, 1999 and have a term of up to five years, provide for capacity and energy payments. Exelon Generation is obligated to make a capacity payment for the plants under contract and an energy payment for the electricity provided by these plants and taken by Exelon Generation. The capacity payments provide the Illinois Plants revenue for fixed charges, and the energy payments compensate the Illinois Plants for variable costs of production. Exelon Generation has the option to terminate two of the three agreements in their entirety or with respect to any generating unit or units in each of 2002, 2003 and 2004. In June 2001, Exelon Generation provided us notice to continue the agreement related to the coal units for 2002. If Exelon Generation Company does not fully dispatch the plants under contract, the Illinois Plants may sell, subject to specified conditions, the excess energy at market prices to neighboring utilities, municipalities, third party electric retailers, large consumers and power marketers on a spot basis. A bilateral trading infrastructure already exists with access to the Mid-America Interconnected Network and the East Central Area Reliability Council.

 United Kingdom

  Since 1989, our plants in the U.K. have sold their electrical energy and capacity through a centralized electricity pool, which established a half-hourly clearing price, also referred to as the pool price, for electrical energy. On March 27, 2001, this system was replaced with a bilateral physical trading system referred to as the new electricity trading arrangements.

  The new electricity trading arrangements provide for, among other things, the establishment of a spot market or voluntary short-term power exchanges operating from a year or more in advance to 3 1/2 hours before a trading period of 1/2 hour; a balancing mechanism to enable the system operator to balance generation and demand and resolve any transmission constraints; a mandatory settlement process for recovering imbalances between contracted and metered volumes with strong incentives for being in balance; and a Balancing and Settlement Code Panel to oversee governance of the balancing mechanism. Contracting over time periods longer than the day-ahead market is not directly affected by the proposals. Physical bilateral contracts have replaced the prior financial contracts for differences, but function in a similar manner. However, it remains difficult to evaluate the future impact of the new electricity trading arrangement. A key feature of the new arrangements is to require firm physical delivery, which means that a generator must deliver, and a consumer must take delivery, against their contracted positions or face assessment of energy imbalance penalty charges by the system operator. A consequence of this should be to increase greatly the motivation of parties to contract in advance and develop forwards and futures markets of greater liquidity than at present. Recent experience has been that the new electricity trading arrangements have placed a significant downward pressure on forward contract prices. Furthermore, another consequence may be that counterparties may require additional credit support, including parent company guarantees or letters of credit. Legislation in the form of the Utilities Act, which was approved July 28, 2000, provided for the implementation of the new electricity trading arrangements and the necessary amendments to generators' licenses.

  The legislation providing for the implementation of the new arrangements, the Utilities Act 2000, sets a principal objective for the Gas and Electric Market Authority to "protect the interests of consumers . . . where appropriate by promoting competition. . . ." This represents a shift in emphasis toward the consumer interest. This is qualified by a recognition that license holders should be able to finance their activities. The Act also contains new powers for the Secretary of State to issue guidance to the Gas and Electric Market Authority on social and environmental matters, changes to the procedures for modifying licenses and a new power for the Gas and Electric Market Authority to impose financial penalties on companies for breach of license conditions. We will be monitoring the operation of these new provisions. See "--Liquidity and Capital Resources."

 Asia Pacific

  Australia--The Loy Yang B plant sells its electrical energy through a centralized electricity pool, which provides for a system of generator bidding, central dispatch and a settlements system based on a clearing market for each half-hour of every day. The National Electricity Market Management Company, operator and administrator of the pool, determines a system marginal price each half-hour. To mitigate exposure to price volatility of the electricity traded into the pool, the Log Yang B plant has entered into a number of financial hedges. From May 8, 1997 to December 31, 2000, approximately 53% to 64% of the plant output sold was hedged under vesting contracts, with the remainder of the plant capacity hedged under the State Hedge described below. Vesting contracts were put into place by the State Government of Victoria, Australia, between each generator and each distributor, prior to the privatization of electric power distributors in order to provide more predictable pricing for those electricity customers that were unable to choose their electricity retailer. Vesting contracts set base strike prices at which the electricity will be traded. The parties to the vesting contracts make payments, which are calculated based on the difference between the price in the contract and the half-hourly pool clearing price for the element of power under contract. Vesting contracts were sold in various structures and accounted for as electricity rate swap agreements. The State Hedge agreement with the State Electricity Commission of Victoria is a long-term contractual arrangement based upon a fixed price commencing May 8, 1997 and terminating October 31, 2016. The State Government of Victoria, Australia guarantees the State Electricity Commission of Victoria's obligations under the State Hedge. From January 2001 to July 2014, approximately 77% of the plant output sold is hedged under the State Hedge. From August 2014 to October 2016, approximately 56% of the plant output sold is hedged under the State Hedge. Additionally, the Loy Yang B plant entered into a number of fixed forward electricity contracts commencing either in 2001 or 2002, which expire on various dates through December 31, 2002 and which will further mitigate against the price volatility of the electricity pool.

  New Zealand--The New Zealand Government has been undergoing a steady process of electric industry deregulation since 1987. Reform in the distribution and retail supply sector began in 1992 with legislation that deregulated electricity distribution and provided for competition in the retail electric supply function. The New Zealand Energy Market, established in 1996, is a voluntary competitive wholesale market which allows for the trading of physical electricity on a half-hourly basis. The Electricity Industry Reform Act, which was passed in July 1998, was designed to increase competition at the wholesale generation level by splitting up Electricity Company of New Zealand Limited, the large state-owned generator, into three separate generation companies. The Electricity Industry Reform Act also prohibits the ownership of both generation and distribution assets by the same entity.

  The New Zealand Government commissioned an inquiry into the electricity industry in February 2000. This Inquiry Board's report was presented to the government in mid-2000. The main focus of the report was on the monopoly segments of the industry, transmission and distribution, with substantial limitations being recommended in the way in which these segments price their services in order to limit their monopoly power.

Recommendations were also made with respect to the retail customer in order to reduce barriers to customers switching. In addition, the Board made recommendations in relation to the wholesale market's governance arrangements with the purpose of streamlining them. The recommended changes are now being progressively implemented.

 Interest Rate Risk

  Interest rate changes affect the cost of capital needed to finance the construction and operation of our projects. We have mitigated the risk of interest rate fluctuations by arranging for fixed rate financing or variable rate financing with interest rate swaps or other hedging mechanisms for a number of our project financings. Interest expense included $9.3 million and $9.6 million of additional interest expense for the six months ended June 30, 2001 and 2000, respectively, and $16.1 million, $25.2 million and $22.8 million for the years 2000, 1999 and 1998, respectively, as a result of interest rate hedging mechanisms. We have entered into several interest rate swap agreements under which the maturity date of the swaps occurs prior to the final maturity of the underlying debt. A 10% increase in market interest rates at December 31, 2000 would result in a $17.2 million increase in the fair value of our interest rate hedge agreements. A 10% decrease in market interest rates at December 31, 2000 would result in a $17.1 million decline in the fair value of our interest rate hedge agreements.

  We had short-term obligations of $819.8 million consisting of commercial paper and bank borrowings at June 30, 2001. The fair values of these obligations approximated their carrying values at June 30, 2001, and would not have been materially affected by changes in market interest rates. The fair market value of long-term fixed interest rate obligations are subject to interest rate risk. The fair market value of our total long-term obligations (including current portion) was $7.7 billion at June 30, 2001. A 10% increase in market interest rates at December 31, 2000 would result in a decrease in the fair value of total long-term obligations by approximately $96 million. A 10% decrease in market interest rates at December 31, 2000 would result in an increase in the fair value of total long-term obligations by approximately $104 million.

 Foreign Exchange Rate Risk

  Fluctuations in foreign currency exchange rates can affect, on a United States dollar equivalent basis, the amount of our equity contributions to, and distributions from, our international projects. As we continue to expand into foreign markets, fluctuations in foreign currency exchange rates can be expected to have a greater impact on our results of operations in the future. At times, we have hedged a portion of our current exposure to fluctuations in foreign exchange rates through financial derivatives, offsetting obligations denominated in foreign currencies, and indexing underlying project agreements to United States dollars or other indices reasonably expected to correlate with foreign exchange movements. In addition, we have used statistical forecasting techniques to help assess foreign exchange risk and the probabilities of various outcomes. We cannot assure you, however, that fluctuations in exchange rates will be fully offset by hedges or that currency movements and the relationship between certain macro economic variables will behave in a manner that is consistent with historical or forecasted relationships. Foreign exchange considerations for three major international projects, other than Paiton which was discussed earlier, are discussed below.

  The First Hydro, Ferrybridge and Fiddler's Ferry plants in the U.K. and the Loy Yang B plant in Australia have been financed in their local currency, pounds sterling and Australian dollars, respectively, thus hedging the majority of their acquisition costs against foreign exchange fluctuations. Furthermore, we have evaluated the return on the remaining equity portion of these investments with regard to the likelihood of various foreign exchange scenarios. These analyses use market-derived volatilities, statistical correlations between specified variables, and long-term forecasts to predict ranges of expected returns.

  Foreign currencies in the U.K., Australia and New Zealand decreased in value compared to the U.S. dollar by 6%, 8% and 9%, respectively (determined by the change in the exchange rates from December 31, 2000 to June 30, 2001). The decrease in value of these currencies was the primary reason for the foreign currency translation loss of $101.2 million during the first six months of 2001 and a $157.3 million loss during 2000. A 10% increase or decrease in the exchange rate at December 31, 2000 would result in foreign currency translation gains or losses of $196.7 million.

  In December 2000, we entered into foreign currency forward exchange contracts in the ordinary course of business to protect ourselves from adverse currency rate fluctuations on anticipated foreign currency commitments. The periods of the forward exchange contracts correspond to the periods of the hedged transactions. At December 31, 2000, the outstanding notional amount of the contracts totaled $91 million, consisting of contracts to exchange U.S. dollars to pounds sterling. A 10% fluctuation in exchange rates would change the fair value of the contracts at December 31, 2000 by approximately $6 million. At June 30, 2001, the outstanding notional amount of the contracts totaled $73 million, consisting of contracts to exchange U.S. dollars to pound sterling with varying maturities ranging from July 2001 to July 2002. During the first six months of 2001, we recognized a foreign exchange gain of approximately $36,000 related to the fuel purchases underlying the contracts that matured during the first six months of 2001.

  We will continue to monitor our foreign exchange exposure and analyze the effectiveness and efficiency of hedging strategies in the future.

 Other

  The electric power generated by some of our investments in domestic operating projects, excluding the Homer City plant and the Illinois Plants, is sold to electric utilities under long-term contracts, typically with terms of 15 to 30 years. We structure our long-term contracts so that fluctuations in fuel costs will produce similar fluctuations in electric and/or steam revenues and enter into long-term fuel supply and transportation agreements. The degree of linkage between these revenues and expenses varies from project to project, but generally permits the projects to operate profitably under a wide array of potential price fluctuation scenarios.

Recent Developments

  We are considering a possible reincorporation in the State of Delaware. The reincorporation would be accomplished through a merger with Edison Mission Energy, a Delaware corporation and a wholly-owned subsidiary of ours, in which the Delaware corporation would be the surviving corporation. The Order Authorizing Disposition of Jurisdictional Facilities issued by the Federal Energy Regulatory Commission on August 24, 2001 found that our proposed transaction was consistent with the public interest and granted our request for authority to complete the reincorporation, subject to certain conditions. We cannot assure you that a rehearing of the August 24, 2001 order will not be requested, and cannot provide any assurances as to the outcome of such a hearing or as to the consummation of the reincorporation.

                                   BUSINESS

  In this section, for convenience, the terms "we," "our," "ours" and "us" refer collectively to Mission Energy Holding, Edison Mission Energy and Edison Mission Energy's subsidiaries and other investments, except where otherwise indicated. The use of these terms is not intended to imply that Mission Energy Holding conducted any business prior to its formation on June 8, 2001 or that Edison Mission Energy and its subsidiaries and other investments are not separate and distinct legal entities. All our business operations are currently conducted by Edison Mission Energy and its subsidiaries and investments. However, Mission Energy Holding is the sole obligor on the notes, and neither Edison Mission Energy nor any of its subsidiaries or other investments has any obligation with respect to the notes.

General Overview

  We are an independent power producer engaged in the business of developing, acquiring, owning or leasing and operating electric power generation facilities worldwide. We also conduct energy trading and price risk management activities in power markets open to competition. Edison International is our ultimate parent company. Edison International also owns Southern California Edison, one of the largest electric utilities in the United States. As of June 30, 2001, we owned interests in 33 domestic and 39 international operating power projects with aggregate generation capacity of 27,798 MW, of which our share was 22,923 MW. One domestic and five international projects totaling 1,551 MW of generating capacity, of which our anticipated share is approximately 926 MW, are in the construction stage. At June 30, 2001, we had consolidated assets of $15.3 billion and total shareholder's equity of $2.7 billion.

Electric Power Industry

  Until the enactment of the Public Utility Regulatory Policies Act of 1978, utilities were the only producers of bulk electric power intended for sale to third parties in the United States. The Public Utility Regulatory Policies Act encouraged the development of independent power by removing regulatory constraints relating to the production and sale of electric energy by certain non-utilities and requiring electric utilities to buy electricity from certain types of non-utility power producers, qualifying facilities, under certain conditions. The passage of the Energy Policy Act of 1992 further encouraged the development of independent power by significantly expanding the options available to independent power producers with respect to their regulatory status and by liberalizing transmission access. As a result, a significant market for electric power produced by independent power producers, such as us, has developed in the United States since the enactment of the Public Utility Regulatory Policies Act. In 1998, utility deregulation in several states led utilities to divest generating assets, which has created new opportunities for growth of independent power in the United States.

  The movement toward privatization of existing power generation capacity in many foreign countries and the growing need for new capacity in developing countries have also led to the development of significant new markets for independent power producers outside the United States. We believe that we are well-positioned to continue to realize opportunities in these new foreign markets. See "--Strategic Overview" below.

Strategic Overview

  Our business goal is to continue to be one of the leading owners and operators of electric generating assets in the world. We play an active role, as a long-term owner, in all phases of power generation, from planning and development through construction and commercial operation. We believe that this involvement allows us to better ensure, with our experienced personnel, that our projects are well-planned, structured and managed, thus maximizing value creation.

  Our strategy focuses on enhancing the value of existing assets, expanding plant capacity at existing sites and developing new projects in locations where we have an established position or otherwise determine that attractive financial performance can be realized. In addition, because our merchant plants sell power into markets without the certainty of long-term contracts, we conduct power marketing, trading, and risk management activities to stabilize and enhance the financial performance of these projects. We also recognize that our principal customers are regulated utilities. We therefore strive to understand the regulatory and economic environment in which the utilities operate so that we may continue to create mutually beneficial relationships and business dealings.

  In making investment decisions, we evaluate potential project returns against our internally generated rate of return guidelines. We establish these guidelines by identifying a base rate of return and adjusting the base rate by potential risk factors, such as risks associated with project location and stage of project development. We endeavor to mitigate these risks by (1) evaluating all projects and the markets in which they operate, (2) selecting strategic partners with complementary skills and local experience, (3) structuring investments through subsidiaries, (4) managing up-front development costs, (5) utilizing limited recourse financing and (6) linking revenue and expense components where appropriate.

  In response to the increasing globalization of the independent power market, we have organized our operation and development activities into three geographic regions: (1) Americas, (2) Asia Pacific and (3) Europe, Central Asia, Middle East and Africa. Each region is served by one or more teams consisting of business development, operations, finance and legal personnel, and each team is responsible for all our activities within a particular geographic region. Also, we mobilize personnel from outside a particular region when needed in order to assist in the development of specified projects.

  Due to the impact of the California power crisis, our current operational focus is on enhancing the performance of our existing portfolio of power projects, expanding our generation capacity at existing sites and maintaining our credit quality. Our long-term strategy is to continue to grow our business while maintaining investment grade credit ratings.

Competitive Strengths

  We believe that our competitive strengths advantageously position us to enhance our financial performance, expand our business and pursue strategic opportunities in independent power markets both domestically and abroad. Our key competitive strengths are summarized below.

  . Global Presence. We are among the largest independent power producers in the world based on MW generated. As of June 30, 2001, we owned interests in 33 domestic operating projects with total generating capacity of 15,221 MW, of which our share was 13,302 MW. In addition, as of June 30, 2001, we owned interests in 39 projects outside the United States with total generation capacity of 12,577 MW, of which our share was 9,621 MW. In assembling and operating this global portfolio, we have gained substantial experience and expertise in major U.S. and foreign power markets and, as a result, enjoy access to a broader range of development and acquisition opportunities worldwide.

  . Diversified Asset Portfolio. In addition to owning interests in power generation facilities in 10 countries worldwide, our portfolio is also diversified by fuel type. As of June 30, 2001, fuel type for our portfolio of power projects was comprised of 57% coal, 30% natural gas, 11% hydroelectric and 2% oil and geothermal, as a percentage of our share of aggregate generation capacity. The fuel type diversification of our portfolio of power projects reduces our exposure to shortages or other disruptions in the market for any particular fuel source. The geographic diversification of our portfolio of power projects spreads our operations across different regions and market segments, thereby allowing us to participate in multiple segments of the domestic and international power markets and reducing the level of risk presented by any particular market.

  . Balanced Contract Position. The contract status of our generation facilities reflects a blend of long-term contracts and sales from our merchant plants. As of June 30, 2001, the majority of our MW were generated subject to long-term power purchase contracts, which provide us with contracted revenue streams on some portion of the output or capacity from those generation facilities. Our remaining MW were generated by our merchant plants which sell power into wholesale power markets. This blend of contracted and merchant generation provides for a stream of contract revenue while allowing us the flexibility to sell energy into wholesale markets.

  . Disciplined Marketing and Risk Management Activities. We use a disciplined approach to energy marketing and risk management that is centered around our merchant plants and is designed primarily to stabilize and enhance the operational and financial performance of those facilities. These activities also reduce our exposure to energy price fluctuations.

  . Strong and Experienced Project Management Team. We have an experienced project management team that continues to focus on our core competencies and to draw upon our significant domestic and international development and operating experience.

Business Description

 Operation of Generation Facilities

  We have ownership interests in operating projects that employ gas fired combustion turbine technology, predominantly through an application known as cogeneration. Cogeneration facilities sequentially produce two or more useful forms of energy, such as electricity and steam, from a single primary source of fuel, such as natural gas or coal. Many of our cogeneration projects are located near large, industrial steam users or in oil fields that inject steam underground to enhance recovery of heavy oil. The regulatory advantages for cogeneration facilities under the Public Utility Regulatory Policies Act of 1978, as amended, have become somewhat less significant because of other federal regulatory exemptions made available to independent power producers under the Energy Policy Act. Accordingly, we expect that the majority of our future projects will generate power without selling steam to industrial users.

  We also have ownership interests in projects that use renewable resources like hydroelectric energy and geothermal energy. Our hydroelectric projects, excluding First Hydro's plants, use run-of-the-river technology to generate electricity. The First Hydro plant utilizes pumped-storage stations that consume electricity when it is comparatively less expensive in order to pump water for storage in an upper reservoir. Water is then allowed to flow back through turbines in order to generate electricity when its market value is higher. This type of generation is characterized by its speed of response, its ability to work efficiently at wide variations of load and the basic reliance of revenue on the difference between the peak and trough prices of electricity during the day. Our geothermal projects included as part of our Contact Energy investment use technologies that convert the heat from geothermal fluids and underground steam into electricity.

  We also have domestic and international ownership interests in operating projects and projects which are large scale, coal-fired projects using pulverized coal and coal-fired generation technology. In the United States, we have developed and acquired coal and waste coal-fired projects that employ traditional pulverized coal and circulating fluidized bed technology, which allows for the use of lower quality coal and the direct removal of sulfur from the coal. We also have acquired ownership interests in gas-fired projects and have purchased gas-fired turbines for combined cycle gas turbines (commonly referred to as "F" technology), which are designed to increase efficiency of power generation due to higher firing temperatures.

 Contracted Facilities

  Many of our operating projects in the United States sell power and steam to domestic electric utilities and industrial steam users under long-term contracts. Electric power generated by several of our international projects is sold under long-term contracts to electric utilities located in the country where the power project is located. These projects' revenues from power purchase agreements usually consist of two components: energy payments and capacity payments. Energy payments are made based on actual deliveries of electric energy, such as kilowatt hours, to the purchaser. Energy payments are usually indexed to specified variable costs that the purchaser avoids by purchasing this electric energy from our projects opposed to operating its own power plants to produce the same amount of electric energy. The variable components typically include fuel costs and selected operation and maintenance expenses. These costs may be indexed to the utility's cost of fuel and/or selected inflation indices. Capacity payments are based on a project's proven capability to reliably make electric capacity available, whether or not the project is called to deliver electric energy. Capacity payments compensate a project for specified fixed costs that are incurred independent of the amount of energy sold by the project. Such fixed costs include taxes, debt service and distributions to the project's owners. To receive capacity payments, there are typically minimum performance standards that must be met, and often there is a performance range that further influences the amount of capacity payments.

  Steam produced from our cogeneration facilities is sold to industrial steam users, such as petroleum refineries or companies involved in the enhanced recovery of oil through steam flooding of oil fields, under long-term steam sales contracts. Steam payments are generally based on formulas that reflect the cost of water, fuel and capital to us. In some cases, we have provided steam purchasers with discounts from their previous costs for producing this steam and/or have partially indexed steam payments to other indices including specified oil prices.

  The majority of electric power generated at the Illinois Plants is sold under power purchase agreements with Exelon Generation Company in which Exelon Generation purchases capacity and has the right to purchase energy generated by the Illinois Plants. The agreements, which began on December 15, 1999, and have a term of up to five years, provide for Exelon Generation to make a capacity payment for the plants under contract and an energy payment for the electricity produced by these plants. Exelon Generation has the option to terminate two of the three agreements in their entirety or with respect to any generating unit or units in each of 2002, 2003 and 2004. The capacity payments provide the Illinois Plants revenue for fixed charges, and the energy payments compensate the Illinois Plants for variable costs of production. If Exelon Generation does not fully dispatch the plants under contract, the Illinois Plants may sell, subject to specified conditions, the excess energy at market prices to neighboring utilities, municipalities, third party electric retailers, large consumers and power marketers on a spot basis. A bilateral trading infrastructure already exists with access to the Mid-America Interconnected Network and the East Central Area Reliability Council.

 Merchant Plants

  During 1999, we acquired the Homer City, Fiddler's Ferry and Ferrybridge plants producing approximately 5,868 MW, which sell capacity, energy and, in some cases, other services on a competitive basis under bilateral arrangements or through centralized power pools that provide an institutional framework for price setting, dispatch and settlement procedures.

  Electric power generated at the Homer City plant is sold under bilateral arrangements with utilities and power marketers under short term contracts with terms of two years or less, or to the PJM or the NYISO. These pools have short term markets, which establish an hourly clearing price. The Homer City plant is situated in the PJM control area and is physically connected to high voltage transmission lines serving both the PJM and NYISO markets. The Homer City plant can also transmit power to the Midwestern United States.

  Power from the Fiddler's Ferry and Ferrybridge and First Hydro projects is sold into the United Kingdom electricity market. The electricity trading mechanism in the U.K. that provided for the sale of energy to a pool has recently been replaced with trading arrangements using bilateral contracts. See discussion of the new electricity trading arrangement in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Edison Mission Energy--Market Risk Exposures--United Kingdom." Under the new trading arrangements, our indirect U.K. subsidiary, Edison First Power Limited, is required to contract with specific purchasers for the sales of energy produced by its Ferrybridge and Fiddler's Ferry stations. Under the new system, a generator must deliver, and a consumer must take delivery, in accordance with their contracted agreements or face the assessment of energy imbalance charges by the systems operator. Edison First Power believes that a consequence of this will be to increase greatly the motivation of parties to contract in advance in order to lock in an agreed upon price for, and quantity of, energy. As a result of the introduction of the new electricity trading arrangements, forecasts of future electricity prices in the markets into which Edison First

Power sells its power vary significantly. Recent experience by Edison First Power has shown that this arrangement has placed significant downward pressure on prices to be paid by purchasers of energy in the future, although it is uncertain how the new trading arrangements will affect prices in the long-term. Edison Mission Energy is currently considering the sale of the Ferrybridge and Fiddler's Ferry plants.

  The Loy Yang B plant sells its electrical energy through a centralized electricity pool, which provides for a system of generator bidding, central dispatch and a settlements system based on a clearing market for each half-hour of every day. The National Electricity Market Management Company, operator and administrator of the pool, determines a system marginal price each half-hour. To mitigate our exposure to price volatility of the electricity traded into the pool, the Loy Yang B plant has entered into a number of financial hedges. From May 8, 1997 to December 31, 2000, approximately 53% to 64% of the plant output sold was hedged under vesting contracts, with the remainder of the plant capacity hedged under the State Hedge. The State Hedge agreement with the State Electricity Commission of Victoria is a long-term contractual arrangement based upon a fixed price commencing May 8, 1997 and terminating October 31, 2016. The State Government of Victoria, Australia guarantees the State Electricity Commission of Victoria's obligations under the State Hedge. From January 2001 to July 2014, approximately 77% of the plant output sold is hedged under the State Hedge. From August 2014 to October 2016, approximately 56% of the plant output sold is hedged under the State Hedge. Additionally, the Loy Yang B plant has entered into a number of fixed forward electricity contracts with terms of up to two years expiring on various dates through December 31, 2002, and which will further mitigate against the price volatility of the electricity pool.

 Project Development and Financing

  Project Development

  The development of power generation projects, whether through new construction or the acquisition of existing assets, involves numerous elements, including evaluating and selecting development opportunities, evaluating regulatory and market risks, designing and engineering the project, acquiring necessary land rights, permits and fuel resources, obtaining financing, managing construction and, in some cases, obtaining power and steam sales agreements.

  We initially evaluate and select potential development projects based on a variety of factors, including the reliability of technology, the strength of the potential partners, the feasibility of the project, the likelihood of obtaining a long-term power purchase agreement or profitably selling power without this agreement, the probability of obtaining required licenses and permits and the projected economic return. During the development process, we monitor the viability of our projects and make business judgments concerning expenditures for both internal and external development costs. Completion of the financing arrangements for a project is generally an indication that business development activities are substantially complete.

  The selection of power generation technology for a particular project is influenced by various factors, including regulatory requirements, availability of fuel and anticipated economic advantages for a particular application.

  In the past we have relied on acquisitions to expand our portfolio of power projects. As a result of the California power crisis, our current focus is on operating our existing portfolio and focusing our development activities on expanding our generation capacity at existing sites rather than pursuing acquisition and development opportunities at our historical level. Upon resolution of the California power crisis, we plan to focus to a greater extent on the development of new projects.

  Project Financing

  Each project we develop requires a substantial capital investment. Permanent project financing is often arranged immediately prior to the construction of the project. With limited exceptions, this debt financing is for approximately 50% to 80% of each project's costs and is structured on a basis that is non-recourse to us and our other projects. In addition, the collateral security for each project's financing generally has been limited to the physical assets, contracts and cash flow of that project and our ownership interests in that project.

  In general, each of our direct or indirect subsidiaries is organized as a legal entity separate and apart from us and our other subsidiaries. Any asset of any of these subsidiaries may not be available to satisfy our obligations or those of any of our other subsidiaries. However, unrestricted cash or other assets that are available for distribution by a subsidiary may, subject to applicable law and the terms of financing arrangements of these subsidiaries, be advanced, loaned, paid as dividends or otherwise distributed or contributed to Edison Mission Energy and, in turn, paid as dividends to us.

  The ability to arrange project financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, the credit attributes of a project, conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry, Edison Mission Energy and other project participants, the continued success of our other projects, and provisions of tax and securities laws that are conducive to raising capital.

  Our financial exposure in any equity investment is generally limited by contractual arrangement to Edison Mission Energy's equity commitment, which is usually about 20% to 50% of its share of the aggregate project cost. In some cases, Edison Mission Energy provides additional credit support to projects in the form of debt service reserves, contingent equity commitments, revenue shortfall support or other arrangements designed to provide limited support.

  Permits and Approvals

  Because the process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking a year or longer, we seek to obtain all permits, licenses and other approvals required for the construction and operation of a project, including siting, construction and environmental permits, rights of way and planning approvals, early in the development process for a project. See "--Regulatory Matters-- General."

  Emission allowances were acquired by us as part of the acquisition of the Illinois Plants and the Homer City plant. Emission allowances are required by our facilities in order to be certified by the local environmental authorities and are required to be maintained throughout the period of operation of those facilities located in Pennsylvania and Illinois. We purchase additional emission allowances when necessary to meet the environmental regulations. We also use forward sales and purchases of emission allowances, together with options, to achieve our objective of stabilizing and enhancing the operations from these merchant plants.

  Construction, Operations & Maintenance and Management

  In the project implementation stage, we often provide construction management, start up and testing services. The detailed engineering and construction of the projects typically are performed by outside contractors under fixed price, turnkey contracts. Under these contracts, the contractor generally is required to pay liquidated damages to us in the event of cost overruns, schedule delays or the project's failure to meet specified capacity, efficiency and emission standards.

  As a project goes into operation, operation and maintenance services are provided to the project by one of our operation and maintenance subsidiaries or another operation and maintenance contractor. The projects that we operated in 2000 achieved an average 82% availability. Availability is a measure of the weighted average number of hours each generator is available for generation as a percentage of the total number of hours in a year.

  An executive director generally manages the day-to-day administration of each project. Management committees comprised of the project's partners generally meet monthly or quarterly to review and manage the operating performance of the project.

 Marketing and Risk Management

  When making sales under negotiated contracts, it is our policy to deal with investment grade counterparties or counterparties that provide equivalent credit support. Exceptions to the policy are granted only after thorough review and scrutiny by our Risk Management Committee. Most entities that have received exceptions are organized power pools and quasi-governmental agencies. We hedge a portion of the electric output of our merchant plants in order to stabilize and enhance the operating revenues from merchant plants. When appropriate, we manage the "spark spread," or margin, which is the spread between electric prices and fuel prices and use forward contracts, swaps, futures, or options contracts to achieve those objectives.

  Our power marketing and trading organization, Edison Mission Marketing & Trading, markets and trades electric power and energy related commodity products, including forwards, futures, options and swaps. It also provides services and price risk management capabilities to the electric power industry. Price risk management activities include the restructuring of power sales and power supply agreements. We generally balance forward sales and purchase contracts to mitigate market risk and secure cash flow streams.

  Edison Mission Marketing & Trading is divided into front-, middle-, and back-office segments, with specified duties segregated for control purposes. The personnel of Edison Mission Marketing & Trading have a high level of knowledge of utility operations, fuel procurement, energy marketing and futures and options trading. We have systems in place which monitor real time spot and forward pricing and perform option valuations. We also have a wholesale power scheduling group that operates on a 24 hour basis.

  Energy trading and price risk management activities give rise to commodity price risk, which represents the potential loss that can be caused by a change in the market value of a particular commodity. Commodity price risks are actively monitored to ensure compliance with our risk management policies. Policies are in place which limit the amount of total net exposure we may enter into at any point in time. Procedures exist which allow for monitoring of all commitments and positions with daily reporting to senior management. We perform a "value at risk" analysis in our daily business to measure, monitor and control our overall market risk exposure. The use of value at risk allows management to aggregate overall risk, compare risk on a consistent basis and identify the drivers of the risk. Value at risk measures the worst expected loss over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of value at risk and relying on a single risk measurement tool, we supplement this approach with industry "best practice" techniques including the use of stress testing and worst-case scenario analysis, as well as stop limits and counterparty credit exposure limits.

  Fuel Supply Management

  We seek to enter into long-term contracts to mitigate the risks of fluctuations in prices for coal, oil, gas and fuel transportation. We believe, however, that our financial condition will not be substantially adversely affected by these fluctuations for our non-merchant plants because our long-term contracts to sell power and steam typically are structured so that fluctuations in fuel costs will produce similar fluctuations in electric energy and/or steam revenues. The degree of linkage between these revenues and expenses varies from project to project, but generally permits the projects with long-term contracts to operate profitably under a wide array of potential price scenarios.

 Regional Overview of Business Segments

  As of June 30, 2001, we have ownership or leasehold interests in the following domestic operating projects:

                                                                                           Net
                                          Primary                               Electric Electric
                                          Electric       Type of      Ownership Capacity Capacity
                            Location    Purchaser(4)   Facility(5)    Interest  (in MW)  (in MW)
                          ------------- ------------ ---------------- --------- -------- --------
Americas:
American Bituminous(1)..  West Virginia     MPC         West Coal        50%         80       40
Brooklyn Navy Yard(2)...    New York         CE      Cogeneration/EWG    50%        286      143
Coalinga(1).............   California       PG&E       Cogeneration      50%         38       19
Commonwealth
 Atlantic(3)............    Virginia       VEPCO           EWG           50%        340      170
EcoElectrica(1)(3)......   Puerto Rico     PREPA       Cogeneration      50%        540      270
Gordonsville(1)(3)......    Virginia       VEPCO     Cogeneration/EWG    50%        240      120
Harbor(1)...............   California       Pool           EWG           30%         80       24
Homer City(1)...........  Pennsylvania      Pool           EWG          100%      1,884    1,884
Illinois Plants (12
 projects)(1)...........    Illinois         EG            EWG          100%      9,539    9,539
James River(3)..........    Virginia       VEPCO       Cogeneration      50%        110       55
Kern River(1)...........   California       SCE        Cogeneration      50%        300      150
March Point I...........   Washington       PSE        Cogeneration      50%         80       40
March Point II..........   Washington       PSE        Cogeneration      50%         60       30
Mid-Set(1)..............   California       PG&E       Cogeneration      50%         38       19
Midway-Sunset(1)........   California       SCE        Cogeneration      50%        225      112
Nevada Sun-Peak(3)......     Nevada         SPR            EWG           50%        210      105
Saguaro(1)(3)...........     Nevada         SPR        Cogeneration      50%         90       45
Salinas River(1)........   California       PG&E       Cogeneration      50%         38       19
Sargent Canyon(1).......   California       PG&E       Cogeneration      50%         38       19
Sunrise (1).............   California       CDWR           EWG           50%        320      160
Sycamore(1).............   California       SCE        Cogeneration      50%        300      150
Watson..................   California       SCE        Cogeneration      49%        385      189
                                                                                 ------   ------
 Total Americas.........                                                         15,221   13,302
                                                                                 ======   ======

--------
(1) Operated by subsidiaries or affiliates of Edison Mission Energy; all other projects are operated by unaffiliated third parties.
(2)  Currently offered for sale.
(3) Subsequent to June 30, 3001, an agreement to sell our project interest was executed, with completion subject to satisfaction of closing conditions.
(4)  Electric purchaser abbreviations are as follows:

   CDWR   California Department of Water          PREPA  Puerto Rico Electric
          Resources                                      Power Authority
   CE     Consolidated Edison Company of New      PSE    Puget Sound Energy,
          York, Inc.                                     Inc.
   EG     Exelon Generation Company               SCE    Southern California
   MPC    Monongahela Power Company                      Edison Company
   PG&E   Pacific Gas & Electric Company          SPR    Sierra Pacific
   Pool   Regional electricity trading market            Resources
                                                  VEPCO  Virginia Electric &
                                                         Power Company

(5) All the cogeneration projects are gas fired facilities except for the James River project, which uses coal. All the exempt wholesale generator
     (EWG) projects are gas fired facilities, except for the Homer City plant and six of the Illinois Plants, which use coal.

  As of June 30, 2001, we have ownership or leasehold interests in the following international operating projects:

                                                                           Net
                                          Primary               Electric Electric
                                          Electric   Ownership  Capacity Capacity
                             Location   Purchaser(3) Interest   (in MW)  (in MW)
                            ----------- ------------ ---------  -------- --------
Europe:
Derwent(1)................    England      SE(4)        33%         214       71
Doga(1)...................    Turkey        TEAS        80%         180      144
Ferrybridge(2)............    England     Various      100%       1,989    1,989
Fiddler's Ferry(2)........    England     Various      100%       1,995    1,995
First Hydro (2 projects)..     Wales      Various      100%       2,088    2,088
Iberian Hy-Power I (5
 projects)................     Spain       FECSA       100%(7)       43       39
Iberian Hy-Power II (13
 projects)................     Spain       FECSA       100%          43       43
ISAB......................     Italy        GRTN        49%         512      251
Roosecote.................    England    NORWEB(5)     100%         220      220
                                                                 ------   ------
 Total Europe.............                                        7,284    6,840
                                                                 ------   ------
Asia Pacific:
Contact (9 projects)......  New Zealand     Pool        51%(8)    2,247    1,033
Kwinana(1)................   Australia       WP         70%         116       81
Loy Yang B................   Australia    Pool(6)      100%       1,000    1,000
Paiton(1).................   Indonesia      PLN         40%       1,230      492
TriEnergy.................   Thailand       EGAT        25%         700      175
                                                                 ------   ------
 Total Asia Pacific.......                                        5,293    2,781
                                                                 ------   ------
 Total....................                                       27,798   22,923
                                                                 ======   ======

--------
(1) Operated by subsidiaries or affiliates of our direct subsidiary, Edison Mission Energy; all other projects are operated by unaffiliated third parties.
(2)  Currently offered for sale.
(3)  Electric purchaser abbreviations are as follows:

   EGAT      Electricity Generating Authority of  Pool   Electricity trading
             Thailand                                    market for England,
   FECSA     Fuerzas Electricas de Cataluma, S.A.        Wales, Australia and
   GRTN      Gestore Rete Transmissione Nazionale        New Zealand
   NORWEB    North Western Electricity Board      SE     Southern Electric
   PLN       PT PLN                                      plc.
                                                  TEAS   Turkiye Elektrik
                                                         Urehm A.S.
                                                  WP     Western Power

(4)  Sells to the pool with a long-term contract with SE.
(5)  Sells to the pool with a long-term contract with NORWEB.
(6) Sells to the pool with a long-term contract with the State Electricity Commission of Victoria.
(7)  Minority interest in three projects.
(8)  Minority interest in one project.

 Americas

  As of June 30, 2001, we had 33 operating projects in this region, all of which are presently located in the United States and its territories. Our Americas region is headquartered in Irvine, California with additional offices located in Chicago, Illinois, Boston, Massachusetts and Washington, D.C. The region-specific strategy for the Americas region is (1) to pursue the acquisition and development of existing generating assets from utilities, industrial companies and other independent power producers throughout the region, though to a lesser extent than we had in the past; and (2) to market energy and conduct risk management activities centered around our merchant plants.

  In March 1999, we acquired 100% of the 1,884 MW Homer City Electric Generating Station for approximately $1.8 billion. This facility is a coal-fired plant in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the New York Independent System Operator, which controls the transmission grid and energy and capacity markets for New York State and is commonly known as the NYISO, and the Pennsylvania-New Jersey-Maryland Power Pool, which is commonly known as the PJM. We operate the plant, which we believe is one of the lowest-cost generation facilities in the region.

  In December 1999, we acquired the fossil-fuel generating plants of Commonwealth Edison, a subsidiary of Exelon Corporation, which are collectively referred to as the Illinois Plants, totaling 6,841 MW of generating capacity, for approximately $4.1 billion. We operate these plants, which provide access to the Mid-America Interconnected Network and the East Central Area Reliability Council. In connection with this transaction, we entered into power purchase agreements with Commonwealth Edison with a term of up to five years. Subsequently, Commonwealth Edison assigned its rights and obligations under these power purchase agreements to Exelon Generation Company, LLC. Concurrently with this acquisition, we assigned our right to purchase the Collins Station, a 2,698 MW gas and oil-fired generating station located in Illinois, to third party lessors. After this assignment, we entered into a lease of the Collins Station with a term of 33.75 years. The aggregate MW either purchased or leased as a result of these transactions is 9,539 MW. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Acquisitions, Dispositions and Sale-Leaseback Transactions--Sale-Leaseback Transactions" for a description of the Powerton and Joliet sale-leaseback transactions.

  In September 2000, we completed a transaction with P&L Coal Holdings Corporation and Gold Fields Mining Corporation (Peabody) to acquire the trading operations of Citizens Power LLC and a minority interest in structured transaction investments relating to long-term power purchase agreements. As a result of this acquisition, we have expanded our trading operations beyond the traditional marketing of our electric power.

  On November 17, 2000, we completed a transaction with Texaco Power & Gasification Holdings Inc. to purchase a proposed 560 MW gas-fired combined cycle project to be located in Kern County, California, referred to as the Sunrise project. The acquisition includes all rights, title and interest held by Texaco in the Sunrise project, except that Texaco had an option to repurchase at cost a 50% interest in the project prior to its commercial operation which commenced on June 27, 2001. On June 25, 2001, Texaco exercised its option and repurchased a 50% interest for $84 million. As part of our acquisition of the Sunrise project, we also: (i) acquired from Texaco two gas turbines for the project, and (ii) granted Texaco an option to acquire a 50% interest in 1,000 MW of future power plant projects we designate. The Sunrise project consists of two phases, with Phase I, a single-cycle gas-fired facility (320 MW), completed on June 27, 2001, and Phase II, conversion to a combined-cycle gas-fired facility (560 MW), currently scheduled to be completed in June 2003. On June 25, 2001, we entered into a long-term power purchase agreement with the California Department of Water Resources.

  In November 1999, we completed the sale of a portion of our interest in Four Star Oil & Gas Company to a company in which we hold a 50% interest. Net proceeds from the sale were $20.5 million. We recorded an after-tax gain on the sale of our investment of approximately $30 million. Our net ownership interest in Four Star was reduced from 50% at December 31, 1998 to 34% as a result of the transaction. In December 1999 and May and July 2000, we purchased additional shares of stock of Four Star, increasing our ownership interest to 38%. On December 31, 2000, shares of convertible preferred shares were converted to common shares, reducing our net ownership interest to 36%.

  In 1988, Edison Mission Energy formed a wholly-owned subsidiary, Mission Energy Fuel Company, to develop and invest in fuel interests. Since that time Mission Energy Fuel has invested in a number of oil and gas properties and a production company. Oil and gas produced from the properties are generally sold at a spot or short-term market price.

 Europe, Central Asia, Middle East and Africa

  As of June 30, 2001, we had 26 operating projects in this region that are located in the U.K., Turkey, Spain and Italy. Our Europe, Central Asia, Middle East and Africa region is headquartered in London, England with additional offices located in Italy, Spain and Turkey. The London office was established in 1989. The region is characterized by a blend of both mature and developing markets.

  In July 1999, we acquired 100% of the Ferrybridge and Fiddler's Ferry coal-fired power plants located in the U.K. with a total generating capacity of 3,984 MW from PowerGen UK plc for approximately $2.0 billion. Ferrybridge, located in West Yorkshire, and Fiddler's Ferry, located in Warrington, are in the middle of the order in which plants are called upon to dispatch electric power.

  The financial performance of the Fiddler's Ferry and Ferrybridge power plants has not met our expectations, largely due to lower energy power prices resulting primarily from increased competition, warmer-than-average weather and uncertainty surrounding the new electricity trading arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Market Risk Exposures--United Kingdom." As a result, Edison First Power deferred some environmental capital expenditure milestone requirements in the original capital expenditure program set forth in the financing documents. The original capital expenditure program has been revised, and this revision has been agreed to by the financing parties. In addition, in July 2001, the financing parties waived technical defaults under the financing documents and a default under the financing documents resulting from the fact that due to this reduced financial performance, Edison First Power's debt service coverage ratio during 2000 declined below the threshold set forth in the financing documents. We cannot assure you that Edison First Power's creditors will continue to waive its non-compliance with the requirements under the financing documents or that Edison First Power will satisfy the financial ratios in the future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Edison Mission Energy--Subsidiary Financing Plans--Status of Edison First Power Loan."

  The financing documents stipulate that a breach of the financial ratio covenant constitutes an immediate event of default and, if the event of default is not waived, the financing parties are entitled to enforce their security over Edison First Power's assets, including the Fiddler's Ferry and Ferrybridge plants. Despite the breaches under the financing documents, Edison First Power's debt service coverage ratio for 2000 exceeded 1:1. Due to the timing of its cash flows and debt service payments, Edison First Power utilized (Pounds)37 million from its debt service reserve to meet its debt service requirements in 2000. In March 2001, (Pounds)61 million was paid by Edison First Power to meet its semi-annual debt service requirements.

  Another of our indirect subsidiaries, EME Finance UK Limited, is the borrower under the facility made available for the purposes of funding coal and capital expenditures related to the Fiddler's Ferry and Ferrybridge power plants. At June 30, 2001, (Pounds)58 million was outstanding for coal purchases and zero was outstanding to fund capital expenditures under this facility. EME Finance UK Limited on-lends any drawings under this facility to Edison First Power. The financing parties of this facility have also issued letters of credit directly to Edison First Power to support their obligations to lend to EME Finance UK Limited. EME Finance UK Limited's obligations under this facility are separate and apart from the obligations of Edison First Power under the financing documents related to the acquisition of these plants. Our direct subsidiary, Edison Mission Energy, guaranteed the obligations of EME Finance UK Limited under this facility, including any letters of credit issued to Edison First Power under the facility, for the amount of (Pounds)359 million, and Edison Mission Energy's guarantee remains in force notwithstanding any breaches under Edison First Power's acquisition financing documents.

  During October 1999, we completed the acquisition of the remaining 20% of the 220 MW natural gas-fired Roosecote project located in England. Consideration for the remaining 20% consisted of a cash payment of approximately $16.0 million, or 9.6 million pounds sterling.

  In March, 2000, we completed a transaction with UPC International Partnership CV II to acquire Edison Mission Wind Power Italy B.V., formerly known as Italian Vento Power Corporation Energy 5 B.V., which owns a 50% interest in a series of power projects that are in operation or under development in Italy. All the projects use wind to generate electricity from turbines. The electricity is sold under fixed price, long-term tariffs. Assuming all the projects under development are completed, currently scheduled for 2002, the total capacity of these projects will be 283 MW. The total purchase price was 90 billion Italian Lira (approximately $44 million at December 31, 2000), with equity contribution obligations of up to 33 billion Italian Lira (approximately $16 million at December 31, 2000), depending on the number of projects that are ultimately developed. As of

December 31, 2000, our payments in respect of these projects included $27 million toward the purchase price and $13 million in equity contributions.

 Asia Pacific

  As of June 30, 2001, we had 13 operating projects in this region that are located in Australia, Indonesia, Thailand and New Zealand. Our Asia Pacific region is headquartered in Singapore with additional offices located in Australia, Indonesia and the Philippines.

  In February 2001, we completed the acquisition of a 50% interest in CBK Power Co. Ltd. in exchange for $20 million. CBK Power has entered into a 25-year build-rehabilitate-transfer-and-operate agreement with National Power Corporation related to the 728 MW Caliraya-Botocan-Kalayaan (CBK) hydroelectric project located in the Philippines. Financing for this $460 million project has been completed with equity contributions of $117 million (our 50% share is $58.5 million) required to be made upon completion of the rehabilitation and expansion, currently scheduled in 2003, and debt financing has been arranged for the remainder of the cost for this project.

  In May 1999, we completed a transaction with the government of New Zealand to acquire 40% of the shares of Contact Energy Limited. The remaining 60% of Contact Energy's shares were sold in an overseas public offering resulting in widespread ownership among the citizens of New Zealand and offshore investors. These shares are publicly traded on stock exchanges in New Zealand and Australia. Since the date of acquisition, we have increased our share of ownership in Contact Energy to 51.2%. Contact Energy owns and operates hydroelectric, geothermal and natural gas-fired power generating plants primarily in New Zealand with a total current generating capacity of 2,247 MW, of which our share is 1,033 MW. In addition, Contact Energy has expanded into the retail electricity and gas markets in New Zealand since 1998 through acquisition of regional electricity supply and retail gas supply businesses. See "--Regulatory Matters--Recent Foreign Regulatory Matters."

  Our wholly-owned subsidiary owns a 40% interest in PT Paiton Energy, which owns a 1,230 MW coal-fired power plant in operation in East Java, Indonesia, which is referred to as the Paiton project. Our investment in the Paiton project was $503 million at June 30, 2001. Under the terms of a long-term power purchase agreement between Paiton Energy and PT PLN, the state-owned electric utility company, PT PLN is required to pay for capacity and fixed operating costs once each unit and the plant achieve commercial operation. As of December 31, 2000, PT PLN had not paid invoices amounting to $814 million for capacity charges and fixed operating costs under the power purchase agreement.

  Paiton Energy is in continuing negotiations on a long-term restructuring of the tariff under the power purchase agreement. Paiton Energy and PT PLN agreed on an interim agreement for the period through December 31, 2000 and on a Phase I Agreement for the period from January 1, 2001 through June 30, 2001. The Phase I Agreement provides for fixed monthly payments aggregating $108 million over its six-month duration and for the payment for energy delivered to PT PLN from the plant during this period. PT PLN made all fixed and energy payments due under the interim agreement and has made all fixed payments due under the Phase I Agreement totaling $108 million as scheduled. Paiton Energy received lender approval of the Phase I Agreement, and Paiton Energy has also entered into a lender interim agreement under which lenders have effectively agreed to interest-only payments and to deferral of principal repayments while Paiton Energy and PT PLN seek a long-term restructuring of the tariff. The lenders have agreed to extend that agreement through December 31, 2001. Paiton Energy and PT PLN intended to complete the negotiations of the future phases of a new long-term tariff during the six-month duration of the Phase I Agreement. Although Paiton Energy and PT PLN did not complete negotiations on a long-term restructuring of the tariff by June 30, 2001, Paiton Energy and PT PLN have signed an agreement providing for an extension of the Phase I Agreement from July 1, 2001 to September 30, 2001. Paiton Energy is continuing to generate electricity to meet the power demand in the region and believes that PT PLN will continue to agree to make payments for electricity on an interim basis beyond June 30, 2001 while negotiations regarding long-term restructuring of the tariff continue. Although completion of negotiations may be delayed, Paiton Energy continues to believe that negotiations on the long-term restructuring of the tariff will be successful.

  All arrears under the power purchase agreement continue to accrue, minus the fixed monthly payments actually made under the year 2000 interim agreement and under the Phase I Agreement, with the payment of these arrears to be dealt with in connection with the overall long-term restructuring of the tariff. In this regard, under the Phase I Agreement, Paiton Energy has agreed that, so long as the Phase I Agreement is complied with, it will seek to recoup no more than $590 million of the above arrears, the payment of which is to be dealt with in connection with the overall tariff restructuring.

  Any material modifications of the power purchase agreement resulting from the continuing negotiation of a new long-term tariff could require a renegotiation of the Paiton project's debt agreements. The impact of any such renegotiations with PT PLN, the Government of Indonesia or the project's creditors on our expected return on our investment in Paiton Energy is uncertain at this time; however, we believe that we will ultimately recover our investment in the project.

 Marketing and Risk Management Activities

  We use a disciplined approach to energy marketing and risk management that is centered around our merchant generation assets and is designed primarily to stabilize and enhance the financial performance of those facilities. We generally attempt to balance forward sales and purchase contracts to mitigate market risk and secure cash flow streams. These activities enhance the operational and financial performance of our facilities and reduce our exposure to energy price fluctuations.

 Seasonality

  Due to warmer weather during the summer months, electric revenues generated from the Homer City plant and the Illinois Plants are usually higher during the third quarter of each year. In addition, our third quarter revenues from energy projects are materially higher than other quarters of the year due to a significant number of our domestic energy projects located on the West Coast of the United States, which generally have power sales contracts that provide for higher payments during summer months. The First Hydro plants, Ferrybridge and Fiddler's Ferry plants and the Iberian Hy-Power plants provide for higher electric revenues during the winter months.

 Competition

  We compete with many other companies, including multinational development groups, equipment suppliers and other independent power producers, including affiliates of utilities, in selling electric power and steam. We also compete with electric utilities in obtaining the right to install new generating capacity. Over the past decade, obtaining a power sales contract with a utility has generally become a progressively more difficult, expensive and competitive process. Many power sales contracts are now awarded by competitive bidding, which both increases the costs of obtaining these contracts and decreases the chances of obtaining these contracts. We evaluate each potential project in an effort to determine when the probability of success is high enough to justify expenditures in developing a proposal or bid for the project.

  Amendments to the Public Utility Holding Company Act of 1935 made by the Energy Policy Act have increased the number of competitors in the domestic independent power industry by reducing restrictions applicable to projects that are not qualifying facilities under the Public Utility Regulatory Policies Act. Retail wheeling of power, which is the offering by utilities of unbundled retail distribution service, could also lead to increased competition in the independent power market. See "--Regulatory Matters--Retail Competition."

 Regulatory Matters

  General

  Our operations are subject to extensive regulation by governmental agencies in each of the countries in which we conduct operations. Our domestic operating projects are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of, and use of electric energy, capacity and related products, including ancillary services from, our projects. Federal laws and regulations govern, among other things, transactions by and with purchasers of power, including utility companies, the operations of a project and the ownership of a project. Under limited circumstances where exclusive federal jurisdiction is not applicable or specific exemptions or waivers from state or federal laws or regulations are otherwise unavailable, federal and/or state utility regulatory commissions may have broad jurisdiction over non utility owned electric power plants. Energy producing projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Federal, state and local environmental requirements generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy producing facility and that the facility then operate in compliance with these permits and approvals. While we believe the requisite approvals for our existing projects have been obtained and that our business is operated in substantial compliance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private parties may seek to enforce. Regulatory compliance for the construction of new facilities is a costly and time consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

  Furthermore, each of our international projects is subject to the energy and environmental laws and regulations of the foreign country in which this project is located. The degree of regulation varies according to each country and may be materially different from the regulatory regime in the United States.

  U.S. Federal Energy Regulation

  The Federal Energy Regulatory Commission has ratemaking jurisdiction and other authority with respect to interstate sales and transmission of electric energy under the Federal Power Act and with respect to certain interstate sales, transportation and storage of natural gas under the Natural Gas Act of 1938. The Securities and Exchange Commission has regulatory powers with respect to upstream owners of electric and natural gas utilities under the Public Utility Holding Company Act of 1935. The enactment of the Public Utility Regulatory Policies Act of 1978 and the adoption of regulations thereunder by the Federal Energy Regulatory Commission provided incentives for the development of cogeneration facilities and small power production facilities using alternative or renewable fuels by establishing certain exemptions from the Federal Power Act and the Public Utility Holding Company Act for the owners of qualifying facilities. The passage of the Energy Policy Act in 1992 further encouraged independent power production by providing additional exemptions from the Public Utility Holding Company Act for exempt wholesale generators and foreign utility companies.

  A "qualifying facility" under the Public Utility Regulatory Policies Act is a cogeneration facility or a small power production facility that satisfies criteria adopted by the Federal Energy Regulatory Commission. In order to be a qualifying facility, a cogeneration facility must (1) sequentially produce both useful thermal energy, such as steam, and electric energy, (2) meet specified operating standards, and energy efficiency standards when oil or natural gas is used as a fuel source and (3) not be controlled, or more than 50% owned by one or more electric utilities (where "electric utility" is interpreted with reference to the Public Utility Holding Company Act definition of an "electric utility company"), electric utility holding companies (defined by reference to the Public Utility Holding Company Act definitions of "electric utility company" and "holding company") or affiliates of such entities. A small power production facility seeking to be a qualifying facility must produce power from renewable energy sources, such as geothermal energy, waste sources of fuel, such as waste coal, or any combination thereof and must meet the ownership restrictions discussed above. Before 1990, a small power production facility seeking to be a qualifying facility was subject to 30 MW or 80 MW size limits, depending upon its fuel source. In 1990, these limits were lifted for solar, wind, waste, and geothermal qualifying facilities, provided that applications for or notices of qualifying facility status were filed with the Federal Energy Regulatory Commission for these facilities on or before December 31, 1994, and provided, in the case of new facilities, the construction of these facilities commenced on or before December 31, 1999.

  An "exempt wholesale generator" under the Public Utility Holding Company Act is an entity determined by the Federal Energy Regulatory Commission to be exclusively engaged, directly or indirectly, in the business of owning and/or operating specified eligible facilities and selling electric energy at wholesale or, if located in a foreign country, at wholesale or retail.

  A "foreign utility company" under the Public Utility Holding Company Act is, in general, an entity located outside the United States that owns or operates facilities used for the generation, distribution or transmission of electric energy for sale or the distribution at retail of natural or manufactured gas, but that derives none of its income, directly or indirectly, from such activities within the United States.

  Federal Power Act--The Federal Power Act grants the Federal Energy Regulatory Commission exclusive ratemaking jurisdiction over wholesale sales of electricity in interstate commerce, including ongoing, as well as initial, rate jurisdiction. This jurisdiction allows the Federal Energy Regulatory Commission to revoke or modify previously approved rates. These rates may be based on a cost-of-service approach or, in geographic and product markets determined by Federal Energy Regulatory Commission to be workably competitive, may be market-based. As noted, most qualifying facilities are exempt from the ratemaking and several other provisions of the Federal Power Act. Exempt wholesale generators and other non-qualifying facility independent power projects are subject to the Federal Power Act and to the ratemaking jurisdiction of the Federal Energy Regulatory Commission thereunder, but the Federal Energy Regulatory Commission typically grants exempt wholesale generators the authority to charge market-based rates as long as the absence of market power is shown. In addition, the Federal Power Act grants the Federal Energy Regulatory Commission jurisdiction over the sale or transfer of jurisdictional facilities, including wholesale power sales contracts, and in some cases, jurisdiction over the issuance of securities or the assumption of specified liabilities and some interlocking directorates. In granting authority to make sales at market-based rates, the Federal Energy Regulatory Commission typically also grants blanket approval for the issuance of securities and partial waiver of the restrictions on interlocking directorates.

  Currently, in addition to the facilities owned or operated by us, a number of our operating projects, including the Homer City plant, the Illinois Plants, the Nevada Sun-Peak, Brooklyn Navy Yard, Commonwealth Atlantic and Harbor facilities, are subject to the Federal Energy Regulatory Commission ratemaking regulation under the Federal Power Act. Our future domestic non-qualifying facility independent power projects will also be subject to Federal Energy Regulatory Commission jurisdiction on rates.

  The Public Utility Holding Company Act--Unless exempt or found not to be a holding company by the Securities and Exchange Commission, a company that falls within the definition of a holding company must register with the Securities and Exchange Commission and become subject to Securities and Exchange Commission regulation as a registered holding company under the Public Utility Holding Company Act. "Holding company" is defined in Section 2(a)(7) of the Public Utility Holding Company Act to include, among other things, any company that owns 10% or more of the voting securities of an electric utility company. "Electric utility company" is defined in Section 2(a)(3) of the Public Utility Holding Company Act to include any company that owns facilities used for generation, transmission or distribution of electric energy for resale. Exempt wholesale generators and foreign utility companies are not deemed to be electric utility companies and qualifying facilities are not considered facilities used for the generation, transmission or distribution of electric energy for resale. Securities and Exchange Commission precedent also indicates that it does not consider "paper facilities," such as contracts and tariffs used to make power sales, to be facilities used for the generation, transmission or distribution of electric energy for resale, and power marketing activities will not, therefore, result in an entity being deemed to be an electric utility company.

  A registered holding company is required to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. In addition, a registered holding company will require Securities and Exchange Commission approval for the issuance of securities, other major financial or business transactions (such as mergers) and transactions between and among the holding company and holding company subsidiaries.

  Because it owns Southern California Edison, an electric utility company, Edison International, our parent company, is a holding company. Edison International is, however, exempt from registration pursuant to Section 3(a)(1) of the Public Utility Holding Company Act, because the public utility operations of the holding company system are predominantly intrastate in character. Consequently, we are not a subsidiary of a registered holding company, so long as Edison International continues to be exempt from registration pursuant to Section 3(a)(1) or another of the exemptions enumerated in Section 3(a). Nor are we a holding company under the Public Utility Holding Company Act, because our interests in power generation facilities are exclusively in qualifying facilities, exempt wholesale generators and foreign utility companies. All international projects and specified U.S. projects that we are currently developing or proposing to acquire will be non-qualifying facility independent power projects. We intend for each project to qualify as an exempt wholesale generator or as a foreign utility company. Loss of exempt wholesale generator, qualifying facility or foreign utility company status for one or more projects could result in our becoming a holding company subject to registration and regulation under the Public Utility Holding Company Act and could trigger defaults under the covenants in our project agreements. Becoming a holding company could, on a retroactive basis, lead to, among other things, fines and penalties and could cause certain of our project agreements and other contracts to be voidable.

  Public Utility Regulatory Policies Act of 1978--The Public Utility Regulatory Policies Act provides two primary benefits to qualifying facilities. First, as discussed above, ownership of qualifying facilities will not result in a company's being deemed an electric utility company for purposes of the Public Utility Holding Company Act. In addition, all cogeneration facilities and all small production facilities that generate power from sources other than geothermal and whose capacity exceeds 30 MWs that are qualifying facilities are exempt from most provisions of the Federal Power Act and regulations of the Federal Energy Regulatory Commission thereunder. Second, the Federal Energy Regulatory Commission regulations promulgated under the Public Utility Regulatory Policies Act require that electric utilities purchase electricity generated by qualifying facilities at a price based on the purchasing utility's avoided cost, and that the utilities sell back up power to the qualifying facility on a non discriminatory basis. The Federal Energy Regulatory Commission's regulations define "avoided cost" as the incremental cost to an electric utility of electric energy or capacity or both which, but for the purchase from the qualifying facility or qualifying facilities, the utility would generate itself or purchase from another source. The Federal Energy Regulatory Commission's regulations also permit qualifying facilities and utilities to negotiate agreements for utility purchases of power at prices different than the utility's avoided costs. While it has been common for utilities to enter into long-term contracts with qualifying facilities in order, among other things, to facilitate project financing of independent power facilities and to reflect the deferral by the utility of capital costs for new plant additions, increasing competition and the development of new power markets have resulted in a trend toward shorter term power contracts that would place greater risk on the project owner.

  If one of the projects in which we have an interest were to lose its status as a qualifying facility, the project would no longer be entitled to the qualifying facility-related exemptions from regulation under the Public Utility Holding Company Act and the Federal Power Act. As a result, the project could become subject to rate regulation by the Federal Energy Regulatory Commission under the Federal Power Act, and we could inadvertently become a holding company under the Public Utility Holding Company Act. Under
Section 26(b) of the Public Utility Holding Company Act, any project contracts that are entered into in violation of the Public Utility Holding Company Act, including contracts entered into during any period of non-compliance with the registration requirement, could be determined by the courts or the Securities and Exchange Commission to be void. If a project were to lose its qualifying facility status, we could attempt to avoid holding company status on a prospective basis by qualifying the project owner as an exempt wholesale generator. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from the Federal Energy Regulatory Commission would be required. In addition, the project would be required to cease selling electricity to any retail customers, in order to qualify for exempt wholesale generator status, and could become subject to additional state regulation. Loss of qualifying facility status by one project could also potentially cause other projects with the same partners to lose their qualifying facility status to the extent those partners became electric utilities, electric utility holding companies or affiliates of such companies for purposes of the ownership criteria applicable to qualifying facilities. Loss of qualifying facility status could also trigger defaults under covenants to maintain qualifying facility status in the project's power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements. If a power purchaser were to cease taking and paying for electricity or were to seek to obtain refunds of past amounts paid because of the loss of qualifying facility status, we cannot assure you that the costs incurred in connection with the project could be recovered through sales to other purchasers. Moreover, our business and financial condition could be adversely affected if regulations or legislation were modified or enacted that changed the standards for maintaining qualifying facility status or that eliminated or reduced the benefits, such as the mandatory purchase provisions of the Public Utility Regulatory Policies Act and exemptions currently enjoyed by qualifying facilities. Loss of qualifying facility status on a retroactive basis could lead to, among other things, fines and penalties being levied against us, or claims by a utility customer for the refund of payments previously made.

  We endeavor to develop our qualifying facility projects, monitor regulatory compliance by these projects and choose our customers in a manner that minimizes the risks of losing these projects' qualifying facility status. However, some factors necessary to maintain qualifying facility status are subject to risks of events outside of our control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a qualifying facility could cause a facility to fail to meet the requirements regarding the minimum level of useful thermal energy output. Upon the occurrence of this type of event, we would seek to replace the thermal energy customer or find another use for the thermal energy that meets the requirements of the Public Utility Regulatory Policies Act.

  Natural Gas Act--Twenty-four of the domestic operating facilities that we own, operate or have investments in use natural gas as their primary fuel. Under the Natural Gas Act, the Federal Energy Regulatory Commission has jurisdiction over certain sales of natural gas and over transportation and storage of natural gas in interstate commerce. The Federal Energy Regulatory Commission has granted blanket authority to all persons to make sales of natural gas without restriction but continues to exercise significant oversight with respect to transportation and storage of natural gas services in interstate commerce.

  State Energy Regulation

  State public utility commissions have broad jurisdiction over non qualifying facility independent power projects, including exempt wholesale generators, which are considered public utilities in many states. This jurisdiction often includes the issuance of certificates of public convenience and necessity and/or other certifications to construct, own and operate a facility, as well as the regulation of organizational, accounting, financial and other corporate matters on an ongoing basis. Qualifying facilities may also be required to obtain these certificates of public convenience and necessity in some states. Some states that have restructured their electric industries require generators to register or be licensed to sell electricity to customers. Many states are currently undergoing significant changes in their electric statutory and regulatory frameworks that result from restructuring the electric industries that may affect generators in those states. Although the Federal Energy Regulatory Commission generally has exclusive jurisdiction over the rates charged by a non-qualifying facility independent power project to its wholesale customers, a state's public utility commission has the ability, in practice, to influence the establishment of these rates by asserting jurisdiction over the purchasing utility's ability to pass through the resulting cost of purchased power to its retail customers. Various states that have adopted electric restructuring plans have enacted caps on the rates that may be charged to retail customers. A state's public utility commission also has the authority to determine avoided costs for qualifying facilities and may have the authority to regulate the retail rates charged by qualifying facilities. In addition, states may assert jurisdiction over the siting and construction of independent power projects and, among other things, the issuance of securities, related party transactions and the sale or other transfer of assets by these facilities. Independent power projects under certain circumstances also may be consumers of electric power and energy under tariff rates subject to state commission jurisdiction. The actual scope of jurisdiction over independent power projects by state public utility commissions varies from state to state.

  In addition, state public utility commissions may seek to modify, suspend or terminate a qualifying facility's power sales contract under specified circumstances. This could occur if the state public utility commission were to determine that the pricing mechanism of the power sales contract is unfairly high in light of the current prevailing market cost of power for the utility purchasing the power. In this instance, the state public utility commission could attempt to alter the terms of the power sales contract to reflect more accurately market conditions for the prevailing cost of power. While we believe that these attempts are not common, and that the state public utility commission may not have any jurisdiction to modify the terms of the wholesale power sales, we cannot assure you that the power sales contracts of our projects will not be subject to adverse regulatory actions.

  The California Public Utilities Commission has authorized the electric utilities in California to "monitor" compliance by qualifying facilities with the Public Utility Regulatory Policies Act rules and regulations. However, the United States Court of Appeals for the Ninth Circuit found in 1994 that a California Public Utilities Commission program was preempted by the Public Utility Regulatory Policies Act, to the extent it authorized utilities to determine that a qualifying facility was not in compliance with the Public Utility Regulatory Policies Act rules and regulations, to then pay a reduced avoided cost rate and to take other action contrary to a facility's status as a qualifying facility. The court did, however, uphold reasonable monitoring of qualifying facility operating data. Other states, like New York and Virginia, have also instituted qualifying facility monitoring programs.

  We buy and transport the natural gas used at our domestic facilities through local distribution companies. State public utility commissions have jurisdiction over the transportation of natural gas by local distribution companies. Each state's regulatory laws are somewhat different. However, all generally require the local distribution companies to obtain approval from the relevant public utility commission for the construction of facilities and transportation services if the local distribution company's generally applicable tariffs do not cover the proposed transaction. Local distribution companies' rates are usually subject to continuing public utility commission oversight.

  California Deregulation

  Deregulation Plan--Efforts to restructure the California electric industry began in 1994 in response to high electricity prices. A final restructuring order was issued by the California Public Utility Commission in December 1995, which led to the unanimous enactment of Assembly Bill 1890, the Restructuring Legislation, in September 1996 and its signature by the Governor of California at the time. The main points of this legislation included the following:

  . the creation of the California System Operator and California Power Exchange by January 1998 and simultaneous initiation of direct access between electricity suppliers and end use customers;

  .  the creation of the California Electricity Oversight Board; and

  . the adoption of a Competitive Transition Charge for the recovery of stranded costs.

  The state's utilities were authorized to divest much of their generation assets and apply the proceeds to their stranded costs resulting from deregulation of the retail markets. The restructuring also required that California investor-owned utilities sell into and purchase most of their power requirements from the California Power Exchange but did not permit them to hedge their risk through long-term forward contracts. Through this mechanism, a spot market was created that set the purchase price for power by establishing the highest bid as the market clearing price for all bidders.

  Additionally, the legislation provided for a limited transition period ending March 31, 2002, or an earlier date at which it is determined that a utility has recovered its stranded costs. During the transition period, there is a rate reduction of no less than 10% for residential and small commercial ratepayers. The rate reduction was financed through the issuance of rate reduction bonds. The rate reduction scheme capped retail electric rates at 1996 levels. The retail rate cap and bond offering were intended to assist utilities in the recovery of stranded costs incurred by their investments made prior to deregulation. At the conclusion of the transition period, the legislation anticipated that residential and small business purchasers of electricity would pay 20% less for electricity due to effective implementation of Assembly Bill 1890.

  The California Power Crisis--Wholesale power prices rose significantly in California during 2000 and early 2001, we believe primarily as a result of supply shortages, high natural gas and petroleum prices and a variety of other factors. Unregulated wholesale rates rose above the fixed retail rates the California utilities were permitted to charge their customers. The inability of utilities to recover the full amount of wholesale prices has led to billions of dollars in unrecovered costs by the California utilities and to their current liquidity crisis.

  Ongoing legislative and regulatory efforts seek to address both market structure and supply problems. In September 2000, legislation was enacted in California seeking to accelerate the power plant siting approval process. Other initiatives may seek to stimulate entry into the market of new power generation capacity. In December 2000, the Federal Energy Regulatory Commission issued an order permitting California utilities to negotiate long-term supply contracts, and establishing a "soft-cap" limiting the wholesale price that could be charged without additional cost justification, as opposed to allowing the highest bid price to set the market clearing price for all generators. At that time the Federal Energy Regulatory Commission refused to set a regional price cap for wholesale power prices as sought by state officials. On April 26, 2001, the Federal Energy Regulatory Commission ordered price mitigation measures, or price caps, for power sales in the California spot market during emergency periods only; on June 19, 2001, the price mitigation measures were expanded to apply during all periods and to cover the entire eleven-state Western region. The price mitigation measures end on September 30, 2002. On January 4, 2001, the California Public Utilities Commission authorized an interim surcharge on customers' bills, subject to refund, which was to be applied only to ongoing power procurement costs and was to result in rate increases of 7-15% during a 90-day period. On March 27, 2001, the California Public Utilities Commission made the interim surcharge permanent and authorized a rate increase of three cents per kilowatt-hour. Neither the interim surcharge nor the rate increase affected the retail rate freeze which has been in effect since deregulation began in 1998.

  On February 1, 2001, legislation was enacted in California that, among other things: authorized the California Department of Water Resources to enter into long-term power purchase contracts; authorized the Department of Water Resources to sell revenue bonds to finance electricity purchases; provided for rate recovery of the Department of Water Resources' costs through rate increases, subject to specified limits; authorized the Department of Water Resources to sell power at its costs to retail customers and, with specified exceptions, to local publicly owned electric utilities; appropriated a total of $500 million toward additional spot market power purchases; and provided for suspension of the ability of customers to choose alternative energy providers while the Department of Water Resources is procuring power. Executive Orders promoting energy conservation measures were also signed by the Governor of California, including a mandatory requirement that retail businesses reduce outdoor retail lighting during non-business hours or face fines. In addition, on February 21, 2001, the California Senate approved formation of a California state power authority, which (if formed) will have the power to own and operate generation and transmission facilities in the state. The formation of the state power authority has not yet been approved by the California Assembly. The Governor of California has also proposed that the state acquire the transmission assets of the investor-owned utilities, including Southern California Edison, and that the proceeds from such sales be applied against the utilities' existing debts.

  As part of an investigation that the Federal Energy Regulatory Commission has been conducting on wholesale power prices in the California market, the Federal Energy Regulatory Commission ordered a number of power generators, not including our direct subsidiary, Edison Mission Energy, to justify charges to California utilities during the months of January and February 2001 or refund such charges. The Federal Energy Regulatory Commission has further required a power generator and a marketer to justify their decision to bring plants off-line or refund to the California utilities the increased costs resulting from such shutdowns. Also, the Governor of California and other western states have petitioned the Federal Energy Regulatory Commission and the United States Congress for "cost-based" price caps for wholesale power rates on the spot market, permitting power generators to recover all their costs with a small level of profit. After extensive settlement negotiations failed to produce a global settlement, on July 25, 2001 the Federal Energy Regulatory Commission ordered that refunds may be due from sellers who engaged in transactions in these markets from October 2, 2000 through June 20, 2001, at levels in excess of the requirements in the April 26 and July 19 orders (with certain modifications), and ordered an evidentiary hearing to determine the required refunds. A separate proceeding was also instituted to evaluate the potential for refunds in the Pacific Northwest. Further actions are anticipated as both the Federal and California state governments have intervened to address the short- and long-term issues associated with the power crisis. A recent Federal Energy Regulatory Commission report estimates that it could take up to 24 months to address these issues.

  On April 3, 2001, the California Public Utilities Commission adopted an order instituting an investigation. The order reopens past Commission decisions authorizing California investor-owned utilities to form holding companies and initiates an investigation into: whether the holding companies violated requirements to give priority to the capital needs of their respective utility subsidiaries; whether ring-fencing actions by Edison International and PG&E Corporation and their respective non-utility affiliates (including as Edison Mission Energy) also violated requirements to give priority to the capital needs of their utility subsidiaries; whether the payment of dividends by the utilities violated requirements that the utilities maintain dividend policies as though they were comparable stand-alone utility companies; any additional suspected violations of laws or Commission rules and decisions; and whether additional rules, conditions, or other changes to the holding company decisions are necessary.

  The Memorandum signed by Edison International and Southern California Edison with the California Department of Water Resources calls for the Commission to adopt a decision clarifying that the first priority condition in Southern California Edison's holding company decision refers to equity investment, not working capital for operating costs. On June 6, 2001, in response to motions filed by the three holding companies (including Edison International) to dismiss the investigation for lack of subject matter jurisdiction, the Commission issued for comment a draft decision, which concludes, among other matters, that applicable law permits the Commission, even if the normal common law prerequisites for piercing the corporate structures are absent, to disregard the corporate forms within the holding company system "to reach the assets of or challenge the behaviors of entities within the holding company system" in order to protect ratepayers. Commissioner Henry Duque has issued a draft alternate decision that would grant the three holding companies' motions to dismiss the order as to themselves, finding lack of subject matter jurisdiction over them, and would direct the Commission's general counsel to file an action in state court to enforce the holding company conditions, if necessary. The alternate, as well as the draft decision that would deny the motions to dismiss, are presently on the Commission's agenda for its October 11 meeting. Either would require a vote of 3 out of 5 commissioners in order to be adopted. Neither Edison Mission Energy nor Mission Energy Holding is a party to this investigatory proceeding. We cannot predict whether, when or in what form this order will be adopted, or what direct or indirect effects any subsequent action taken by the Commission in such proceeding or in any other action or proceeding, in reliance on the principles articulated in this order and in other applicable authority, may have on us and our ability to meet our obligations on the notes, the ability of the trustee to foreclose on the collateral, Edison Mission Energy or their respective subsidiaries and affiliates.

  On March 27, 2001, the California Public Utilities Commission issued a decision that ordered the three California investor owned utilities, including Southern California Edison and Pacific Gas and Electric, to commence payment for power generated from qualifying facilities beginning in April 2001. As a result of this decision, Southern California Edison paid in full for power delivered after March 27, 2001, and Pacific Gas and Electric paid for power delivered after April 6, 2001, the date of its bankruptcy petition. This decision did not address payment to the qualifying facilities for amounts due prior to March 27, 2001. In addition, the decision modified the pricing formula for determining short run avoided costs for qualifying facilities subject to these provisions. Depending on the utilities' continued reaction to this order, the impact of this decision may be that the qualifying facilities subject to this pricing adjustment will be paid at significantly reduced prices for their power. Furthermore, this decision called for further study of the pricing formula tied to short run avoided costs and, accordingly, may be subject to more changes in the future. Finally, this decision is subject to challenge before the Commission, the Federal Energy Regulatory Commission and, potentially, state or federal courts. Although it is premature to assess the full effect of this recent decision, it could have a material adverse effect on our investment in the California partnerships, depending on how it is implemented and future changes in the relationship between the pricing formula and the actual cost of natural gas procured by our California partnerships.

  Recent Foreign Regulatory Matters

  United Kingdom--The new electricity trading arrangements provide for, among other things, the establishment of a spot market or voluntary short-term power exchanges operating from a year or more in advance to 3 1/2 hours before a trading period of 1/2 hour; a balancing mechanism to enable the system operator to balance generation and demand and resolve any transmission constraints; a mandatory settlement process for recovering imbalances between contracted and metered volumes with strong incentives for being in balance; and a Balancing and Settlement Code Panel to oversee governance of the balancing mechanism. Contracting over time periods longer than the day-ahead market is not directly affected by the proposals. Physical bilateral contracts have replaced the prior financial contracts for differences, but function in a similar manner. However, it remains difficult to evaluate the future impact of the new electricity trading arrangement. A key feature of the new arrangements is to require firm physical delivery, which means that a generator must deliver, and a consumer must take delivery, against their contracted positions or face assessment of energy imbalance penalty charges by the system operator. A consequence of this should be to increase greatly the motivation of parties to contract in advance and develop forwards and futures markets of greater liquidity than at present. Recent experience has been that the new electricity trading arrangements have placed a significant downward pressure on forward contract prices. Furthermore, another consequence may be that counterparties may require additional credit support, including parent company guarantees or letters of credit. Legislation in the form of the Utilities Act, which was approved July 28, 2000, provided for the implementation of the new electricity trading arrangements and the necessary amendments to generators' licenses.

  The legislation providing for implementation of the new arrangements, the Utilities Act 2000, sets a principal objective for the Gas and Electric Market Authority to "protect the interests of consumers. . . where appropriate by promoting competition. . . . " This represents a shift in emphasis toward the consumer interest. But this is qualified by a recognition that license holders should be able to finance their activities. The Act also contains new powers for the Secretary of State to issue guidance to the Gas and Electric Market Authority on social and environmental matters, changes to the procedures for modifying licenses and a new power for the Gas and Electric Market Authority to impose financial penalties on companies for breach of license conditions. We will be monitoring the operation of these new provisions.

  New Zealand--The New Zealand Government has been undergoing a steady process of electric industry deregulation since 1987. Reform in the distribution and retail supply sector began in 1992 with legislation that deregulated electricity distribution and provided for competition in the retail electric supply function. The New Zealand Energy Market, established in 1996, is a voluntary competitive wholesale market which allows for the trading of physical energy on a half-hourly basis. The Electricity Industry Reform Act, which was passed in July 1998, was designed to increase competition at the wholesale generation level by splitting up Electricity Company of New Zealand Limited, the large state-owned generator, into three separate generation companies. The

Electricity Industry Reform Act also prohibits the ownership of both generation and distribution assets by the same entity.

  The New Zealand Government commissioned an inquiry into the electricity industry in February 2000. This Inquiry Board's report was presented to the government in mid-2000. The main focus of the report was on the monopoly segments of the industry, transmission and distribution, with substantial limitations being recommended in the way in which these segments price their services in order to limit their monopoly power. Recommendations were also made with respect to the retail customer in order to reduce barriers to customers switching. In addition, the Board made recommendations in relation to the wholesale market's governance arrangements with the purpose of streamlining them. The recommended changes are now being progressively implemented.

  Transmission of Wholesale Power

  Generally, projects that sell power to wholesale purchasers other than the local utility to which the project is interconnected require the transmission of electricity over power lines owned by others, also known as wheeling. The prices and other terms and conditions of transmission contracts are regulated by the Federal Energy Regulatory Commission, when the entity providing the wheeling service is a jurisdictional public utility under the Federal Power Act. Until 1992, the Federal Energy Regulatory Commission's ability to compel wheeling was very limited, and the availability of voluntary wheeling service could be a significant factor in determining whether a site was viable for project development.

  The Federal Energy Regulatory Commission's authority under the Federal Power Act to require electric utilities to provide transmission service on a case by case basis to qualifying facilities, exempt wholesale generators, and other power generators was expanded substantially by the Energy Policy Act. Furthermore, in 1996 the Federal Energy Regulatory Commission issued a rulemaking order, Order 888, in which the Federal Energy Regulatory Commission asserted the power, under its authority to eliminate undue discrimination in transmission, to compel all jurisdictional public utilities under the Federal Power Act to file open access transmission tariffs consistent with a pro forma tariff drafted by the Federal Energy Regulatory Commission. The Federal Energy Regulatory Commission subsequently issued Orders 888-A, 888-B and 888-C to clarify the terms that jurisdictional transmitting utilities are required to include in their open access transmission tariffs. The Federal Energy Regulatory Commission also issued Order 889, which required those transmitting utilities to abide by specified standards of conduct when using their own transmission systems to make wholesale sales of power, and to post specified transmission information, including information about transmission requests and availability, on a publicly available computer bulletin board. Although the pro forma tariff does not cover the pricing of transmission service, Order 888 and the subsequently issued regional transmission organization rulemaking are expected to improve transmission access for independent power producers like us.

  A 1999 decision by the United States Court of Appeals for the Eighth Circuit has cast doubt on the extent of the Federal Energy Regulatory Commission's authority to require specified curtailment policies in the pro forma tariff. The United States Court of Appeals for the D.C. Circuit issued an opinion on June 30, 2000 that affirmed the Federal Energy Regulatory Commission's Order 888 et seq. in all material respects.

  When the entity providing transmission service is not a jurisdictional public utility under the Federal Power Act, it will be required by the Federal Energy Regulatory Commission's pro forma tariff adopted in Order No. 888 et seq. to submit an open access transmission tariff to the Federal Energy Regulatory Commission as a condition to taking service under a public utility's open access transmission tariff. Nevertheless, the Federal Energy Regulatory Commission's authority over such non-jurisdictional transmission providers, including those from whom we purchase transmission service, and its ability to enforce the open access requirements are limited. Accordingly, we and other transmissions customers of such non-jurisdictional entities do not have the same assurances of open access as we would with regard to jurisdictional entities. In this regard, we note that both Southern California Edison and California investor-owned utility, San Diego Gas & Electric Company, have agreed to sell their respective electric transmission facilities to an agency of the State of California, and that such an agency would not be subject to the Federal Energy Regulatory Commission's jurisdiction.

  Retail Competition

  In response to pressure from retail electric customers, particularly large industrial users, the state commissions or state legislatures of most states are considering, or have considered, whether to open the retail electric power market to competition. Retail competition is possible when a customer's local utility agrees, or is required, to "unbundle" its distribution service (for example, the delivery of electric power through its local distribution lines) from its transmission and generation service (for example, the provision of electric power from the utility's generating facilities or wholesale power purchases). Several state commissions and legislatures have issued orders or passed legislation requiring utilities to offer unbundled retail distribution service, which is called retail wheeling, and phasing in retail wheeling over the next several years.

  The competitive pricing environment that will result from retail competition may cause utilities to experience revenue shortfalls and deteriorating creditworthiness. However, we expect that most, if not all, state plans will insure that utilities receive sufficient revenues, through a distribution surcharge if necessary, to pay their obligations under existing long-term power purchase contracts with qualifying facilities and exempt wholesale generators. On the other hand, qualifying facilities and exempt wholesale generators may be subject to pressure to lower their contract prices in an effort to reduce the stranded investment costs of their utility customers.

  We believe that, as a predominantly low cost producer of electricity, we will ultimately benefit from any increased competition that may arise from the opening of the retail market. Although our exempt wholesale generators are forbidden under the Public Utility Holding Company Act from selling electric power in the retail market, our exempt wholesale generators can sell at wholesale to a power marketer which could resell at retail. Furthermore, qualifying facilities are permitted to market power directly to large industrial users that could not previously be served, because of local franchise laws or the inability to obtain retail wheeling. We also believe we will compete effectively as a wholesale supplier to power marketers serving the newly-open retail markets.

  Environmental Regulation

  We are subject to environmental regulation by federal, state and local authorities in the United States and foreign regulatory authorities with jurisdiction over projects located outside the United States. We believe that we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operations. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, and future proceedings which may be taken by environmental authorities, could affect the costs and the manner in which we conduct our business and could cause us to make substantial additional capital expenditures. We cannot assure you that we would be able to recover these increased costs from our customers or that our financial position and results of operations would not be materially adversely affected.

  Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction and operation of a project. Meeting all the necessary requirements can delay or sometimes prevent the completion of a proposed project as well as require extensive modifications to existing projects, which may involve significant capital expenditures.

  The Clean Air Act provides the statutory framework to implement a program for achieving national ambient air quality standards in areas exceeding such standards and provides for maintenance of air quality in areas already meeting such standards. Among other requirements, it also restricts the emission of toxic air contaminants and provides for the reduction of sulfur dioxide emissions to address acid deposition. In 1990, Congress passed amendments to the Clean Air Act that greatly expanded the scope of federal regulations in several significant respects. We expect that compliance with the Clean Air Act and the regulations and revised

State Implementation Plans developed as a consequence of the Act will result in increased capital expenditures and operating expenses. We expect to spend approximately $34 million for the final two quarters of 2001 and $12 million in 2002 to install upgrades to the environmental controls at the Homer City plant to control sulfur dioxide and nitrogen oxide emissions. Similarly, we anticipate upgrades to the environmental controls at the Illinois Plants to control nitrogen oxide emissions to result in expenditures of approximately $22 million for the final two quarters of 2001 and $386 million for the 2002-2005 period. In addition, at the Ferrybridge and Fiddler's Ferry plants we anticipate environmental costs arising from plant modification of approximately $18 million for the final two quarters of 2001 and $21 million for the 2002-2005 period.

  We own an indirect 50% interest in EcoElectrica, L.P., a limited partnership which owns and operates a liquefied natural gas import terminal and cogeneration project at Penuelas, Puerto Rico. In 2000, the U.S. Environmental Protection Agency issued to EcoElectrica a notice of violation and a compliance order alleging violations of the Federal Clean Air Act primarily related to start-up activities. Representatives of EcoElectrica have met with the Environmental Protection Agency to discuss the notice of violations and compliance order. To date, EcoElectrica has not been informed of the commencement of any formal enforcement proceedings. It is premature to assess what, if any, action will be taken by the Environmental Protection Agency.

  On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act's "new source review" requirements related to modifications of air emissions sources at electric generating stations located in the southern and midwestern regions of the United States. Several states have joined these lawsuits. In addition, the United States Environmental Protection Agency has also issued administrative notices of violation alleging similar violations at additional power plants owned by some of the same utilities named as defendants in the Department of Justice lawsuit, as well as other utilities, and also issued an administrative order to the Tennessee Valley Authority for similar violations at certain of its power plants. The Environmental Protection Agency has also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including the prior owners of the Homer City plant, seeking to determine whether these utilities also engaged in activities that may have been in violation of the Clean Air Act's new source review requirements.

  To date, one utility, the Tampa Electric Company, has reached a formal agreement with the United States to resolve alleged new source review violations. Two other utilities, the Virginia Electric & Power Company and Cinergy Corp., have reached agreements in principle with the Environmental Protection Agency. In each case, the settling party has agreed to incur over $1 billion in expenditures over several years for the installation of additional pollution control, the retirement or repowering of coal-fired generating units, supplemental environmental projects and civil penalties. These agreements provide for a phased approach to achieving required emission reductions over the next 10-15 years. The settling utilities have also agreed to pay civil penalties ranging from $3.5 million to $8.5 million.

  Prior to our purchase of the Homer City plant, the Environmental Protection Agency requested information from the prior owners of the plant concerning physical changes at the plant. Other than with respect to the Homer City plant, no proceedings have been initiated or requests for information issued with respect to any of our United States facilities. However, we have been in informal voluntary discussions with the Environmental Protection Agency relating to these facilities, which may result in the payment of civil fines. We cannot assure you that we will reach a satisfactory agreement or that these facilities will not be subject to proceedings in the future. Depending on the outcome of the proceedings, we could be required to invest in additional pollution control requirements, over and above the upgrades we are planning to install, and could be subject to fines and penalties. In May 2001, President Bush issued a directive for a 90-day review of new source review "interpretation and implementation" by the Administrator of the Environmental Protection Agency and the Secretary of the U.S. Department of Energy. President Bush also directed the Attorney General to review ongoing new source review legal actions to "ensure" they are "consistent with the Clean Air Act and its regulations." Both actions were recommendations detailed within the Bush Administration's "National Energy Policy Task Force Report".

  A new ambient air quality standard was adopted by the Environmental Protection Agency in July 1997 to address emissions of fine particulate matter. It is widely understood that attainment of the fine particulate matter standard may require reductions in nitrogen oxides and sulfur dioxides, although, under the time schedule announced by the Environmental Protection Agency when the new standard was adopted, non-attainment areas were not to have been designated until 2002 and control measures to meet the standard were not to have been identified until 2005. In May 1999, the United States Court of Appeals for the District of Columbia Circuit held that Section 109(b)(1) of the Clean Air Act, the section of the Clean Air Act requiring the promulgation of national ambient air quality standards, as interpreted by the Environmental Protection Agency, was an unconstitutional delegation of legislative power. The Court of Appeals remanded both the fine particulate matter standard and the revised ozone standard to allow the EPA to determine whether it could articulate a constitutional application of Section 109(b)(1). On February 27, 2001, the Supreme Court, in Whitman v. American Trucking Associations, Inc., reversed the Circuit Court's judgment on this issue and remanded the case back to the Court of Appeals to dispose of any other preserved challenges to the particulate matter and ozone standards. Accordingly, as the final application of the revised particulate matter ambient air quality standard is potentially subject to further judicial proceedings, the impact of this standard on our facilities is uncertain at this time.

  On December 20, 2000, the Environmental Protection Agency issued a regulatory finding that it is "necessary and appropriate" to regulate emissions of mercury and other hazardous air pollutants from coal-fired power plants. The agency has added coal-fired power plants to the list of source categories under Section 112(c) of the Clean Air Act for which "maximum available control technology" standards will be developed. Eventually, unless overturned or reconsidered, the Environmental Protection Agency will issue technology-based standards that will apply to every coal-fired unit owned by us or our affiliates in the United States. This section of the Clean Air Act provides only for technology-based standards, and does not permit market trading options. Until the standards are actually promulgated, the potential cost of these control technologies cannot be estimated, and we cannot evaluate the potential impact on the operations of our facilities.

  In June 2001, Illinois passed legislation mandating the Illinois Environmental Protection Agency to evaluate and issue a report to the Illinois legislature addressing the need for further emissions controls on fossil fuel-fired electric generating stations, including the potential need for additional controls on nitrogen oxides, sulfur dioxide and mercury. The study, which is to be submitted between September 30, 2003 and September 30, 2004, also requires an evaluation of incentives to promote renewable energy and the establishment of a banking system for certifying credits from voluntary reductions of greenhouse gases. The law allows the Illinois Environmental Protection Agency to propose regulations based on its findings no sooner than ninety days after the issuance of its findings, and requires the Illinois Pollution Control Board to act within one year on such proposed regulations. Until the Illinois Environmental Protection Agency issues its findings and proposes regulations in accordance with the findings, if such regulations are proposed, we cannot evaluate the potential impact of this legislation on the operations of our facilities.

  Since the adoption of the United Nations Framework Convention on Climate Change in 1992, there has been worldwide attention with respect to greenhouse gas emissions. In December 1997, the Clinton Administration participated in the Kyoto, Japan negotiations, where the basis of a Climate Change treaty was formulated. Under the treaty, known as the Kyoto Protocol, the United States would be required, by 2008-2012, to reduce its greenhouse gas emissions by 7% from 1990 levels.

  The Kyoto Protocol has yet to be submitted to the U.S. Senate for ratification. In March 2001, the Bush Administration announced that the United States would not ratify the Kyoto Protocol, but would instead offer an alternative. Various bills have been, and are expected to be, introduced in Congress to address some of these implementing guidelines and other aspects of climate change. Apart from the Kyoto Protocol, we may be impacted by future federal or state legislation relating to controlling greenhouse gas emissions.

  Notwithstanding the Bush Administration position, in July 2001, environment ministers from around the world met in Bonn, Germany and reached a compromise agreement on the mechanics and rules of the Kyoto

Protocol. The compromise agreement is believed to clear the way for countries to begin the treaty ratification process. The United States was the sole country not to embrace the agreement.

  We either have an equity interest in or own and operate generating plants in the following countries:

              .  Australia                  .  Spain
              .  Indonesia                  .  Thailand
              .  Italy                      .  Turkey
              .  New Zealand                .  The United Kingdom
              .  Philippines                .  The United States

  With the exception of Turkey, all of the countries identified have ratified the UN Framework Convention on Climate Change, as well as signed the Kyoto Protocol. None of the countries have ratified the Kyoto Protocol, but, with the exception of the United States, all are expected to do so by the end of 2002. For the treaty to come into effect, it must be ratified by approximately 55 countries, representing at least 55% of the greenhouse gas emissions of the developed world.

  All of the countries, with the exception of Indonesia, the Philippines and Thailand, are classified as Annex 1 or "developed" countries and are subject to national greenhouse gas emission reduction targets during the period of 2008-2012 (i.e., Phase 1). Each nation is actively developing policies and measures meant to assist it with meeting the individual national emission targets as set out within the Kyoto Protocol.

  If we do become subject to limitations on emissions of carbon dioxide from our fossil fuel-fired electric generating plants, these requirements could have a significant economic impact on their operations.

  The Environmental Protection Agency proposed rules establishing standards for the location, design, construction and capacity of cooling water intake structures at new facilities, including steam electric power plants. Under the terms of a consent decree entered into by the U.S. District Court for the Southern District of New York in Riverkeeper, Inc. v. Whitman, these regulations must be adopted by November 9, 2001. The consent decree also requires the agency to propose similar regulations for existing facilities by February 28, 2002, and finalize those regulations by August 28, 2003. Until the final standards are promulgated, we cannot determine their impact on our facilities or estimate the potential cost of compliance.

  The Comprehensive Environmental Response, Compensation, and Liability Act, which is also known as CERCLA, and similar state statutes, require the cleanup of sites from which there has been a release or threatened release of hazardous substances. As of the date of this prospectus, we are unaware of any material liabilities under CERCLA or similar state statutes; however, we cannot assure you that we will not incur CERCLA liability or similar state law liability in the future.

 Employees

  Mission Energy Holding has no full time employees. At June 30, 2001, Edison Mission Energy employed 3,493 people, all of whom were full time employees and approximately 537, 147 and 1,347 of whom were covered by collective bargaining agreements in the United Kingdom, Australia and the United States, respectively. We believe we have good relations with our employees. However, our subsidiary, Midwest Generation, and the union which represents the employees at the Illinois Plants are currently in negotiations to replace the now expired collective bargaining agreement, covering wages and working conditions. Although we cannot predict the outcome of these negotiations, the union authorized a strike, which began on June 28, 2001. Midwest Generation has contingency plans in place and is operating the Illinois Plants during the strike. We believe that the impact on the operations of the Illinois Plants will not be material.

  Furthermore, Paiton Energy was sued in the Central Jakarta District Court by the PLN Labor Union in April 2001. PT PLN, the Indonesian Minister of Mines & Energy and the former President Director of PT PLN are also named as defendants in the suit. The union seeks to set aside the power purchase agreement between Paiton Energy and PT PLN and the interim agreement between Paiton Energy and its lenders, as well as damages and other relief. The initial preliminary hearing was held on April 30, 2001 in Jakarta. Paiton Energy and the other defendants filed challenges to jurisdiction and moved for a dismissal of the suit but such actions were denied by an order dated July 23, 2001. Paiton Energy has filed a notice of appeal. Paiton believes, based upon discussions with its Indonesian counsel, that the suit is without merit.

 Corporate Offices

  Mission Energy Holding's corporate headquarters are in San Dimas,
California.

 Legal Proceedings

  PMNC Litigation

  In February 1997, a civil action was commenced in the Superior Court of the State of California, Orange County, entitled The Parsons Corporation and PMNC
v. Brooklyn Navy Yard Cogeneration Partners, L.P., Mission Energy New York, Inc. and B-41 Associates, L.P., Case No. 774980, in which the plaintiffs asserted general monetary claims under the Construction Turnkey Agreement in the amount of $136.8 million. Brooklyn Navy Yard has also filed an action entitled Brooklyn Navy Yard Cogeneration Partners, L.P. v. PMNC, Parsons Main of New York, Inc., Nab Construction Corporation, L.K. Comstock & Co., Inc. and The Parsons Corporation, in the Supreme Court of the State of New York, Kings County, Index No. 5966/97 asserting general monetary claims in excess of $13 million under the Construction Turnkey Agreement. On March 26, 1998, the Superior Court in the California action granted PMNC's motion for attachment in the amount of $43 million against Brooklyn Navy Yard and attached three Brooklyn Navy Yard bank accounts totaling approximately $0.5 million. On the same day, the court stayed all proceedings in the California action pending the New York action. Brooklyn Navy Yard appealed the attachment order, and on August 24, 2001, the California Court of Appeal heard arguments in the appeal by Brooklyn Navy Yard and Mission Energy New York from the attachment order. The court took the matter under submission and a ruling is expected within the next few months. PMNC's motion to dismiss the New York action was denied by the New York Supreme Court and further denied on appeal in September 1998. On March 9, 1999, Brooklyn Navy Yard filed a motion for partial summary judgment in the New York action. The motion was denied and Brooklyn Navy Yard has appealed. The appeal and the commencement of discovery were suspended until June 2000 to allow for voluntary mediation between the parties. The mediation ended unsuccessfully on March 23, 2000. On November 13, 2000, a New York appellate court issued a ruling granting summary judgment in favor of Brooklyn Navy Yard, striking PMNC's cause of action for quantum meruit, and limiting PMNC to its claims under the construction contract. Discovery is continuing. The court has recommended and the parties have agreed to pursue mediation in the fall of 2001. Edison Mission Energy agreed to indemnify Brooklyn Navy Yard and its partner in the venture from all claims and costs arising from or in connection with this litigation. We believe that the outcome of this litigation will not have a material adverse effect on our consolidated financial position or results of operations.

  EcoElectrica Potential Environmental Proceeding

  We own an indirect 50% interest in EcoElectrica, L.P., a limited partnership which owns and operates a liquefied natural gas import terminal and cogeneration project at Penuelas, Puerto Rico. In 2000, the U.S. Environmental Protection Agency issued to EcoElectrica a notice of violation and a compliance order alleging violations of the federal Clean Air Act primarily related to start-up activities. Representatives of EcoElectrica have met with the Environmental Protection Agency to discuss the notice of violations and compliance order. To date, EcoElectrica has not been informed of the commencement of any formal enforcement proceedings. It is premature to assess what, if any, action will be taken by the Environmental Protection Agency. At June 30, 2001, no loss accrual had been recorded by EcoElectrica. We do not believe the outcome of this matter will have a material adverse effect on our consolidated financial position or results of operations. For information regarding the disposition of EcoElectrica, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Acquisitions, Dispositions and Sale-Leaseback Transactions--Dispositions."

Our Relationship with Certain Affiliated Companies

  We are an indirect subsidiary of Edison International and the parent company of Edison Mission Energy. Edison International is a holding company. Edison International is also the corporate parent of Southern California Edison, an electric utility that buys and sells power in California. Both Edison International and Southern California Edison have faced and continue to face material operating disruptions as a result of the California power crisis. For a description of the California power crisis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--The California Power Crisis and Our Response."

  We are also included in the consolidated federal income tax and combined state franchise tax returns of Edison International. We calculate our income tax provision on a separate company basis under a tax sharing arrangement with The Mission Group, which in turn has an agreement with Edison International. Tax benefits generated by us and used in the Edison International consolidated tax return are recognized by us without regard to separate company limitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Intercompany Tax Sharing Payments."

                                  MANAGEMENT

Directors and Executive Officers

  Our directors are elected by, and serve until their successors are elected by, our sole stockholder. Our officers are elected from time to time by the board of directors and hold office at the discretion of the board of directors. Set forth below are our current directors and executive officers and their ages and positions with us as of the date of this prospectus.

                 Name                  Age                       Position
                 ----                  ---                       --------
John E. Bryson........................  58 Director, Chairman of the Board
Theodore F. Craver, Jr................  49 Director, Chief Executive Officer
Kevin M. Smith........................  43 Senior Vice President and Chief Financial Officer
G. Gary Garcia........................  34 Treasurer
Raymond W. Vickers....................  58 Senior Vice President and General Counsel
Barbara Mathews.......................  48 Secretary and Assistant General Counsel
Alan J. Fohrer........................  50 Director
Bryant C. Danner......................  63 Director
Frank B. Bilotta......................  41 Director

  Described below are the principal occupations and business activities of our directors and executive officers for the past five years, in addition to their positions indicated above.

  Mr. Bryson has been Director and Chairman of the Board of Mission Energy Holding since its formation. Mr. Bryson has been Director and Chairman of the Board of Edison Mission Energy since January 2000 and was Director of Edison Mission Energy from January 1986 to January 1998. Mr. Bryson has been President of Edison International since January 2000 and Chairman of the Board and Chief Executive Officer of Edison International since 1990. Mr. Bryson served as Chairman of the Board, Chief Executive Officer and a Director of Southern California Edison from 1990 to January 2000. Mr. Bryson is a director of The Boeing Company, The Times Mirror Company, and Pacific American Income Shares, Inc. and LM Institutional Fund Advisors I, Inc.

  Mr. Craver has been Director and Chief Executive Officer of Mission Energy Holding since its formation. Mr. Craver has been Director of Edison Mission Energy since January 15, 2001. Mr. Craver has been Senior Vice President, Chief Financial Officer and Treasurer of Edison International since January 2000. Mr. Craver has been Chairman of the Board and Chief Executive Officer of Edison Enterprises since September 1999. Mr. Craver served as Senior Vice President and Treasurer of Edison International from February 1998 to January 2000. Mr. Craver served as Senior Vice President and Treasurer of Southern California Edison from February 1998 to September 1999. Mr. Craver served as Vice President and Treasurer of Edison International and Southern California Edison from September 1996 to February 1998. Mr. Craver was Executive Vice President and Corporate Treasurer of First Interstate Bancorp from September 1990 to April 1996.

  Mr. Smith has been Senior Vice President and Chief Financial Officer of Mission Energy Holding since its formation. Mr. Smith has been Senior Vice President and Chief Financial Officer of Edison Mission Energy since May 1999. Mr. Smith served as Treasurer of Edison Mission Energy from 1992 to 2000 and was elected a Vice President in 1994. During March 1998 until September 1999, Mr. Smith also held the position of Regional Vice President, Americas region for Edison Mission Energy.

  Mr. Garcia has been Treasurer of Mission Energy Holding since its formation. Mr. Garcia has been Treasurer of Edison Mission Energy and Vice President and Treasurer of Midwest Generation since February 2000. From May 1999 to February 2000, Mr. Garcia was Director of Finance, Americas of Edison Mission Energy. From May 1997 to May 1999, Mr. Garcia served as Manager of Finance, Americas. Mr. Garcia was Asset Manager from October 1995 to May 1997.

  Mr. Vickers has been Senior Vice President and General Counsel of Mission Energy Holding since its formation. Mr. Vickers has been Senior Vice President and General Counsel of Edison Mission Energy since March 1999. Prior to joining Edison Mission Energy, Mr. Vickers was a partner with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP concentrating on international business transactions, particularly cross-border capital markets and investment transactions, project implementation and finance. Mr. Vickers originally joined Skadden, Arps, Slate, Meagher & Flom LLP in 1989 as resident partner in the Hong Kong office.

  Ms. Mathews has been Assistant General Counsel and Secretary of Mission Energy Holding since its formation. Ms. Mathews has been Assistant General Counsel of Edison International and Southern California Edison since August 1996. Prior to joining Edison International and Southern California Edison, Ms. Mathews was a partner with the law firm of Arnold & Porter.

  Mr. Fohrer has been Director of Mission Energy Holding since its formation. Mr. Fohrer has been Director, President and Chief Executive Officer of Edison Mission Energy since January 2000. From 1998 to 2000, Mr. Fohrer served as Chairman of the Board of Edison Mission Energy. From 1993 to 1998, Mr. Fohrer served as Vice Chairman of the Board of Edison Mission Energy. Mr. Fohrer was Executive Vice President and Chief Financial Officer of Edison International and was Executive Vice President and Chief Financial Officer of Southern California Edison from June 1995 until January 2000. Effective February 1996 and June 1995, Mr. Fohrer also served as Treasurer of Southern California Edison and Edison International, respectively, until August 1996. Mr. Fohrer was Senior Vice President, Treasurer and Chief Financial Officer of Edison International, and Senior Vice President and Chief Financial Officer of Southern California Edison from January 1993 until May 1995. Mr. Fohrer was Edison Mission Energy's interim Chief Executive Officer between May 1993 and August 1993. From 1991 until 1993, Mr. Fohrer was Vice President, Treasurer and Chief Financial Officer of Edison International and Southern California Edison.

  Mr. Danner has been Director of Mission Energy Holding since its formation. Mr. Danner has been Director of Edison Mission Energy since May 1993. Mr. Danner has been Executive Vice President and General Counsel of Edison International since June 1995. Mr. Danner was Executive Vice President and General Counsel of Southern California Edison from June 1995 until January 2000. Mr. Danner was Senior Vice President and General Counsel of Edison International and Southern California Edison from July 1992 until May 1995.

  Mr. Bilotta has been the independent Director of Mission Energy Holding since its formation. Mr. Bilotta has over sixteen years of diversified accounting and legal experience with an emphasis in asset-backed securities. Prior to joining Global Securitization Services in September of 2000, Mr. Bilotta served as Senior Vice President at Lord Securities Corporation. He also served as an independent director on a variety of structured finance vehicles. Mr. Bilotta served as Manager of Securitized Debt at Morgan Stanley & Co. Incorporated prior to joining Lord Securities in December 1996. He was Vice President at Lehman Brothers Inc. prior to joining Morgan Stanley in 1995.

Compensation of Directors

  Our directors do not receive any compensation for serving on our board of directors or attending meetings thereof, except that our independent director receives customary compensation.

              CERTAIN TRANSACTIONS AND RELATIONS WITH AFFILIATES

  Specified administrative services such as payroll and employee benefit programs, all performed by Edison International or Southern California Edison employees, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including us. Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor (operating revenues, operating expenses, total assets and number of employees). In addition, services of Edison International or Southern California Edison employees are sometimes directly requested by us and these services are performed for our benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost.

  Edison Mission Energy has entered into a tax sharing agreement with The Mission Group, which in turn has entered into a tax sharing agreement with Edison International. Upon completion of the offering of the original notes, Mission Energy Holding became a party to the tax sharing agreement with The Mission Group and thereby became a part of the Edison International consolidated filing group. For a further discussion of this agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Edison Mission Energy--Intercompany Tax Sharing Payments."

  Edison Mission Energy holds interests in eight partnerships that own power plants in California. Four of these partnerships are parties to power purchase agreements with Southern California Edison.

  Edison Mission Operation & Maintenance, Inc., an indirect, wholly-owned subsidiary of Edison Mission Energy, has entered into operation and maintenance agreements with partnerships in which Edison Mission Energy has a 50% or less ownership interest. Pursuant to the negotiated agreements, Edison Mission Operation & Maintenance performs all operation and maintenance activities necessary for the production of power by these partnerships' facilities. The agreements will continue until terminated by either party. Edison Mission Operation & Maintenance pays for all costs incurred with operating and maintaining the facilities and may also earn an incentive compensation as set forth in the agreements.

  In July 1999, Edison Mission Energy made an interest-free loan to Georgia R. Nelson, Senior Vice President of Edison Mission Energy and President of Midwest Generation EME, LLC, in the amount of $179,800 in exchange for a note executed by Ms. Nelson and payable to Edison Mission Energy 365 days following the conclusion of her assignment in Chicago, Illinois.

  In October 2000, Edison Mission Energy made a loan to Gregory C. Hoppe who at that time was Vice President of Edison Mission Energy, and Director, Australia, in the amount of $350,000 in exchange for a secured promissory note executed by Mr. Hoppe and payable to Edison Mission Energy at simple interest of 6.37%. The entire note, together with accrued interest, is due January 2002. Mr. Hoppe is no longer an employee of Edison Mission Energy.

                         DESCRIPTION OF THE TERM LOAN

  Concurrently with the issuance of the original notes, we borrowed $385,000,000 in aggregate principal amount of indebtedness under the Credit Agreement, dated as of July 2, 2001, as amended, by and among Mission Energy Holding, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as sole Lead Arranger, as Administrative Agent and as Term Loan Collateral Agent and Lehman Commercial Paper Inc., as Syndication Agent (the Credit Agreement and the indebtedness under the Credit Agreement are referred to collectively in this prospectus as the "term loan"). The following summary of the material terms and provisions of the term loan does not purport to be complete and is subject to and qualified in its entirety by reference to the term loan.

  The indebtedness under the term loan was issued at a discounted price of 97% of the face value of such indebtedness. The term loan bears interest at a floating rate equal to the three-month London interbank offered rate (LIBOR) plus 7.50% and will mature on July 2, 2006. On the third anniversary of the term loan, the lenders under the term loan may require that we repay up to $100,000,000 of the principal amount of the loan at par. Indebtedness under the term loan ranks pari passu with the notes and shares in a first priority security interest in the capital stock of Edison Mission Energy. See "Description of the Exchange Notes--Security." The term loan is also secured by an interest escrow account (the "Loan Interest Escrow Account") pursuant to an escrow and security agreement (the "Loan Interest Escrow Agreement") which contains funds that, together with interest to be earned on those funds, are designed to pay the first eight quarterly interest payments on the outstanding obligations under the term loan. The lenders under the term loan and the indenture trustee for the notes have entered into intercreditor arrangements as part of the pledge agreement relating to the Edison Mission Energy capital stock which define the terms and conditions under which the lenders and the holders of the notes share in the capital stock of Edison Mission Energy. See "Description of the Exchange Notes--Security."

  During the first three years, we may at any time redeem all or part of the term loan at not less than 30 nor more than 60 days notice at a redemption price equal to a LIBOR make-whole plus unpaid and accrued interest to the redemption date. Following that period, we may, at our option, redeem all or any portion of the indebtedness outstanding under the term loan at a premium which will decline over the remaining life of the term loan.

  The term loan contains covenants and default and event of default provisions substantially similar to those described in this prospectus with respect to the notes. In addition, both the indenture and the term loan contain cross-default provisions. Upon an event of default under either the term loan or the indenture, a majority of the lenders or 25% of the holders of the notes will have the right to initiate foreclosure with respect to the capital stock of Edison Mission Energy. Under the intercreditor arrangement contained in the pledge agreement related to the Edison Mission Energy capital stock, proceeds from the sale of Edison Mission Energy's capital stock will be shared on a pro rata basis by the lenders and the holders of the notes.

                              THE EXCHANGE OFFER

General

  As of the date of this prospectus, $800 million in principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders on the date set forth at the bottom of the cover page to this prospectus.

Purpose of the Exchange Offer

  We issued the original notes on July 2, 2001 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the original notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

  In connection with the sale of the original notes, we entered into a registration rights agreement, which requires us to:

  . file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or prior to 105 days after the date of issuance of the original notes;

  . use our reasonable best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act on or prior to 225 days after the date of issuance of the original notes;

  . use our best efforts to complete the exchange offer no later than 45 days after the registration statement is declared effective by the Securities and Exchange Commission; and

  . to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other designated circumstances.

  We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding original notes. Holders of original notes who do not tender their original notes or whose original notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the federal securities laws if they wish to sell their original notes.

Terms of the Exchange

  We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of the original notes. The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that the exchange notes will generally be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement. The exchange notes will evidence the same indebtedness as the original notes and will be entitled to the benefits of the indenture. For additional information, see "Description of the Exchange Notes."

  The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes.

  We have not requested, and do not intend to request, an interpretation by the staff of the Securities and Exchange Commission as to whether the exchange notes issued in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Securities and Exchange Commission set forth in a series of no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes, other than any holder that is a broker-dealer or is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  . the exchange notes are acquired in the ordinary course of the holder's business;

  . the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  . the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

  Since the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, we can provide no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Any holder who is an affiliate of ours or who tenders original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the interpretation by the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

  The exchange notes will accrue interest from the date of issuance of the original notes, which was on July 2, 2001. Holders whose original notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the original notes.

  Tendering holders of the original notes will not be required to pay brokerage commissions or fees or, transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the original notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

  The exchange offer will expire at 5:00 p.m., New York City time, on      ,
2001, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the "expiration date." The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any original notes. We will extend the expiration date by giving oral (promptly confirmed in writing) or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

  We expressly reserve the right to:

  . terminate or amend the exchange offer and not to accept for exchange any original notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer" below which have not been waived by us; and

  . amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the original notes, whether before or after any tender of the original notes.

  If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the original notes as promptly as practicable.

  For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by Delaware or New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes promptly following the expiration date.

Procedures for Tendering Original Notes

  Our acceptance of original notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

  A holder of original notes may tender the original notes by:

  . properly completing and signing the letter of transmittal or a facsimile thereof;

  .  properly completing any required signature guarantees;

  . properly completing any other documents required by the letter of transmittal; and

  . delivering all of the above, together with the certificate or certificates representing the original notes being tendered, to the exchange agent at its address set forth below on or prior to the expiration date; or

  .  complying with the procedure for book-entry transfer described below; or

  .  complying with the guaranteed delivery procedures described below.

  The method of delivery of original notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send original notes or letters of transmittal to us.

  The signature on the letter of transmittal need not be guaranteed if:

  . tendered original notes are registered in the name of the signer of the letter of transmittal; and

  . the exchange notes to be issued in exchange for the original notes are to be issued in the name of the holder; and

  . any untendered original notes are to be reissued in the name of the holder.

  In any other case, the tendered original notes must be:

  . endorsed or accompanied by written instruments of transfer in form satisfactory to us;

  .  duly executed by the holder; and

  . the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act and that is a member of a recognized signature guarantee medallion program (an "Eligible Institution").

  If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature in the letter of transmittal must be guaranteed by an Eligible Institution.

  The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company, the "book-entry transfer facility," for the purpose of facilitating the exchange offer, unless suitable accounts have already been established. We refer to The Depository Trust Company in this prospectus as "DTC." Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account with respect to the original notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as "ATOP." Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message.

  The term "agent's message" means a message which:

  .  is transmitted by DTC;

  . received by the exchange agent and forming part of the book-entry transfer;

  . states that DTC has received an express acknowledgment from a participant in DTC that is tendering original notes which are the subject of the book-entry transfer;

  . states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

  .  states that we may enforce the agreement against the participant.

  If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an Eligible Institution setting forth:

  .  the name and address of the tendering holder;

  . the names in which the original notes are registered and, if possible, the certificate numbers of the original notes to be tendered; and

  . a statement that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the original notes in proper form for transfer, or a confirmation of book-entry transfer of such original notes into the exchange agent's account at the book-entry transfer facility, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal or an agent's message and any other required documents.

  Unless original notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

  . the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the original notes or a confirmation of book-entry transfer of the original notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

  . a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an Eligible Institution is received by the exchange agent.

  Issuances of exchange notes in exchange for original notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an Eligible Institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered original notes or a confirmation of book-entry and an agent's message.

  All questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any original notes not properly tendered or not to accept any original notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any original notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor will any of us incur any liability for failure to give such notification.

  If the letter of transmittal is signed by a person or persons other than the registered holder or holders of original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the original notes.

  If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

  By tendering, each holder represents to us that, among other things:

  . the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

  . the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

  . the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

  Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

  The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

  The party tendering original notes for exchange exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as his agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the "transferor." The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of the tendered original notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes or transfer ownership of such original notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange for original notes will constitute performance in full by us of various of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

  The transferor certifies that it is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and that it is acquiring the exchange notes offered hereby in the ordinary course of the transferor's business and that the transferor has no arrangement with any person to participate in the distribution of the exchange notes.

  Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each transferor which is a broker-dealer receiving exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Withdrawal Rights

  Tenders of original notes may be withdrawn at any time prior to the expiration date.

  For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

  . specify the name of the person having tendered the original notes to be withdrawn;

  . identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

  .  specify the principal amount of original notes to be withdrawn;

  . include a statement that the holder is withdrawing his election to have the original notes exchanged;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing the tender; and

  . specify the name in which any such original notes are to be registered, if different from that of the person who tendered the original notes.

  The exchange agent will return the properly withdrawn original notes promptly following receipt of the notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

  Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the original notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the original notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "Procedures for Tendering Original Notes" above at any time prior to the expiration date.

Acceptance of Original notes for Exchange; Delivery of Exchange Notes

  Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all original notes properly tendered and will issue the exchange notes promptly after such acceptance. See "-- Conditions to the Exchange Offer" below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, and if, we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent.

  For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

  In all cases, issuance of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after:

  . timely receipt by the exchange agent of certificates for the original notes or a timely book-entry confirmation of the original notes into the exchange agent's account at the book-entry transfer facility;

  . a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

  .  timely receipt by the exchange agent of all other required documents.

  If any tendered original notes are not accepted for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility. In either case, the original notes will be returned as promptly as practicable after the expiration of the exchange offer.

Conditions to the Exchange Offer

  Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for such original notes, any of the following conditions exist:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

  . the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the original notes.

  The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

  If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

  The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered.

Exchange Agent

  Wilmington Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

     By Registered or            By Facsimile:         By Hand or Overnight
     Certified Mail:                                         Courier:



                                (302) 651-1079
 Wilmington Trust Company                            Wilmington Trust Company

    As Exchange Agent        Confirm by Telephone:       As Exchange Agent
   Rodney Square North                                  Rodney Square North
 1100 North Market Street       (302) 651-1562      1105 North Market Street--
Wilmington, DE 19890-0001                                    1st Floor
   Attention: Corporate                                Wilmington, DE 19801
          Trust                                     Attention: Corporate Trust
   Reorg Services, MEHC                                Reorg Services, MEHC
         Exchange                                            Exchange
          Offer                                                Offer

  You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

  Delivery to an address other than as set forth on the letter of transmittal, or transmissions of the letter by transmittal via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitations of Tenders; Fees and Expenses

  We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the original notes and in handling or forwarding tenders for their customers.

  We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $600,000, which includes fees and expenses of the exchange agent, trustee, registration fees, accounting, legal, printing and related fees and expenses.

  No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of original notes in the jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

  We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

  . certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered; or

  . tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer.

  We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

  For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for original notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequence of Failure to Exchange

  Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the original notes. Original notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act.

  Participation in the exchange offer is voluntary, and holders of original notes should carefully consider whether to participate. Holders of original notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of original notes who do not tender their original notes in the exchange offer will continue to hold the original notes and will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered original notes could be adversely affected.

  We may in the future seek to acquire, subject to the terms of the indenture, untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes which are not tendered in the exchange offer.

Resale of Exchange Notes

  We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  . the exchange notes are acquired in the ordinary course of the holder's business; and

  . the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

  However, any holder who is:

  .  an "affiliate" of ours;

  . who has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

  . any broker-dealer who purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

could not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds original notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for original notes, where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see "Plan of Distribution."

  In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any exchange notes.

Shelf Registration Statement

  If:

  . on or prior to the time the exchange offer is completed, existing Securities and Exchange Commission interpretations are changed such that the exchange notes received by holders other than initial purchasers in the exchange offer for original notes are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act;

  . the exchange offer has not been completed within 270 days following the date of original issuance of the original notes; or

  .  the exchange offer is not available to any holder of the original notes,

we will use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the original notes and keep the statement effective for up to two years after the effective date of the shelf registration statement or such shorter period, which shall terminate when all the original notes covered by the registration statement have been sold pursuant to the registration statement.

Liquidated Damages

  If:

  . we fail to file the shelf registration statement required by the registration rights agreement on or before the date specified for such filing;

  . the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness in the registration rights agreement;

  . we fail to consummate this exchange offer within 45 days after the effective date of the exchange offer registration statement; or

  . any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective or usable in connection with its intended purpose (each such event, a "Registration Default"), then we will pay liquidated damages to each holder of notes, in addition to the stated interest on the notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.50% per annum on the principal amount of notes held by such holder. The amount of the liquidated damages will increase by an additional 0.50% per annum on the principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum on the principal amount of notes.

  Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

                       DESCRIPTION OF THE EXCHANGE NOTES

  We issued the original notes and will issue the exchange notes under an indenture, dated as of July 2, 2001, between us and Wilmington Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

  The following description is a summary of the material provisions of the indenture, the registration rights agreement, the EME Stock Pledge Agreement (as defined below) and the Interest Pledge Agreement (as defined below). It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement, the EME Stock Pledge Agreement and the Interest Pledge Agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the registration rights agreement, the EME Stock Pledge Agreement and the Interest Pledge Agreement are available as set forth below under "--Additional Information."

  You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." Certain capitalized terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture. In this description, "we" and "our" refer only to Mission Energy Holding Company and not to Edison Mission Energy or any of its Subsidiaries or Non-Consolidated Operating Projects and the term "notes" refers to the original notes and the exchange notes, collectively.

  The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

  The notes are:

  .  our general obligations;

  . secured by a first priority security interest in the Interest Reserve Account (as defined below) through the fourth interest payment date;

  . secured by a first priority security interest on an equal and ratable basis with the lenders under the Term Loan in all existing and future issued and outstanding Capital Stock of Edison Mission Energy;

  .  equal in right of payment to all of our existing and future senior debt;
     and

  . senior in right of payment to any of our existing and future subordinated debt.

  We do not conduct any material operations, and our only significant assets are the outstanding Capital Stock of Edison Mission Energy and the funds deposited in the Interest Reserve Account and the Loan Interest Escrow Account. All of our material operations are conducted through Edison Mission Energy and its Subsidiaries and Non-Consolidated Operating Projects. Therefore, we are dependent upon dividends declared and paid by Edison Mission Energy to meet our obligations, including our obligations under the notes and the Term Loan. Edison Mission Energy is, in turn, dependent upon dividends declared and paid by its Subsidiaries and Non-Consolidated Operating Projects to pay dividends to us. None of Edison Mission Energy or any of its Subsidiaries or Non-Consolidated Operating Projects has guaranteed or will guarantee or otherwise be liable for payment on the notes. Therefore, the notes will be effectively subordinated to all liabilities, preferred stock and other obligations of Edison Mission Energy and its Subsidiaries. In addition, the notes are effectively subordinated to liabilities and preferred securities of our Non-Consolidated Operating Projects. Such Non-Consolidated Operating Projects have substantial indebtedness. In the event of a bankruptcy, liquidation or reorganization of Edison Mission Energy or any of its Subsidiaries or Non-Consolidated Operating Projects, Edison Mission Energy or such Subsidiary or Non-Consolidated Operating Project would pay its obligations before it would be able to distribute any of its assets to its respective shareholders or partners.

  As of June 30, 2001, the total outstanding liabilities, preferred securities and other obligations of Edison Mission Energy and its consolidated Subsidiaries was approximately $12.2 billion. See "Risk Factors--Risks Related to Our Corporate Structure--Mission Energy Holding is a holding company which has no operations and depends on dividends from Edison Mission Energy."

  In addition, Edison Mission Energy's articles of incorporation and bylaws contain provisions that restrict its ability to pay dividends. These restrictions were designed to preserve Edison Mission Energy as a stand-alone investment grade rated entity despite the current credit difficulties of Edison International and Southern California Edison. Specifically, without the unanimous approval of Edison Mission Energy's board of directors, including at least one independent director, Edison Mission Energy cannot declare or pay dividends or distributions unless:

  . Edison Mission Energy then has investment grade ratings with respect to its senior unsecured long-term debt and receives rating agency confirmation that the dividend or distribution will not result in a downgrade; or

  . the dividends and distributions do not exceed $32.5 million in any fiscal quarter and Edison Mission Energy meets an interest coverage ratio of not less than 2.2 to 1 for the immediately preceding four fiscal quarters. For the four quarters ended June 30, 2001, Edison Mission Energy's interest coverage ratio was 1.9 to 1.

  In addition to these restrictions in Edison Mission Energy's articles of incorporation and bylaws, there are a number of other factors that may limit the ability of Edison Mission Energy to pay dividends to us and that may limit the ability of its Subsidiaries and Non-Consolidated Operating Projects to pay dividends to Edison Mission Energy. No assurance can be given that dividends will be paid by Edison Mission Energy or any of its Subsidiaries or Non-Consolidated Operating Projects. For a description of these factors, see "Risk Factors--Risks Related to Our Corporate Structure--The ability of Edison Mission Energy to dividend cash to Mission Energy Holding and of Edison Mission Energy's subsidiaries and other investments to dividend cash to Edison Mission Energy is constrained by restrictions which may prevent Mission Energy Holding from meeting its obligations on the notes and under the term loan."

Principal, Maturity and Interest

  We have issued $800.0 million aggregate principal amount of the original notes. We will issue exchange notes in this exchange offer with a maximum aggregate principal amount of $800.0 million. The indenture governing the notes will allow us to issue additional notes in addition to the notes being sold in the offering. These additional notes will be limited to aggregate principal amount of $100.0 million. The issuance of any of those additional notes will be subject to our ability to incur Indebtedness under the covenant described under "--Certain Covenants--Incurrence of Indebtedness" and similar restrictions in the instruments governing our other Indebtedness. Any such additional notes will be treated as part of the same class and series as the notes issued in the offering for purposes of voting under the indenture governing the notes. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2008.

  Interest on the notes accrues at the rate of 13.50% per annum and is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2002, to holders of record on the immediately preceding January 1 and July 1. Interest on the notes accrues from the most recent date to which interest has been paid, or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. See "--Interest Reserve Account" below for a description of the Interest Reserve Account that was set aside on the date of issuance of the original notes to secure the payment of the first four scheduled interest payments on the notes.

Methods of Receiving Payments on the Notes

  If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

  The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

  A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption.

Covenant Regarding Use of Proceeds

  Each of Edison International and The Mission Group has agreed with the trustee for the benefit of the holders of the notes that they will use the net proceeds of this offering of the original notes that they received, directly or indirectly, from us in the manner described in this prospectus under the heading entitled "Use of Proceeds."

Security

  Pursuant to the indenture, the pledge agreement relating to the Interest Reserve Account between us and the trustee (the "Interest Pledge Agreement") and the pledge agreement relating to the Capital Stock of Edison Mission Energy between us, the administrative agent, the trustee and the collateral trustee (the "EME Stock Pledge Agreement"), the notes are secured by (1) a first priority security interest in the Interest Reserve Account through the fourth scheduled interest payment date and all the funds and securities contained in that account and (2) a first priority security interest on an equal and ratable basis with the lenders under the Term Loan in the Capital Stock of Edison Mission Energy.

  Upon satisfaction by us of the conditions to our legal defeasance or our covenant defeasance option or the discharge of the indenture, the lien of the indenture, the Interest Pledge Agreement and the EME Stock Pledge Agreement on all of such collateral granted for the benefit of holders of the notes will be terminated and all of such collateral granted for the benefit of holders of the notes will be released without any further action by the trustee or any other Person.

  There can be no assurance that the proceeds of any sale of the Capital Stock of Edison Mission Energy pursuant to the EME Stock Pledge Agreement following an Event of Default will be sufficient to satisfy payments due on the notes or under the Term Loan. In addition, the ability of the collateral trustee to realize upon the collateral may be subject to certain regulatory limitations and, in the event of a bankruptcy, bankruptcy law limitations. See "Risk Factors--Risk Related to this Offering--Provisions of bankruptcy law may prevent the collateral trustee from foreclosing on the collateral securing the notes and the term loan, and this may cause such collateral to be an insufficient source from which to pay amounts due on the notes and under the term loan" and "Risk Factors--Risks Related to This Offering--Foreclosing on the capital stock of Edison Mission Energy requires the approval of the Federal Energy Regulatory Commission."

  We, the administrative agent under the term loan, the trustee under the indenture and the collateral trustee have entered into intercreditor arrangements as part of the EME Stock Pledge Agreement. Pursuant to those provisions, the parties have agreed as to (1) the ability of the holders of the notes and the lenders under the term loan to direct any foreclosure proceedings with respect to the capital stock of Edison Mission Energy and (2) the relative rights of the holders of the notes and the lenders under the term loan to the proceeds of such a foreclosure. The intercreditor provisions provide that, upon an event of default and acceleration under either the indenture or the term loan, either the trustee, upon instruction by the requisite holders of the notes pursuant to the indenture, or the requisite lenders under the term loan pursuant to the terms thereof, may propose that a foreclosure be commenced. Decisions regarding the manner and administration of the foreclosure require actions by the holders of 50.1% of the outstanding aggregate principal amount of the notes and the term loan. The intercreditor provisions further provide that any proceeds realized from a foreclosure on the capital stock of Edison Mission Energy shall be applied: (a) first, to the costs, expenses and payment of all amounts due to the joint collateral agent, (b) second, on a pro rata basis, to the payment of amounts due under the indenture to the trustee and paying agent and under the term loan to the agents, (c) third, on a pro rata basis, to the payment of interest due and payable on the notes and term loan, (d) fourth, on a pro rata basis to the payment of the outstanding principal amount of the notes and the term loan, (e) fifth, to the payment of liquidated damages, if any, with respect to the notes, premium, if any, with respect to the principal amount of the notes or the term loan, and defaulted interest, if any, due and payable with respect to the notes and the term loan, and (f) sixth, to us.

Optional Redemption

  At any time, on one or more occasions, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice at a redemption price equal to the applicable Treasury Make-whole, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date.

Mandatory Redemption

  We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

  On the Change of Control payment date, we will, to the extent lawful:

    (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control offer;

    (2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

    (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

  The paying agent will promptly mail to each holder of notes properly tendered the Change of Control payment for such notes, and we will execute and issue and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

  The provisions described above that require us to make a Change of Control offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

  If we were required to purchase the notes as a result of a Change of Control, we may need to fund the repurchase with some combination of dividends paid by Edison Mission Energy and third party financing. The ability of Edison Mission Energy to pay dividends to us and of Edison Mission Energy's Subsidiaries and Non-Consolidated Operating Projects to pay dividends to it are subject to a number of limitations. In addition, we may not be able to obtain third party financing on commercially reasonable terms, if at all. See "Risk Factors--Risks Related to Our Corporate Structure--The ability of Edison Mission Energy to dividend cash to Mission Energy Holding and of Edison Mission Energy's subsidiaries and other investments to dividend cash to Edison Mission Energy is constrained by restrictions which may prevent Mission Energy Holding from meeting its obligations on the notes and under the term loan," "Risk Factors--Risks Related to Our Indebtedness--We may be unable to generate or borrow sufficient cash to make payments on our indebtedness or to refinance our indebtedness on acceptable terms or at all" and "Risk Factors--Risks Related to this Offering--we may not be able to repurchase the notes or repay the term loan upon a change of control or an asset sale as required by the indenture."

  The Term Loan contains a provision requiring such Indebtedness to be repurchased on a Change of Control. In addition, Indebtedness of Edison Mission Energy and its subsidiaries contains events of default based on a change of control as described in those agreements. The occurrence of such an event of default would restrict the ability of our subsidiaries to make distributions to us and may result in an acceleration of their payment obligations under the agreements. Future Indebtedness of us and our Subsidiaries and Non-Consolidated Operating Projects may also contain prohibitions on the repurchase of the notes and on the occurrence of certain events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when we are prohibited or prevented from repurchasing the notes by the terms of the Term Loan or other Indebtedness, we could repay all such outstanding Indebtedness that restricts such repurchase, seek the consent of the applicable lenders to allow such repurchase or attempt to refinance the borrowings that contain such prohibition. If we do not repay such borrowings or obtain such consent, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture.

  We will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by us and purchases all notes or portions of notes properly tendered and not withdrawn under such Change of Control offer.

  The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, lease, conveyance or other disposition of "all or substantially all" of our and our Subsidiaries' properties or assets, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of our and our Subsidiaries' assets taken as a whole to another Person or group may be uncertain.

 Asset Sales

  We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) we, or any such Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) such fair market value is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

    (3) at least 75% of the consideration received in such Asset Sale by us or any such Restricted Subsidiary is in the form of cash or Cash Equivalents or a Permitted Business Asset. For purposes of this provision, each of the following shall be deemed to be cash:

      (A) any of our or our Restricted Subsidiaries' Indebtedness or other liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet, other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to an agreement that releases us or such Restricted Subsidiary from further liability; and

      (B) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are converted within 90 days of the applicable Asset Sale by us or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

provided that clauses (1) and (2) shall not apply to Asset Sales made pursuant to contractual obligations existing at the date of the indenture.

  Within 12 months after the receipt of any Net Cash Proceeds from an Asset Sale, we, the applicable Restricted Subsidiary or, subject to the immediately following paragraph, any other Restricted Subsidiary may apply an amount equal to such Net Cash Proceeds or, in the case of clause (3) below, enter into a binding commitment to apply such amount if such amount is applied within 24 months after receipt of such Net Cash Proceeds, as follows:

    (1) to permanently repay any Indebtedness that ranks equal in right of payment to the notes or repay any Indebtedness of any Restricted Subsidiary (other than intercompany Indebtedness) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

    (2) to make capital expenditures;

    (3) to acquire Equity Interests in one of our Restricted Subsidiaries not then owned by us or one of our other Restricted Subsidiaries, to acquire Equity Interests in any Person such that such person becomes a Restricted Subsidiary of ours as a result of such acquisition or to acquire additional Equity Interests in any Investment in any Person with respect to which we or any Restricted Subsidiary then owns any Equity Interests regardless of whether such Person becomes a Restricted Subsidiary as a result of such acquisition; or

    (4) to acquire a Facility or a Permitted Business, or assets used in a Permitted Business, provided that such acquisition is made in accordance with the indenture, including, without limitation, the "Restricted Payments" covenant.

  In determining compliance with the immediately preceding paragraph, if our percentage of the Equity Interests in the Restricted Subsidiary that so applies the Net Cash Proceeds is less than our percentage of the

Equity Interests in the Restricted Subsidiary that engaged in the Asset Sale, then the amount of Net Cash Proceeds necessary to comply with the foregoing covenant will be increased so that the amount of Net Cash Proceeds attributable to our ownership interest in the entity applying the Net Cash Proceeds (taking into account all contributions by the other holders of any Equity Interests in such entity and any change in percentage ownership interest resulting from such contributions) equals the amount of Net Cash Proceeds attributable to our ownership interest in the entity making the Asset Sale.

  Any proceeds from an Asset Sale that are not applied or invested as provided above in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, we will make an Asset Sale offer to all holders of notes (and all holders of other Indebtedness of ours that is pari passu with the notes and that contain provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets) to purchase the maximum principal amount of notes and any such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.

  The offer price in any Asset Sale offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in respect of other pari passu Indebtedness such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and pari passu Indebtedness, together with accrued and unpaid interest and Liquidated Damages, if any, thereon tendered into such Asset Sale offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the notes and such other pari passu Indebtedness that was tendered. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

  We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

  Pending the final application of any Net Cash Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

  Any Asset Sale offer made under this covenant must be made by us. However, the proceeds of an Asset Sale will be received only by the entity making the sale. Restrictions applicable to our Restricted Subsidiaries could prevent them from distributing Asset Sale proceeds to us. See "Risk Factors--Risks Related to Our Corporate Structure--The ability of Edison Mission Energy to dividend cash to Mission Energy Holding and of Edison Mission Energy's subsidiaries and other investments to dividend cash to Edison Mission Energy is constrained by restrictions which may prevent Mission Energy Holding from meeting its obligations on the notes and under the term loan." If we were not able to obtain the Asset Sale proceeds, we would need to finance the Asset Sale offer in another manner. There can be no assurance that we would be able to obtain funds to make a required Asset Sale offer. Our failure to make a required Asset Sale offer will result in an Event of Default under the indenture.

Selection and Notice

  If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

    (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

  Notices of redemption will be mailed by first class mail within the time frame specified above to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount at maturity of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Interest Reserve Account

  The trustee has established an account (the "Interest Reserve Account") with the trustee pursuant to the Interest Pledge Agreement in connection with the issuance of the notes. We have deposited in the Interest Reserve Account for the benefit of the holders of the notes an amount from the net proceeds of the offering of the original notes sufficient to acquire Government Securities (the "Pledged Government Securities") in an amount sufficient upon receipt of the scheduled interest and principal payments on such Pledged Government Securities to provide payment in full when due of the first four scheduled interest payments on the notes.

  At any time prior to the termination of the Interest Pledge Agreement, we may substitute alternative collateral consisting of Cash Equivalents for some or all of the Pledged Government Securities provided that the alternative collateral so substituted has a fair market value equal to or greater than the Pledged Government Securities replaced.

  All amounts deposited in the Interest Reserve Account and the Pledged Government Securities have been pledged by us to the trustee for the benefit of the holders of the notes pursuant to the Interest Pledge Agreement. Pursuant to the Interest Pledge Agreement, immediately prior to an interest payment date for the first four scheduled interest payments on the notes, we will deposit with the trustee cash from funds otherwise available to us sufficient to pay the interest then due or direct the trustee to release from the Interest Reserve Account proceeds sufficient to pay interest then due on the notes. If we exercise our option to do the former, we may then direct the trustee to release to us proceeds or Pledged Government Securities from the Interest Reserve Account in the same amount as the cash deposited by us with the trustee.

  The notes, including the payment of the principal amount of and interest on the notes, are secured by a first priority security interest in the Pledged Government Securities, including interest earned on the Pledged Government Securities, and in the Interest Reserve Account, including the cash delivered pending settlement of the purchase of the Pledged Government Securities, through the date of the fourth scheduled interest payment date with respect to the notes. The ability of holders of notes to realize upon the Pledged Government Securities or other funds in the Interest Reserve Account may, in the event of our bankruptcy, be subject to certain bankruptcy law limitations. See "Risk Factors--Risks Related to this Offering--Provisions of bankruptcy law may prevent the collateral trustee from foreclosing on the collateral securing the notes and the term loan, and this may cause such collateral to be an insufficient source from which to pay amounts due on the notes and under the term loan."

  Upon the acceleration of the maturity of the notes, the Interest Pledge Agreement allows the trustee to foreclose upon the Pledged Government Securities and the net proceeds of the Interest Reserve Account. Under the terms of the indenture, any proceeds from the sale of the Pledged Government Securities and other funds in the Interest Reserve Account will be applied, first, to amounts owing to the trustee in respect of fees and expenses of the trustee and, second, to all obligations under the notes.

  Under the Interest Pledge Agreement, after the first four scheduled interest payments on the notes have been made in a timely manner, all of the remaining Pledged Government Securities and the proceeds thereof, if any, held in the Interest Reserve Account will be released and returned to us if no Default or Event of Default then exists and is continuing. Thereafter, the notes will only be secured by a first priority security interest on an equal and ratable basis with the lenders under the Term Loan in the Capital Stock of Edison Mission Energy.

Certain Covenants

 Restricted Payments

  We will not, and, in the case of clauses (2), (3) and (4) below, will not permit any of our Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of our Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us, or to the direct or indirect holders of our Equity Interests in their capacity as such, other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock);

    (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any of our Equity Interests;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

    (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"),

  unless, at the time of and after giving effect to such Restricted Payment:

    a. no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

    b. we would, at the time of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness"; and

    c. such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made since July 15, 2003 (the "Start Date"), other than those described in clauses (2), (3), (5) and (6) of the penultimate paragraph of this "Restricted Payments" covenant, shall not exceed, at the date of determination, the sum, without duplication, of:

      i. an amount equal to 50% of our Consolidated Net Income (or, if Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued during the period treated as one accounting period, beginning on the day after the Start Date to the end of the most recent full fiscal quarter preceding the date of such Restricted Payment for which our consolidated financial statements are available; plus,

      ii. an amount equal to 100% of the aggregate Net Cash Proceeds received by us after the Start Date as capital contributions or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities of us that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of ours); plus,

      iii. the aggregate amount returned in cash after the Start Date on or with respect to Restricted Investments whether through interest payments, dividends or other distributions or payments; plus,

      iv. to the extent that any Restricted Investment that was made after the Start Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) to us or any of our Restricted Subsidiaries; plus,

      v. to the extent our Board of Directors designates any Unrestricted Subsidiary that was designated as such after the Start Date as a Restricted Subsidiary, the aggregate fair market value of all Restricted Investments owned by us and our Restricted Subsidiaries in such Unrestricted Subsidiary.

  Notwithstanding the foregoing restrictions, and except as set forth in the following paragraphs, prior to the Start Date, we will be permitted to declare and pay dividends to our stockholder, The Mission Group, as follows:

    (1) in amounts sufficient to permit Edison International to make required interest payments on its outstanding 6 7/8% Notes due 2004;

    (2) with respect to The Mission Group and Edison International's corporate overhead, in amounts that are consistent with amounts historically expended for such overhead; and

    (3) for other Edison International working capital and general corporate purposes in an amount not to exceed $50.0 million in aggregate.

  In the event we complete a Public Equity Offering prior to the Start Date, the provisions of the indenture described in the immediately preceding paragraph shall not apply, and the Start Date shall be deemed to be the date of the indenture.

  In addition, so long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or our Equity Interests in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to one of our Restricted Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(ii) of the first paragraph of this covenant;

    (3) the defeasance, redemption, repurchase or other acquisition of our subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests held by any member of our (or any of our Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period (with unused amounts being carried over to succeeding twelve month periods, subject to a maximum of $2.0 million in any twelve-month period);

    (5) payments made pursuant to the Tax Sharing Agreements; provided such payments may be made whether or not a Default then exists;

    (6) the payment by us to The Mission Group of the net cash proceeds from the sale of the notes or the incurrence of indebtedness under the Term Loan, provided that in connection with any such payment all such net cash proceeds so paid are promptly, but in any event prior to 6:00 p.m., Pacific Standard Time, on the date of such payment, loaned or otherwise distributed by The Mission Group to Edison International and promptly, but in any event prior to 6:00 p.m., Pacific Standard Time, on the date of such payment, applied by Edison International to repay a portion of its indebtedness that matures in 2001; and

    (7) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

  The amount of all Restricted Payments (other than cash) shall be the fair market value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued to or by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this "Restricted Payments" covenant will be determined by our Board of Directors whose resolution with respect thereto shall be delivered to the trustee.

 Incurrence of Indebtedness

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that we and any of our Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than:

            For the Period                        Ratio
            --------------                      ---------
            Prior to June 30, 2003............. 1.75 to 1
            Thereafter......................... 2.0 to 1

  The foregoing paragraph of this "Incurrence of Indebtedness" covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by us and our Restricted Subsidiaries of our respective Existing Indebtedness;

    (2) the incurrence by Edison Mission Energy of Indebtedness under Credit Facilities, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (2), provided that the aggregate amount of all Indebtedness of Edison Mission Energy outstanding under Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $1.275 billion less the aggregate amount of all Net Cash Proceeds from Asset Sales in excess of $400.0 million applied by Edison Mission Energy since the date of the indenture to permanently repay Indebtedness under Credit Facilities pursuant to the "Asset Sales" covenant;

    (3) the incurrence by us of Indebtedness either under the Term Loan or represented by the notes to be issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement;

    (4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price of or cost of development, construction and related financing costs, commissioning, testing or improvements of, or repairs or additions to, property, plant or equipment used in our business or the business of such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $100.0 million at any time outstanding; provided that such Indebtedness shall not constitute more than 100% (determined in accordance with GAAP) to us or such Restricted Subsidiary, as applicable, of the total purchase price of or cost of such developments, construction, related financing costs, commissioning, testing and improvements and repairs and additions;

    (5) the incurrence by any of our Restricted Subsidiaries of Non-Recourse Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations and including any such Non-Recourse Debt that is Attributable Debt incurred in connection with a Sale and Leaseback Transaction, in each case incurred for the purpose of financing all or any part of the purchase price of or cost of development, construction and related financing costs, commissioning, testing or improvements of, or repairs or additions to, or working capital in amounts consistent with past practice and in the ordinary course of business related to, property, plant or equipment used in our business or the business of such Restricted

  Subsidiary, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Non-Recourse Debt incurred pursuant to this clause (5); provided that such Indebtedness shall not constitute more than 100% (determined in accordance with GAAP) to us or such Restricted Subsidiary, as applicable, of the total purchase price of or cost of such developments, construction, related financing costs, commissioning, testing and improvements, repairs and additions and working capital;

    (6) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2),
  (3), (4), (5), (6) or (14) of this paragraph;

    (7) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

      (a) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

      (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or one of our Restricted Subsidiaries will be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

    (8) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations;

    (9) the guarantee by us or any Restricted Subsidiary of Indebtedness of us or one of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant (other than the provision described in clause (5));

    (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

    (11) shares of preferred stock of a Restricted Subsidiary of ours issued to us or another of our Restricted Subsidiaries;

    (12) Indebtedness in respect of performance and surety bonds, terminable Guarantees and/or other similar forms of Indebtedness provided by us or any of our Restricted Subsidiaries in the ordinary course of business;

    (13) the incurrence by any of our Restricted Subsidiaries of Indebtedness represented by letters of credit issued by financial institutions for the account of such Restricted Subsidiary in support of Trading Activities undertaken by one or more of our Restricted Subsidiaries, the total amount available under such letters of credit together with any reimbursement obligations in respect thereof not to exceed $200.0 million at any time outstanding; and

    (14) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million.

  For purposes of determining compliance with this "incurrence of Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant.

 Sale and Leaseback Transactions

  We will not, and will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that we or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

    (1) we or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the covenant described above under the caption "--Incurrence of Indebtedness";

    (2) the gross proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by our Board of Directors and evidenced by a resolution, of the property that is the subject of that Sale and Leaseback Transaction; and

    (3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and we apply or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  In addition, we and any Restricted Subsidiary may engage in a Sale and Leaseback Transaction if such Sale and Leaseback Transaction is between us and any of our Restricted Subsidiaries or between any of our Restricted Subsidiaries.

 Liens

  We will not, and will not permit any of our Restricted Subsidiaries (other than Edison Mission Energy and its Subsidiaries) to, directly or indirectly, create, incur, assume or suffer to exist (collectively, "incur") any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, incur any Lien of any kind on or to otherwise pledge or grant any other interest in the Capital Stock of Edison Mission Energy owned by us, except with respect to the first priority security interest created by the Indenture, the Term Loan and the EME Stock Pledge Agreement.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Equity Interests to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

    (2) make loans or advances or guarantee any such loans or advances to us or any of our Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) with respect to Indebtedness of Edison Mission Energy, Existing Indebtedness and Indebtedness under the October Credit Facility, the March Credit Facility and the May Credit Facility as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, supplements, replacements or refinancings ("Refinancings") thereof, provided that such Refinancings are no more restrictive, taken as a whole, with respect to such dividend, loan, advance, guarantee or transfer restrictions than the restrictions contained in the articles of incorporation and bylaws of Edison Mission Energy on the date of the indenture (as determined in good faith by our Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors);

    (2) with respect to Indebtedness of any Restricted Subsidiary, Existing Indebtedness as in effect on the date of the indenture and any Refinancings thereof, provided that such Refinancings are no more restrictive, taken as a whole, with respect to such dividend, loan, advance, guarantee or transfer restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture (as determined in good faith by our Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors); provided that with respect to any Refinancings within 12 months of the Stated Maturity of any Existing Indebtedness or prior Refinancing, such Refinancings may contain restrictions that are in the written opinion of our Chief Executive Officer or Chief Financial Officer required by the lenders in order to obtain such Refinancings, are customary for such Refinancings and apply only to the assets of or revenues of the applicable Restricted Subsidiary which is the subject of the Refinancing;

    (3) the indenture, the notes, the Interest Pledge Agreement and the EME Stock Pledge Agreement;

    (4) the Term Loan and the Loan Interest Escrow Agreement;

    (5) applicable law;

    (6) any encumbrance imposed pursuant to the terms of Indebtedness incurred pursuant to clause (5) or clause (13) of the second paragraph of the covenant described under "--Incurrence of Indebtedness" above, provided that such encumbrance is in the written opinion of our Chief Executive Officer or Chief Financial Officer required in order to obtain such financing, is customary for such financings and applies only to the assets of or revenues of the applicable Facility or the applicable Restricted Subsidiary, respectively;

    (7) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

    (8) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (9) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the immediately preceding paragraph;

    (10) any agreement for the sale or other disposition of a Restricted Subsidiary of ours that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by our Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors);

    (12) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

    (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

    (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (15) customary restrictions on transactions with Affiliates of the nature described in clause (2) or clause (3) of the immediately preceding paragraph that are no more restrictive, taken as a whole, than the restrictions contained in any Existing Indebtedness, the October Credit Facility, the March Credit Facility or the May Credit Facility; and

    (16) restrictions contained in the articles of incorporation and bylaws of Edison Mission Energy as in existence on the date hereof.

 Issuance and Sale of Capital Stock of Restricted Subsidiaries

  We will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests of any of our Restricted Subsidiaries or any of their Subsidiaries, or any other interest convertible or exchangeable into such Equity Interest, to any Person (other than to us or a Wholly Owned Subsidiary of ours with respect to Equity Interests in Restricted Subsidiaries other than Edison Mission Energy) and will not permit any of our Restricted Subsidiaries or any of their Subsidiaries to issue any of its Equity Interests, or any other interest convertible or exchangeable into such Equity Interests, to any Person (other than to us or a Wholly Owned Subsidiary of ours with respect to Equity Interests in Restricted Subsidiaries other than Edison Mission Energy); provided, however, that Edison Mission Energy or any Restricted Subsidiary of Edison Mission Energy may transfer, convey, sell, lease or otherwise dispose of the Equity Interests of any of its Subsidiaries if the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the "Asset Sales" covenant.

 Independent Director

  We agree to maintain at least one Independent Director on our Board of Directors, other than during one or more periods not in any one case to exceed 30 consecutive days due to the Independent Director's death, disability, resignation or retirement; provided that during any vacancy, our Board of Directors will not take any action which requires the approval of the Independent Director.

 Merger, Consolidation or Sale of Assets

  We will not directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our and our Subsidiaries' properties or assets, taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the notes, the indenture, the registration rights agreement, the Interest Pledge Agreement and the EME Stock Pledge Agreement, as applicable, pursuant to agreements in form reasonably satisfactory to the trustee;

    (3) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; and

    (4) either:

      (a) we or the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the "Incurrence of Indebtedness" covenant; or

      (b) on the date of such transaction after giving pro forma effect thereto and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the pro forma Interest Coverage Ratio of the surviving Person will equal or exceed our actual Interest Coverage Ratio as of such date.

  This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among us and any of our Restricted Subsidiaries.

 Transactions with Affiliates

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of our Affiliates (each, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person (as determined by our Board of Directors and evidenced by a resolution of our Board of Directors); and

    (2) we deliver to the trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of our Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by the disinterested outside members of our Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to us or our applicable Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) any (a) employment or indemnification arrangements or (b) transactions relating to benefit plans, in each case with any employee, consultant or director of ours or any of our Restricted Subsidiaries that is entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with past practice of ours or such Restricted Subsidiary;

    (2) transactions between or among us and/or our Restricted Subsidiaries;

    (3) loans or advances to employees of ours or any of our Restricted Subsidiaries in the ordinary course of business;

    (4) transactions with a Person that is our Affiliate solely because we own an Equity Interest in such Person;

    (5) payment of reasonable directors fees;

    (6) sales of Equity Interests (other than Disqualified Stock) to our Affiliates;

    (7) Restricted Payments that are permitted by the "Restricted Payments" covenant;

    (8) any payments or other transactions pursuant to any tax sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

    (9) Permitted Investments;

    (10) any redemption of our Capital Stock held by employees upon death, disability or termination of employment;

    (11) the grant and payment of long-term incentive compensation, including stock options or similar rights with respect to our Capital Stock to employees and directors of ours or any of our Restricted Subsidiaries;

    (12) the provision of general corporate administrative, operating and management services including, without limitation, procurement, construction, engineering, construction administration, legal, accounting, financial, management, risk management, personnel, administration and business planning, operating, management, energy trading and price risk management service, in each case on an arms' length basis;

    (13) transactions between us or any of our Restricted Subsidiaries and any of our employees or of any of our Restricted Subsidiaries that are approved by our Board of Directors or any committee of our Board of Directors in each case including the approval of our Independent Director;

    (14) any agreement to do any of the foregoing; and

    (15) any transactions or arrangements in existence on the date of the indenture including, without limitation, the completed exchange offer pursuant to which the EME Affiliate Option Plan was terminated.

 Provision with Respect to Contact Energy

  Any action or omission to take action by Contact Energy or any of its subsidiaries which would otherwise be in contravention of the provisions of the indenture will not be deemed to be in contravention of the indenture if the steps required of the directors of Contact Energy appointed by Edison Mission Energy to prevent such action or omission would have been in breach of applicable New Zealand laws or regulations.

 Separateness

  The indenture provides that, notwithstanding any other provision of the indenture, (1) it is understood and agreed that none of Edison Mission Energy or any of its Subsidiaries is liable for any amount that we owe in respect of the notes or is obligated to make any payments due under the notes; (2) we will not take and will not cause Edison Mission Energy or any of Edison Mission Energy's Subsidiaries to take at any time any act in contravention of Edison Mission Energy's articles of incorporation or any applicable law; and
(3) we will observe all of the separateness provisions contained in Edison Mission Energy's articles of incorporation as in effect on the date of the indenture, to the extent that they apply to a shareholder of Edison Mission Energy.

 Reports

  Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our independent certified public accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

  In addition, following the consummation of this exchange offer, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations

(unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we will agree that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 Payments for Consent

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

  Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

    (2) default in payment when due of the principal of, or premium, if any, on the notes;

    (3) default in the performance of any covenant set forth in the Interest Pledge Agreement or EME Stock Pledge Agreement, or repudiation by us of any of our obligations under either such agreement or the unenforceability of either such agreement against us for any reason that in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby;

    (4) failure by us to comply with the provisions described under the captions "--Repurchase at the Option of Holders" or "--Certain Covenants-- Merger, Consolidation or Sale of Assets" or default in respect of clause
  (6) of the fourth paragraph set forth under the caption "--Restricted
  Payments";

    (5) failure by us for 60 days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of the other covenants or agreements in the indenture;

    (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

      (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

      (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20 million or more;

    provided that the foregoing shall not apply to any Non-Recourse Debt;

    (7) failure by us or any of our Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $20 million (net of applicable insurance which has not been denied in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days and, with respect to Restricted Subsidiaries other than Edison Mission Energy, would reasonably be expected to have a Material Adverse Effect; and

    (8) certain events of bankruptcy or insolvency described in the indenture with respect to (a) us, (b) Edison Mission Energy or (c) any other Restricted Subsidiary that is a Significant Subsidiary or any group of other Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, if, with respect to this clause (c), such events of bankruptcy or insolvency would reasonably be expected to have a Material Adverse Effect.

  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us or Edison Mission Energy, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

  Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

  The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except: (1) a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the notes and (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

  In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

  We are required to deliver to the trustee within 120 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

  None of our directors, officers, employees, incorporators or stockholders or directors, officers or employees of our Subsidiaries, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

  We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

    (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

    (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the indenture.

  In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, we shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound;

    (6) we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

    (7) we must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the indenture and the notes, the Interest Pledge Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Interest Pledge Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Notwithstanding the foregoing, the EME Stock Pledge Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the EME Stock Pledge Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), so long as such amendment, supplement or modification would not, subject to certain exceptions, adversely affect the legal rights of the lenders under the term loan.

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

    (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal amount at maturity of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

    (8) make any change in the preceding amendment and waiver provisions.

  Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture, the notes, the Interest Pledge Agreement or the EME Stock Pledge Agreement:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

    (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Satisfaction and Discharge

  The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1) either:

      (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

      (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

    (3) we have paid or caused to be paid all sums payable by them under the indenture; and

    (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

  In addition, we must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

  If the trustee becomes our creditor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on property received in respect of any such claim as security or otherwise. he trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Any holder of original notes who receives this prospectus pursuant to the exchange offer may obtain a copy of the indenture, the registration rights agreement, the EME Stock Pledge Agreement and the Interest Pledge Agreement without charge by writing to Mission Energy Holding Company, 955 Overland Court, San Dimas, California 91773, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

  The exchange notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system.

Depository Procedures

  DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. We expect that pursuant to procedures established by DTC:

    (a) upon deposit of the global notes, DTC will credit the accounts of participants designated by the exchange agent with portions of the principal amount of the global notes; and

    (b) ownership of the exchange notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

  So long as the global notes holder is the registered owner of any exchange notes, the global notes holder will be considered the sole holder under the indenture of any exchange notes evidenced by the global notes. Beneficial owners of exchange notes evidenced by the global notes will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither we nor the applicable trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

  Payments in respect of the principal of, premium, if any, and interest, if any, on any exchange notes registered in the name of the global notes holder on the applicable record date will be payable by the applicable trustee to or at the direction of the global notes holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the applicable trustee may treat the persons in whose names exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the applicable trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

Certain Definitions

  Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

  "Asset Sale" means the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole will be governed by the "Change of Control" covenant and/or the "Merger, Consolidation or Sale of Assets" covenant and not by the provisions of the "Asset Sales" covenant.

  Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $15.0 million;

    (2) a transfer of assets between or among us and our Restricted
  Subsidiaries;

    (3) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

    (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    (5) any Trading Activities;

    (6) the sale or other disposition of cash or Cash Equivalents;

    (7) a Restricted Payment or Permitted Investment that is permitted by the "Restricted Payments" covenant;

    (8) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure;

    (9) any sale or lease of obsolete equipment or other assets that are no longer being used by us or any of our Restricted Subsidiaries; and

    (10) a disposition resulting from the exercise by a governmental authority of its claimed or actual power of eminent domain.

  "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, as of the time of determination, the present value discounted at the interest rate assumed in making calculations in accordance with GAAP of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may be extended at the option of the lessor.

  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

  "Board of Directors" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the general partners or the management committee of the partnership; or

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition; and

    (6) money market funds having assets in excess of $100.0 million, at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

  "Change of Control" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of ours and our Subsidiaries' properties or assets, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

    (2) the adoption of a plan relating to our liquidation or dissolution;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Edison International and any of its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares;

    (4) during any consecutive two-year period, the first day on which individuals who constituted our Board of Directors as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of our Board of Directors; or

    (5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any outstanding Voting Stock of us or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting at least 50% of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

  "Commission" means the U.S. Securities and Exchange Commission.

  "Consolidated Net Income" means, with respect to any specified Person for any period, the Net Income of such Person and all its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or any Restricted Subsidiary thereof;

    (2) the Net Income of all such Persons in the aggregate that are accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

    (3) the Net Income of any Person that is a Consolidated Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Restricted Subsidiary or its stockholders;

    (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

    (5) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Operating Projects" means any Consolidated Restricted Subsidiary that owns, leases or otherwise controls any Facility or performs operation and maintenance services relating to a Facility or performs Trading Activities.

  "Consolidated Restricted Subsidiary" of any Person means all other Persons that would be accounted for as a consolidated Person in such Person's financial statements in accordance with GAAP other than all Unrestricted Subsidiaries.

  "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles (in each case net of accumulated amortization) other than any emission credits shown on our consolidated balance sheet as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

  "Credit Facilities" means, with respect to Edison Mission Energy, one or more debt facilities or commercial paper facilities, in each case with banks, other institutional lenders or investors providing for revolving credit loans, term loans, letters of credit or other Indebtedness, all of the initial lenders or purchasers of which are Permitted Lenders, and, in each case, any Permitted Refinancing Indebtedness with respect thereto.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect against fluctuations in currency prices.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the "Restricted Payments" covenant.

  "Distributions" means any interest or principal payments on loans, distributions, management fees and dividends to us or any of our Consolidated Restricted Subsidiaries made by a Non-Consolidated Operating Project.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Indebtedness" means all Indebtedness existing on the date of the indenture except for the October Credit Facility, the May Credit Facility and the March Credit Facility.

  "Facility" means a power generation facility or energy producing facility, including any related steam fields or oil and gas reserves.

  "Funds Flow from Operations" means, for any period, Distributions plus Operating Cash Flow plus interest income during such period less (to the extent not already deducted in calculating Operating Cash Flow) Operating Expenses during such period.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Government Securities" means securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality of thereof) of the payment of which the full faith and credit of the United States of America is pledged, (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the

United States of America or (c) obligations of a Person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the issuer's option, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment or principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

  "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

  "Hedging Obligations" means any Interest Rate Agreements or Currency Agreements entered into by us or our Restricted Subsidiaries in the ordinary course of business and not for speculative purposes.

  "Indebtedness" means, with respect to any specified Person at any date of determination (without duplication), any indebtedness of such Person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) banker's acceptances;

    (4) representing Capital Lease Obligations of such Person;

    (5) the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes a trade payable;

    (6) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements; and

    (7) all Disqualified Stock of such Person;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. The term "Indebtedness" does not include obligations arising under Trading Activities.

  The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Independent Director" means the person appointed as an Independent Director pursuant to our Certificate of Incorporation as in effect on the date hereof.

  "Interest Coverage Ratio" means, on the date of incurrence, the ratio of (i) the aggregate amount of Funds Flow from Operations for the then most recent four fiscal quarters prior to such date for which reports have been filed with the Commission or provided to the trustee (the "Four Quarter Period") to (ii) the aggregate Interest

Expense for such Four Quarter Period; provided, however, that if we or any of our Restricted Subsidiaries has within the Four Quarter Period during which Funds Flow from Operations or Interest Expense is measured, made any asset sales or dispositions (x) the Funds Flow from Operations for such period shall be reduced by an amount equal to the Funds Flow from Operations (if positive) directly attributable to the assets or Equity Interests which are the subject of such asset sales or dispositions for such Four Quarter Period, or increased by an amount equal to the Funds Flow from Operations (if negative), directly attributable thereto for such Four Quarter Period and (y) the Interest Expense for such period shall be reduced by an amount equal to the Interest Expense directly attributable to any Indebtedness for which neither we nor any of our Restricted Subsidiaries shall continue to be liable as a result of any such asset sale or disposition or repaid, redeemed, defeased, discharged or otherwise retired in connection with or with the proceeds of the assets or Equity Interests which are the subject of such asset sales or dispositions for such Four Quarter Period; and provided, further, that if we or any Restricted Subsidiary shall have made any acquisition of assets or Equity Interests (occurring by merger or otherwise) since the beginning of such Four Quarter Period (including any acquisition of assets or Equity Interests occurring in connection with a transaction causing a calculation to be made hereunder) the Funds Flow from Operations and Interest Expense for such period shall be calculated, after giving pro forma effect thereto, as if such acquisition of assets or Equity Interests took place on the first day of such Four Quarter Period.

  "Interest Expense" means the accrued interest expense of all the Indebtedness of us and Edison Mission Energy, which shall exclude any intercompany obligation on which interest or its equivalent is received by us or Edison Mission Energy.

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to manage interest rates.

  "Investment Grade" means a rating of at least BBB-, in the case of S&P, and Baa3, in the case of Moody's, or the equivalent of such ratings, in the case of a successor to either S&P or Moody's.

  "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sell or otherwise dispose of any Equity Interests of any direct or indirect Restricted Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ours, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the "Restricted Payments" covenant (other than any sale or disposition of any Equity Interests in a Restricted Subsidiary following the date on which Edison Mission Energy first fails to maintain at least an Investment Grade rating or better with respect to Edison Mission Energy's senior unsecured Indebtedness with respect to any Restricted Subsidiary that was a Subsidiary as of such date, provided that the Net Cash Proceeds from any such sale or disposition are applied within 60 days of such sale or disposition to the permanent repayment of Indebtedness of Edison Mission Energy and, if the Indebtedness repaid is revolving credit Indebtedness, to the corresponding reduction in commitments with respect thereto). The acquisition by us or any of our Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by us or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the "Restricted Payments" covenant.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

  "March Credit Facility" means the Credit Facility dated as of March 18, 1999, among Edison Mission Energy, certain commercial lending institutions party thereto, and Citicorp USA, Inc. as the administrative agent (as amended, modified and supplemented from time to time).

  "Material Adverse Effect" means a material adverse effect on (1) the business, assets or financial condition of us and our Restricted Subsidiaries and Non-Consolidated Operating Projects, taken as a whole, or (2) our ability to satisfy in full any of our payment obligations with respect to the notes when such obligations become due or to perform any of our other material obligations under the indenture, the Interest Pledge Agreement or the EME Stock Pledge Agreement.

  "May Credit Facility" means the Credit Facility dated as of May 30, 2000, among Edison Mission Energy, certain commercial lending institutions party thereto and Bank of America, N.A. as the administrative agent (as amended, modified and supplemented from time to time).

  "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person.

  "Net Cash Proceeds" means:

    (1) with respect to any Asset Sale, the aggregate cash proceeds received by us or any wholly owned Restricted Subsidiary of ours or, in the case of a Restricted Subsidiary which is not wholly owned, the aggregate cash proceeds received pro rated to our percentage ownership of such Restricted Subsidiary, in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

      (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

      (b) all payments made on any indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

      (c) to the extent not already deducted in this definition, all distributions and other payments required to be made to other interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and

      (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by us or any Restricted Subsidiary of ours after such Asset Sale.

    (2) with respect to any issuance or sale of Equity Interests, an Investment or the incurrence of any Indebtedness (including Attributable Debt incurred in connection with a Sale and Leaseback Transaction), the proceeds in the form of cash or cash equivalents, including payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property when converted to cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection therewith and net of taxes paid or payable as a result thereof.

  "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gains and losses, together with any related provision for taxes on such gains and losses, recognized in connection with: (a) any Asset Sale; (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; or (c) any impairment of assets under GAAP; and

    (2) any extraordinary gains and losses, together with any related provision for taxes on such extraordinary gains and losses.

  "Non-Consolidated Operating Projects" means any Person that owns any Facility or performs Trading Activities or operation and maintenance services that is not accounted for on a consolidated basis with us.

  "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither we nor Edison Mission Energy (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding any agreement to provide managerial support), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of ours or of Edison Mission Energy to declare a default of such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "October Credit Facility" means the Credit Facility dated as of October 11, 1996, among Edison Mission Energy, certain commercial lending institutions party thereto and Bank of America, National Trust and Savings Association as the administrative agent (as amended, modified and supplemented from time to time).

  "Officer" means our president, chief executive officer, chief operating officer, chief financial officer, any senior vice president, any vice president, our treasurer or our secretary.

  "Officers' Certificate" means a certificate signed by two Officers.

  "Operating Cash Flow" means, for any period, accrued Project Revenues during such period less accrued Project Operating Expenses less accrued Project Debt Service during such period from a Consolidated Operating Project.

  "Operating Expenses" means, for any period, all amounts accrued by us or Edison Mission Energy in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds. Operating Expenses do not include federal and state taxes, depreciation or amortization and other non-cash charges.

  "Opinion of Counsel" means a written opinion of counsel, who may be internal counsel for us, and who shall be reasonably acceptable to the trustee.

  "Permitted Business" means an electric power or thermal energy generation or cogeneration facility or related facilities, or electric power transmission, distribution, fuel supply or fuel transportation facilities, or any combination thereof, and any related security interests under related project financing arrangements, together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

  "Permitted Business Asset" means any asset of a Permitted Business, including without limitation, Equity Interests or joint venture, partnership or membership interests of an entity engaged in a Permitted Business.

  "Permitted Investments" means:

    (1) any Investment in us or in any of our Restricted Subsidiaries;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment:

      (a) such Person becomes a Restricted Subsidiary of ours; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary of ours;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the "Asset Sales" covenant;

    (5) any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

    (6) any Investment after the date of the indenture in the form of Equity Interests, joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interests or arrangements with unaffiliated third parties in a Permitted Business, the aggregate outstanding amount of which does not exceed 5.0% of Consolidated Tangible Assets at the time the relevant Investment is made; provided that (i) immediately before the Investment, Edison Mission Energy maintains at least an Investment Grade rating or better with respect to its senior unsecured Indebtedness and (ii) the Investment would not result immediately after the Investment in Edison Mission Energy failing to maintain at least an Investment Grade rating with respect to its senior unsecured Indebtedness;

    (7) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

    (8) any Investment, or payment required by an Investment contract, in each case existing as of the date of the indenture, or any payment required by an Investment contract or amendment to any Investment contract entered into after the date of the indenture if all payments required thereunder would have been permitted hereunder if made on the date such contract or amendment is entered into, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require us or any of our Restricted Subsidiaries to make any additional cash or non-cash payments in connection therewith;

    (9) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

    (10) Hedging Obligations and/or Trading Activities;

    (11) loans and advances to officers, directors and employees of ours and any of our Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business not to exceed $10.0 million outstanding at any time;

    (12) any acquisition of additional Equity Interests in accordance with clause (3) of the second paragraph of the "Asset Sales" covenant; and

    (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the indenture not to exceed $100.0 million.

  "Permitted Lender" means any bank or institutional investor, any other Person that qualifies as a "qualified institutional buyer" pursuant to Rule 144A under the Securities Act, any purchaser of Indebtedness pursuant to Regulation S under the Securities Act and any purchaser of Indebtedness that is registered under the Securities Act.

  "Permitted Liens" means:

    (1) Liens in favor of us;

    (2) Liens on property or assets, or any shares of Capital Stock or secured indebtedness of a Person existing at the time such Person is merged with or into or consolidated with us or any of our Restricted Subsidiaries; provided that such Liens were not incurred in connection with such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

    (3) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of ours, provided that such Liens were not incurred in connection with such acquisition;

    (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the "Incurrence of Indebtedness" covenant;

    (6) Liens existing on the date of the indenture or pursuant to the Interest Pledge Agreement, the Loan Interest Escrow Agreement or the EME Stock Pledge Agreement;

    (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (8) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

    (9) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of us or of any of our Subsidiaries;

    (11) attachment or judgment Liens not giving rise to a Default or an Event of Default;

    (12) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (13) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

    (14) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

    (15) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

    (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

    (18) Liens consisting of any interest or title of a licensor in the property subject to a license;

    (19) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

    (20) any extensions, substitutions, replacements or renewals of the foregoing; and

    (21) Liens incurred in the ordinary course of business of us or of any of our Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding.

  "Permitted Refinancing Indebtedness" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which (including any proceeds with respect to a Sale and Leaseback Transaction arising from Attributable Debt) are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Non-Recourse Debt, such Permitted Refinancing Indebtedness is Non-Recourse Debt; and

    (5) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness ("Refinanced Indebtedness") of a Restricted Subsidiary that is not a Wholly Owned Subsidiary (the "Refinanced Subsidiary"), then the principal amount (or accreted value, if applicable) of Permitted Refinancing Indebtedness, if incurred by us or a Restricted Subsidiary in which we own a greater percentage of the Equity Interests than we do of the Refinanced Subsidiary, of the Permitted Refinancing Indebtedness will be decreased so that the amount of Permitted Refinancing Indebtedness incurred by us or attributable to our ownership interest in the Restricted Subsidiary incurring such Permitted Refinancing Indebtedness equals the amount of Refinanced Indebtedness attributable to our ownership interest in the Refinanced Subsidiary.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

  "Project Debt Service" means, for any period, all accrued interest and principal payments and fees and premiums, if any, during such period for the Consolidated Operating Projects. Any principal payments made due to refinancing shall be excluded.

  "Project Operating Expenses" means all accrued expenses by the Consolidated Operating Projects which were incurred in connection with the continued operation and maintenance of the Consolidated Operating Projects which shall include operating lease payments and foreign taxes paid but exclude depreciation and amortization or any capital expenditures undertaken primarily to increase the efficiency of, expand or re-power the Consolidated Operating Projects or capital expenditures for environmental purposes which are not required by applicable law.

  "Project Revenues" means, for any period, all accrued revenues by the Consolidated Operating Projects during such period, including revenues from the sale of energy and capacity, steam and fuel plus accruals for business interruption insurance and all interest and other income.

  "Public Equity Offering" means an underwritten offering, pursuant to an effective registration statement under the Securities Act, by us of our Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Equity Interests (other than Disqualified Stock).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of the Person in question that is not an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means any transaction whereby we or any of our Restricted Subsidiaries sells or transfers any of its assets or properties whether now or hereafter acquired and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which we or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

  "S&P" means Standard & Poor's Rating Services or, if Standard & Poor's Rating Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Sharing Agreements" means (a) the Edison International Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated as of September 10, 1996, by and among Edison International, Southern California Edison Company and The Mission Group, (b) The Mission Group Amended and Restated Tax Allocation Agreement, dated as of September 10, 1996, by and among The Mission Group, Edison Capital, Edison EV, Edison Mission Energy, Edison Source, Edison Spectrum and Mission Land Company, and (c) the Addendum A to the Mission Group Amended and Restated Tax Allocation Agreement, dated as of September 10, 1996 and effective as of April 30, 1998, adding Edison Enterprises as a first-tier subsidiary of The Mission Group and as the parent of Edison EV, Edison Source, and Edison Select, in each case as such agreements shall be amended from time to time, including, without limitation, in the case of the agreement described at (c), to add Mission Energy Holding Company as a party and/or remove Edison Mission Energy as a party, other than any amendment or amendments which materially affects Mission Energy Holding's ability to honor its obligations under the Notes by virtue of disparate treatment of Mission Energy Holding.

  "Term Loan" means the credit agreement, dated as of July 2, 2001, among us and the lenders and agents from time to time parties thereto and the borrowings thereunder, as applicable.

  "Trading Activities" means (1) the daily or forward purchase and/or sale, or other acquisition or disposition of, wholesale or retail electric energy, capacity, transmission rights, emissions allowances, weather derivatives and/or related commodities, either physical or financial, (2) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, either physical or financial, (3) electric energy-related tolling transactions, either as seller or purchaser of tolling services, (4) price risk management activities or services and (5) other similar electric industry activities or services, in each case consistent with risk management activities approved by the Board of Directors of the Subsidiary or Non-Consolidated Operating Project engaging in such activities.

  "Treasury Make-whole" means the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points.

  "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the remaining life to maturity of the notes; provided, however, that if the period from the redemption date to the maturity of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means (1) each of Athens Funding, L.L.C., CP Power Sales Twelve, L.L.C., CP Power Sales Seventeen, L.L.C., Sunapee Funding I, L.L.C. and Bretton Woods Funding I, L.L.C., each a Delaware limited liability company; and (2) any of our Subsidiaries that at any time of determination after the date of the indenture shall be designated an Unrestricted Subsidiary by our Board of Directors, in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Restricted Subsidiary including any newly acquired or newly formed Subsidiary of ours to be an Unrestricted

Subsidiary unless, immediately after such designation, that Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary and on the condition that:

    (1) any Guarantee by us or any of our Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an "incurrence" of such Indebtedness and an "Investment" by us or such Restricted Subsidiary (or both, if applicable) at the time of the designation;

    (2) either (a) the Subsidiary to be designated has total assets of $1,000 or less or (b) the greater of the aggregate fair market value and the book value of all outstanding Investments owned by us or any of our Restricted Subsidiaries in the Subsidiary so designated would, if such Investments were deemed to be made at the time of such designation, not have been prohibited by and are thereafter treated as made under or in accordance with the "Restricted Payments" covenant; and

    (3) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the "Incurrence of Indebtedness" and "Restricted Payments" covenants.

  Our Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary on the condition that immediately after giving effect to that designation:

    (1) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture; and

    (2) no Default or Event of Default shall have occurred and be continuing, or shall occur upon such redesignation.

  Any such designation by our Board of Directors will be evidenced to the trustee by promptly providing the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "Use of Proceeds Agreement" means the Use of Proceeds Agreement, dated as of July 2, 2001, by and between Edison International, The Mission Group and the trustee (as amended, modified and supplemented from time to time).

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material United States federal income tax considerations relating to the exchange of your original notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

  This discussion only applies to you if you exchange your original notes for exchange notes in the exchange offer. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations applicable to your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

  .  a bank;

  .  a holder subject to the alternative minimum tax;

  .  a tax-exempt organization;

  .  an insurance company;

  . traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  .  financial institutions;

  .  holders whose "functional currency" is not the U.S. dollar;

  .  a dealer in securities or currencies;

  . a person that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

  . a person deemed to sell notes under the constructive sale provisions of the Internal Revenue Code.

  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  The exchange of original notes for exchange notes will be treated as a "non-event" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the original notes. As a result, no material federal income tax consequences will result to you from exchanging original notes for exchange notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for original notes where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities. To the extent a broker-dealer participates in the exchange offer and so notifies us, we have agreed to make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale. We will promptly send additional copies of this prospectus and any amendment or supplement to any broker-dealer that requests the documents in the letter of transmittal.

  We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

  .  in the over-the-counter market;

  .  in negotiated transactions;

  .  through the writing of options on the exchange notes; or

  .  through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to broker-dealers that make a market in the original notes and exchange original notes in the exchange offer for exchange notes.

  By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

  .  makes any statement in the prospectus untrue in any material respect;

  . requires the making of any changes in the prospectus to make the statements in the prospectus not misleading; or

  . may impose upon us disclosure obligations that may have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                         VALIDITY OF THE EXCHANGE NOTES

  The legality of the exchange notes will be passed upon for Mission Energy Holding by Latham & Watkins, New York, New York.

                                    EXPERTS

  The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Annual Financial Statements

  Report of Independent Public Accountants................................  F-2

  Consolidated Statement of Income for the Years Ended December 31, 2000,
   1999 and 1998..........................................................  F-3

  Consolidated Balance Sheet as of December 31, 2000 and 1999.............  F-4

  Consolidated Statements of Shareholder's Equity for the Years Ended
   December 31, 2000, 1999 and 1998.......................................  F-6

  Consolidated Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998....................................................  F-7

  Notes to Consolidated Financial Statements..............................  F-8

Consolidated Interim Financial Statements (unaudited)

  Consolidated Statement of Income (unaudited) for the Three Months Ended
   June 30, 2001 and 2000 and for the Six Months Ended June 30, 2001 and
   2000................................................................... F-56

  Consolidated Statements of Comprehensive Income (Loss) (unaudited) for the Three Months Ended June 30, 2001 and 2000 and for the Six Months
   Ended June 30, 2001 and 2000........................................... F-57

  Consolidated Balance Sheet as of June 30, 2001 (unaudited) and December
   31, 2000............................................................... F-59

  Consolidated Statements of Cash Flows (unaudited) for the Six Months
   Ended June 30, 2001 and 2000........................................... F-61

  Notes to Consolidated Financial Statements (unaudited).................. F-62

                        MISSION ENERGY HOLDING COMPANY

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Mission Energy Holding Company:

  We have audited the accompanying consolidated balance sheets of Mission Energy Holding Company (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mission Energy Holding Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Orange County, California
July 18, 2001
(except with respect to the
matters discussed in Note 19,
as to which the date is
August 10, 2001)

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (In thousands)

                                                Years Ended December 31,
                                             ---------------------------------
                                                2000        1999       1998
                                             ----------  ----------  ---------
Operating Revenues
  Electric revenues........................  $2,951,038  $1,360,039  $ 664,055
  Equity in income from energy projects....     221,819     218,058    171,819
  Equity in income from oil and gas
   investments.............................      45,057      26,286     17,613
  Net losses from energy trading and price
   risk management.........................     (17,339)     (6,413)       --
  Operation and maintenance services.......      40,459      37,969     40,293
                                             ----------  ----------  ---------
    Total operating revenues...............   3,241,034   1,635,939    893,780
                                             ----------  ----------  ---------
Operating Expenses
  Fuel.....................................   1,081,817     449,137    176,954
  Plant operations.........................     813,198     291,463    127,711
  Operation and maintenance services.......      28,135      27,501     28,386
  Depreciation and amortization............     382,130     190,219     87,339
  Long-term incentive compensation.........     (55,952)    136,316     39,000
  Administrative and general...............     160,879     114,849     83,925
                                             ----------  ----------  ---------
    Total operating expenses...............   2,410,207   1,209,485    543,315
                                             ----------  ----------  ---------
  Operating income.........................     830,827     426,454    350,465
                                             ----------  ----------  ---------
Other Income (Expense)
  Interest and other income................      44,987      45,153     47,016
  Gain on sale of assets...................      25,756       7,627      1,148
  Interest expense.........................    (689,397)   (353,154)  (182,901)
  Dividends on preferred securities........     (32,075)    (22,375)   (13,149)
                                             ----------  ----------  ---------
    Total other income (expense)...........    (650,729)   (322,749)  (147,886)
                                             ----------  ----------  ---------
  Income before income taxes...............     180,098     103,705    202,579
  Provision (benefit) for income taxes.....      72,536     (40,412)    70,445
                                             ----------  ----------  ---------
Income Before Accounting Change............     107,562     144,117    132,134
Cumulative effect on prior years of change
 in accounting for major maintenance costs,
 net of tax................................      17,690         --         --
Cumulative effect on prior years of change
 in accounting for start-up costs, net of
 tax.......................................         --      (13,840)       --
                                             ----------  ----------  ---------
Net Income.................................  $  125,252  $  130,277  $ 132,134
                                             ==========  ==========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                         Years Ended December
                                                                  31,
                                                        -----------------------
                                                           2000        1999
                                                        ----------- -----------
                        ASSETS
Current Assets
  Cash and cash equivalents............................ $   962,865 $   398,695
  Accounts receivable--trade, net of allowance of
   $1,126 in 2000 and 1999.............................     506,936     254,538
  Accounts receivable--affiliates......................     156,862       9,597
  Assets under energy trading and price risk
   management..........................................     251,524         --
  Inventory............................................     279,864     258,864
  Prepaid expenses and other...........................      49,004      35,665
                                                        ----------- -----------
    Total current assets...............................   2,207,055     957,359
                                                        ----------- -----------
Investments
  Energy projects......................................   2,044,043   1,891,703
  Oil and gas..........................................      43,549      49,173
                                                        ----------- -----------
    Total investments..................................   2,087,592   1,940,876
                                                        ----------- -----------
Property, Plant and Equipment..........................  10,585,710  12,533,413
  Less accumulated depreciation and amortization.......     721,586     411,079
                                                        ----------- -----------
    Net property, plant and equipment..................   9,864,124  12,122,334
                                                        ----------- -----------
Other Assets
  Long-term receivables................................     267,599       7,767
  Goodwill.............................................     289,146     290,695
  Deferred financing costs.............................     113,652     133,948
  Long-term assets under energy trading and price risk
   management..........................................      56,695         --
  Restricted cash and other............................     131,228      81,242
                                                        ----------- -----------
    Total other assets.................................     858,320     513,652
                                                        ----------- -----------
Total Assets........................................... $15,017,091 $15,534,221
                                                        =========== ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 (In thousands)

                                                            December 31,
                                                       ------------------------
                                                          2000         1999
                                                       -----------  -----------
         LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable--affiliates........................ $    25,489  $     7,772
  Accounts payable and accrued liabilities............     736,213      328,057
  Liabilities under energy trading and price risk
   management.........................................     281,657          --
  Interest payable....................................     123,354       89,272
  Short-term obligations..............................     883,389    1,122,067
  Current portion of long-term incentive
   compensation.......................................      93,000          --
  Current maturities of long-term obligations.........   1,767,898      225,679
                                                       -----------  -----------
    Total current liabilities.........................   3,911,000    1,772,847
                                                       -----------  -----------
Long-Term Obligations Net of Current Maturities.......   5,334,789    7,439,308
                                                       -----------  -----------
Long-Term Deferred Liabilities
  Deferred taxes and tax credits......................   1,611,485    1,520,490
  Deferred revenue....................................     460,481      534,531
  Long-term incentive compensation....................      51,766      253,513
  Long-term liabilities under energy trading and price
   risk management....................................      58,016          --
  Other...............................................     314,610      468,161
                                                       -----------  -----------
    Total long-term deferred liabilities..............   2,496,358    2,776,695
                                                       -----------  -----------
Total Liabilities.....................................  11,742,147   11,988,850
                                                       -----------  -----------
Preferred Securities of Subsidiaries
  Company-obligated mandatorily redeemable security of
   partnership holding solely parent debentures.......     150,000      150,000
  Subject to mandatory redemption.....................     176,760      208,840
  Not subject to mandatory redemption.................         --       118,054
                                                       -----------  -----------
    Total preferred securities of subsidiaries........     326,760      476,894
                                                       -----------  -----------
Commitments and Contingencies (Notes 7, 8, 13 and 14)
Shareholder's Equity
  Common stock, $.01 par value; 1,000 shares
   authorized, 1,000 shares issued and outstanding....         --           --
  Additional paid-in capital..........................   2,693,536    2,693,536
  Retained earnings...................................     401,396      364,434
  Accumulated other comprehensive income (loss).......    (146,748)      10,507
                                                       -----------  -----------
    Total Shareholder's Equity........................   2,948,184    3,068,477
                                                       -----------  -----------
Total Liabilities and Shareholder's Equity............ $15,017,091  $15,534,221
                                                       ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (In thousands)

                                                       Accumulated
                                 Additional               Other
                          Common  Paid-in   Retained  Comprehensive Comprehensive Shareholder's
                          Stock   Capital   Earnings     Income        Income        Equity
                          ------ ---------- --------  ------------- ------------- -------------
Balance at December 31,
 1997...................  $ --   $  693,536 $102,620    $  30,446                  $  826,602
Comprehensive income
 Net income.............                     132,134                  $ 132,134       132,134
 Other comprehensive
  income................
 Foreign currency
  translation adjustment
  net of income tax
  provision of $52......                                     (767)         (767)         (767)
                                                                      ---------
  Total Comprehensive
   income...............                                                131,367
Stock option price
 appreciation on options
 exercised..............                        (409)                                    (409)
                          -----  ---------- --------    ---------                  ----------
Balance at December 31,
 1998...................    --      693,536  234,345       29,679                     957,560
Comprehensive income
 Net income.............                     130,277                    130,277       130,277
 Other comprehensive
  income................
 Foreign currency
  translation adjustment
  net of income tax
  benefit of $1,678.....                                  (19,172)      (19,172)      (19,172)
                                                                      ---------
  Total comprehensive
   income...............                                                111,105
Contributions...........          2,000,000                                         2,000,000
Stock option price
 appreciation on options
 exercised..............                        (188)                                    (188)
                          -----  ---------- --------    ---------                  ----------
Balance at December 31,
 1999...................    --    2,693,536  364,434       10,507                   3,068,477
Comprehensive income
 Net income.............                     125,252                    125,252       125,252
 Other comprehensive
  income................
 Foreign currency
  translation adjustment
  net of income tax
  benefit of $3,934.....                                 (157,255)     (157,255)     (157,255)
                                                                      ---------
  Total comprehensive
   income...............                                              $ (32,003)
                                                                      =========
Cash dividends to
 parent.................                     (88,000)                                 (88,000)
Stock option price
 appreciation on options
 exercised..............                        (290)                                    (290)
                          -----  ---------- --------    ---------                  ----------
Balance at December 31,
 2000...................  $ --   $2,693,536 $401,396    $(146,748)                 $2,948,184
                          =====  ========== ========    =========                  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                               Years Ended December 31,
                                           -----------------------------------
                                              2000         1999        1998
                                           -----------  -----------  ---------
Cash Flows From Operating Activities
 Net income............................... $   125,252  $   130,277  $ 132,134
 Adjustments to reconcile net income to
  net cash provided by operating
  activities..............................
 Equity in income from energy projects....    (221,819)    (218,058)  (171,819)
 Equity in income from oil and gas
  investments.............................     (45,057)     (26,286)   (17,613)
 Distributions from energy projects.......     188,741      188,040    165,206
 Dividends from oil and gas...............      37,480       23,423     19,812
 Depreciation and amortization............     382,130      190,219     87,339
 Amortization of discount on short-term
  obligations.............................      66,376       15,649        --
 Deferred taxes and tax credits...........     242,062       67,741     85,138
 Gain on sale of assets...................     (25,756)      (7,627)    (1,148)
 Cumulative effect on prior years of
  change in accounting, net of tax........     (17,690)      13,840        --
 Decrease (increase) in accounts
  receivable..............................    (340,707)    (178,803)     6,800
 Increase in inventory....................      (1,195)     (39,692)      (473)
 Decrease in assets under risk
  management..............................      27,688          --         --
 Decrease (increase) in prepaid expenses
  and other...............................       4,117      (11,563)   (32,375)
 Increase in interest payable.............      43,809       32,564     14,081
 Increase (decrease) in accounts payable
  and accrued liabilities.................     322,239      163,589     (8,648)
 Increase in liabilities under risk
  management..............................       8,926          --         --
 Increase (decrease) in long-term
  incentive compensation..................    (108,747)     134,862     32,952
 Other, net...............................     (22,641)     (61,025)   (44,798)
                                           -----------  -----------  ---------
   Net cash provided by operating
    activities............................     665,208      417,150    266,588
                                           -----------  -----------  ---------
Cash Flows From Financing Activities
 Borrowing on long-term obligations.......   3,099,206    5,267,843    102,450
 Payments on long-term obligations........  (3,366,345)    (255,718)   (84,502)
 Short-term financing, net................    (303,257)   1,114,586        --
 Issuance of preferred securities.........         --       326,168        --
 Redemption of preferred securities.......    (124,650)         --         --
 Capital contributions from parent........         --     2,000,000        --
 Cash dividends to parent.................     (88,000)         --         --
 Financing costs..........................         --       (89,429)       --
                                           -----------  -----------  ---------
   Net cash provided by (used in)
    financing activities..................    (783,046)   8,363,450     17,948
                                           -----------  -----------  ---------
Cash Flows From Investing Activities
 Investments in and loans to energy
  projects................................    (177,466)     (97,570)  (117,216)
 Purchase of generating stations..........     (16,895)  (7,958,474)       --
 Purchase of common stock of acquired
  companies...............................    (104,774)    (653,499)  (221,985)
 Capital expenditures.....................    (352,330)    (216,440)   (73,393)
 Proceeds from sale-leaseback
  transactions............................   1,667,000          --         --
 Proceeds from loan repayments............      13,735       31,661     12,790
 Proceeds from sale of assets.............      35,546       34,833      4,100
 Increase in restricted cash..............     (60,048)        (341)   (12,507)
 Investments in other assets..............    (262,662)      50,337    (18,973)
 Other, net...............................     (23,989)     (28,267)    18,941
                                           -----------  -----------  ---------
   Net cash provided by (used in)
    investing activities..................     718,117   (8,837,760)  (408,243)
                                           -----------  -----------  ---------
Effect of exchange rate changes on cash...     (36,109)      (3,323)    (2,998)
                                           -----------  -----------  ---------
Net increase (decrease) in cash and cash
 equivalents..............................     564,170      (60,483)  (126,705)
Cash and cash equivalents at beginning of
 period...................................     398,695      459,178    585,883
                                           -----------  -----------  ---------
Cash and cash equivalents at end of
 period................................... $   962,865  $   398,695  $ 459,178
                                           ===========  ===========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in millions)

Note 1. General

 Organization

  Mission Energy Holding Company is a wholly-owned subsidiary of The Mission Group, a wholly-owned, non-utility subsidiary of Edison International, the parent holding company of Southern California Edison Company. We were formed on June 8, 2001. We were formed to engage in the financings described in Note 19, below. Prior to July 2, 2001, The Mission Group owned Edison Mission Energy. On July 2, 2001, The Mission Group contributed to us all of the outstanding stock of Edison Mission Energy. The contribution of the stock of Edison Mission Energy to us has been accounted for as a transfer of ownership of companies under common control, which is similar to a pooling of interest. This means that our historical financial results of operations and financial position include the historical financial results and results of operations of Edison Mission Energy and its subsidiaries as though we had such ownership throughout the periods presented. Accordingly, since we had no separate operations prior to the contribution of the stock of Edison Mission Energy, the attached consolidated financial statements represent, in all material respects, the financial results and financial position of Edison Mission Energy and its subsidiaries. Through our ownership of Edison Mission Energy and its subsidiaries, we are engaged in the business of developing, acquiring, owning or leasing and operating electric power generation facilities worldwide. We also conduct energy trading and price risk management activities in power markets open to competition.

 California Power Crisis

  Edison International, our ultimate parent company, is a holding company. Edison International is also the corporate parent of Southern California Edison Company, an electric utility that buys and sells power in California. In the past year, various market conditions and other factors have resulted in higher wholesale power prices to California utilities. At the same time, two of the three major California utilities, Southern California Edison and Pacific Gas and Electric, have operated under a retail rate freeze. As a result, there has been a significant under-recovery of costs by Southern California Edison and Pacific Gas and Electric, and each of these companies has failed to make payments due to power suppliers, including us. Given these and other payment defaults, Southern California Edison could face bankruptcy at any time. Pacific Gas and Electric filed a voluntary bankruptcy petition on April 6, 2001. For more information on how the California power crisis affects our investments, see "Note 13. Commitments and Contingencies: Other Commitments and Contingencies--California Power Crisis."

  Southern California Edison's current financial condition has had, and may continue to have, an adverse impact on Edison International's credit quality. As previously reported by Edison International, Southern California Edison's financial condition had resulted in cross-defaults under Edison International's then-outstanding credit facility, which cross-defaults ceased to exist upon the repayment by Edison International of amounts due under the credit facility with the proceeds of the Mission Energy Holding financing that closed on July 2, 2001. Both Standard & Poor's Ratings Services and Moody's Investors Service, Inc. have lowered the credit ratings of Edison International and Southern California Edison to substantially below investment grade levels.

  Mission Energy Holding and Edison Mission Energy operate independently of Edison International and its other subsidiaries. Among other things, each of Mission Energy Holding and Edison Mission Energy have offices, officers, directors, financial reporting systems and books and records separate from Edison International and its other subsidiaries.

  To further isolate Mission Energy Holding from the credit downgrades and potential bankruptcies of Edison International and Southern California Edison, and to facilitate Mission Energy Holding's ability and the ability

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES of Mission Energy Holding's subsidiaries to maintain their respective credit ratings, Mission Energy Holding's certificate of incorporation includes provisions that are intended to preserve Mission Energy Holding as a stand-alone entity despite the current credit difficulties of Edison International and Southern California Edison. These provisions require the unanimous approval of Mission Energy Holding's board of directors, including at least one independent director, before Mission Energy Holding can do any of the following:

  .  consolidate or merge with or into any other entity;

  . transfer all or substantially all of our assets and properties to any other entity;

  . institute or consent to bankruptcy, insolvency or similar proceedings or actions;

  . declare or pay dividends or distributions other than the dividend contemplated upon receipt of the proceeds of this offering and other dividends permitted under the terms of the indenture for the notes;

  .  liquidate or otherwise wind up; or

  . amend, repeal, rescind or otherwise modify provisions of the certificate of incorporation to limit or eliminate the rights and duties of the independent director or any provision regarding the separateness of Mission Energy Holding and its operations from another person.

  Similarly, on January 17, 2001, Edison Mission Energy amended its articles of incorporation and bylaws to include provisions that are intended to preserve Edison Mission Energy as a stand-alone investment grade rated entity in spite of the current credit difficulties of Edison International and Southern California Edison. These provisions require the unanimous approval of Edison Mission Energy's board of directors, including at least one independent director, before Edison Mission Energy can do any of the following:

  .  declare or pay dividends or distributions unless:

    . Edison Mission Energy then has an investment grade rating and receives rating agency confirmation that the dividend or distribution will not result in a downgrade; or

    . the dividends do not exceed $32.5 million in any fiscal quarter and Edison Mission Energy meets an interest coverage ratio of not less than 2.2 to 1 for the immediately preceding four fiscal quarters;

  . institute or consent to bankruptcy, insolvency or similar proceedings or actions; or

  . consolidate or merge with any entity or transfer substantially all Edison Mission Energy's assets to an entity, except to an entity that is subject to similar restrictions.

  Mission Energy Holding cannot assure you that these measures will effectively isolate it or Edison Mission Energy from the credit downgrades or the potential bankruptcies of Edison International or Southern California Edison. A downgrade in Edison Mission Energy's credit ratings could increase its cost of capital, make its efforts to raise capital more difficult, adversely affect its trading operations and have an adverse impact on both Mission Energy Holding and Edison Mission Energy. The measures described above are intended to insure that Mission Energy Holding and Edison Mission Energy are considered as separate entities from Edison International and Southern California Edison. However, in the event of a bankruptcy of either Edison International or Southern California Edison subsidiaries, creditors of Edison International or Southern California Edison might seek to have a bankruptcy court substantially consolidate the assets and liabilities of Mission Energy Holding and/or Edison Mission Energy with those of Edison International or Southern California Edison.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Note 2. Summary of Significant Accounting Policies

 Consolidations

  The consolidated financial statements include Mission Energy Holding Company and its majority-owned subsidiaries, partnerships and a special purpose corporation. All significant intercompany transactions have been eliminated. Certain prior year reclassifications have been made to conform to the current year financial statement presentation.

 Management's Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Cash Equivalents

  Cash equivalents include time deposits and other investments totaling $555.7 million at December 31, 2000, with maturities of three months or less. All investments are classified as available-for-sale.

 Investments

  Investments in energy projects and oil and gas investments with 50% or less voting stock are accounted for by the equity method. The majority of energy projects and all investments in oil and gas are accounted for under the equity method at December 31, 2000 and 1999. The equity method of accounting is generally used to account for the operating results of entities over which we have a significant influence but in which we do not have a controlling interest.

 Property, Plant and Equipment

  Property, plant and equipment, including leasehold improvements and construction in progress, are capitalized at cost and are principally comprised of our majority-owned subsidiaries' plants and related facilities. Depreciation and amortization are computed by using the straight-line method over the useful life of the property, plant and equipment and over the lease term for leasehold improvements.

  As part of the acquisition of the Illinois Plants and the Homer City plant, we acquired emission allowances under the Environmental Protection Agency's Acid Rain Program. Although the emission allowances granted under this program are freely transferable, we intend to use substantially all the emission allowances in the normal course of our business to generate electricity. Accordingly, we have classified emission allowances expected to be used by us to generate power as part of property, plant and equipment. Acquired emission allowances will be amortized over the estimated lives of the plants on a straight-line basis.

  Useful lives for property, plant, and equipment are as follows:

     Furniture and office equipment...............................    3-20 years
     Building, plant and equipment................................   10-60 years
     Emission allowances..........................................   20-40 years
     Civil works..................................................   40-80 years
     Capitalized leased equipment.................................   25-33 years
     Leasehold improvements....................................... Life of lease

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Goodwill

  Goodwill represents the cost incurred in excess of the fair value of net assets acquired in a purchase transaction. The amounts are being amortized on a straight-line basis over periods ranging from 20 to 40 years. Accumulated amortization was $38.8 million and $33.2 million at December 31, 2000 and 1999, respectively.

 Impairment of Investments and Long-Lived Assets

  We periodically evaluate the potential impairment of our investments in projects and other long-lived assets, including goodwill, based on a review of estimated future cash flows expected to be generated. If the carrying amount of the investment or asset exceeds the amount of the expected future cash flows, undiscounted and without interest charges, then an impairment loss for our investments in projects and other long-lived assets is recognized in accordance with Accounting Principles Board Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock" and Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," respectively.

 Capitalized Interest

  Interest incurred on funds borrowed by us to finance project construction is capitalized. Capitalization of interest is discontinued when the projects are completed and deemed operational. Such capitalized interest is included in investment in energy projects and property, plant and equipment.

  Capitalized interest is amortized over the depreciation period of the major plant and facilities for the respective project.

                                                             Years Ended
                                                             December 31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------  ------  ------
       Interest incurred................................ $703.7  $380.6  $209.2
       Interest capitalized.............................  (14.3)  (27.4)  (26.3)
                                                         ------  ------  ------
                                                         $689.4  $353.2  $182.9
                                                         ======  ======  ======

 Income Taxes

  We are included in the consolidated federal income tax and combined state franchise tax returns of Edison International. We calculate our income tax provision on a separate company basis under a tax sharing arrangement with The Mission Group, which in turn has an agreement with Edison International. Tax benefits generated by us and used in the Edison International consolidated tax return are recognized by us without regard to separate company limitations.

  We account for income taxes using the asset-and-liability method, wherein deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using enacted rates. Investment and energy tax credits are deferred and amortized over the term of the power purchase agreement of the respective project. Income tax accounting policies are discussed further in Note 10.

 Maintenance Accruals

  Certain of our plant facilities' major pieces of equipment require major maintenance on a periodic basis. These costs are expensed as incurred. Through December 31, 1999, we accrued for major maintenance costs

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES incurred during the period between turnarounds (referred to as "accrue in advance" accounting method). The accounting policy has been widely used by independent power producers as well as several other industries. In March 2000, the Securities and Exchange Commission issued a letter to the Accounting Standards Executive Committee, stating its position that the Securities and Exchange Commission staff does not believe it is appropriate to use an "accrue in advance" method for major maintenance costs. The Accounting Standards Executive Committee agreed to add accounting for major maintenance costs as part of an existing project and to issue authoritative guidance by August 2001. Due to the position taken by the Securities and Exchange Commission staff, we voluntarily decided to change our accounting policy to record major maintenance costs as an expense as incurred. Such change in accounting policy is considered preferable based on the recent guidance provided by the Securities and Exchange Commission. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," we have recorded $17.7 million, after tax, increase to net income, as a cumulative change in the accounting for major maintenance costs during the quarter ended March 31, 2000. Pro forma data have not been provided for prior periods, as the impact would not be material.

 Project Development Costs

  We capitalize only the direct costs incurred in developing new projects subsequent to being awarded a bid. These costs consist of professional fees, salaries, permits, and other directly related development costs incurred by us. The capitalized costs are amortized over the life of operational projects or charged to expense if management determines the costs to be unrecoverable.

 Deferred Financing Costs

  Bank, legal and other direct costs incurred in connection with obtaining financing are deferred and amortized as interest expense on a basis which approximates the effective interest rate method over the term of the related debt. Accumulated amortization of these costs amounted to $30.4 million in 2000 and $9.7 million in 1999.

 Revenue Recognition

  We record revenue and related costs as electricity is generated or services are provided. For our long-term power contracts that provide for higher pricing in the early years of the contract, revenue is recognized in accordance with Emerging Issues Task Force Issued Number 91-6 "Revenue Recognition of Long-Term Sales Contract," which results in a deferral and levelization of revenues being recognized. Also included in deferred revenues is the deferred gain from the termination of the Loy Yang B power sales agreement. Revenues are adjusted for price differentials resulting from electricity rate swap agreements in the United States, United Kingdom and Australia. These rate swap agreements are discussed further in Note 7.

 Derivative Financial Instruments

  We engage in price risk management activities for both trading and non-trading purposes. Derivative financial instruments are mainly utilized by us to manage exposure to fluctuations in interest rates, foreign exchange rates, oil and gas prices and energy prices. Hedge accounting is utilized to account for financial instruments entered into for non-trading purposes so long as there is a high degree of correlation between price movements in the derivative and the item designated as being hedged. For example, the differentials to be paid or received related to interest rate agreements are recorded as adjustments to interest expense. The differentials to be paid or received related to electricity rate swap agreements are currently recorded as adjustments to electric revenues or fuel expenses. An electricity rate swap agreement is an exchange of a fixed price of electricity for a floating price. Under hedge accounting, gains and losses on financial instruments used for hedging purposes are recognized in the Consolidated Income Statement in the same manner as the hedged item. If a derivative financial

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES instrument contract is terminated because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized. If a derivative financial instrument contract is terminated for other economic reasons, any gain or loss as of the termination date is deferred and recorded concurrently with the related energy purchase or sale. Mark-to-market accounting would be used if the hedge accounting criteria were not met.

  Derivative financial instruments that are utilized for trading purposes are accounted for using the fair value method under EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Under this method, forwards, futures, options, swaps and other financial instruments with third parties are reflected at market value and are included in the balance sheet as assets or liabilities from energy trading activities. In the absence of quoted value, financial instruments are valued at fair value, considering time value, volatility of the underlying commodity, and other factors as determined by Mission Energy Holding Company. Resulting gains and losses are recognized in net gains (losses) from energy trading and price risk management in the accompanying Consolidated Income Statements in the period of change. Assets from energy trading and price risk management activities include the fair value of open financial positions related to trading activities and the present value of net amounts receivable from structured transactions. Liabilities from energy trading and price risk management activities include the fair value of open financial positions related to trading activities of open financial positions related to trading activities and the present value of net amounts payable from structured transactions.

 Translation of Foreign Financial Statements

  Assets and liabilities of most foreign operations are translated at end of period rates of exchange, and the income statements are translated at the average rates of exchange for the year. Gains or losses from translation of foreign currency financial statements are included in comprehensive income in shareholder's equity. Gains or losses resulting from foreign currency transactions are normally included in other income in the consolidated statements of income. Foreign currency transaction gains/(losses) amounted to $12.8 million, ($1.7) million and ($1.2) million for 2000, 1999 and 1998, respectively.

 Stock-based Compensation

  We measure compensation expense relative to stock-based compensation by the intrinsic-value method.

 New Accounting Standards

  Derivative Instruments and Hedging Activities

  Effective January 1, 2001, Mission Energy Holding Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. For derivatives that qualify for hedge accounting, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

  Our primary market risk exposures arise from changes in electricity and fuel prices, interest rates, and fluctuations in foreign currency exchange rates. We manage these risks in part by using derivative financial

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES instruments in accordance with established policies and procedures. Effective January 1, 2001, we record all derivatives at fair value unless the derivatives qualify for the normal sales and purchases exception. This exception applies to physical sales and purchases of power or fuel where it is probable that physical delivery will occur, the pricing provisions are clearly and closely related to the contracted prices and the documentation requirements of SFAS No. 133, as amended, are met. The majority of our physical long-term power and fuel contracts, and the similar business activities of our affiliates, qualify under this exception.

  The majority of our remaining risk management activities, including forward sales contracts from our Homer City plant, qualify for treatment under SFAS No. 133 as cash flow hedges with appropriate adjustments made to other comprehensive income. The hedge agreement we have with the State Electricity Commission of Victoria for electricity prices from our Loy Yang B project in Australia qualifies as a cash flow hedge. This contract could not qualify under the normal sales and purchases exception because financial settlement of the contract occurs without physical delivery. Some of our derivatives did not qualify for either the normal sales and purchases exception or as cash flow hedges. These derivatives are recorded at fair value with subsequent changes in fair value recorded through the income statement. The majority of our activities related to the Ferrybridge and Fiddler's Ferry power plants in the United Kingdom and fuel contracts related to the Collins Station in Illinois do not qualify for either the normal purchases and sales exception or as cash flow hedges. In both these situations, we could not conclude, that the timing of generation from these power plants met the probable requirement for a specific forecasted transaction under SFAS No. 133. Accordingly, the majority of these contracts are recorded at fair value, with subsequent changes in fair value reflected in net gains (losses) from energy trading and price risk management in the consolidated income statement.

  As a result of the adoption of SFAS No. 133, we expect our quarterly earnings will be more volatile than earnings reported under our prior accounting policy. We recorded a $6 million, after tax, increase to net income as a cumulative change in the accounting for derivatives upon adoption of SFAS No. 133. In addition, we recorded a $230 million, after tax, unrealized holding loss upon adoption of a change in accounting principle reflected in accumulated other comprehensive loss in the consolidated balance sheet.

  Effective July 1, 2001, the Derivative Implementation Group of the Financial Accounting Standards Board extended the normal sales and purchases exception to include forward sales contracts subject to net settlement procedures with counterparties. Accordingly, we used the normal sales and purchases exception for our Homer City forward sales contracts commencing July 1, 2001 and plan to record a cumulative change in the accounting for derivatives during the quarter ended September 30, 2001. We are currently evaluating the impact of the implementation guidance on our remaining commodity contracts, which would be accounted for on a prospective basis, and will evaluate the impact when the final decision regarding this issue is resolved.

 Goodwill and other Intangible Assets

  In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which will be effective in January 2002. The Statement establishes accounting and reporting standards requiring goodwill not to be amortized but rather tested for impairment at least annually at the reporting unit level. The Statement requires that goodwill should be tested for impairment using a two-step approach.

  The first step used to identify a potential impairment compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test is performed to measure the amount of the impairment loss. The second step of the impairment test is a comparison of the implied fair value of goodwill to its carrying amount. The impairment loss is equal to the excess carrying amount of the goodwill over the implied fair value. We are currently evaluating the effects of this Statement.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Note 3. Inventory

  Inventory is stated at the lower of weighted average cost or market. Inventory at December 31, 2000 and December 31, 1999 consisted of the following:

                                                                   2000   1999
                                                                  ------ ------
     Coal and fuel oil........................................... $207.8 $190.1
     Spare parts, materials and supplies.........................   72.1   68.8
                                                                  ------ ------
       Total..................................................... $279.9 $258.9
                                                                  ====== ======

Note 4. Acquisitions

 Acquisition of Sunrise Project

  On November 17, 2000, we completed a transaction with Texaco Power and Gasification Holdings Inc. to purchase a proposed 560 MW gas fired combined cycle project to be located in Kern County, California, referred to as the Sunrise project. The acquisition included all rights, title and interest held by Texaco in the Sunrise project, except that Texaco had an option to repurchase, at cost, a 50% interest in the project prior to its commercial operation which commenced on June 27, 2001. On June 25, 2001, Texaco exercised its option and repurchased a 50% interest for $84 million. As part of our acquisition of the Sunrise project, we also: (i) acquired from Texaco two gas turbines for the project and (ii) granted Texaco an option to acquire a 50% interest in 1000 MW of future power plant projects we designate. The Sunrise project consists of two phases with Phase I, construction of a single-cycle gas fired facility (320 MW), completed on June 27, 2001, and Phase II, conversion to a combined-cycle gas fired facility (560 MW), currently scheduled to be completed in June 2003. In December 2000, we received the Energy Commission Certification and a permit to construct the Sunrise Plant, which allowed us to commence construction of Phase I. We entered into a long-term power purchase agreement with the California Department of Water Resources on June 25, 2001.

  The total purchase price of the Sunrise project from Texaco was $27 million. We funded the purchase with cash. The total estimated construction cost of this project through 2003 is approximately $455 million. The project intends to obtain project financing for a portion of the capital costs.

 Acquisition of Trading Operations of Citizens Power LLC

  On September 1, 2000, we completed a transaction with P&L Coal Holdings Corporation and Gold Fields Mining Corporation (Peabody) to acquire the trading operations of Citizens Power LLC and a minority interest in structured transaction investments relating to long-term power purchase agreements. The purchase price of $44.9 million was based on the sum of: (a) fair market value of the trading portfolio and the structured transaction investments at the date of the acquisition and (b) $25 million. The acquisition was funded with cash. As a result of this acquisition, we have expanded our trading operations beyond the traditional marketing of our electric power. By the end of the third quarter of 2000, the Citizens trading operations were merged into our own marketing operations under Edison Mission Marketing & Trading, Inc.

 Acquisition of Interest in Italian Wind

  On March 15, 2000, we completed a transaction with UPC International Partnership CV II to acquire Edison Mission Wind Power Italy B.V., formerly known as Italian Vento Power Corporation Energy 5 B.V., which owns a 50% interest in a series of power projects that are in operation or under development in Italy. All the projects use wind to generate electricity from turbines which is sold under fixed-price, long-term tariffs. Assuming all

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES projects under development are completed, currently scheduled for 2002, the total capacity of these projects will be 283 MW. The total purchase price is 90 billion Italian Lira (approximately $44 million at December 31, 2000), with equity contribution obligations of up to 33 billion Italian Lira (approximately $16 million at December 31, 2000), depending on the number of projects that are ultimately developed. As of December 31, 2000, our payments in respect of these projects included $27 million toward the purchase price and $13 million in equity contributions.

 Acquisition of Illinois Plants

  On December 15, 1999, we completed a transaction with Commonwealth Edison, a subsidiary of Exelon Corporation, to acquire Commonwealth Edison's fossil-fuel power generating plants located in Illinois, which are collectively referred to as the Illinois Plants. These plants provide access to Mid-America Interconnected Network and the East Central Area Reliability Council. In connection with this transaction, we entered into power purchase agreements with Commonwealth Edison with terms of up to five years, pursuant to which Commonwealth Edison purchases capacity and has the right to purchase energy generated by the plants. Subsequently, Commonwealth Edison assigned its rights and obligations under these power purchase agreements to Exelon Generation Company, LLC. Exelon Generation has the option to terminate two of the three agreements in their entirety or with respect to any generating unit or units in each of 2002, 2003 and 2004.

  Concurrently with the acquisition of the Illinois Plants, we assigned our right to purchase the Collins Station, a 2,698 MW gas and oil-fired generating station located in Illinois, to third party lessors. After this assignment, we entered into leases of the Collins Station with terms of 33.75 years. The aggregate megawatts either purchased or leased as a result of these transactions with Commonwealth Edison Company and the third party lessors is 9,539 MW.

  Consideration for the Illinois Plants, excluding $860 million paid by the third party lessors to acquire the Collins Station, consisted of a cash payment of approximately $4.1 billion. The acquisition was funded primarily with a combination of approximately $1.6 billion of non-recourse debt secured by a pledge of the stock of specified subsidiaries, $1.3 billion of Edison Mission Energy's debt and $1.2 billion in equity contributions to us from Edison International.

 Acquisition of Ferrybridge and Fiddler's Ferry Plants

  On July 19, 1999, we completed a transaction with PowerGen UK plc to acquire the Ferrybridge and Fiddler's Ferry coal fired electric generating plants located in the U.K. Ferrybridge, located in West Yorkshire, and Fiddler's Ferry, located in Warrington, each has a generating capacity of approximately 2,000 MW.

  Consideration for the purchase of the Ferrybridge and Fiddler's Ferry plants by our indirect subsidiary, Edison First Power, consisted of an aggregate of approximately $2.0 billion ((Pounds)1.3 billion sterling at the time of the acquisition) for the two plants. The acquisition was funded primarily with a combination of net proceeds of (Pounds)1.15 billion from the Edison First Power Limited Guaranteed Secured Variable Rate Bonds due 2019, a $500 million equity contribution to us from Edison International and cash. The Edison First Power Bonds were issued to a special purpose entity formed by Merrill Lynch International. Merrill Lynch International sold the variable rate coupons portion of the bonds to a special purpose entity that borrowed $1.3 billion (830 million pounds sterling at the time of the acquisition) under a term loan facility due 2012 to finance the purchase.

 Acquisition of Interest in Contact Energy

  On May 14, 1999, we completed a transaction with the New Zealand government to acquire 40% of the shares of Contact Energy Limited. The remaining 60% of Contact Energy's shares were sold in an overseas

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES public offering resulting in widespread ownership among the citizens of New Zealand and offshore investors. These shares are publicly traded on stock exchanges in New Zealand and Australia. During 2000, we increased our share of ownership in Contact Energy to 42%. Contact Energy owns and operates hydroelectric, geothermal and natural gas fired power generating plants primarily in New Zealand with a total current generating capacity of 2,449 MW.

  Consideration for Contact Energy consisted of a cash payment of approximately $635 million (1.2 billion New Zealand dollars at the time of the acquisition), which was financed by $120 million of preferred securities, a $214 million (400 million New Zealand dollars at the time of the acquisition) credit facility, a $300 million equity contribution to us from Edison International and cash. The credit facility was subsequently paid off with proceeds from the issuance of additional preferred securities.

 Acquisition of Homer City Plant

  On March 18, 1999, we completed a transaction with GPU, Inc., New York State Electric & Gas Corporation and their respective affiliates to acquire the 1,884 MW Homer City Electric Generating Station. This facility is a coal fired plant in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the New York Independent System Operator, which controls the transmission grid and energy and capacity markets for New York State and is commonly known as the NYISO, and the Pennsylvania-New Jersey-Maryland Power Pool, which is commonly known as the PJM.

  Consideration for the Homer City plant consisted of a cash payment of approximately $1.8 billion, which was partially financed by $1.5 billion of new loans, combined with our revolver borrowings and cash.

 Acquisition of Interest in EcoElectrica

  In December 1998, we acquired 50% of the 540 MW EcoElectrica liquefied natural gas combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico for approximately $243 million. The project also includes a desalination plant and liquefied natural gas storage and vaporization facilities. Commercial operation commenced March 2000.

 Accounting Treatment of Acquisitions

  Each of the acquisitions described above has been accounted for utilizing the purchase method. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair market values. Amounts in excess of the fair value of the net assets acquired have been assigned to goodwill. Our consolidated statement of income reflects the operations of Citizens beginning September 1, 2000, Italian Wind beginning April 1, 2000, EcoElectrica beginning March 1, 2000, the Homer City plant beginning March 18, 1999, Contact Energy beginning May 1, 1999, the Ferrybridge and Fiddler's Ferry plants beginning July 19, 1999, and the Illinois Plants beginning December 15, 1999.

 Pro Forma Data

  The following unaudited pro forma data summarizes the consolidated results of operations for the periods indicated as if the acquisition of the Ferrybridge and Fiddler's Ferry plants had occurred at the beginning of 1999 and 1998. The pro forma data gives effect to certain adjustments including electric revenues, fuel expense, plant operations, depreciation and amortization, interest expense and related income tax adjustments. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of 1999 and 1998 or of the results which may

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES occur in the future. Pro forma data has not been provided for the acquisitions of the Homer City plant and the Illinois Plants because these plants were previously operated as part of an integrated, regulated utility whose primary business was the sale of power bundled with transmission, distribution and customer support to retail customers. Accordingly, historical financial results of these plants would not be meaningful and are not required due to the acquisitions not being considered business combinations. Pro forma financial information is not presented for the acquisition of trading operations of Citizens Power LLC as the effect of this acquisition was not material to our results of operations or financial position.

                                                                Years Ended
                                                               December 31,
                                                             -----------------
                                                               1999     1998
                                                             -------- --------
                                                                (Unaudited)
     Operating revenues..................................... $1,889.9 $1,447.9
     Income before accounting change and extraordinary
      loss..................................................    126.2     95.7
     Net income.............................................    112.4     95.7

  The table below summarizes additional acquisitions by Mission Energy Holding Company or its wholly-owned subsidiaries from 1998 through 2000.

                                                             Percentage Purchase
     Date                              Acquisition            Acquired   Price
     ----                              -----------           ---------- --------
     Energy Projects
     October 5, 1999......... Pride Hold Limited (Roosecote)   20.0%     $16.0
     July 10, 1998........... Tri Energy Company Limited       25.0%       1.5

     Oil and Gas
     July 28, 2000........... Four Star Oil & Gas Company       1.7%       1.4
     May 15, 2000............ Four Star Oil & Gas Company       1.7%       1.8
     December 17, 1999....... Four Star Oil & Gas Company       0.6%       2.3
     January 1, 1998......... Four Star Oil & Gas Company       3.2%       4.1

Note 5. Investments

 Investments in Energy Projects

  Investments in energy projects, generally 50% or less owned partnerships and corporations, are accounted for by the equity method. The difference between the carrying value of energy project investments and the underlying equity in the net assets amounted to $479 million at December 31, 2000. The differences are being amortized over the life of the projects. The following table presents summarized financial information of the investments in energy projects:

                                                                December 31,
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
     Domestic energy projects
       Equity investment..................................... $  398.5 $  424.7
       Loans receivable......................................    165.7    151.9
                                                              -------- --------
         Subtotal............................................    564.2    576.6
     International energy projects
       Equity investment.....................................  1,479.8  1,315.1
                                                              -------- --------
         Total............................................... $2,044.0 $1,891.7
                                                              ======== ========

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  Our subsidiaries have provided loans or advances related to certain projects. Domestic loans at December 31, 2000 consist of the following: a $107.8 million, 10% interest loan, due on demand; a $26.3 million, 5% interest promissory note, interest payable semiannually, due April 2008; and a $31.6 million, 12% interest loan, due on demand.

  The undistributed earnings of investments accounted for by the equity method were $270.7 million in 2000 and $223.9 million in 1999.

  The following table presents summarized financial information of the investments in energy projects accounted for by the equity method:

                                                       Years Ended December 31,
                                                      --------------------------
                                                        2000     1999     1998
                                                      -------- -------- --------
     Revenues........................................ $2,470.9 $2,031.8 $1,585.7
     Expenses........................................  1,984.0  1,590.2  1,255.6
                                                      -------- -------- --------
       Net income.................................... $  486.9 $  441.6 $  330.1
                                                      ======== ======== ========

                                                                December 31,
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
     Current assets.......................................... $1,807.9 $  722.3
     Noncurrent assets.......................................  7,371.1  7,728.2
                                                              -------- --------
       Total assets.......................................... $9,179.0 $8,450.5
                                                              ======== ========
     Current liabilities..................................... $1,163.9 $1,584.8
     Noncurrent liabilities..................................  5,829.2  4,769.7
     Equity..................................................  2,185.9  2,096.0
                                                              -------- --------
       Total liabilities and equity.......................... $9,179.0 $8,450.5
                                                              ======== ========

  The majority of noncurrent liabilities are comprised of project financing arrangements that are non-recourse to us.

  The following table presents, as of December 31, 2000, the energy projects accounted for by the equity method that represent at least five percent (5%) of our income before tax or in which we have an investment balance greater than $50 million.

                                                        Ownership
    Energy Project          Location        Investment  Interest              Operating Status
    --------------          --------        ----------  ---------             ----------------
 Contact Energy...... New Zealand             $508.1(1)    42%    Operating hydro, natural gas
                                                                  and geothermal facilities
 Paiton.............. East Java, Indonesia     489.9       40%    Operating coal fired
                                                                  facility
 EcoEle ctrica....... Penuelas, Puerto Rico    298.4       50%    Operating liquefied natural gas facility
 Watson.............. Carson, CA               113.2       49%    Operating cogeneration
                                                                  facility
 Brooklyn Navy Yard.. Brooklyn, NY              83.1       50%    Operating cogeneration
                                                                  facility
 Sycamore............ Bakersfield, CA           71.4       50%    Operating cogeneration
                                                                  facility
 Midway-Sunset....... Fellows, CA               62.1       50%    Operating cogeneration
                                                                  facility
 Kern River.......... Bakersfield, CA           56.4       50%    Operating cogeneration
                                                                  facility
 March Point......... Anacortes, WA             28.0       50%    Operating cogeneration
                                                                  facility
 James River......... Hopewell, VA              24.0       50%    Operating coal fired
                                                                  cogeneration facility

--------
(1)  Investment is translated into U.S. dollars at the year-end exchange rate.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  At December 31, 2000, the quoted market value of our investment in Contact Energy was $288.2 million. The valuation represents a calculation based on the closing stock price of Contact Energy on the New Zealand stock exchange and is not necessarily indicative of the amount that could be realized upon sale. We expect to recover our investment in Contact Energy based on future cash flows forecasted to be generated from the project.

 Investments in Oil and Gas

  At December 31, 2000, we had one 35.84%-owned (with 34.54% voting stock) and one 50%-owned investment in oil and gas. These investments are accounted for utilizing the equity method. The difference between the carrying value of one oil and gas investment and the underlying equity in the net assets amounted to $10.8 million at December 31, 2000. The difference is being amortized on a unit of production basis over the life of the reserves. The following table presents summarized financial information of the investments in oil and gas:

                                                         Years Ended December
                                                                 31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------  ------  ------
     Operating revenues................................. $382.6  $224.3  $211.3
     Operating expenses.................................  187.0   144.5   164.1
                                                         ------  ------  ------
     Operating income...................................  195.6    79.8    47.2
     Provision (credit) for income taxes................   63.6    16.9    (2.3)
                                                         ------  ------  ------
     Net income (before non-operating items)............  132.0    62.9    49.5
     Non-operating expense, net.........................   (9.8)  (10.4)  (13.5)
                                                         ------  ------  ------
       Net income....................................... $122.2  $ 52.5  $ 36.0
                                                         ======  ======  ======

                                                                  December 31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
     Current assets.............................................. $ 98.8 $ 47.0
     Noncurrent assets...........................................  350.9  377.2
                                                                  ------ ------
       Total assets.............................................. $449.7 $424.2
                                                                  ====== ======
     Current liabilities......................................... $ 36.5 $ 22.7
     Noncurrent liabilities......................................  238.6  238.6
     Deferred income taxes and other liabilities.................   61.7   48.1
     Equity......................................................  112.9  114.8
                                                                  ------ ------
       Total liabilities and equity.............................. $449.7 $424.2
                                                                  ====== ======

  During the fourth quarter of 1999, we completed the sale of 31.5% of our 50.1% interest in Four Star Oil & Gas for $34.2 million in cash and 50% interest in the acquirer, Four Star Holdings. Four Star Holdings financed the purchase of the interest in Four Star Oil & Gas from $27.5 million in loans from affiliates, including $13.7 million from us, and $13.7 million from cash on hand. Upon completion of the sale, we continue to own an 18.6% direct interest in Four Star Oil & Gas and an indirect interest of 15.75% which is held through Four Star Holdings. As a result of this transaction, our total interest in Four Star Oil & Gas has decreased from 50.1% to 34.35%. Cash proceeds from the sale were $34.2 million ($20.5 million net of the loan to Four Star Holdings). The gain on the sale of the 31.5% interest in Four Star Oil & Gas was $11.5 million of which we deferred 50%, or $5.6 million, due to our equity interest in Four Star Holdings. The after-tax gain on the sale was approximately $30 million.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Note 6. Property, Plant and Equipment

  Property, plant and equipment consist of the following:

                                                               December 31,
                                                            -------------------
                                                              2000      1999
                                                            --------- ---------
     Buildings, plant and equipment........................ $ 7,842.6 $ 9,957.1
     Emission allowances...................................   1,285.3   1,310.9
     Civil works...........................................     929.2     956.5
     Construction in progress..............................     335.8     108.8
     Capitalized leased equipment..........................     192.8     200.1
                                                            --------- ---------
                                                             10,585.7  12,533.4
     Less accumulated depreciation and amortization........     721.6     411.1
                                                            --------- ---------
       Net property, plant and equipment................... $ 9,864.1 $12,122.3
                                                            ========= =========

  In connection with the Homer City, Loy Yang B, First Hydro, Doga and Iberian Hy-Power plant financings, lenders have taken a security interest in the respective plant assets.

Note 7. Financial Instruments

 Short-Term Obligations

                                                                December 31,
                                                               ----------------
                                                                2000     1999
                                                               ------  --------
     Commercial Paper......................................... $444.2  $1,130.0
     Other short-term obligations.............................  440.7       --
     Unamortized discount.....................................   (1.5)     (7.9)
                                                               ------  --------
       Total.................................................. $883.4  $1,122.1
                                                               ======  ========
     Weighted-average interest rate...........................   7.4%      6.9%

  Commercial paper consists of a $700 million senior credit facility due May 2001 of which $444.2 million was outstanding at December 31, 2000. The commercial paper facility represents recourse debt and is indexed to LIBOR. Other short-term obligations consist of a borrowing under the $700 million senior credit facility and the $300 million senior credit facility due May 2001 and a 20 million pounds sterling (approximately $30 million at December 31, 2000) bank borrowing of which $283.5 million and $28.7 million were outstanding, respectively, at December 31, 2000. At December 31, 1999, commercial paper consisted of a $700 million facility due March 2000 and a $500 million facility due November 2000, of which $630 million and $500 million was outstanding, respectively.

 Long-Term Obligations

  Long-term obligations include both Edison Mission Energy corporate debt and non-recourse project debt, whereby lenders rely on specific project assets to repay such obligations. At December 31, 2000, debt with recourse to Edison Mission Energy totaled $1.2 billion and non-recourse project debt totaled $5.9 billion. Long-term obligations consist of the following:

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                                              December 31,
                                                           -------------------
                                                             2000       1999
                                                           ---------  --------
Corporate Debt (with recourse to Edison Mission Energy)
Edison Mission Energy
 Senior Notes, net
 due 2002 (8.125%)........................................ $    99.7  $   99.6
 due 2009 (7.73%).........................................     596.4     596.1
Floating Rate Notes, net due 2001
 (LIBOR+0.67%) (6.79% at 12/31/99)........................       --      499.5
Bank of America NT&SA Credit Agreement due 2001
 (LIBOR+0.175%) (6.849% at 12/31/00)......................     349.0     215.0
Long-Term Obligations--Affiliate..........................      78.0      78.0
Project debt (without recourse to Edison Mission Energy,
 unless otherwise noted)
Edison Mission Energy Funding Corp.
 Series A Notes, net due 1997-2003 (6.77%)................     130.6     168.1
 Series B Bonds, net due 2004-2008 (7.33%)................     189.1     189.0
Edison Mission Holdings Co.
 Senior Secured Bonds--$300 MM due 2019 (8.137%)..........     300.0     300.0
 Senior Secured Bonds--$530 MM due 2026 (8.734%)..........     530.0     530.0
 Construction Loan due 2004 (LIBOR+1.0%) (7.701% at
  12/31/00)...............................................     182.0      77.0
Edison Mission Midwest Holdings Co.
 Tranche A due 2002 (LIBOR+1.0%) (7.469% at 12/31/99).....       --      840.0
 Tranche B due 2004 (LIBOR+0.95%) (9.247% at 12/31/00)....     626.0     839.0
 Tranche C--$150 MM due 2004 (LIBOR+0.95%) (9.5% at
  12/31/00)...............................................     143.4       --
 Commercial Paper due 2002 (6.601%).......................     803.9       --
Doga project
 Finance Agreement between Doga and OPIC due 2010 (U.S.
  Treasury Note+3.75%) (11.2% at 12/31/00)................      86.6      90.9
 NCM Credit Agreement due 2010 (U.S. LIBOR+1.25%) (8.24%
  at 12/31/00)............................................      31.9      33.5
Ferrybridge and Fiddler's Ferry plants
 (Pounds)830 MM Term Loan Facility due 2012
  (Sterling LIBOR+1.5%) (7.786% at 12/31/00)..............   1,106.7   1,312.0
 Pounds Sterling Coal and Capex Facility due 2003--
  recourse
  (Sterling LIBOR+0.875%+0.15%) (7.29% at 12/31/00).......      86.7      22.6
 (Pounds)150 MM Long-term Obligation--Affiliate...........     224.3       --
First Hydro plants
 First Hydro Finance plc (Pounds)400 MM Guaranteed
  Secured Bonds due 2021 (9%).............................     598.2     645.2
 (Pounds)18 MM Credit Agreement due 2004 (Sterling
  LIBOR+0.55%+0.0145%) (6.904% at 12/31/00)...............      26.9      29.0
Iberian Hy-Power plants
 Spanish peseta Project Finance Credit Facility due 2012
  (MIBOR+0.75%) (5.69% at 12/31/00).......................      56.2      53.9
 Spanish peseta Subordinated Loan due 2003 (9.408%).......      10.7      15.3
 Spanish peseta Compagnie Generale Des Eaux due 2003
  (non-interest bearing)..................................      22.5      31.9
Kwinana plant
 Australian dollar Syndicated Project Facility Agreement
  due 2012 (BBR+1.2%) (7.52% at 12/31/00).................      49.8      62.4
Loy Yang B plant
 Australian dollar Amortizing Term Facility due 2017
  (BBR+0.5% to 1.1%) (7.037% at 12/31/00).................     392.9     321.2
 Australian dollar Interest Only Term Facility due 2012
  (BBR+0.5% to 0.85%) (7.037% at 12/31/00)................     272.5     484.6
 Australian dollar Working Capital Facility due 2017
  (BBR+0.5% to 1.1%) (7.037% at 12/31/00).................       5.6       6.6
Roosecote plant
 Pounds sterling Term Loan and Guarantee Facility due
  2005 (Sterling LIBOR+0.6%) (6.77% at 12/31/00)..........      98.8      97.8
 Capital lease obligation (see Note 14)...................       0.9      22.8
Other long-term obligations--recourse.....................       3.4       4.0
                                                           ---------  --------
   Subtotal............................................... $ 7,102.7  $7,665.0
Current maturities of long-term obligations...............  (1,767.9)   (225.7)
                                                           ---------  --------
   Total.................................................. $ 5,334.8  $7,439.3
                                                           =========  ========

  At December 31, 2000, we had available $24.5 million of borrowing capacity and approximately $126.5 million in letters of credit issued under a $500 million revolving credit facility that expires in October 2001.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Long-term Obligations--Affiliates

  During 1997, we declared a dividend of $78 million to The Mission Group which was recorded as a note payable due in June 2007 with interest at LIBOR + 0.275% (6.96% at December 31, 2000). The note was subsequently exchanged for two notes with the same terms and conditions and assigned to other subsidiaries of Edison International.

  In January 2000, Edison Capital, a wholly-owned subsidiary of Edison International, provided 150 million pounds sterling of subordinated financing to Edison First Power Holdings I, an indirect, wholly-owned affiliate of Mission Energy Holding Company. The coupon bearing interest sums are due January 2024 at a coupon rate of 11.79%. On January 17, 2001, the subordinated financing was repaid with interest and, therefore, the obligation is included in current maturities of long-term obligations.

 Financing of the Homer City Plant

  In March 1999, Edison Mission Holdings Co., an indirect, wholly-owned affiliate of Mission Energy Holding Company, closed a $1.1 billion financing in connection with the acquisition of the Homer City plant. The financing consisted of (1) an $800 million, 364-day term loan facility, (2) a $250 million, five-year term loan facility and (3) a $50 million, five-year revolving credit facility. The $800 million credit facility has since been repaid as described below. These loans are structured on a limited-recourse basis in which the lenders look primarily to the cash generated by the Homer City plant to repay the debt and have taken a security interest in the Homer City plant assets. We expect to use amounts available under the $250 million five-year term loan facility to fund environmental capital improvements at the Homer City plant and use amounts available under the $50 million five-year revolving credit facility for general working capital purposes. As of December 31, 2000 and 1999, there were no amounts outstanding under the $50 million five-year revolving credit facility.

  In May 1999, Edison Mission Holdings Co. completed an $830 million bond financing. The financing consists of (1) $300 million, 8.137% Senior Secured Bonds due 2019 and (2) $530 million, 8.734% Senior Secured Bonds due 2026. These bonds are non-recourse to us apart from the Credit Support Guarantee and Debt Service Reserve Guarantee entered into by us. The Credit Support Guarantee requires us to guarantee the payment and performance of the obligations of Edison Mission Holdings to the bond holders, banks and other secured parties which financed the acquisition of the Homer City plant in an aggregate amount not to exceed approximately $42 million. This guarantee is to remain in place until December 31, 2001.

  To satisfy the requirements under the Edison Mission Holdings Co. bond financing to have a debt service reserve account balance in an amount equal to six months' debt service projected to be due following the payment of a distribution, Edison Mission Energy agreed to guarantee the payment and performance of the obligations of Edison Mission Holdings, in the amount of approximately $35 million, pursuant to a debt service reserve guarantee. In addition, Edison Mission Energy provides a guarantee of Edison Mission Holdings' obligations in the amount of $3 million to the lenders involved in the bank financing. As a result of Edison Mission Energy's downgrade in January 2001, Edison Mission Holdings is in the process of finalizing the arrangement of a letter of credit of approximately $35 million to replace the bond debt service reserve guarantee.

 Financing of the Ferrybridge and Fiddler's Ferry Plants

  In July 1999, Edison First Power Limited, an indirect, wholly-owned affiliate of Mission Energy Holding Company, issued Edison First Power Bonds due 2019. The bonds are guaranteed by us. The Edison First Power Bonds were issued to a special purpose entity formed by Merrill Lynch International, which sold the variable rate coupons portion of the bonds to another special purpose entity that borrowed 830 million pounds sterling (approximately $1.2 billion as of December 31, 2000) under a Term Loan Facility to finance the purchase. The

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Term Loan Facility accrues interest at sterling LIBOR plus 1.50% to 1.90% and is repaid in semi-annual installments over a 12-year period beginning December 1999. As part of the financing of the Ferrybridge and Fiddler's Ferry plants, we also entered into a 359 million pounds sterling (approximately $537 million as of December 31, 2000) Coal and Capex Facility due January 2004 and July 2004, respectively, and a 20 million pounds sterling (approximately $30 million as of December 31, 2000) working capital facility available through September 2019. As of December 31, 2000, $28.7 million was outstanding under the working capital facility.

  The financial performance of the Fiddler's Ferry and Ferrybridge power plants has not met our expectations, largely due to lower energy power prices resulting primarily from increased competition, milder winter weather and uncertainty surrounding the new electricity trading arrangements. As a result, Edison First Power has defaulted on its financing documents related to the acquisition of the power plants. As a result of the reduced financial performance, Edison First Power deferred some environmental capital expenditure milestone requirements in the original capital expenditure program set forth in the financing documents. The original capital expenditure program has been revised, and this revision has been agreed to by the financing parties. In addition, in July 2001, the financing parties waived technical defaults under the financing documents and a default under the financing documents resulting from the fact that, due to this reduced financial performance, Edison First Power's debt service coverage ratio during 2000 declined below the threshold set forth in the financing documents. We cannot assure you that Edison First Power's creditors will continue to waive its non-compliance with the requirements under the financing documents or that Edison First Power will satisfy its financial ratios in the future.

  The financing documents stipulate that a breach of the financial ratio covenant constitutes an immediate event of default and, if the event of default is not waived, the financing parties are entitled to enforce their security over Edison First Power's assets, including the Fiddler's Ferry and Ferrybridge plants. Despite the breaches under the financing documents, Edison First Power's debt service coverage ratio for 2000 exceeded 1:1. Due to the timing of its cash flows and debt service payments, Edison First Power utilized (Pounds)37 million from its debt service reserve to meet its debt service requirements in 2000. In March 2001, (Pounds)61 million was paid by Edison First Power to meet its semi-annual debt service requirements.

  Another of our subsidiaries, EME Finance UK Limited, is the borrower under the facility made available for the purposes of funding coal and capital expenditures related to the Fiddler's Ferry and Ferrybridge power plants. At December 31, 2000, no drawdowns had been made against this facility for either coal purchases or to fund capital expenditures. EME Finance UK Limited on-lends any drawings under this facility to Edison First Power. The financing parties of this facility have also issued letters of credit directly to Edison First Power to support their obligations to lend to EME Finance UK Limited. EME Finance UK Limited's obligations under this facility are separate and apart from the obligations of Edison First Power under the financing documents related to the acquisition of these plants. We have guaranteed the obligations of EME Finance UK Limited under this facility, including any letters of credit issued to Edison First Power under the facility, for the amount of (Pounds)359 million, and Edison Mission Energy's guarantee remains in force notwithstanding any breaches under Edison First Power's acquisition financing documents.

  In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed," we have evaluated impairment of the Ferrybridge and Fiddler's Ferry power plants. The undiscounted projected cash flow from these power plants exceeds the net book value at December 31, 2000, and, accordingly, no impairment of these power plants is permitted under SFAS No. 121. As a result of the change in the prices of power in the U.K., we are offering for sale through a competitive bidding process the Ferrybridge and Fiddler's Ferry power plants. Management has not made a decision whether or not the sale of these power plants will ultimately occur and, accordingly, these assets are not classified as held for sale. If we are successful at selling the Ferrybridge and Fiddler's Ferry plants, it is likely that we will not recover any of

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES our investment in the subsidiary that owns these assets. At December 31, 2000, that investment was $972 million. We plan to use the proceeds from the sale, if it occurs, to repay a portion or all of the indebtedness of the project. We cannot provide assurance that acceptable bids will be obtained or, if such bids are acceptable, that completion of the sale will occur. In this regard, we also cannot provide assurance that we will be able to negotiate acceptable terms and conditions with a potential buyer or that if an agreement was reached, that we will be able to satisfy the conditions needed for closing, which will include, among other things, a regulatory review in the United Kingdom.

 Financing of the Illinois Plants

  In December 1999, Edison Mission Midwest Holdings Co., an indirect, wholly-owned affiliate of Mission Energy Holding Company, closed a $1.7 billion financing in connection with the acquisition of the Illinois Plants. The financing consisted of (1) an $840 million revolving credit facility due 2002, referred to as Tranche A, (2) an $839 million revolving credit facility due 2004, referred to as Tranche B, and (3) a $150 million of borrowing capacity available under a working capital revolving facility, referred to as Tranche C, at LIBOR + 0.95% due 2004. These credit facilities are structured on a non-recourse basis, in which the debt is secured by a pledge of stock of specified subsidiaries. On December 13, 2000, the commitment amount under Tranche A was increased from $840 million to $911 million, and the commitment amount under Tranche B was decreased from $839 million to $816 million. As of December 31, 2000, the amounts borrowed in 1999 under Tranche A were paid. Under the working capital revolving facility, Tranche C, $6.6 million of borrowing capacity was available at December 31, 2000.

  In February 2000, Edison Mission Midwest Holdings Co. issued $1.7 billion of commercial paper under a commercial paper program and repaid a similar amount of outstanding bank borrowings. At December 31, 2000, $803.9 million of commercial paper was outstanding.

  In December 1999, as part of the financing of the Illinois Plants, we also issued $500 million floating rate notes due 2001 and borrowed $215 million under our $500 million revolving credit facility that expires in 2001. During the third quarter of 2000, the $500 million floating rate notes and the amount borrowed under the revolving credit facility were repaid.

 Annual Maturities on Long-Term Debt

  Annual maturities on long-term debt at December 31, 2000, for the next five years, excluding capital leases (see Note 14) are summarized as follows:
2001--$1,767.6 million; 2002--$192.6 million; 2003--$326.5 million; 2004--
$1,426.4 million; and 2005--$115 million. The current portion of Roosecote debt is included in long-term debt, as proceeds from future borrowings will exceed the current portion under the terms of the Term Loan and Guarantee Facility at Roosecote.

 Restricted Cash

  Several cash balances are restricted primarily to pay amounts required for debt payments and letter of credit expenses. The total restricted cash in Restricted cash and other assets was $121.0 million at December 31, 2000 and $69.9 million at December 31, 1999. Debt service reserves classified in Restricted cash and other assets (including reserves for interest on annual lease payments) were $75.1 million at December 31, 2000 and $69.7 million at December 31, 1999.

  Collateral reserves classified in Restricted cash and other assets were $37.2 million at December 31, 2000 as required by the Edison Mission Energy Turbine Trust agreement entered into on December 4, 2000. This agreement is discussed further in Note 14.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  Each of our direct or indirect subsidiaries is organized as a legal entity separate and apart from Mission Energy Holding Company and its other subsidiaries. Any asset of any of those subsidiaries may not be available to satisfy our obligations or any obligations of our other subsidiaries. However, unrestricted cash or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements of these parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to us or our affiliates.

 Fair Values of Financial Instruments

  The following table summarizes the fair values for outstanding financial instruments used for purposes other than trading by risk category and instrument type:

                                                   December 31,
                                        -------------------------------------
                                              2000                1999
                                        ------------------  -----------------
                                        Carrying    Fair    Carrying   Fair
                                         Amount    Value     Amount   Value
                                        --------  --------  -------- --------
   Instruments
   Non-derivatives:
     Long-term receivables............. $  267.6  $  267.6  $    7.8 $    6.6
     Long-term obligations.............  5,334.8   5,231.9   7,439.3  7,430.4
     Preferred securities subject to
      mandatory redemption.............    326.8     326.8     358.8    359.8
   Derivatives:
     Interest rate swap/cap
      agreements.......................      --      (40.8)      --      (7.2)
     Commodity price:
       Forwards........................      --     (107.5)      --       --
       Futures.........................     (2.9)    (11.1)      --       --
       Options.........................      0.6       1.8       3.5      3.5
       Swaps...........................    (46.6)    508.0       --      70.8
     Foreign currency forward exchange
      agreements.......................      --       (2.1)      --       --

  In assessing the fair value of our financial instruments, both derivative and non-derivative, we use a variety of methods and assumptions that are based on market conditions and risk existing at each balance sheet date. Quoted market prices for the same or similar instruments are used for long-term receivables, interest rate swap/cap agreements, long-term obligations and preferred securities. Foreign currency forward exchange agreements are estimated by obtaining quotes from the bank. The carrying amounts reported for cash equivalents, commercial paper facilities and other short-term debt approximate fair value due to their short maturities.

  The fair value of the electricity rate swaps agreements (included under commodity price-swaps) entered into by Ferrybridge and Fiddler's Ferry, First Hydro and the Loy Yang B plants has been estimated by discounting the future cash flows on the difference between the average aggregate contract price per MW and a forecasted market price per MW, multiplied by the amount of MW sales remaining under contract.

  The fair value of the commodity price contracts considers quoted marked prices, time value, volatility of the underlying commodities and other factors.

Note 8. Risk Management and Derivative Financial Instruments

  Our risk management policy allows for the use of derivative financial instruments to limit financial exposure on its investments and to manage exposure to fluctuations in interest rates, foreign exchange rates, oil and gas prices and energy prices for both trading and non-trading purposes.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Commodity Price Risk Management

  Energy trading and price risk management activities give rise to commodity price risk, which represents the potential loss that can be caused by a change in the market value of a particular commodity. Commodity price risks are actively monitored to ensure compliance with the risk management policies of Mission Energy Holding Company. Policies are in place which limit the amount of total net exposure we may enter into at any point in time. Procedures exist which allow for monitoring of all commitments and positions with daily reporting to senior management. Mission Energy Holding Company performs a "value at risk" analysis in our daily business to measure, monitor and control our overall market risk exposure. The use of value at risk allows management to aggregate overall risk, compare risk on a consistent basis and identify the drivers of the risk. Value at risk measures the worst expected loss over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of value at risk and relying on a single risk measurement tool, we supplement this approach with industry "best practice" techniques including the use of stress testing and worst-case scenario analysis, as well as stop limits and counterparty credit exposure limits.

 Interest Rate Risk Management

  Interest rate changes affect the cost of capital needed to finance the construction and operation of our projects. We have mitigated the risk of interest rate fluctuations by arranging for fixed rate financing or variable rate financing with interest rate swaps or other hedging mechanisms for a number of our project financings. We have entered into several interest rate swap agreements under which the maturity date of the swaps occurs prior to the final maturity of the underlying debt.

  Under the fixed to variable swap agreements, the fixed interest rate payments are at a weighted average rate of 5.65% at December 31, 2000 and 1999. Variable rate payments are based on six month LIBOR capped at 9%. The weighted average LIBOR rate applicable to these agreements was 5.605% and 6.22% at December 31, 2000 and 1999, respectively. Under the variable to fixed swap agreements, we will pay counterparties interest at a weighted average fixed rate of 7.59% and 7.6% at December 31, 2000 and 1999, respectively. Counterparties will pay us interest at a weighted average variable rate of 6.43% and 5.03% at December 31, 2000 and 1999, respectively. The weighted average variable interest rates are based on LIBOR or equivalent interest rate benchmarks for foreign denominated interest rate swap agreements.

 Credit Risk

  Our financial instruments and power sales contracts involve elements of credit risk. Credit risk relates to the risk of loss that we would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The counterparties to financial instruments and contracts consist of a number of major financial institutions and domestic and foreign utilities. Our attempts to mitigate this risk by entering into contracts with counterparties that have a strong capacity to meet their contractual obligations and by monitoring the credit quality of these financial institutions and utilities. One of our customers, Exelon Generation Company, accounted for 33% of our revenues during 2000. Any failure by Exelon Generation Company to make payments under the power purchase agreements could adversely affect our results of operations. The currency crisis in Indonesia has raised concerns over the ability of the state owned utility to meet its obligations under the current power sales contract with our Paiton project as discussed further in Note 13. In addition, we enter into contracts whereby the structure of the contracts minimizes our credit exposure. Accordingly, we, with the exception of our contract with Exelon Generation Company and the power sale contract with our Paiton project, do not anticipate any material impact to our financial position or results of operations as a result of counterparty nonperformance.

  The electric power generated by some of our investments in domestic operating projects, excluding the Homer City plant and the Illinois Plants, is sold to electric utilities under long-term, typically with terms of 15 to

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

30-years, power purchase agreements and is expected to result in consistent cash flow under a wide range of economic and operating circumstances. To accomplish this, we structure our long-term contracts so that fluctuations in fuel costs will produce similar fluctuations in electric and/or steam revenues and enter into long-term fuel supply and transportation agreements. In addition, we have plants located in different geographic areas in order to mitigate the effects of regional markets, economic downturns or unusual weather conditions.

 Foreign Exchange Rate Risk

  Fluctuations in foreign currency exchange rates can affect, on a United States dollar equivalent basis, the amount of our equity contributions to, and distributions from, our international projects. As we continue to expand into foreign markets, fluctuations in foreign currency exchange rates can be expected to have a greater impact on our results of operations in the future. At times, we have hedged a portion of our current exposure to fluctuations in foreign exchange rates through financial derivatives, offsetting obligations denominated in foreign currencies, and indexing underlying project agreements to United States dollars or other indices reasonably expected to correlate with foreign exchange movements. In addition, we have used statistical forecasting techniques to help assess foreign exchange risk and the probabilities of various outcomes. We cannot assure you, however, that fluctuations in exchange rates will be fully offset by hedges or that currency movements and the relationship between certain macro economic variables will behave in a manner that is consistent with historical or forecasted relationships.

  At December 31, 2000, we had outstanding foreign currency forward exchange contracts entered into in the ordinary course of business to protect ourselves from adverse currency rate fluctuations on anticipated foreign currency commitments with varying maturities ranging from January 2001 to July 2002. The periods of the forward exchange contracts correspond to the periods of the hedged transactions.

  Mission Energy Holding Company has the following commodity, interest rate and foreign currency hedges:

                                                     December 31,
                                         --------------------------------------
                                                2000                1999
                                         ------------------- ------------------
                                         Notional  Contract  Notional Contract
                                          Amount    Expires   Amount   Expires
                                         --------  --------- -------- ---------
   Derivative commodity contracts:
     Forwards........................... $  488.6  2001-2003 $    --        --
     Futures............................    (69.8)      2001      --        --
     Options............................      3.5       2001     47.3      2001
     Swaps..............................  1,747.8  2001-2016  1,802.7 2000-2016
   Interest rate swaps:
     Fixed to variable..................    100.0       2002    100.0      2002
     Variable to fixed..................    906.1  2001-2009  1,066.3 2001-2009
   Interest rate caps...................    583.7  2005-2010    626.4      2005
   Foreign Currency Forward Contracts...     90.7  2001-2002      --        --

 Energy Trading

  On September 1, 2000, we acquired the trading operations of Citizens Power LLC. As a result of this acquisition, we have expanded our trading operations beyond the traditional marketing of our electric power. Our energy trading and price risk management activities give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the risk management policies of Mission Energy Holding Company. Policies are in place which limit the amount of total net exposure we may enter into at any point in time.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Procedures exist which allow for monitoring of all commitments and positions with daily reporting to senior management. We perform a "value at risk" analysis in our daily business to measure, monitor and control our overall market risk exposure. The use of value at risk allows management to aggregate overall risk, compare risk on a consistent basis and identify the reasons for the risk. Value at risk measures the worst expected loss over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of value at risk and relying on a single risk measurement tool, we supplement this approach with industry "best practice" techniques including the use of stress testing and worst-case scenario analysis, as well as stop limits and counterparty credit exposure limits.

  The fair value of the financial instruments, including forwards, futures, options and swaps, related to trading activities as of December 31, 2000, which include energy commodities, and the average fair value of those instruments held during the period from inception (September 1, 2000) to December 31, 2000 are set forth below:

                                                              Average Fair Value
                                                                for the period
                                            Fair Value as of  ended December 31,
                                           December 31, 2000         2000
                                           ------------------ ------------------
                                           Assets Liabilities Assets Liabilities
                                           ------ ----------- ------ -----------
   Forward contracts...................... $302.0   $282.1    $154.0   $147.2
   Futures contracts......................    0.1      0.1       0.1      0.1
   Option contracts.......................    1.4      3.6       3.2      1.7
   Swap agreements........................    2.9      4.3       1.8      2.3
                                           ------   ------    ------   ------
     Total................................ $306.4   $290.1    $159.1   $151.3
                                           ======   ======    ======   ======

  The approximate gross contract or notional amounts of financial instruments as of December 31, 2000 are as follows:

                                                              December 31, 2000
                                                              ------------------
                                                              Assets Liabilities
                                                              ------ -----------
   Forward contracts......................................... $433.4   $420.1
   Futures contracts.........................................    0.4      0.1
   Option contracts..........................................    1.6     (0.1)
   Swap agreements...........................................   39.6     64.0

  The net realized and change in unrealized gains or losses arising from trading activities for the period from inception (September 1, 2000) to December 31, 2000 are as follows:

                                                                 Period ended
                                                               December 31, 2000
                                                               -----------------
   Forward contracts..........................................       $68.4
   Futures contracts..........................................         0.4
   Option contracts...........................................        (1.4)
   Swap agreements............................................        (5.2)
                                                                     -----
     Total....................................................       $62.2
                                                                     =====

  The change in unrealized gain from trading and price risk management activities included in the above amounts was $11.7 million for the period ended December 31, 2000.

Note 9. Preferred Securities

  Company-Obligated Mandatorily Redeemable Security of Partnership Holding Solely Parent Debentures. In November 1994, Mission Capital, L.P., a limited partnership of which Edison Mission Energy is the sole general

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES partner, issued 3.5 million 9.875% Cumulative Monthly Income Preferred Securities, Series A at a price of $25 per security. These securities are redeemable at the option of Mission Capital, in whole or in part, beginning November 1999, with mandatory redemption in 2024 at a redemption price of $25 per security, plus accrued and unpaid distributions. No securities have been redeemed as of December 31, 2000. During August 1995, Mission Capital issued
2.5 million 8.5% Cumulative Monthly Income Preferred Securities, Series B at a price of $25 per security. These securities are redeemable at the option of Mission Capital, in whole or in part, beginning August 2000, with mandatory redemption in 2025 at a redemption price of $25 per security, plus accrued and unpaid distributions. No securities were redeemed in 2000. We issued a guarantee in favor of the holders of the preferred securities, which guarantees the payments of distributions declared on the preferred securities, payments upon a liquidation of Mission Capital and payments on redemption with respect to any preferred securities called for redemption by Mission Capital. So long as any preferred securities remain outstanding, we will not be able to declare or pay, directly or indirectly, any dividend on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock if at such time (i) we shall be in default with respect to its payment obligations under the guarantee, (ii) there shall have occurred any event of default under the subordinated indenture, or (iii) we shall have given notice of its selection of an extended interest payment period as provided in the indenture and such period, or any extension thereof, shall be continuing.

  Not Subject to Mandatory Redemption. In connection with the 40% acquisition of Contact Energy in May 1999, Edison Mission Energy Global Management, Inc., an indirect wholly-owned affiliate of Mission Energy Holding Company, issued $120 million of Flexible Money Market Cumulative Preferred Stock. The stock issuance consisted of (1) 600 Series A shares and (2) 600 Series B shares, both with liquidation preference of $100,000 per share and a dividend rate of 5.74% until May 2004.

  On December 20, 2000, Edison Mission Energy Global Management, Inc. was dissolved and its $120 million of Flexible Money Market Cumulative Preferred Stock was redeemed. The 600 Series A and 600 Series B shares were redeemed at their liquidation preference of $100,000 per share, along with an additional liquidation premium of $3,785 per share, and all unpaid dividends. The redemption of Edison Mission Energy Global Management's preferred shares was funded by return of capital from Edison Mission Energy Taupo Limited. Edison Mission Energy Taupo Limited sold its entire interest in Contact Energy Limited to EME Pacific Holdings, an indirect, wholly-owned subsidiary of Mission Energy Holding Company, to permit Edison Mission Energy Taupo to make the necessary distribution to Edison Mission Energy Global Management. In connection with the transfer of ownership of Contact, Edison Mission Energy entered into a further Deed of Covenant in favor of the institutional subscriber of 160 million New Zealand dollars of the preferred stock issued by Edison Mission Energy Taupo in June 1999, discussed below. This further Deed of Covenant required Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the transfer. The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been had the private binding ruling continued to apply.

  The support agreement between Edison Mission Energy and Edison Mission Energy Global Management, which required Edison Mission Energy to make certain capital contributions to Edison Mission Energy Global Management, was terminated immediately following the dissolution of Edison Mission Energy Global Management and the redemption of the preferred shares as described above.

  Subject to Mandatory Redemption. During June 1999, Edison Mission Energy Taupo Limited, a New Zealand corporation, an indirect, wholly-owned affiliate of Mission Energy Holding Company, issued $84 million

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES of Class A Redeemable Preferred Shares (16,000 shares at a price of 10,000 New Zealand dollars per share). The dividend rate ranges from 6.19% to 6.86%. The shares are redeemable in June 2003 at 10,000 New Zealand dollars per share. If an event of default occurs at any time without prejudice to any other remedies which the redeemable preferred share subscriber may have, the redeemable preferred share subscriber may, by notice to the issuer, require redemption of, and the issuer must redeem, the redeemable preferred shares on the date specified in that notice. Each dividend will rank for payment in priority to the rights in respect of dividends and the rights, if any, in respect of interest on arrears thereof of all holders of other classes of shares of ours other than redeemable preferred shares issued by us. Edison Mission Energy Taupo shall not pay or make, or allow to be paid or made, any distribution, other than dividends or the redemption amount or similar amounts payable in respect of the retail shares, if an event of default or potential event of default has occurred, which remains unremedied, unless the redeemable preferred share subscriber has given its prior written consent which may be given on such conditions as the redeemable preferred share subscriber deems reasonable.

  From July through November 1999, Edison Mission Energy Taupo issued $125 million of retail redeemable preferred shares (240 million shares at a price of one New Zealand dollar per share). The dividend rate ranges from 5.00% to 6.37%. The shares are redeemable at one New Zealand dollar per share in June 2001 (64 million), June 2002 (43 million), and June 2003 (133 million). Edison Contact Finance is a special purpose company established to raise funds by the issuance of retail redeemable preferred shares to assist Edison Mission Energy Taupo to refinance in part the funding used by it for its acquisition of 40% of the ordinary shares in Contact Energy. Edison Contact Finance and Edison Mission Energy Taupo are parties to a subscription and indemnity agreement, which contains the terms of subscription by Edison Contact Finance for Edison Mission Energy Taupo retail shares. Edison Contact Finance will subscribe for Edison Mission Energy Taupo retail shares as and when Edison Contact Finance issues retail shares. The principal terms of issuance of Edison Mission Energy Taupo retail shares are set out in the Subscription Agreement and are substantially the same as the terms of issue of the Class A Redeemable Preferred shares. On an event of default under the terms of issue of the retail shares, early redemption of the shares may be required by the holders of the shares by special resolution, by 15% of the holders of shares, in instances of non-payment, by written notice to Edison Contact Finance, or Edison Contact Finance by written notice to the holders of shares. If only part of the retail shares are redeemed earlier than their scheduled redemption date, in some cases, a minimum number of retail shares must be redeemed, and unless the redemption occurs on a dividend payment date, Edison Mission Energy Taupo must redeem all Edison Mission Energy Taupo shares in any class, with the same scheduled redemption date and fixed dividend rate. Edison Contact Finance will redeem the same shares of a class corresponding to the redeemed Edison Mission Energy Taupo shares. Not all classes of shares need be affected by a partial redemption of Edison Mission Energy Taupo retail shares. Redemption of retail shares can be accelerated if Edison Mission Energy Taupo exercises its option under the terms of the subscription and indemnity agreement to redeem any of the Edison Mission Energy Taupo retail shares at its discretion. Edison Contact Finance will pay fully imputed dividends, in arrears, to the holder of each retail share on the record date. Edison Contact Finance may change the annual dividend rates, which will attach to the shares at any time before acceptance by Edison Contact Finance of an application for those shares.

  In connection with the preferred shares issued by Edison Mission Energy Taupo Limited to partially finance the acquisition of the 40% interest in Contact Energy, Edison Mission Energy provided a guaranty of Edison Mission Energy Taupo Limited's obligation to pay a minimum level of non-cumulative dividends on the preferred shares through June 30, 2002, including NZ$12.9 million during 2001 and NZ$4.6 million during the six months ending June 30, 2002. In addition, Edison Mission Energy has agreed to pay amounts required to ensure that Edison Mission Energy Taupo Limited will satisfy two financial ratio covenants on specified dates. The first financial ratio, called a dividends to outgoings ratio, is to be calculated as of June 30, 2002, and is based on historical and projected dividends received from Contact Energy and the dividends payable to preferred shareholders. The second financial ratio, called a debt to valuation ratio, is to be calculated as of May 14, 2001,

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES and is based on the fair value of our Contact Energy shares and the outstanding preferred shares. If, however, Edison Mission Energy's senior unsecured credit rating by Standard & Poor's were downgraded below BBB-, Edison Mission Energy may be called to perform on its guaranty of Edison Mission Energy Taupo Limited's financial covenants before the specified calculation dates. Based on the fair value of our ownership in Contact Energy at March 20, 2001, had Edison Mission Energy been required to perform on its guarantee of the debt to valuation ratio as of that date, Edison Mission Energy's obligation would have been approximately $19 million.

Note 10. Income Taxes

 Current and Deferred Taxes

  Income tax expense includes the current tax liability from operations and the change in deferred income taxes during the year. The components of the net accumulated deferred income tax liability were:

                                                               December 31,
                                                             -----------------
                                                               2000     1999
                                                             -------- --------
   Deferred tax assets
     Items deductible for book not currently deductible for
      tax................................................... $  132.4 $  178.9
     Loss carryforwards.....................................     97.0     68.5
     Deferred income........................................    182.5    185.3
     Dividends in excess of equity earnings.................      4.9      6.3
     Price risk management..................................     38.5      --
                                                             -------- --------
       Total................................................ $  455.3 $  439.0
                                                             ======== ========
   Deferred tax liabilities
     Basis differences...................................... $2,047.7 $1,939.1
     Tax credits, net.......................................     19.1     19.5
     Other..................................................      --       0.9
                                                             -------- --------
       Total................................................  2,066.8  1,959.5
                                                             -------- --------
   Deferred taxes and tax credits, net...................... $1,611.5 $1,520.5
                                                             ======== ========

  Loss carryforwards, primarily Australian, total $281 million and $232 million at December 31, 2000 and 1999, respectively, with $11 million expiring in 2005. Federal capital loss carryforwards total $25 million expiring in 2005. State capital loss carryforwards total $309 million and $107 million at December 31, 2000 and 1999, respectively, with no expiration date. Loss carryforwards total approximately $20 million for Pennsylvania and $63 million for Illinois at December 31, 2000 with various expiration dates.

  The components of income (loss) before income taxes are as follows:

                                                           Years Ended December
                                                                   31,
                                                           ---------------------
                                                            2000   1999    1998
                                                           ------ ------  ------
   U.S.................................................... $  2.1 $(74.7) $ 32.8
   Foreign................................................  178.0  178.4   169.8
                                                           ------ ------  ------
     Total................................................ $180.1 $103.7  $202.6
                                                           ====== ======  ======

  United States income taxes have not been provided on unrepatriated foreign earnings in the amounts of $487 million and $372 million at December 31, 2000 and 1999, respectively. In addition, foreign income taxes have not been provided on unrepatriated foreign earnings from a different foreign jurisdiction in the amount of $151 million and $136 million at December 31, 2000 and 1999, respectively.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  The provision (benefit) for income taxes is comprised of the following:

                                                       Years Ended December
                                                               31,
                                                      ------------------------
                                                       2000     1999     1998
                                                      -------  -------  ------
   Current
     Federal......................................... $(206.5) $ (75.0) $(10.5)
     State...........................................   (19.8)    (0.5)  (19.0)
     Foreign.........................................    58.8    (34.0)   14.8
                                                      -------  -------  ------
       Total current................................. $(167.5) $(109.5) $(14.7)
                                                      =======  =======  ======
   Deferred
     Federal......................................... $ 213.5  $  37.4  $ 28.1
     State...........................................    37.9     10.1    25.3
     Foreign.........................................   (11.4)    21.6    31.7
                                                      -------  -------  ------
       Total deferred................................   240.0     69.1    85.1
                                                      -------  -------  ------
   Provision (benefit) for income taxes.............. $  72.5  $ (40.4) $ 70.4
                                                      =======  =======  ======

  The components of the deferred tax provision, which arise from tax credits and timing differences between financial and tax reporting, are presented below:

                                                       Years Ended December
                                                               31,
                                                       ----------------------
                                                        2000    1999    1998
                                                       ------  ------  ------
   Basis differences and tax credit amortization...... $266.3  $157.4  $116.5
   Loss carryforwards.................................  (28.5)  (25.5)  (32.6)
   Deferred income....................................    2.8     2.6     3.7
   State tax deduction................................   (5.4)   (6.0)    4.3
   Items deductible for book and tax in different
    accounting periods................................   45.4   (52.9)  (17.4)
   Elimination of book income.........................    --      --      6.9
   Price risk management..............................  (38.5)    --      --
   Other..............................................   (2.1)   (6.5)    3.7
                                                       ------  ------  ------
     Total deferred provision......................... $240.0  $ 69.1  $ 85.1
                                                       ======  ======  ======

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  Variations from the 35% federal statutory rate are as follows:

                                                             Years Ended
                                                             December 31,
                                                          ---------------------
                                                          2000    1999    1998
                                                          -----  ------   -----
   Expected provision for federal income taxes........... $63.0  $ 36.3   $70.9
   Increase (decrease) in the provision for taxes
    resulting from:
     State tax--net of federal deduction.................  11.7     3.6     4.1
     Dividends received deduction........................ (11.0)   (2.2)   (4.0)
     Amortization of tax credits.........................  (0.4)   (1.1)   (6.5)
     Benefit due to foreign tax rate reduction...........   --     (5.9)  (11.0)
     Taxes payable under anti-deferral regimes...........   6.0     7.0     6.7
     Taxes on foreign operations at different rates......   7.6     5.9     8.4
     Book and tax basis differences......................  (8.2)   (7.8)    2.3
     Capital loss not previously recognized..............   --    (29.0)    --
     Non-utilization of foreign losses...................  16.0     6.9     --
     Permanent reinvestment of earnings of foreign
      affiliates located in different foreign tax
      jurisdiction....................................... (12.2)  (40.3)    --
     Refund of Advance Corporation Tax...................   --    (15.2)    --
     Other...............................................   --      1.4    (0.5)
                                                          -----  ------   -----
       Total provision (benefit) for income taxes........ $72.5  $(40.4)  $70.4
                                                          =====  ======   =====
   Effective tax rate....................................  40.3%  (39.0)%  34.8%
                                                          =====  ======   =====

  We are, and may in the future be, under examination by tax authorities in varying tax jurisdictions with respect to positions we take in connection with the filing of our tax returns. Matters raised upon audit may involve substantial amounts, which, if resolved unfavorably, an event not currently anticipated, could possibly be material. However, in our opinion, it is unlikely that the resolution of any such matters will have a material adverse effect upon our financial condition or results of operations.

Note 11. Employee Benefit Plans

  United States employees of Mission Energy Holding Company and its wholly-owned subsidiaries are eligible for various benefit plans of Edison International. Several of our Australian, United Kingdom and Spanish subsidiaries also participate in their own respective defined benefit pension plans.

 Pension Plans

  Noncontributory, defined benefit pension plans cover employees who fulfill minimum service requirements. In April 1999, Edison International adopted a cash balance feature for its pension plan.

  In 1999, we acquired the Homer City plant and the Illinois Plants. The acquisitions are discussed further in Note 4. The obligations and expenses for employees at these plants are included below.

  In 1999, Ferrybridge and Fiddler's Ferry employees were included as part of the PowerGen UK Group defined benefit pension plan, Electricity Supply Pension Scheme, administered by a trustee, which provides pension and other related benefits. Contributions to the plan are based on a percentage of compensation for the covered employees and are assessed by a qualified actuary. As a result of Ferrybridge and Fiddler's Ferry not having a plan separate from the PowerGen UK Group, amounts were not readily available to provide the information included in the tables below for 1999. Pension expense recorded by Ferrybridge and Fiddler's Ferry

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES totaled $1.0 million for the period from July 1999 through December 31, 1999. During the first quarter of 2000, Ferrybridge and Fiddler's Ferry employees joined a separate defined benefit pension plan utilized by First Hydro employees. All amounts for the year 2000 are included in the table below.

  Information on plan assets and benefit obligations is shown below:

                                               Years Ended December 31,
                                            ----------------------------------
                                             2000    1999     2000      1999
                                            ------  ------  --------  --------
                                             U.S. Plans      Non U.S. Plans
   Change in Benefit Obligation
     Benefit obligation at beginning of
      year................................  $ 37.5  $ 26.1  $  119.2  $   36.7
     Service cost.........................    10.2     2.3       3.5       2.0
     Interest cost........................     2.7     2.1       6.6       1.9
     Plan amendment.......................     --     (3.8)      --        --
     Acquisition..........................     --     10.6       --        --
     Actuarial loss (gain)................     0.4     0.4      (4.7)      5.8
     Plan participants' contribution......     --      --        2.6       0.8
     Benefits paid........................    (1.3)   (0.2)     (1.0)     (0.6)
                                            ------  ------  --------  --------
       Benefit obligation at end of year..  $ 49.5  $ 37.5  $  126.2  $   46.6
                                            ======  ======  ========  ========
   Change in Plan Assets
     Fair value of plan assets at
      beginning of year...................  $ 28.6  $ 20.9  $  118.0  $   34.8
     Actual return on plan assets.........    (0.3)    5.8      (2.7)      8.3
     Employer contributions...............     9.4     2.1       7.6       2.5
     Plan participants' contribution......     --      --        0.9       0.2
     Benefits paid........................    (1.3)   (0.2)     (0.8)     (0.4)
                                            ------  ------  --------  --------
       Fair value of plan assets at end of
        year..............................  $ 36.4  $ 28.6  $  123.0  $   45.4
                                            ======  ======  ========  ========
   Funded Status..........................  $(13.1) $ (8.9) $   (3.2) $   (1.2)
   Unrecognized net loss (gain)...........     0.2    (3.4)      5.9       0.7
   Unrecognized net obligation............     0.9     1.1      (0.1)      --
   Unrecognized prior service cost........    (2.8)   (3.1)      0.5       0.4
                                            ------  ------  --------  --------
       Pension asset (liability)..........  $(14.8) $(14.3) $    3.1  $   (0.1)
                                            ======  ======  ========  ========
   Discount rate..........................    7.25%   7.75%  4.0-6.0%  4.5-6.0%
   Rate of compensation increase..........    5.00%   5.00% 3.75-4.5% 3.75-4.5%
   Expected return on plan assets.........    8.50%   7.50% 5.75-9.0%  6.5-9.0%

  Components of pension expense were:

                                               Years Ended December 31,
                                            -----------------------------------
                                            2000   1999  1998  2000  1999  1998
                                            -----  ----  ----  ----  ----  ----
                                              U.S. Plans       Non U.S. Plans
   Service cost............................ $10.2  $2.3  $2.4  $3.4  $1.5  $1.8
   Interest cost...........................   2.7   2.1   1.4   6.7   1.9   1.9
   Expected return on plan assets..........  (2.7) (1.7) (1.3) (7.2) (2.1) (3.4)
   Net amortization and deferral...........  (0.4)  --    0.2   --    0.1   1.3
                                            -----  ----  ----  ----  ----  ----
     Total pension expense................. $ 9.8  $2.7  $2.7  $2.9  $1.4  $1.6
                                            =====  ====  ====  ====  ====  ====

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Postretirement Benefits Other Than Pensions

  Most United States employees retiring at or after age 55 with at least 10 years of service are eligible for postretirement health and dental care, life insurance and other benefits.

  In 1999, we acquired the Homer City plant and the Illinois Plants. The acquisitions are discussed further in Note 4. The obligations and expenses for employees at these plants are included below.

  Information on plan assets and benefit obligations is shown below:

                                                                Years Ended
                                                                December 31,
                                                               ---------------
                                                                2000     1999
                                                               -------  ------
   Change in Benefit Obligation
     Benefit obligation at beginning of year.................. $  77.3  $ 14.9
     Service cost.............................................     5.4     1.6
     Interest cost............................................     7.6     1.3
     Plan amendment...........................................     --     (4.1)
     Acquisition..............................................     --     80.7
     Actuarial loss (gain)....................................    30.0   (17.0)
     Benefits paid............................................    (0.2)   (0.1)
                                                               -------  ------
     Benefit obligation at end of year........................ $ 120.1  $ 77.3
                                                               =======  ======

   Change in Plan Assets
     Fair value of plant assets at beginning of year.......... $   --   $  --
     Employer contributions...................................     0.2     0.1
     Benefits paid............................................    (0.2)   (0.1)
                                                               -------  ------
       Fair value of plan assets at end of year............... $   --   $  --
                                                               =======  ======
   Funded Status.............................................. $(120.1) $(77.3)
   Unrecognized net loss (gain)...............................    14.5   (15.5)
   Unrecognized transition obligation.........................     --      --
   Unrecognized prior service cost............................    (1.9)   (2.1)
                                                               -------  ------
   Recorded liability......................................... $(107.5) $(94.9)
                                                               =======  ======
   Discount rate..............................................    7.50%    8.0%
   Expected return on plan assets.............................    8.20%    7.5%

  The components of postretirement benefits other than pensions expense were:

                                                                  Years Ended
                                                                 December 31,
                                                                ----------------
                                                                2000   1999 1998
                                                                -----  ---- ----
   Service cost................................................ $ 5.4  $1.6 $1.4
   Interest cost...............................................   7.6   1.3  0.7
   Net amortization............................................  (0.2)  0.1  0.2
                                                                -----  ---- ----
   Net expense................................................. $12.8  $3.0 $2.3
                                                                =====  ==== ====

  The assumed rate of future increases in the per-capita cost of health care benefits is 11% for 2001, gradually decreasing to 5% for 2008 and beyond. Increasing the health care cost trend rate by one percentage point would

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES increase the accumulated obligation as of December 31, 2000, by $31.4 million and annual aggregate service and interest costs by $3.5 million. Decreasing the health care cost trend rate by one percentage point would decrease the accumulated obligation as of December 31, 2000, by $23.7 million and annual aggregate service and interest costs by $2.6 million.

 Employee Stock Plans

  A 401(k) plan is maintained to supplement eligible United States employees' retirement income. The plan received contributions from us of $5.3 million in 2000, $2.9 million in 1999 and $0.8 million in 1998.

  Doga employees are included in a separate government scheme, Pension Plan of Social Security Institution. The plan is administered by the officers of the Turkish Government. Contributions to the plan are based on a percentage of compensation for the covered employees and are assessed by the Ministry of Labor and Social Security. The plan is substantially funded at the end of each month. Pension expense recorded by Doga was $114 thousand in 2000 and $12 thousand in 1999.

  We also sponsor a defined contribution plan for specified United Kingdom subsidiaries. Annual contributions are based on ten percent of covered employees' salaries. Contribution expense for the subsidiaries totaled approximately $0.5 million, $0.4 million and $0.5 million in 2000, 1999 and 1998, respectively.

Note 12. Stock Compensation Plans

  Under the Edison International Equity Compensation Plan, shares of Edison International common stock were reserved for potential issuance to key Edison Mission Energy employees in various forms, including the exercise of stock options. In May 2000, Edison International adopted an additional plan, the 2000 Equity Plan. Under these programs, there are currently outstanding to officers of Edison Mission Energy, options on 3,353,371 shares of Edison International Common Stock of which 2,550,660, 154,695 and 83,000 were granted in 2000, 1999 and 1998, respectively.

  Each option may be exercised to purchase one share of Edison International common stock, and is exercisable at a price equivalent to the fair market value of the underlying stock at the date of grant. Edison International stock options include a dividend equivalent feature. Generally, for options issued before 1994, amounts equal to dividends accrue on the options at the same time and at the same rate as would be payable on the number of shares of Edison International common stock covered by the options. The amounts accumulate without interest. For Edison International stock options issued after 1993, dividend equivalents are subject to reduction unless certain shareholder return performance criteria are met. Beginning with the 1999 Edison International stock option awards, only some stock options include a dividend equivalent feature. The liability and associated expense is accrued each quarter for the dividend equivalents for each option year. At the end of the performance measurement period, the expense and related liability is adjusted accordingly. Upon exercise, the dividends are paid out and the associated liability is reduced on Mission Energy Holding Company's Consolidated Balance Sheet. The 2000 stock option awards did not include dividend equivalents. Future stock option awards are not expected to include dividend equivalents.

  A portion of the executive long-term incentives for 2000 was awarded in the form of performance shares. The performance shares were restructured as retention incentives in December 2000, which will pay as a combination of Edison International common stock and cash if the executive remains employed at the end of the performance period. No special stock options may be exercised before five years have passed unless the stock price appreciates to $25 (based on the average of 20 consecutive trading day closing prices). Performance shares may still be awarded in 2001 and 2002.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  All stock options have a 10-year term. Options issued after 1997 generally vest in 25 percent annual installments over a four-year period, although the vesting period for the May 2000 grants does not begin until May 2001. Stock options issued prior to 1998 had a three-year vesting period with one-third of the total award vesting after each of the first three years of the award term. If an option holder retires, dies or is permanently and totally disabled (qualifying event) during the vesting period, the unvested options will vest on a pro rata basis. The performance shares values are accrued ratably over a three-year performance period.

  We measure compensation expense related to stock-based compensation by the intrinsic value method. Compensation expense recorded under the stock compensation program was $0.7 million for 2000, $0.4 million for 1999 and $0.5 million for 1998.

  The weighted-average fair value of options granted during 2000, 1999 and 1998 was $5.63 per share option, $6.45 per share option and $6.33 per share option, respectively. The weighted-average remaining life of options outstanding was 8 years as of December 31, 2000, and 7 years as of December 31, 1999 and 1998.

  The fair value for each option granted during 2000, 1999 and 1998, reflecting the basis for the pro forma disclosures, was determined on the date of grant using the Black-Scholes option-pricing model.

  The following assumptions were used in determining fair value through the model:

                                                        2000      1999    1998
                                                    ------------ ------- -------
   Expected life...................................   8 years    7 years 7 years
   Risk-free interest rate......................... 4.7% to 6.0%  5.5%    5.6%
   Expected volatility.............................  17% to 46%    18%     17%

  The recognition of dividend equivalents results in no dividends assumed for purposes of fair-value determination. Stock-based compensation expense under the "fair-value" method of accounting prescribed by SFAS No. 123 "Stock-Based Compensation" would have resulted in pro forma net income of $123.8 million, $131.4 million and $132.3 million in 2000, 1999 and 1998, respectively.

  A summary of the status of Edison International's stock options granted to Edison Mission Energy employees is as follows:

                                        Share                      Weighted
                                       Options   Exercise Price Exercise Price
                                      ---------  -------------- --------------
   Outstanding, December 31, 1997....   320,590  $14.56--$24.44     $19.49
   Granted...........................    83,000  $27.25--$29.34     $27.31
   Forfeited.........................    (1,200) $17.63--$19.75     $19.04
   Exercised.........................   (50,018) $14.56--$23.28     $18.44
                                      ---------
   Outstanding, December 31, 1998....   352,372  $14.56--$24.44     $21.51
   Granted...........................   154,695  $25.31--$28.13     $27.84
   Forfeited.........................    (1,229) $19.75--$27.25     $25.65
   Exercised.........................   (26,767) $14.56--$19.85     $18.81
                                      ---------
   Outstanding, December 31, 1999....   479,071  $14.56--$29.34     $23.84
   Granted........................... 2,550,660  $20.06--$28.13     $21.84
   Transferred to Edison Mission
    Energy from Edison
    International....................   514,750  $14.56--$28.13     $23.68
   Forfeited.........................  (147,518) $18.75--$28.13     $24.58
   Exercised.........................   (43,592) $14.56--$28.13     $19.01
                                      ---------
   Outstanding, December 31, 2000.... 3,353,371  $14.56--$29.34     $22.31
                                      =========

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Phantom Stock Options

  Edison Mission Energy, as a part of the Edison International long-term incentive compensation program, issued phantom stock option performance awards to key employees commencing in 1994. Each phantom stock option could be exercised to realize any appreciation in the value of one hypothetical share of Edison Mission Energy stock over its exercise price. Compensation expense was recognized during the period that the employee had the right to receive this appreciation. Exercise prices for our phantom stock were escalated on an annually compounded basis over the grant price by 9%. The value of the phantom stock was recalculated annually as determined by a formula linked to the value of its portfolio of investments less general and administrative costs. The options had a 10-year term with one-third of the total award vesting in each of the first three years of the award term, for all awards prior to 1998. For options awarded in 1998 and 1999, one-fourth of the total award vested in each of the first four years of the award term.

  Compensation expense recorded with respect to phantom stock options was $4.1 million (before the $60 million adjustment referred to below), $136.3 million and $39 million in 2000, 1999 and 1998, respectively.

  In June 2000, the board of directors of Edison International approved an exchange offer to the holders of outstanding phantom options which was subsequently accepted by all holders of these options. The exchange offer was principally for cash, with a portion exchanged for stock equivalent units relating to Edison International common stock. The number of stock equivalent units was determined on the basis of $20.50 per share, and the stock equivalent units accrue and will receive dividend equivalents. Participants were required to elect to cash their vested stock equivalent units on either the first or third anniversary of the exchange offer date (August 2000) for an amount equal to the daily average of Edison International common stock (for 20 trading days preceding the elected payment date). Some participants have elected to defer payment of their cash and stock equivalent units. Since all the outstanding phantom options have been terminated, there will be no future exercises of the phantom options.

  Due to the lower valuation of the exchange offer, compared to the values previously accrued, the liability for accrued incentive compensation was reduced by approximately $60 million in the third quarter of 2000.

Note 13. Commitments and Contingencies

 Firm Commitment for Asset Purchase

   Projects                               Local Currency      U.S. (in millions)
   --------                           ----------------------- ------------------
   Italian Wind Projects(i).......... 36 billion Italian Lira        $17

--------
(i) The Italian Wind Projects are a series of power projects that are in operation or under development in Italy. A wholly-owned subsidiary of Mission Energy Holding Company owns a 50% interest. Purchase payments will continue through 2002, depending on the number of projects that are ultimately developed.

 Firm Commitments to Contribute Project Equity

   Projects                                Local Currency     U.S. (in millions)
   --------                            ---------------------- ------------------
   Italian Wind Projects(i)........... 6 billion Italian Lira        $ 3

--------
(i) The Italian Wind Projects are a series of power projects that are in operation or under development in Italy. A wholly-owned subsidiary of Mission Energy Holding Company owns a 50% interest. Equity will be contributed depending on the number of projects that are ultimately developed.

  Firm commitments to contribute project equity could be accelerated due to certain events of default as defined in the non-recourse project financing facilities. Management does not believe that these events of default will occur to require acceleration of the firm commitments.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Contingent Obligations to Contribute Project Equity

                                                                       U.S.
   Projects                                    Local Currency      (in millions)
   --------                                    --------------      -------------
   Paiton(i)..............................           --                 $39
   ISAB(ii)............................... 90 billion Italian Lira       44

--------
(i) Contingent obligations to contribute additional project equity will be based on events principally related to insufficient cash flow to cover interest on project debt and operating expenses, project cost overruns during the plant construction, specified partner obligations or events of default. Our obligation to contribute contingent equity will not exceed $141 million, of which $102 million has been contributed as of December 31, 2000. As of March 16, 2001, $5 million of this amount remains to be funded. For more information on the Paiton project, see "-- Other Commitments and Contingencies--Paiton."
(ii) ISAB is a 512 MW integrated gasification combined cycle power plant near Siracusa in Sicily, Italy. A wholly-owned subsidiary of Mission Energy Holding Company owns a 49% interest. Commercial operations commenced in April 2000. Contingent obligations to contribute additional equity to the project relate specifically to an agreement to provide equity assurances to the project's lenders depending on the outcome of the contractor claim arbitration.

  We are not aware of any other significant contingent obligations or obligations to contribute project equity other than as noted above and equity contributions made by us to meet capital calls by partnerships who own qualifying facilities that have power purchase agreements with Southern California Edison and Pacific Gas and Electric. See "--California Power Crisis" for further discussion.

Other Commitments and Contingencies

 Subsidiary Indemnification Agreements

  Some of our subsidiaries have entered into indemnification agreements, under which the subsidiaries agreed to repay capacity payments to the projects' power purchasers in the event the projects unilaterally terminate their performance or reduce their electric power producing capability during the term of the power contracts. Obligations under these indemnification agreements as of December 31, 2000, if payment were required, would be $256 million. We have no reason to believe that the projects will either terminate their performance or reduce their electric power producing capability during the term of the power contracts.

 California Power Crisis

  We have partnership interests in eight partnerships which own power plants in California which have power purchase contracts with Pacific Gas and Electric and/or Southern California Edison. Three of these partnerships have a contract with Southern California Edison, four of them have a contract with Pacific Gas and Electric, and one of them has contracts with both. In 2000, our share of earnings before taxes from these partnerships was $168 million, which represented 20% of our operating income. Our investment in these partnerships at December 31, 2000 was $345 million.

  As a result of Southern California Edison's and Pacific Gas and Electric's current liquidity crisis, each of these utilities has failed to make payments to qualifying facilities supplying them power. These qualifying facilities include the eight power plants that are owned by partnerships in which we have a partnership interest.

  Southern California Edison has not paid any amount due to the partnerships for power delivered between November 1, 2000 and March 26, 2001; however, in response to the March 27, 2001 California Public Utilities Commission Order, Southern California Edison has been paying the partnership for power delivered after

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

March 27, 2000. Also, following the execution of the standstill agreements, discussed below, Southern California Edison has paid the partnerships 10% of the past due amounts (for power delivered between November 2000 and March
2001) and has also begun making monthly interest payments on the past due amounts. It is possible that Southern California Edison may miss future payments. At June 30, 2001, accounts receivable for power delivered between November 1, 2000 and March 26, 2001 to these partnerships from Southern California Edison were $606 million. Our share of these receivables was $301 million.

  On April 6, 2001, Pacific Gas and Electric filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in San Francisco bankruptcy court. Pacific Gas and Electric made its January payment in full and has paid for power delivered after April 6, 2001, but paid only a small portion of the amounts due to the partnerships in February and March and, as discussed below, may not pay all or a portion of its future payments. Although Pacific Gas and Electric has thus far paid for post-petition deliveries, future payments by Pacific Gas and Electric to the qualifying facilities, including those owned by partnerships in which we have a partnership interest, may be subject to significant delays associated with the bankruptcy court process and may not be paid in full. Furthermore, Pacific Gas and Electric's power purchase agreements with the qualifying facilities will be subject to review by the bankruptcy court. At the petition date, accounts receivable to these partnerships from Pacific Gas and Electric were $47 million. Our share of these receivables was $23 million.

  The California utilities' failure to pay has adversely affected the operations of our eight California qualifying facilities. Continuing failures to pay similarly could have an adverse impact on the operations of our California qualifying facilities. Provisions in the partnership agreements stipulate that partnership actions concerning contracts with affiliates are to be taken through the non-affiliated partner in the partnership. Therefore, partnership actions concerning the enforcement of rights under each qualifying facility's power purchase agreement with Southern California Edison in response to Southern California Edison's suspension of payments under that power purchase agreement are to be taken through the non-Edison Mission Energy affiliated partner in the partnership. During the period in which Southern California Edison failed to make payments, some of the partnerships sought to minimize their exposure to Southern California Edison by reducing deliveries under their power purchase agreements. Four of the partnerships have filed complaints against Southern California Edison with respect to the payment defaults.

  All of those partnerships have entered into agreements with Southern California Edison under which the partnerships and Southern California Edison will suspend the current litigation for a specified "standstill period" and provisionally stipulate as to the amount of past due payments and Southern California Edison will make partial payments with respect to past due amounts. The partial payments are to be made on the following schedule: 10% of the past due amount to be paid within three business days after signing the agreements, a second 10% to be paid upon the effective date of legislation that restores Southern California Edison to creditworthiness and enables it to pay its debts in a timely manner, and the final 80% on the fifth business day after the first day on which Southern California Edison receives proceeds from the first financing of the "net undercollected amount" resulting from such legislation. These agreements also require Southern California Edison to make monthly interest payments on past due amounts. Southern California Edison has already paid the first 10% of the past due amounts.

  It is unclear at this time what additional actions, if any, the partnerships will take in regard to the utilities' suspension of payments due to the qualifying facilities. As a result of the utilities' failure to make payments due under these power purchase agreements, the partnerships have called on the partners to provide additional capital to fund operating costs of the power plants. From January 1, 2001 to July 18, 2001, subsidiaries of ours have made equity contributions totaling approximately $134 million to meet capital calls by the partnerships. Our subsidiaries and the other partners may be required to make additional capital contributions to the partnerships.

  Southern California Edison has stated that it is attempting to avoid bankruptcy and, subject to the outcome of regulatory and legal proceedings and negotiations regarding purchased power costs, it intends to pay all its

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES obligations once a permanent solution to the current energy and liquidity crisis has been reached. However, it is possible that Southern California Edison will not pay all its obligations in full. In addition, it is possible that creditors of Southern California Edison could file an involuntary bankruptcy petition against Southern California Edison. If this were to occur, payments to the qualifying facilities, including those owned by partnerships in which we have a partnership interest, could be subject to significant delays associated with the lengthy bankruptcy court process and may not be paid in full. Furthermore, Southern California Edison's power purchase agreements with the qualifying facilities could be subject to review by a bankruptcy court.

  While we believe that the generation of electricity by the qualifying facilities, including those owned by partnerships in which we have a partnership interest, is needed to meet California's power needs, we cannot assure you either that these settlement agreements will continue to be effective during the standstill period, or that the power purchase agreements will not be adversely affected by a bankruptcy or contract renegotiation as a result of the current power crisis.

  On March 27, 2001, the California Public Utilities Commission issued a decision that ordered the three California investor-owned utilities, including Southern California Edison and Pacific Gas and Electric, to commence payment for power generated from qualifying facilities beginning in April 2001. As a result of this decision, Southern California Edison paid in full for power delivered after March 27, 2001, and Pacific Gas and Electric paid for power delivered after April 6, 2001, the date of its bankruptcy petition. This decision did not address payment to the qualifying facilities for amounts due prior to March 27, 2001. In addition, the decision modified the pricing formula for determining short-run avoided costs for qualifying facilities subject to these provisions. Depending on the utilities' continued reaction to this order, the impact of this decision may be that the qualifying facilities subject to this pricing adjustment will be paid at significantly reduced prices for their power. Furthermore, this decision called for further study of the pricing formula tied to short-run avoided costs and, accordingly, may be subject to more changes in the future. Finally, this decision is subject to challenge before the Commission, the Federal Energy Regulatory Commission and, potentially, state or federal courts. Although it is premature to assess the full effect of this decision, it could have a material adverse effect on our investment in the California partnerships, depending on how it is implemented and future changes in the relationship between the pricing formula and the actual cost of natural gas procured by our California partnerships.

  On April 9, 2001, Edison International and Southern California Edison signed a Memorandum of Understanding with the California Department of Water Resources. The Memorandum calls for legislation, regulatory action and definitive agreements to resolve important aspects of the energy crisis, and which the parties expect will help restore Southern California Edison's creditworthiness and liquidity. Edison International filed a Form 8-K on April 10, 2001, which describes key elements of the Memorandum. Among other things, the Memorandum provides that we will execute a contract with the Department of Water Resources or another state agency for the provision of power from the Sunrise project to the state at cost-based rates for ten years. We executed this contract on June 25, 2001, and the first phase became operational on June 27, 2001.

  Edison International and Southern California Edison believe that the Memorandum was an important step toward an acceptable resolution of the major issues affecting Edison International and Southern California Edison as a result of the California energy crisis, but this result is not assured. The parties agreed in the Memorandum that each of its elements is part of an integrated package, and effectuation of each element will depend upon effectuation of the others. To implement the Memorandum, numerous actions must be taken by the parties and by other agencies of the State of California. Southern California Edison, Edison International and the Department of Water Resources committed to proceed in good faith to sponsor and support the required legislation and to negotiate in good faith the necessary definitive agreements. However, the California Legislature, the California Public Utilities Commission, the Federal Energy Regulatory Commission, and other governmental entities on whose part action will be necessary to implement the Memorandum are not parties to the Memorandum. Furthermore, the Memorandum may be terminated by either Southern California Edison or the California

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Department of Water Resources at any time because required regulatory and legislative actions were not taken before the applicable deadlines, but neither party has terminated the Memorandum. A number of alternatives to the Memorandum have been proposed in the California Legislature. Senate Bill 78XX, which was approved by the State Senate on July 20, 2001 and referred to the State Assembly, was opposed by Southern California Edison on the grounds that it would not be effective in restoring the creditworthiness of Southern California Edison and contained other objectionable provisions. Whether Senate Bill 78XX or any other legislation will be enacted is unknown. In addition, a California voter initiative or referendum previously has been threatened against any measures that would raise consumer rates or aid California's investor-owned utilities. Finally, execution of the Memorandum does not eliminate the possibility that some of Southern California Edison's creditors could take steps to force Southern California Edison into bankruptcy proceedings.

  On April 3, 2001, the California Public Utilities Commission adopted an order instituting investigation. The order reopens past Commission decisions authorizing the California investor-owned utilities to form holding companies and initiates an investigation into: whether the holding companies violated requirements to give priority to the capital needs of their respective utility subsidiaries; whether ring-fencing actions by Edison International and PG&E Corporation and their respective non-utility affiliates (including us) also violated requirements to give priority to the capital needs of their utility subsidiaries; whether the payment of dividends by the utilities violated requirements that the utilities maintain dividend policies as though they were comparable stand-alone utility companies; any additional suspected violations of laws or Commission rules and decisions; and whether additional rules, conditions, or other changes to the holding company decisions are necessary. The Memorandum calls for the Commission to adopt a decision clarifying that the first priority condition in Southern California Edison's holding company decision refers to equity investment, not working capital for operating costs. On June 6, 2001, in response to motions filed by the three holding companies (including Edison International) to dismiss the investigation for lack of subject matter jurisdiction, the Commission issued for comment a draft decision, which concludes, among other matters, that applicable law permits the Commission, even if the normal common law prerequisites for piercing the corporate structures are absent, to disregard the corporate forms within the holding company system "to reach the assets of or challenge the behavior's of entities within the holding company system" in order to protect ratepayers. Commissioner Henry Duque has issued a draft alternate decision that would grant the three holding companies' motions to dismiss the order as to themselves, finding lack of subject matter jurisdiction over them, and would direct the Commissioner's general counsel to file an action in state court to enforce the holding company conditions, if necessary. The alternate, as well as the draft decision that would deny the motions to dismiss, are presently on the Commissioner's agenda for its October 11, 2001 meeting. Either would require a vote of 3 out of 5 commissioners in order to be adopted. Neither Edison Mission Energy nor Mission Energy Holding is a party to this investigatory proceeding. We cannot predict whether, when or in what form this order will be adopted, or what direct or indirect effects any subsequent action taken by the Commission in such proceeding or in any other action or proceeding, in reliance on the principles articulated in this order and in other applicable authority, may have on Mission Energy Holding and its ability to meet its obligations on the notes, the ability of the trustee to foreclose on the collateral, Edison Mission Energy or their respective subsidiaries and affiliates.

  On April 30, 2001, Edison Mission Energy applied to the Federal Energy Regulatory Commission seeking approval of the transfer of its stock to Mission Energy Holding in connection with this offering. The application was approved on May 14, 2001. Prior to the approval, Commonwealth Edison and Exelon Generation, among others, filed a motion to intervene in our application. The Federal Energy Regulatory Commission approval found that our proposed reorganization was consistent with the public interest and rejected the conditions sought by Commonwealth Edison and Exelon Generation. On June 8, 2001, the Illinois Commerce Commission filed a request for rehearing of the Federal Energy Regulatory Commission order approving the application asserting that the Federal Energy Regulatory Commission erred in failing to consider the transaction's effect on reliability

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES of electric service. The Federal Energy Regulatory Commission rejected the Illinois Commerce Commission's request in an order issued July 9, 2001. No other requests for rehearing were filed prior to the applicable deadline, which passed on June 13, 2001.

  A number of federal and state, legislative and regulatory initiatives addressing the issues of the California electric power industry have been proposed, including wholesale rate caps, retail rate increases, acceleration of power plant permitting and state entry into the power market. Many of these activities are ongoing. For example, on March 27, 2001, the California Public Utilities Commission made permanent the interim surcharge on customers' bills that it authorized on January 4, 2001 and authorized a rate increase of three cents per kilowatt-hour; neither this interim surcharge nor the rate increase affected the retail rate freeze which has been in effect since deregulation began in 1998. On April 26, 2001, the Federal Energy Regulatory Commission ordered price mitigation measures, or price caps, for power sales in the California spot market during emergency periods only; on June 19, 2001, the price mitigation measures were expanded to apply during all periods and to cover the entire eleven-state Western region. The price mitigation measures end on September 30, 2002. The federal and state, legislative and regulatory initiatives may result in a restructuring of the California power market. At this time, it is not possible to estimate the likely ultimate outcome of these activities.

 Credit Support for Trading and Price Risk Management Activities

  Our trading and price risk management activities are conducted through our subsidiary, Edison Mission Marketing & Trading, Inc., which is currently rated investment grade ("BBB-" by Standard and Poor's). As part of obtaining an investment grade rating for this subsidiary, we have entered into a support agreement, which commits us to contribute up to $300 million in equity to Edison Mission Marketing & Trading, if needed to meet cash requirements. An investment grade rating is an important benchmark used by third parties when deciding whether or not to enter into master contracts and trades with us. The majority of Edison Mission Marketing & Trading's contracts have various standards of creditworthiness, including the maintenance of specified credit ratings. If Edison Mission Marketing & Trading does not maintain its investment grade rating or if other events adversely affect its financial position, a third party could request Edison Mission Marketing & Trading to provide adequate assurance. Adequate assurance could take the form of supplying additional financial information, additional guarantees, collateral, letters of credit or cash. Failure to provide adequate assurance could result in a counterparty liquidating an open position and filing a claim against Edison Mission Marketing & Trading for any losses.

  The California power crisis has adversely affected the liquidity of West Coast trading markets, and to a lesser extent, other regions in the United States. Our trading and price risk management activity has been reduced as a result of these market conditions and uncertainty regarding the effect of the power crisis on our affiliate, Southern California Edison. It is not certain that resolution of the California power crisis will occur in 2001 or that, if resolved, we will be able to conduct trading and price risk management activities in a manner that will be favorable to us.

 Paiton

  The Paiton project is a 1,230 MW coal fired power plant in operation in East Java, Indonesia. Our wholly-owned subsidiary owns a 40% interest and had a $490 million investment in the Paiton project at December 31, 2000. The project's tariff under the power purchase agreement with PT PLN is higher in the early years and steps down over time. The tariff for the Paiton project includes costs relating to infrastructure to be used in common by other units at the Paiton complex. The plant's output is fully contracted with the state-owned electric company, PT PLN. Payments are in Indonesian Rupiah, with the portion of the payments intended to cover non-Rupiah project costs, including returns to investors, adjusted to account for exchange rate fluctuations between

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES the Indonesian Rupiah and the U.S. dollar. The project received substantial finance and insurance support from the Export-Import Bank of the United States, the Japan Bank for International Cooperation, the U.S. Overseas Private Investment Corporation and the Ministry of Economy, Trade and Industry of Japan. PT PLN's payment obligations are supported by the Government of Indonesia.

  The projected rate of growth of the Indonesian economy and the exchange rate of Indonesian Rupiah into U.S. dollars have deteriorated significantly since the Paiton project was contracted, approved and financed. The Paiton project's senior debt ratings have been reduced from investment grade to speculative grade based on the rating agencies' determination that there is increased risk that PT PLN might not be able to honor the power purchase agreement with P.T. Paiton Energy, the project company. The Government of Indonesia has arranged to reschedule sovereign debt owed to foreign governments and has entered into discussions about rescheduling sovereign debt owed to private lenders.

  In May 1999, Paiton Energy notified PT PLN that the first 615 MW unit of the Paiton project had achieved commercial operation under the terms of the power purchase agreement and, in July 1999, that the second 615 MW unit of the plant had similarly achieved commercial operation. Because of the economic downturn, PT PLN was then experiencing low electricity demand and PT PLN, through February 2000, dispatched the Paiton plant to zero. In addition, PT PLN filed a lawsuit contesting the validity of its agreement to purchase electricity from the project. The lawsuit was withdrawn by PT PLN on January 20, 2000, and in connection with this withdrawal, the parties entered into an interim agreement for the period through December 31, 2000, under which dispatch levels and fixed and energy payment amounts were agreed. As of December 31, 2000, PT PLN had made all fixed payments due under the interim agreement totaling $115 million and all payments due for energy delivered by the plant to PT PLN.

  Paiton Energy is in continuing negotiations on a long-term restructuring of the tariff under the power purchase agreement. Paiton Energy and PT PLN agreed on an interim agreement for the period through December 31, 2000 and on a Phase I Agreement for the period from January 1, 2001 through June 30, 2001. The Phase I agreement provides for fixed monthly payments aggregating $108 million over its six-month duration and for the payment for energy delivered to PT PLN from the plant during this period. PT PLN made all fixed and energy payments due under the interim agreement and has made all fixed payments due under the Phase I Agreement totaling $108 million as scheduled. Paiton Energy received lender approval of the Phase I Agreement, and Paiton Energy has also entered into a lender interim agreement under which lenders have effectively agreed to interest-only payments and to deferral of principal payments while Paiton Energy and PT PLN seek a long-term restructuring of the tariff. The lenders have agreed to extend that agreement through December 31, 2001. Paiton Energy and PT PLN intended to complete the negotiations of the future phases of a new long-term tariff during the six-month duration of the Phase I Agreement. Although Paiton Energy and PT PLN did not complete negotiations on a long-term restructuring of the tariff by June 30, 2001, Paiton Energy and PT PLN have signed an agreement providing for an extension of the Phase I Agreement from July 1, 2001 to September 30, 2001. Paiton Energy is continuing to generate electricity to meet the power demand in the region and believes that PT PLN will continue to agree to make payments for electricity on an interim basis beyond June 30, 2001 while negotiations regarding long-term restructuring of the tariff continue. Although completion of negotiations may be delayed, Paiton Energy continues to believe that negotiations on the long-term restructuring of the tariff will be successful.

  All arrears under the power purchase agreement continue to accrue, minus the fixed monthly payments actually made under the year 2000 interim agreement and the Phase I Agreement, with the payment of these arrears to be dealt with in connection with the overall long-term restructuring of the tariff. As of December 31, 2000, PT PLN had not paid invoices amounting to $814 million for capacity charges and fixed operating costs under the power purchase agreement. In this regard, under the Phase I Agreement, Paiton Energy has agreed

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES that, so long as the Phase I Agreement is complied with, it will seek to recoup no more than $590 million of the above arrears, the payment of which is to be dealt with in connection with the overall tariff restructuring.

  Any material modifications of the power purchase agreement resulting from the continuing negotiation of a new long-term tariff could require a renegotiation of the Paiton project's debt agreements. The impact of any such renegotiations with PT PLN, the Government of Indonesia or the project's creditors on our expected return on our investment in Paiton Energy is uncertain at this time; however, we believe that we will ultimately recover our investment in the project.

 Brooklyn Navy Yard

  Brooklyn Navy Yard is a 286 MW gas fired cogeneration power plant in Brooklyn, New York. Our wholly-owned subsidiary owns 50% of the project. In February 1997, the construction contractor asserted general monetary claims under the turnkey agreement against Brooklyn Navy Yard Cogeneration Partners, L.P. for damages in the amount of $136.8 million. Brooklyn Navy Yard Cogeneration Partners has asserted general monetary claims against the contractor. In connection with a $407 million non-recourse project refinancing in 1997, we agreed to indemnify Brooklyn Navy Yard Cogeneration Partners and its partner from all claims and costs arising from or in connection with the contractor litigation, which indemnity has been assigned to Brooklyn Navy Yard Cogeneration Partners' lenders. At this time, we cannot reasonably estimate the amount that would be due, if any, related to this litigation. Additional amounts, if any, which would be due to the contractor with respect to completion of construction of the power plant would be accounted for as an additional part of its power plant investment. Furthermore, our partner has executed a reimbursement agreement with us that provides recovery of up to $10 million over an initial amount, including legal fees, payable from its management and royalty fees. At December 31, 2000, no accrual has been recorded in connection with this litigation. We believe that the outcome of this litigation will not have a material adverse effect on our consolidated financial position or results of operations.

 Illinois Plants--Power Purchase Agreements

  During 2000, 33% of our electric revenues were derived under power purchase agreements with Exelon Generation Company, a subsidiary of Exelon Corporation, entered into in connection with our December 1999 acquisition of the Illinois Plants. Exelon Corporation is the holding company of Commonwealth Edison and PECO Energy Company, major utilities located in Illinois and Pennsylvania. Electric revenues attributable to sales to Exelon Generating Company are earned from capacity and energy provided by the Illinois Plants under three five-year power purchase agreements. If Exelon Generation were to fail to or became unable to fulfill its obligations under these power purchase agreements, we may not be able to find another customer on similar terms for the output of our power generating assets. Any material failure by Exelon Generation to make payments under these power purchase agreements could adversely affect our results of operations and liquidity.

  Pursuant to the acquisition documents for the purchase of generating assets from Commonwealth Edison, our subsidiary committed to install one or more gas-fired power plants having an additional gross dependable capacity of 500 MWs at existing or adjacent power plant site in Chicago. The acquisition documents require that commercial operations of this project be completed by December 15, 2003. The estimated cost to complete the construction of this 500 MW gas-fired power plant is approximately $250 million.

 Fuel Supply Contracts

  At December 31, 2000, we had contractual commitments to purchase and/or transport coal and fuel oil. Based on the contract provisions which consist of fixed prices, subject to adjustment clauses in some cases, these minimum commitments are currently estimated to aggregate $2.4 billion in the next five years summarized as follows: 2001--$838 million; 2002--$653 million; 2003-- $386 million; 2004--$308 million; 2005--$241 million.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Litigation

  We are routinely involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, we, based on advice of counsel, do not believe that the final outcome of any pending litigation will have a material adverse effect on our financial position or results of operations.

 Environmental Matters or Regulations

  We are subject to environmental regulation by federal, state and local authorities in the United States and foreign regulatory authorities with jurisdiction over projects located outside the United States. We believe that we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operation. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, and future proceedings which may be taken by environmental authorities, could affect the costs and the manner in which we conduct our business and could cause us to make substantial additional capital expenditures. We cannot assure you that we would be able to recover these increased costs from our customers or that our financial position and results of operations would not be materially adversely affected.

  Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction and operation of a project. Meeting all the necessary requirements can delay or sometimes prevent the completion of a proposed project as well as require extensive modifications to existing projects, which may involve significant capital expenditures.

  We expect that compliance with the Clean Air Act and the regulations and revised State Implementation Plans developed as a consequence of the Act will result in increased capital expenditures and operating expenses. For example, we expect to spend approximately $67 million in 2001 to install upgrades to the environmental controls at the Homer City plant to control sulfur dioxide and nitrogen oxide emissions. Similarly, we anticipate upgrades to the environmental controls at the Illinois Plants to control nitrogen oxide emissions to result in expenditures of approximately $61 million, $67 million, $130 million, $123 million and $57 million for 2001, 2002, 2003, 2004 and
2005, respectively. Provisions related to nonattainment, air toxins, permitting of new and existing units, enforcement and acid rain may affect our domestic plants; however, final details of all these programs have not been issued by the United States Environmental Protection Agency and state agencies. In addition, at the Ferrybridge and Fiddler's Ferry plants we anticipate environmental costs arising from plant modification of approximately $52 million for the 2001-2005 period.

  We own an indirect 50% interest in EcoElectrica, L.P., a limited partnership which owns and operates a liquified natural gas import terminal and cogeneration project at Penuelas, Puerto Rico. In 2000, the U.S. Environmental Protection Agency issued to EcoElectrica a notice of violation and a compliance order alleging violations of the federal Clean Air Act primarily related to start-up activities. Representatives of EcoElectrica have met with the Environmental Protection Agency to discuss the notice of violations and compliance order. To date, EcoElectrica has not been informed of the commencement of any formal enforcement proceedings. It is premature to assess what, if any, action will be taken by the Environmental Protection Agency.

  Prior to our purchase of the Homer City plant, the Environmental Protection Agency requested information from the prior owners of the plant concerning physical changes at the plant. Other than with respect to the Homer City plant, no proceedings have been initiated or requests for information issued with respect to any of our United States facilities. However, we have been in informal voluntary discussions with the Environmental Protection Agency relating to these facilities, which may result in the payment of civil fines. We cannot assure you that we will reach a satisfactory agreement or that these facilities will not be subject to proceedings in the future. Depending on the outcome of the proceedings, we could be required to invest in additional pollution control requirements, over and above the upgrades we are planning to install, and could be subject to fines and penalties.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Illinois Plants Labor Dispute

  Our subsidiary, Midwest Generation, LLC, and the union which represents the employees at the Illinois Plants are currently in negotiations to replace the now expired collective bargaining agreement, covering wages and working conditions. Although we cannot predict the outcome of these negotiations, the union has authorized a strike, which began on June 28, 2001. Midwest Generation, LLC, has contingency plans in place and is operating the Illinois Plants during the strike. We believe that the impact on the operations of the Illinois Plants will not be material.

Note 14. Lease Commitments

  We lease office space, property and equipment under noncancelable lease agreements that expire in various years through 2063. The primary capital lease obligation is for a plant located in the United Kingdom denominated in pounds sterling. A group of banks provides a guarantee on the performance of the capital lease obligation under a term loan and guarantee facility agreement. The facility agreement provides for an aggregate of $171.6 million in a guarantee to the lessor and in loans to the project. As of December 31, 2000, the loan obligation stands at $98.8 million, which is secured by the plant assets of $14.6 million owned by the project and a debt service reserve of $3.0 million.

  Future minimum payments for operating and capital leases at December 31, 2000, are:

                                                               Operating Capital
   Years Ending December 31,                                    Leases   Leases
   -------------------------                                   --------- -------
   2001....................................................... $  174.8   $0.3
   2002.......................................................    193.9    0.2
   2003.......................................................    195.5    0.2
   2004.......................................................    219.5    0.1
   2005.......................................................    260.2    0.2
   Thereafter.................................................  3,821.4    --
                                                               --------   ----
   Total future commitments................................... $4,865.3    1.0
                                                               ========
   Amount representing interest (8.86%).......................             0.2
                                                                          ----
   Net Commitments............................................            $0.8
                                                                          ====

  Operating lease expense amounted to $122.0 million, $10.4 million and $6.9 million in 2000, 1999 and 1998, respectively.

 Sale-Leaseback Transactions

  In connection with the acquisition of the Illinois Plants, we assigned the right to purchase the Collins gas and oil-fired power plant to third party lessors. The third party lessors purchased the Collins Station for $860 million and entered into leases of the plant with us. The leases, which are being accounted for as operating leases, have an initial term of 33.75 years with payments due on a quarterly basis. The base lease rent includes both a fixed and variable component; the variable component of which is impacted by movements in defined short-term interest rate indexes. Under the terms of the leases, we may request a lessor, at its option, to refinance the lessor's debt, which if completed would impact the base lease rent. If a lessor intends to sell its interest in the Collins Station, we have a first right of refusal to acquire the facility at fair market value. Minimum lease payments (included in the table above) are $42.3 million in 2001, $50.3 million in 2002, $50.3 million in 2003, $50.4 million in 2004, and $50.3 million in 2005. At December 31, 2000, the total remaining minimum lease payments were $1.5 billion.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

  On July 10, 2000, one of our subsidiaries entered into a sale-leaseback of equipment, primarily Illinois peaker power units, to a third party lessor for $300 million. Under the terms of the 5-year lease, we have a fixed price purchase option at the end of the lease term of $300 million. We guarantee the monthly payments under the lease. Minimum lease payments (included in the table above) are $21.1 million in 2001, $21.0 million in 2002, $21.0 million in 2003, and $21.0 million in 2004. In connection with the sale-leaseback, a subsidiary of ours purchased $255 million of notes issued by the lessor which accrue interest at LIBOR plus 0.65% to 0.95%, depending on our credit rating. The notes are due and payable in five years. The gain recognized on the sale of equipment has been deferred and is being amortized over the term of the lease.

  On August 24, 2000, we entered into a sale-leaseback transaction for the Powerton and Joliet power facilities located in Illinois to third party lessors for an aggregate purchase price of $1.367 billion. Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), our subsidiary makes semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001. Edison Mission Energy guarantees the subsidiary's payments under the leases. If a lessor intends to sell its interest in the Powerton or Joliet power facility, we have a right of first refusal to acquire the interest at fair market value. Minimum lease payments (including in the table above) are $83.3 million for 2001, $97.3 million for 2002, $97.3 million for 2003, $97.3 million for 2004 and $141.1 million for 2005. At December 31, 2000, the total remaining minimum lease payments are $2.4 billion. Lease costs of these power facilities will be levelized over the terms of the respective leases. The gain recognized on the sale of the power facilities has been deferred and is being amortized over the term of the lease.

 Edison Mission Energy Master Turbine Lease

  In December 2000, we entered into a master lease and other agreements for the construction of new projects using nine turbines that are being procured from Siemens Westinghouse. The aggregate total construction cost of these projects is estimated to be approximately $986 million. Under the terms of the master lease, the lessor, as owner of the projects, is responsible for the development and construction costs of the new projects using these turbines. We have agreed to supervise the development and construction of the projects as the agent of the lessor. Upon completion of construction of each project, we have agreed to lease the projects from the lessor. In connection with the lease, we have provided a residual value guarantee to the lessor at the end of the lease term. We are required to deposit treasury notes equal to 103% of the construction costs as collateral for the lessor which can only be used under circumstances involving our default of our obligations we have agreed to perform during the construction of each project. Lease payments are scheduled to begin in November 2003. Minimum lease payments (included in the table above) are $3.1 million in 2003, $27.7 million in 2004, and $50.2 million in 2005. The term of the master lease ends in 2010. The master lease grants us, as lessee, a purchase option based on the lease balance which can be exercised at any time during the term.

Note 15. Related Party Transactions

  Specified administrative services such as payroll and employee benefit programs, all performed by Edison International or Southern California Edison Company employees, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including us. Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor (operating revenues, operating expenses, total assets and number of employees). In addition, services of Edison International or Southern California Edison employees are sometimes directly requested by us and these services are performed for our benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost. We believe the allocation methodologies utilized are reasonable. We made reimbursements for the cost of these programs and other services, which amounted to $65.3 million, $34.6 million and $29.7 million in 2000, 1999 and 1998, respectively. Accounts

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES payable--affiliates associated with these administrative services totaled $25.5 million and $7.8 million at December 31, 2000 and 1999, respectively.

  We record accruals for tax liabilities and/or tax benefits which are settled quarterly according to a series of tax sharing agreements as described in Note
2. Under these agreements, we recognized tax benefits of $226.3 million, $75.5 million and $29.5 million for 2000, 1999 and 1998, respectively. See Note 10. Amounts included in Accounts receivable--affiliates associated with these tax benefits totaled $149.9 million and $1.9 million at December 31, 2000 and 1999, respectively.

  Edison Mission Operation & Maintenance, Inc., an indirect, wholly-owned affiliate of Mission Energy Holding Company, has entered into operation and maintenance agreements with partnerships in which Mission Energy Holding Company has a 50% or less ownership interest. Pursuant to the negotiated agreements, Edison Mission Operation & Maintenance shall perform all operation and maintenance activities necessary for the production of power by these partnerships' facilities. The agreements will continue until terminated by either party. Edison Mission Operation & Maintenance paid for all costs incurred with operating and maintaining the facility and may also earn an incentive compensation as set forth in the agreements. We recorded revenues under the operation and maintenance agreements of $27.9 million, $28.9 million and $29.8 million in 2000, 1999 and 1998, respectively. Accounts receivable-- affiliates for Edison Mission Operation & Maintenance totaled $4.9 million and $5.1 million at December 31, 2000 and 1999, respectively.

  Specified Mission Energy Holding Company subsidiaries have ownership in partnerships that sell electricity generated by their project facilities to Southern California Edison Company and others under the terms of long-term power purchase agreements. Sales by these partnerships to Southern California Edison Company under these agreements amounted to $715.9 million, $512.6 million and $534.8 million in 2000, 1999 and 1998, respectively.

Note 16. Supplemental Statements of Cash Flows Information

                                                        Years Ended December
                                                                31,
                                                       ------------------------
                                                        2000     1999     1998
                                                       ------  --------  ------
   Cash paid
     Interest (net of amount capitalized)............. $619.5  $  327.6  $171.5
     Income taxes (receipts).......................... $(38.2) $  (41.5) $  8.8
   Details of assets acquired
     Fair value of assets acquired.................... $518.5  $9,151.1  $248.4
     Liabilities assumed..............................  396.8     539.1     --
                                                       ------  --------  ------
   Net cash paid for acquisitions..................... $121.7  $8,612.0  $248.4
                                                       ======  ========  ======

Note 17. Business Segments

  We operate predominantly in one line of business, electric power generation, with reportable segments organized by geographic region: Americas, Asia Pacific and Europe, Central Asia, Middle East and Africa. Our plants are located in different geographic areas, which mitigate the effects of regional markets, economic downturns or unusual weather conditions.

  Electric power and steam generated in the United States is sold primarily under (1) long-term contracts, with terms of 15 to 30-years, to domestic electric utilities and industrial steam users, (2) through a centralized power pool, or (3) under power purchase agreements with Commonwealth Edison, which assigned its rights and obligations under these power purchase agreements to Exelon Generation Company, which began December 15,

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

1999 and have a term of up to five years. We currently derive a significant source of our revenues from the sale of energy and capacity to Exelon Generation Company under the power purchase agreements terminating in December 2004. Our revenues from Commonwealth Edison were $1.1 billion for the year ended December 31, 2000. This represents 33% of our consolidated revenues in 2000. Our share of equity in earnings from partnerships that have long-term power purchase agreements with Southern California Edison were $153.0 million, $132.4 million and $112.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. This represents 5% in 2000, 8% in 1999 and 13% in 1998 of our consolidated revenues. Both companies' revenues are included in the Americas region shown below.

  Plants located in the United Kingdom and a plant in Australia sell their energy and capacity production through a centralized power pool. The plants that sell through a centralized power pool enter into short and/or long-term contracts to hedge against the volatility of price fluctuations in the pool. Other electric power generated overseas is sold under long-term contracts to electric utilities located in the country where the power is generated. Intercompany transactions have been eliminated in the following segment information.

                                                Europe,
                                                Central
                                                 Asia,
                                                 Middle
                                         Asia   East and  Corporate/
                             Americas  Pacific   Africa     Other      Total
                             --------  -------- --------  ---------- ---------
2000
Electric & operating
 revenues..................  $1,571.0  $  184.2 $1,236.3    $  --    $ 2,991.5
Net losses from energy
 trading and price risk
 management................     (17.3)      --       --        --        (17.3)
Equity in income from
 investments...............     257.2      14.6     (5.0)      --        266.8
                             --------  -------- --------    ------   ---------
  Total operating
   revenues................   1,810.9     198.8  1,231.3       --      3,241.0
Fuel and plant operations..   1,131.6      61.5    730.1       --      1,923.2
Depreciation and
 amortization..............     191.2      35.0    144.8      11.1       382.1
Long-term incentive
 compensation..............       --        --       --      (56.0)      (56.0)
Administrative and
 general...................      21.1       --       --      139.8       160.9
                             --------  -------- --------    ------   ---------
Income (loss) from
 operations................  $  467.0  $  102.3 $  356.4    $(94.9)  $   830.8
                             ========  ======== ========    ======   =========
Identifiable assets........  $5,606.6  $1,408.9 $5,346.8    $567.2   $12,929.5
Equity investments and
 advances..................     952.3   1,048.9     86.4       --      2,087.6
                             --------  -------- --------    ------   ---------
  Total assets.............  $6,558.9  $2,457.8 $5,433.2    $567.2   $15,017.1
                             ========  ======== ========    ======   =========
Additions to property and
 plant.....................  $  294.1  $    4.0 $   38.9    $ 15.3   $   352.3

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                            Europe,
                                            Central
                                             Asia,
                                             Middle
                                     Asia   East and Corporate/
                         Americas  Pacific   Africa    Other      Total
                         --------  -------- -------- ---------- ---------
1999
Electric & operating
 revenues............... $  378.6  $  213.6 $  805.8  $   --    $ 1,398.0
Net losses from energy
 trading and price risk
 management.............     (6.4)      --       --       --         (6.4)
Equity in income from
 investments............    224.8      18.1      1.4      --        244.3
                         --------  -------- --------  -------   ---------
  Total operating
   revenues.............    597.0     231.7    807.2      --      1,635.9
Fuel and plant
 operations.............    237.7      73.8    456.6      --        768.1
Depreciation and
 amortization...........     52.5      40.5     88.3      8.9       190.2
Long-term incentive
 compensation...........      --        --       --     136.3       136.3
Administrative and
 general................      --        --       --     114.9       114.9
                         --------  -------- --------  -------   ---------
Income (loss) from
 operations............. $  306.8  $  117.4 $  262.3  $(260.1)  $   426.4
                         ========  ======== ========  =======   =========
Identifiable assets..... $6,708.4  $1,421.1 $5,382.8  $  81.0   $13,593.3
Equity investments and
 advances...............    862.2   1,063.1     15.6      --      1,940.9
                         --------  -------- --------  -------   ---------
  Total assets.......... $7,570.6  $2,484.2 $5,398.4  $  81.0   $15,534.2
                         ========  ======== ========  =======   =========
Additions to property
 and plant.............. $6,127.0  $    6.1 $2,124.3  $  52.7   $ 8,310.1
1998
Electric & operating
 revenues............... $   29.9  $  205.1 $  469.4  $   --    $   704.4
Equity in income from
 investments............    184.6       1.3      3.5      --        189.4
                         --------  -------- --------  -------   ---------
  Total operating
   revenues.............    214.5     206.4    472.9      --        893.8
Fuel and plant
 operations.............     22.2      69.6    241.3      --        333.1
Depreciation and
 amortization...........      9.8      31.6     40.3      5.6        87.3
Long-term incentive
 compensation...........      --        --       --      39.0        39.0
Administrative and
 general................      --        --       --      83.9        83.9
                         --------  -------- --------  -------   ---------
Income (loss) from
 operations............. $  182.5  $  105.2 $  191.3  $(128.5)  $   350.5
                         ========  ======== ========  =======   =========
Identifiable assets..... $  173.6  $1,334.3 $2,239.6  $ 184.1   $ 3,931.6
Equity investments and
 advances...............    841.2     361.2     23.8      0.3     1,226.5
                         --------  -------- --------  -------   ---------
  Total assets.......... $1,014.8  $1,695.5 $2,263.4  $ 184.4   $ 5,158.1
                         ========  ======== ========  =======   =========
Additions to property
 and plant.............. $    1.1  $    2.2 $   66.1  $   4.0   $    73.4


  During 2000, Mission Energy Holding Company changed its presentation of segment performance by presenting the measure of profit or loss for each reportable segment as income (loss) from operation compared to net income
(loss) as reported in 1999 and 1998.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

Geographic Information

  Foreign operating revenues and assets by country included in the table above are shown below.

                                                     Years Ended December 31,
                                                    --------------------------
                                                      2000     1999     1998
                                                    -------- -------- --------
   Operating revenues
     Australia..................................... $  178.1 $  208.5 $  199.3
     Other Asia Pacific............................     20.7     23.2      7.1
                                                    -------- -------- --------
   Total Asia Pacific.............................. $  198.8 $  231.7 $  206.4
                                                    ======== ======== ========
     United Kingdom................................ $1,114.6 $  746.8 $  448.8
     Turkey........................................     98.9     38.0      --
     Spain.........................................     17.8     22.4     24.1
                                                    -------- -------- --------
   Total Europe, Central Asia, Middle East and
    Africa......................................... $1,231.3 $  807.2 $  472.9
                                                    ======== ======== ========

                                                           December 31,
                                                    --------------------------
                                                      2000     1999     1998
                                                    -------- -------- --------
   Assets
     Australia..................................... $1,216.5 $1,397.5 $1,326.2
     New Zealand...................................    685.7    616.8      --
     Indonesia.....................................    531.3    442.5    358.2
     Other Asia Pacific............................     24.3     27.4     11.1
                                                    -------- -------- --------
   Total Asia Pacific.............................. $2,457.8 $2,484.2 $1,695.5
                                                    ======== ======== ========
     United Kingdom................................ $4,933.1 $5,032.3 $1,787.1
     Turkey........................................    231.0    191.2    161.8
     Spain.........................................    143.9    167.2    195.7
     Other Europe, Central Asia, Middle East and
      Africa.......................................    125.2      7.7    118.8
                                                    -------- -------- --------
   Total Europe, Central Asia, Middle East and
    Africa......................................... $5,433.2 $5,398.4 $2,263.4
                                                    ======== ======== ========


Note 18. Quarterly Financial Data (unaudited)

2000                     First(i)     Second      Third(i)     Fourth(i)     Total
----                     --------     ------      --------     ---------    --------
Operating revenues......  $736.9      $723.2      $1,050.3      $730.6      $3,241.0
Operating income........   127.6       125.4         489.5        88.3         830.8
Income (loss) before
 accounting change......   (30.2)(ii)  (18.5)(ii)    191.3       (35.0)        107.6
Net income (loss).......   (12.5)(ii)  (18.5)(ii)    191.3       (35.0)        125.3

1999                     First(i)     Second      Third(i)     Fourth(i)     Total
----                     --------     ------      --------     ---------    --------
Operating revenues......  $269.6      $271.3(iii) $  532.4(iv)  $562.6(v)   $1,635.9
Operating income........   114.1        74.9(iii)    218.0(iv)    19.4(v)      426.4
Income (loss) before
 accounting change......    57.9         5.5(iii)     86.6(iv)    (5.9)(v)     144.1
Net income (loss).......    44.1         5.5(iii)     86.6(iv)    (5.9)(v)     130.3

--------
(i) Reflects our seasonal pattern, in which the majority of earnings from domestic projects are recorded in the third quarter of each year and higher electric revenues from specified international projects are recorded during the winter months of each year.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

(ii) Reflects an increase in interest expense as the result of additional debt financings due to the acquisitions throughout 1999.
(iii)  Reflects the operations of the Homer City plant acquired in March 1999.
(iv) Reflects the operations of the Homer City plant, the Doga project, which commenced commercial operations in May 1999, and the Ferrybridge and Fiddler's Ferry plants acquired in July 1999.
(v) Reflects the operations of the Homer City plant, the Doga project, the Ferrybridge and Fiddler's Ferry plants and the Illinois Plants acquired in December 1999.

Note 19. Subsequent Events

 Additional Financing Arrangements

  On April 5, 2001, Edison Mission Energy issued $600 million of 9.875% Senior Notes due April 15, 2011, the proceeds of which were used to permanently repay $225 million of its outstanding indebtedness and to provide for additional working capital.

  On July 2, 2001, we completed the issuance of $800 million of our 13.50% Senior Secured Notes due 2008 and incurred borrowings of $385 million under a new term loan. Interest on the term loan is at LIBOR plus 7.5% (11.21% at July 18, 2001). We used the stock of Edison Mission Energy as the security for these debt obligations. The notes and the term loan are non-recourse to Edison International and Edison Mission Energy and its subsidiaries and, accordingly, none of Edison International, Edison Mission Energy or Edison Mission Energy's subsidiaries have any obligation under the notes or the term loan.

  On August 10, 2001, Edison Mission Energy issued $400 million of 10% Senior Notes due August 15, 2008, the proceeds of which were used to permanently repay $400 million of its outstanding indebtedness. The interest rates on the short-term debt being refinanced are based on the London Interbank Offered Rate, plus a margin, and averaged approximately 6.2% per annum at July 31, 2001.

 Acquisition of Interest in Contact Energy

  During the second quarter of 2001, we completed the purchase of additional shares of Contact Energy for NZ$152 million, thereby increasing our ownership interest from 42.6% to 51.2%. Accordingly, we will begin accounting for Contact Energy on a consolidated basis effective June 1, 2001. In order to finance this purchase, we obtained a NZ$135 million, 364-day bridge loan from an investment bank under a credit facility which is to be syndicated by the bank. In addition to other security arrangements, a security interest over all Contact Energy shares held has been as collateral.

  In June and July 2001, we issued through one of our subsidiaries new preferred securities to repay the bridge loan. On July 2, 2001 we redeemed NZ$400 million EME Taupo preferred securities from the existing holders. Funding for the redemptions of the existing preferred securities was provided by a NZ$400 million credit facility scheduled to mature in July 2005. The financing documentation governing the credit facility provide that the credit facility may be funded under either, or a combination, of a letter of credit facility or a revolving credit facility. The NZ$400 million was originally funded as a revolving credit facility.

Sale of Hopewell Project

  On June 29, 2001, we completed the sale of our 25% interest in the Hopewell project to our existing partner for $26.5 million. We recorded a gain on sale of $5.4 million ($2.8 million after tax).

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

 Sale of Sunrise Project

  On June 25, 2001, Texaco Power & Gasification Holdings Inc. repurchased a 50% interest in the Sunrise project for $84 million, which totaled 50% of the project costs, prior to commercial operations. Commercial operations commenced on June 27, 2001. The total estimated construction cost of this project through 2003 is approximately $455 million. On June 25, 2001, we entered into a long-term power purchase agreement with the California Department of Water Resources.

 Potential Sale of Partnership Interests

  We are currently offering for sale our interests in the Brooklyn Navy Yard, Commonwealth Atlantic, EcoElectrica, Gordonsville, James River, Nevada Sun-Peak and Sagauro projects. The net book value of our interests in these projects as at June 30, 2001 was $482 million. As a result of the change in the prices of power in the U.K., we are considering the sale of the Ferrybridge and Fiddler's Ferry power plants. Management has not made a decision whether or not the sale of these power plants will ultimately occur and, accordingly, these assets are not classified as held for sale. If we are successful at selling the Ferrybridge and Fiddler's Ferry plants, it is likely that we will not recover any of our investment in the subsidiary that owns these assets. At June 30, 2001, that investment was approximately $974 million. We plan to use the proceeds from the sale, if it occurs, to repay a portion or all of the indebtedness of the project. We cannot provide assurance that acceptable bids will be obtained or, if such bids are acceptable, that completion of the sale will occur. In this regard, we also cannot provide assurance that we will be able to negotiate acceptable terms and conditions with a potential buyer or that if an agreement was reached, that we will be able to satisfy the conditions needed for closing, which will include, among other things, a regulatory review in the United Kingdom.

 Acquisition of CBK Power Co. Ltd.

  In February 2001, we completed the acquisition of a 50% interest in CBK Power Co. Ltd. In exchange for $20 million. CBK Power has entered into a 25-year build-rehabilitate-transfer-and-operate agreement with National Power Corporation related to the 728 MW Caliraya-Botocan-Kalayaan (CBK) hydroelectric project located in the Philippines. Financing for this $460 million project comprises equity commitments of $117 million (our 50% share of which is $58.5 million) required to be made upon completion of the rehabilitation and expansion, currently scheduled for 2003, and debt financing which is in place for the remainder of the cost for this project.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (In thousands)

                                  Three Months Ended      Six Months Ended
                                       June 30,               June 30,
                                  --------------------  ----------------------
                                    2001       2000        2001        2000
                                  ---------  ---------  ----------  ----------
                                      (Unaudited)            (Unaudited)
Operating Revenues
  Electric revenues.............. $ 677,347  $ 687,476  $1,342,566  $1,378,790
  Equity in income from energy
   projects......................   104,871     47,100     169,061      76,403
  Equity in income from oil and
   gas investments...............    10,063     10,761      30,513      18,557
  Net gains (losses) from energy
   trading and price risk
   management....................    10,798    (32,040)     19,835     (33,789)
  Operation and maintenance
   services......................    12,589      9,931      23,842      20,190
                                  ---------  ---------  ----------  ----------
    Total operating revenues.....   815,668    723,228   1,585,817   1,460,151
                                  ---------  ---------  ----------  ----------
Operating Expenses...............
  Fuel...........................   278,020    236,476     559,566     512,775
  Plant operations...............   246,793    214,419     459,107     402,381
  Operation and maintenance
   services......................     6,101      7,700      13,542      15,681
  Depreciation and amortization..    88,709     99,500     174,320     202,495
  Long-term incentive
   compensation..................       823        --       (2,891)        --
  Administrative and general.....    38,456     39,726      75,954      73,849
                                  ---------  ---------  ----------  ----------
    Total operating expenses.....   658,902    597,821   1,279,598   1,207,181
                                  ---------  ---------  ----------  ----------
  Operating income...............   156,766    125,407     306,219     252,970
                                  ---------  ---------  ----------  ----------
Other Income (Expense)...........
  Interest and other income......    16,251     16,482      31,020      25,537
  Gain on sale of assets.........     3,644     16,990       3,644      16,990
  Interest expense...............  (162,639)  (181,176)   (316,493)   (354,147)
  Dividends on preferred
   securities....................    (6,090)    (8,253)    (12,380)    (16,360)
  Minority interest..............    (7,009)      (555)     (7,522)     (1,447)
                                  ---------  ---------  ----------  ----------
    Total other income
     (expense)...................  (155,843)  (156,512)   (301,731)   (329,427)
                                  ---------  ---------  ----------  ----------
  Income (loss) before income
   taxes.........................       923    (31,105)      4,488     (76,457)
  Provision (benefit) for income
   taxes.........................       639    (12,581)      1,738     (27,772)
                                  ---------  ---------  ----------  ----------
Income (Loss) Before Accounting
 Change..........................       284    (18,524)      2,750     (48,685)
Cumulative effect on prior years
 of change in accounting for
 derivatives, net of tax.........       --         --        6,001         --
Cumulative effect on prior years
 of change in accounting for
 major maintenance costs, net of
 tax.............................       --         --          --       17,690
                                  ---------  ---------  ----------  ----------
Net Income (Loss)................ $     284  $ (18,524) $    8,751  $  (30,995)
                                  =========  =========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (In thousands)

                                     Three Months Ended    Six Months Ended
                                          June 30,             June 30,
                                     -------------------  --------------------
                                       2001      2000       2001       2000
                                     --------  ---------  ---------  ---------
                                        (Unaudited)           (Unaudited)
Net Income (Loss)................... $    284  $ (18,524) $   8,751  $ (30,995)
Other comprehensive income
 (expense), net of tax:
  Foreign currency translation
   adjustments, net of income tax
   benefit of $316 and $2,620 for
   the three months and $2,665 and
   $3,427 for the six months ended
   June 30, 2001 and 2000,
   respectively.....................   (4,644)   (94,738)  (101,289)  (138,271)
  Unrealized gains (losses) on
   derivatives qualified as cash
   flow hedges:
    Cumulative unrealized holding
     losses upon adoption of a
     change in accounting principle,
     net of income tax benefit of
     $110.9 million.................      --         --    (230,239)       --
    Other unrealized holding gains
     arising during period, net of
     income tax expense of $86.2
     million and $68.8 million for
     the three months and six months
     ended June 30, 2001,
     respectively...................  120,199        --      81,488        --
    Add: reclassification adjustment
     for losses included in net
     income, net of income tax
     benefit of $2 million and $17.6
     million for the three months
     and six months ended June 30,
     2001, respectively.............    2,411        --      30,682        --
                                     --------  ---------  ---------  ---------
  Net unrealized gains (losses) on
   derivatives qualified as cash
   flow hedges......................  122,610        --    (118,069)       --
                                     --------  ---------  ---------  ---------
Other comprehensive income
 (expense)..........................  117,966    (94,738)  (219,358)  (138,271)
                                     --------  ---------  ---------  ---------
Comprehensive Income (Loss)......... $118,250  $(113,262) $(210,607) $(169,266)
                                     ========  =========  =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        June 30,   December 31,
                                                          2001         2000
                                                       ----------- ------------
                                                       (Unaudited)
Assets
Current Assets
  Cash and cash equivalents........................... $   573,443 $   962,865
  Accounts receivable--trade, net of allowance of $404
   in 2001 and $1,126 in 2000.........................     582,998     506,936
  Accounts receivable--affiliates.....................     153,735     156,862
  Assets under energy trading and price risk
   management.........................................     166,253     251,524
  Inventory...........................................     327,203     279,864
  Prepaid expenses and other..........................      67,066      49,004
                                                       ----------- -----------
    Total current assets..............................   1,870,698   2,207,055
                                                       ----------- -----------
Investments
  Energy projects.....................................   1,921,360   2,044,043
  Oil and gas.........................................      32,710      43,549
                                                       ----------- -----------
    Total Investments.................................   1,954,070   2,087,592
                                                       ----------- -----------
Property, Plant and Equipment.........................  11,132,905  10,585,710
  Less accumulated depreciation and amortization......     844,622     721,586
                                                       ----------- -----------
    Net property, plant and equipment.................  10,288,283   9,864,124
                                                       ----------- -----------
Other Assets
  Long-term receivables...............................     268,179     267,599
  Goodwill............................................     641,631     289,146
  Deferred financing costs............................     115,555     113,652
  Long-term assets under energy trading and price risk
   management.........................................         959      56,695
  Restricted cash and other...........................     117,940     131,228
                                                       ----------- -----------
    Total other assets................................   1,144,264     858,320
                                                       ----------- -----------
Total Assets.......................................... $15,257,315 $15,017,091
                                                       =========== ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                       June 30,     December
                                                         2001       31, 2000
                                                      -----------  -----------
                                                      (Unaudited)
Liabilities and Shareholder's Equity
Current Liabilities
  Accounts payable--affiliates....................... $    17,325  $    25,489
  Accounts payable and accrued liabilities...........     513,080      736,213
  Liabilities under energy trading and price risk
   management........................................     125,463      281,657
  Interest payable...................................     131,140      123,354
  Short-term obligations.............................     819,787      883,389
  Current portion of long-term incentive
   compensation......................................      10,557       93,000
  Current maturities of long-term obligations........   1,413,803    1,767,898
                                                      -----------  -----------
    Total current liabilities........................   3,031,155    3,911,000
                                                      -----------  -----------
Long-Term Obligations Net of Current Maturities......   6,349,278    5,334,789
                                                      -----------  -----------
Long-Term Deferred Liabilities
  Deferred taxes and tax credits.....................   1,580,826    1,611,485
  Deferred revenue...................................     422,885      460,481
  Long-term incentive compensation...................      40,672       51,766
  Long-term liabilities under energy trading and
   price risk management.............................     185,192       58,016
  Other..............................................     305,299      296,594
                                                      -----------  -----------
    Total long-term deferred liabilities.............   2,534,874    2,478,342
                                                      -----------  -----------
Total Liabilities....................................  11,915,307   11,724,131
                                                      -----------  -----------
Minority Interest....................................     343,750       18,016
                                                      -----------  -----------
Preferred Securities of Subsidiaries
  Company-obligated mandatorily redeemable security
   of partnership holding solely parent debentures...     150,000      150,000
  Subject to mandatory redemption....................     175,681      176,760
                                                      -----------  -----------
    Total preferred securities of subsidiaries.......     325,681      326,760
                                                      -----------  -----------
Commitments and Contingencies (Note 6)
Shareholder's Equity
  Common stock, $.01 par value; 1,000 shares
   authorized, 1,000 shares issued and outstanding...         --           --
  Additional Paid-In Capital.........................   2,693,536    2,693,536
  Retained earnings..................................     345,147      401,396
  Accumulated other comprehensive loss...............    (366,106)    (146,748)
                                                      -----------  -----------
Total Shareholder"s Equity...........................   2,672,577    2,948,184
                                                      -----------  -----------
Total Liabilities and Shareholder's Equity........... $15,257,315  $15,017,091
                                                      ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       Six Months Ended June
                                                                30,
                                                      ------------------------
                                                         2001         2000
                                                      -----------  -----------
                                                            (Unaudited)
Cash Flows From Operating Activities
  Net income (loss).................................. $     8,751  $   (30,995)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Equity in income from energy projects............    (169,061)     (76,403)
    Equity in income from oil and gas investments....     (30,513)     (18,557)
    Distributions from energy projects...............      18,757       53,158
    Dividends from oil and gas investments...........      40,667       12,530
    Depreciation and amortization....................     174,320      202,495
    Deferred taxes and tax credits...................      (7,504)     (71,213)
    Amortization of discount on short-term
     obligations.....................................       1,106       38,117
    Gain on sale of assets...........................      (3,644)     (16,990)
    Cumulative effect on prior years of change in
     accounting, net of tax..........................      (6,001)     (17,690)
  (Increase) decrease in accounts receivable.........       8,131     (117,909)
  Increase in inventory..............................     (42,059)     (62,633)
  Decrease in prepaid expenses and other.............       6,218        6,703
  Increase (decrease) in accounts payable and accrued
   liabilities.......................................    (376,460)     188,298
  Increase in interest payable.......................       7,637       32,027
  Decrease in long-term incentive compensation.......      (8,077)     (47,340)
  Decrease in net assets under risk management.......      29,362          --
  Other, net.........................................     (23,762)      (5,232)
                                                      -----------  -----------
    Net cash provided by (used in) operating
     activities......................................    (372,132)      68,366
                                                      -----------  -----------
Cash Flows From Financing Activities
  Borrowings long-term obligations...................   1,761,342    2,351,066
  Payments on long-term obligations..................  (1,265,937)  (1,858,207)
  Short-term financing, net..........................     (63,176)      75,713
  Cash dividends to parent...........................     (65,000)     (44,000)
  Issuance of preferred securities...................      14,161          --
                                                      -----------  -----------
    Net cash provided by financing activities........     381,390      524,572
                                                      -----------  -----------
Cash Flows From Investing Activities
  Investments in and loans to energy projects........    (290,917)     (98,841)
  Purchase of common stock of acquired companies.....     (83,381)     (28,448)
  Capital expenditures...............................    (113,199)    (178,504)
  Proceeds from sale of interest in projects.........     110,853       22,000
  Decrease in restricted cash........................      12,842        3,571
  Other, net.........................................      16,339      (27,359)
                                                      -----------  -----------
    Net cash used in investing activities............    (347,463)    (307,581)
                                                      -----------  -----------
Effect of exchange rate changes on cash..............     (51,217)     (33,277)
                                                      -----------  -----------
Net increase (decrease) in cash and cash
 equivalents.........................................    (389,422)     252,080
Cash and cash equivalents at beginning of period.....     962,865      398,695
                                                      -----------  -----------
Cash and cash equivalents at end of period........... $   573,443  $   650,775
                                                      ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 June 30, 2001

Note 1. General

  Mission Energy Holding Company is a wholly-owned subsidiary of The Mission Group, a wholly-owned, non-utility subsidiary of Edison International, the parent holding company of Southern California Edison Company. We were formed on June 8, 2001. We were formed to engage in the financings described below. Prior to July 2, 2001, The Mission Group owned Edison Mission Energy. On July 2, 2001, The Mission Group contributed to us all of the outstanding common stock of Edison Mission Energy. The contribution of the common stock of Edison Mission Energy to us has been accounted for as a transfer of ownership of companies under common control, which is similar to a pooling of interest. This means that our historical financial results of operations and financial position include the historical financial results and results of operations of Edison Mission Energy and its subsidiaries as though we had such ownership throughout the periods presented. Accordingly, since we had no separate operations prior to the contribution of the common stock of Edison Mission Energy, the attached consolidated financial statements represent, in all material respects, the financial results and financial position of Edison Mission Energy and its subsidiaries. Through our ownership of Edison Mission Energy and its subsidiaries, we are engaged in the business of developing, acquiring, owning or leasing and operating electric power generation facilities worldwide. We also conduct energy trading and price risk management activities in power markets open to competition. The inclusion in this Report of information pertaining to Edison Mission Energy should not be understood to mean that Edison Mission Energy has agreed to pay or become liable for any debt of Mission Energy Holding. Edison Mission Energy and Mission Energy Holding are separate entities with separate operations and obligations.

  On July 2, 2001, we completed the issuance of $800 million of our 13.50% senior secured notes due 2008 and incurred borrowings of $385 million under a new term loan. Interest on the term loan is at LIBOR plus 7.5% (11.29% at July 2, 2001). We used the common stock of Edison Mission Energy as the security for these debt obligations. The senior secured notes and the term loan are non-recourse to Edison International and Edison Mission Energy and its subsidiaries and, accordingly, none of Edison International, Edison Mission Energy or Edison Mission Energy's subsidiaries has any obligation under the senior secured notes or the term loan. The attached financial statements do not include the effect of the issuance of the bonds or the borrowings under the term loan, which events occurred subsequent to the date of the financial information.

  We have made all adjustments, including recurring accruals, that are necessary to present fairly the consolidated financial position and results of operations for the periods covered by this report. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the operating results for the full year.

  We follow the same significant accounting policies as Edison Mission Energy described in Note 2 to their Consolidated Financial Statements as of December 31, 2000 and 1999, included in their 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2001. We follow the same accounting policies for interim reporting purposes, with the exception of the change in accounting for derivatives (see Note 2). This quarterly report should be read in connection with such financial statements.

  Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

 California Power Crisis

  Edison International, our ultimate parent company, is a holding company. Edison International is also the corporate parent of Southern California Edison Company, an electric utility that buys and sells power in California. In the past year, various market conditions and other factors have resulted in higher wholesale power

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001

prices to California utilities. At the same time, two of the three major California utilities, Southern California Edison and Pacific Gas and Electric Co., have operated under a retail rate freeze. As a result, there has been a significant under-recovery of costs by Southern California Edison and Pacific Gas and Electric, and each of these companies has failed to make payments due to power suppliers, including us, and others. Given these and other payment defaults, Southern California Edison could face bankruptcy at any time. Pacific Gas and Electric filed a voluntary bankruptcy petition on April 6, 2001. Other results of the under-recoveries could include an end to the retail rate freeze and significant retail rate increases. A number of federal and state, legislative and regulatory initiatives addressing the issues of the California electric power industry have been proposed, including wholesale rate caps, retail rate increases, acceleration of power plant permitting and state entry into the power market. Many of these activities are ongoing. These activities may result in a restructuring of the California power market. At this time, these activities are in their preliminary stages, and it is not possible to estimate their likely ultimate outcome. For more information on how the current California power crisis affects us and our investments, see "--Note 6. Commitments and Contingencies--The California Power Crisis."

Note 2. Changes in Accounting

  Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that derivative instruments be recorded in the balance sheet as either assets or liabilities measured at their fair value unless they meet an exception. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. For derivatives that qualify for hedge accounting, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

  Our primary market risk exposures arise from changes in electricity and fuel prices, interest rates, and fluctuations in foreign currency exchange rates. We manage these risks in part by using derivative financial instruments in accordance with established policies and procedures. Effective January 1, 2001, we record all derivatives at fair value unless the derivatives qualify for the normal sales and purchases exception. This exception applies to physical sales and purchases of power or fuel where it is probable that physical delivery will occur, the pricing provisions are clearly and closely related to the contracted prices and the documentation requirements of SFAS No. 133, as amended, are met. The majority of our physical long-term power and fuel contracts, and the similar business activities of our affiliates, qualify under this exception.

  The majority of our remaining risk management activities, including forward sales contracts from our Homer City plant, qualify for treatment under SFAS No. 133 as cash flow hedges with appropriate adjustments made to other comprehensive income. The hedge agreement we have with the State Electricity Commission of Victoria for electricity prices from our Loy Yang B project in Australia qualifies as a cash flow hedge. This contract could not qualify under the normal sales and purchases exception because financial settlement of the contract occurs without physical delivery. Some of our derivatives did not qualify for either the normal sales and purchases exception or as cash flow hedges. These derivatives are recorded at fair value with subsequent changes in fair value recorded through the income statement. The majority of our activities related to the Ferrybridge and Fiddler's Ferry power plants in the United Kingdom and fuel contracts related to the Collins Station in Illinois do not qualify for either the normal purchases and sales exception or as cash flow hedges. In both these situations, we could not conclude, based on information available at June 30, 2001, that the timing of generation from these power plants met the probable requirement for a specific forecasted transaction under SFAS No. 133. Accordingly, the majority of these contracts are recorded at fair value, with subsequent changes in fair value

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001

reflected in net gains (losses) from energy trading and price risk management in the consolidated income statement.

  As a result of the adoption of SFAS No. 133, we expect our quarterly earnings will be more volatile than earnings reported under our prior accounting policy. We recorded a $6 million, after tax, increase to net income as the cumulative change in the accounting for derivatives during the quarter ended March 31, 2001. In addition, we recorded a $230 million, after tax, unrealized holding loss upon adoption of a change in accounting principle reflected in accumulated other comprehensive loss in the consolidated balance sheet. During the quarter ended June 30, 2001, we recorded a $120 million, after tax, unrealized holding gain reflected in accumulated other comprehensive loss in the consolidated balance sheet. We recorded a loss of $0.3 million, after tax, and $7.4 million, after tax, for the quarter ended and six months ended June 30, 2001, respectively, as the change in the fair value of derivatives required under SFAS No. 133 that previously qualified for hedge accounting. We also recorded a net gain of $1.5 million and $1.6 million for the quarter ended and six months ended June 30, 2001, respectively, representing the amount of cash flow hedges' ineffectiveness, reflected in net gains (losses) from energy trading and price risk management in the consolidated income statement.

  The Derivative Implementation Group of the Financial Accounting Standards Board has recently provided guidance on the normal sales and purchases exception that affects classification on commodity contracts. We did not use the normal sales and purchases exception for forward sales contracts from our Homer City plant due to our net settlement procedures with counterparties for the period between January 1, 2001 through June 30, 2001. Effective July 1, 2001, the Derivative Implementation Group of the Financial Accounting Standards Board extended the normal sales and purchases exception to include forward sales contracts subject to net settlement procedures with counterparties. Accordingly, we intend to use the normal sales and purchases exception for our Homer City forward sales contracts commencing July 1, 2001 and plan to record a cumulative change in the accounting for derivatives during the quarter ended September 30, 2001. We are currently evaluating the impact of the implementation guidance on our remaining commodity contracts, which would be accounted for on a prospective basis.

  Through December 31, 1999, we accrued for major maintenance costs incurred during the period between turnarounds (referred to as "accrue in advance" accounting method). In March 2000, we voluntarily decided to change our accounting policy to record major maintenance costs as an expense as incurred. This change in accounting policy is considered preferable based on guidance provided by the Securities and Exchange Commission. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," we recorded a $17.7 million, after tax, increase to net income, as a cumulative change in the accounting for major maintenance costs during the quarter ended March 31, 2000.

Note 3. Inventory

  Inventory is stated at the lower of weighted average cost or market. Inventory at June 30, 2001 and December 31, 2000 consisted of the following:

                                                         June 30,   December 31,
                                                           2001         2000
                                                        ----------- ------------
                                                        (Unaudited)
                                                             (in millions)
   Coal and fuel oil...................................   $252.5       $207.8
   Spare parts, materials and supplies.................     74.7         72.1
                                                          ------       ------
     Total.............................................   $327.2       $279.9
                                                          ======       ======

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001


Note 4. Accumulated Other Comprehensive Income (Loss)

  Accumulated other comprehensive income (loss) consisted of the following (in millions):

                                 Currency   Unrealized Gains Accumulated Other
                                Translation (Losses) on Cash   Comprehensive
                                Adjustments   Flow Hedges      Income (Loss)
                                ----------- ---------------- -----------------
   Balance at December 31,
    2000.......................   $(146.8)      $   --            $(146.8)
   Current period change.......    (101.2)       (118.1)           (219.3)
                                  -------       -------           -------
     Balance at June 30, 2001
      (Unaudited)..............   $(248.0)      $(118.1)          $(366.1)
                                  =======       =======           =======

  Unrealized gains (losses) on cash flow hedges at June 30, 2001 included forward sales contracts from our Homer City plant that did not meet the normal sales and purchases exception under SFAS No. 133 due to our net settlement procedures with counterparties. In addition, the hedge agreement we have with the State Electricity Commission of Victoria for electricity prices from our Loy Yang B project in Australia qualifies as a cash flow hedge. This contract also could not qualify under the normal sales and purchases exception because financial settlement of the contract occurs without physical delivery. Approximately 93% of our accumulated other comprehensive loss at June 30, 2001 related to net unrealized losses on cash flow hedges resulting from these contracts. These net losses arise from current forecasts of future electricity prices in these markets greater than our contract prices. Although the contract prices are below the current market prices, we believe that prices included in our contracts mitigate price risk associated with future changes in market prices and are at prices that meet our profit objectives. Assuming the long-term contract with the State Electricity Commission of Victoria continues to qualify as a cash flow hedge, future changes in the forecast of market prices for contract volumes included in this agreement will increase or decrease our other comprehensive income without significantly affecting our net income.

  As our hedged positions are realized, approximately $11.9 million, after tax, of the net unrealized losses on cash flow hedges will be reclassified into earnings during the remainder of 2001. Management expects that these net unrealized losses will be offset when the hedged items are recognized in earnings. The maximum period over which a cash flow hedge is designated, excluding those forecasted transactions related to the payment of variable interest on existing financial instruments, is 15 years.

Note 5. Acquisitions and Dispositions

 Acquisitions

  In February 2001, we completed the acquisition of a 50% interest in CBK Power Co. Ltd. in exchange for $20 million. CBK Power has entered into a 25-year build-rehabilitate-transfer-and-operate agreement with National Power Corporation related to the 728 MW Caliraya-Botocan-Kalayaan (CBK) hydroelectric project located in the Philippines. Financing for this $460 million project comprises equity commitments of $117 million (our 50% share is $58.5 million) required to be made upon completion of the rehabilitation and expansion, currently scheduled in 2003, and debt financing which is in place for the remainder of the cost for this project.

  During the second quarter of 2001, we completed the purchase of additional shares of Contact Energy for NZ$152 million, thereby increasing our ownership interest from 42.6% to 51.2%. Accordingly, we began accounting for Contact Energy on a consolidated basis effective June 1, 2001, upon acquisition of a controlling interest. Prior to June 1, 2001, we used the equity method of accounting for Contact Energy. In order to finance this purchase, we obtained a NZ$135 million, 364-day bridge loan from an investment bank under a credit

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001

facility which is to be syndicated by the bank. In addition to other security arrangements, a security interest over all Contact Energy shares held has been provided as collateral. In June and July 2001, we issued through one of our subsidiaries new preferred securities to repay the bridge loan. On July 2, 2001, we redeemed NZ$400 million EME Taupo preferred securities from the existing holders. Funding for the redemption of the existing preferred securities was provided by a NZ$400 million credit facility scheduled to mature in July 2005. The financing documents governing the credit facility provide that the credit facility may be funded under either, or a combination of, a letter of credit facility or a revolving credit facility. The NZ$400 million was originally funded as a revolving credit facility.

 Dispositions

  On June 25, 2001, Texaco Power & Gasification Holdings Inc. repurchased a 50% interest in the Sunrise project for $84 million, which amount totaled 50% of the project costs, prior to commercial operations. Commercial operations commenced on June 27, 2001. On June 25, 2001, we entered into a long-term power purchase agreement with the California Department of Water Resources. The total estimated construction cost of this project through 2003 is approximately $455 million. The project intends to obtain project financing for a portion of the capital costs.

  On June 29, 2001, we completed the sale of our 25% interest in the Hopewell project to the existing partner. Proceeds from the sale were $26.5 million. We recorded a gain on the sale of $5.4 million ($2.8 million after tax).

  Subsequent to June 30, 2001, we have entered into agreements, subject to obtaining consents from third parties and other conditions precedent to closing, for the sale of our interests in the EcoElectrica, Gordonsville, Commonwealth Atlantic, James River and Saguaro projects. In addition, we are currently offering for sale our interests in the Brooklyn Navy Yard and Nevada Sun-Peak projects. We expect the proceeds from the sale of our interests in the above projects, if completed, will be in excess of our book value ($482 million at June 30, 2001). We are also offering for sale the Ferrybridge and Fiddler's Ferry plants in the United Kingdom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Subsidiary Financing Plans--Status of Edison First Power Loan."

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001


Note 6. Commitments and Contingencies

 Capital Commitments

  The following table summarizes our consolidated capital commitments as of June 30, 2001. Details regarding these capital commitments are discussed in the sections referenced.

                           Estimated      Time
Type of Commitment       Cost in U.S. $  Period              Discussed Under
------------------       -------------- ---------            ---------------
                         (in millions)
New Gas-Fired                 $250       by 2003  Illinois Plants--Power Purchase
 Generation.............                          Agreements, included in Item 7 of
                                                  Edison Mission Energy's Annual Report
                                                  on Form 10-K for the year ended
                                                  December 31, 2000

New Gas-Fired                  986*     2001-2004 Edison Mission Energy Master Turbine
 Generation.............                          Lease, included in Item 7 of Edison
                                                  Mission Energy's Annual Report on Form
                                                  10-K for the year ended December 31,
                                                  2000

Environmental
 Improvements at our           494      2001-2005 Management's Discussion and Analysis
 Project Subsidiaries...                          of Financial Condition and Results of
                                                  Operations--Environmental Matters and
                                                  Regulations

Project Acquisition for
 the Italian Wind                8      2001-2002 Firm Commitment for Asset Purchase
 Projects...............

Equity Contribution for
 the Sunrise Project....       123      2001-2003 Firm Commitments to Contribute Project
                                                  Equity

Equity Contribution for
 the Italian Wind                1      2001-2002 Firm Commitments to Contribute Project
 Projects...............                          Equity

Equity Contribution for
 the CBK Project........        59        2003    Firm Commitments to Contribute Project
                                                  Equity

--------
* Represents the total estimated costs related to four projects using the Siemens Westinghouse turbines procured under the Edison Mission Energy Master Turbine Lease. One of these projects may be used to meet the new gas-fired generation commitments resulting from the acquisition of the Illinois Plants. See "Illinois Plants--Power Purchase Agreements," included in Item 7 of Edison Mission Energy's Annual Report on Form 10-K for the year ended December 31, 2000.

 Firm Commitment for Asset Purchase

     Project                                   Local Currency      U.S. Currency
     -------                               ----------------------- -------------
                                                                   (in millions)
     Italian Wind Projects(i)............. 18 billion Italian Lira     $7.9

--------
(i) The Italian Wind Projects are a series of power projects that are in operation or under development in Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Purchase payments will continue through 2002, depending on the number of projects that are ultimately developed.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001


 Firm Commitments to Contribute Project Equity

     Projects                                   Local Currency     U.S. Currency
     --------                               ---------------------- -------------
                                                                   (in millions)
     Italian Wind Projects(i).............. 3 billion Italian Lira     $ 1.4
     CBK Project(ii).......................          --                 58.5
     Sunrise Project(iii)..................          --                122.9

--------
(i) The Italian Wind Projects are a series of power projects that are in operation or under development in Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed depending on the number of projects that are ultimately developed.
(ii) Caliraya-Botocan-Kalayaan is a 728 MW hydroelectric power project under construction in the Philippines. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed upon completion of the rehabilitation and expansion, which is currently scheduled for 2003. This equity commitment could be accelerated if our credit rating were to fall below investment grade.
(iii) The Sunrise Project consists of two phases, with Phase I, a single-cycle gas-fired facility (320 MW) that commenced commercial operation in June 2001, and Phase II, conversion to a combined-cycle gas-fired facility (560 MW) currently scheduled to be completed in July 2003. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed to fund the construction of Phase II. The project intends to obtain project financing for a portion of the capital costs.

  Firm commitments to contribute project equity could be accelerated due to events of default as defined in the non-recourse project financing facilities. Management does not believe that these events of default will occur to require acceleration of the firm commitments.

 Other Commitments

  Homer City

  Edison Mission Energy has guaranteed to the bondholders, banks and other secured parties that financed the acquisition of the Homer City plant the performance and payment when due by Edison Mission Holdings Co. of its obligations in respect of specified senior debt, up to $42 million. This guarantee will be available until December 31, 2001, after which time Edison Mission Energy will have no further obligations under this guarantee. To satisfy the requirements under the Edison Mission Holdings Co. bank financing to have a debt service reserve account balance in an amount equal to six months' debt service, Edison Mission Energy provides a guarantee of Edison Mission Holdings' obligations in the amount of $9 million to the lenders involved in the bank financing.

  Credit Support for Trading and Price Risk Management Activities

  Our trading and price risk management activities are conducted through our subsidiary, Edison Mission Marketing & Trading, Inc. As part of obtaining an investment grade rating for this subsidiary, we have entered into a support agreement, which commits us to contribute up to $300 million in equity to Edison Mission Marketing & Trading, if needed to meet cash requirements. An investment grade rating is an important benchmark used by third parties when deciding whether or not to enter into master contracts and trades with us. The majority of Edison Mission Marketing & Trading's contracts have various standards of creditworthiness, including the maintenance of specified credit ratings. If Edison Mission Marketing & Trading does not maintain its investment grade rating or if other events adversely affect its financial position, a third party could request Edison Mission Marketing & Trading to provide adequate assurance. Adequate assurance could take the form of

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001

supplying additional financial information, additional guarantees, collateral, letters of credit or cash. Failure to provide adequate assurance could result in a counterparty liquidating an open position and filing a claim against Edison Mission Marketing & Trading for any losses.

  The California power crisis has adversely affected the liquidity of West Coast trading markets and, to a lesser extent, other regions in the United States. Our trading and price risk management activity has been reduced as a result of these market conditions and uncertainty regarding the effect of the power crisis on our affiliate, Southern California Edison. It is not certain that resolution of the California power crisis will occur in 2001 or that, if resolved, we will be able to conduct trading and price risk management activities in a manner that will be favorable to us.

  Subsidiary Indemnification Agreements

  Some of our subsidiaries have entered into indemnification agreements, under which the subsidiaries have agreed to repay capacity payments to the projects' power purchasers in the event the projects unilaterally terminate their performance or reduce their electric power producing capability during the term of the power contracts. Obligations under these indemnification agreements as of June 30, 2001, if payment were required, would be $246 million. We have no reason to believe that the projects will either terminate their performance or reduce their electric power producing capability during the term of the power contracts.

  Other

  In support of the businesses of our subsidiaries, we have made, from time to time, guarantees, and have entered into indemnity agreements with respect to our subsidiaries' obligations like those for debt service, fuel supply or the delivery of power, and have entered into reimbursement agreements with respect to letters of credit issued to third parties to support our subsidiaries' obligations. We may incur additional guaranty, indemnification, and reimbursement obligations, as well as obligations to make equity and other contributions to projects in the future.

 Contingencies

  The California Power Crisis

  In the past year, various market conditions and other factors have resulted in higher wholesale power prices to California utilities. At the same time, two of the three major California utilities, Southern California Edison and Pacific Gas and Electric, have operated under a retail rate freeze. As a result, there has been a significant under recovery of costs by Southern California Edison and Pacific Gas and Electric, and each of these companies has failed to make payments due to power suppliers, including us, and others. Given these and other payment defaults, Southern California Edison could face bankruptcy at any time. Pacific Gas and Electric filed a voluntary bankruptcy petition on April 6, 2001. Edison International, our ultimate parent company, is also the corporate parent of Southern California Edison. For a description of this contingency and the California power crisis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--The California Power Crisis and Our Response."

  Paiton

  Our wholly-owned subsidiary owns a 40% interest in PT Paiton Energy, which owns a 1,230 MW coal-fired power plant in operation in East Java, Indonesia, which is referred to as the Paiton project. Our investment in the

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001

Paiton project was $503 million at June 30, 2001. Paiton Energy is in continuing negotiations on a long-term restructuring of the tariff under a long-term power purchase agreement with the state-owned electric utility company, PT PLN. Paiton Energy and PT PLN agreed on a Phase I Agreement for the period from January 1, 2001 through June 30, 2001. This agreement provided for fixed monthly payments aggregating $108 million over its six-month duration and for the payment for energy delivered to PT PLN from the plant during this period. PT PLN made all fixed payments due under the Phase I Agreement totaling $108 million as scheduled. Paiton Energy received lender approval of the Phase I Agreement, and Paiton Energy has also entered into a lender interim agreement under which lenders have effectively agreed to interest-only payments and to deferral of principal payments while Paiton Energy and PT PLN seek a long-term restructuring of the tariff. The lenders have agreed to extend that agreement through December 31, 2001. Paiton Energy and PT PLN intended to complete the negotiations of the future phases of a new long-term tariff during the six-month duration of the Phase I Agreement. Although Paiton Energy and PT PLN did not complete negotiations on a long-term restructuring of the tariff by June 30, 2001, Paiton Energy and PT PLN have signed an agreement providing for an extension of the Phase I Agreement from July 1, 2001 to September 30, 2001. Paiton Energy is continuing to generate electricity to meet the power demand in the region and believes that PT PLN will continue to agree to make payments for electricity on an interim basis beyond June 30, 2001 while negotiations regarding the long-term restructuring of the tariff continue. Although completion of negotiations may be delayed, Paiton Energy continues to believe that negotiations on the long-term restructuring of the tariff will be successful. For a more detailed discussion of the restructuring of the tariff and related matters, refer to "Commitments and Contingencies--Paiton" in Item 7 of Edison Mission Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  Any material modifications of the power purchase agreement resulting from the continuing negotiation of a new long-term tariff could require a renegotiation of the Paiton project's debt agreements. The impact of any such renegotiations with PT PLN, the Government of Indonesia or the project's creditors on our expected return on our investment in Paiton Energy is uncertain at this time; however, we believe that we will ultimately recover our investment in the project.

  Brooklyn Navy Yard

  Brooklyn Navy Yard is a 286 MW gas-fired cogeneration power plant in Brooklyn, New York. Our wholly-owned subsidiary owns 50% of the project. In February 1997, the construction contractor asserted general monetary claims under the turnkey agreement against Brooklyn Navy Yard Cogeneration Partners, L.P. for damages in the amount of $136.8 million. Brooklyn Navy Yard Cogeneration Partners has asserted general monetary claims against the contractor. In connection with a $407 million non-recourse project refinancing in 1997, we agreed to indemnify Brooklyn Navy Yard Cogeneration Partners and its partner from all claims and costs arising from or in connection with the contractor litigation, which indemnity has been assigned to Brooklyn Navy Yard Cogeneration Partners' lenders. At this time, we cannot reasonably estimate the amount that would be due, if any, related to this litigation. Additional amounts, if any, which would be due to the contractor with respect to completion of construction of the power plant would be accounted for as an additional part of its power plant investment. Furthermore, our partner has executed a reimbursement agreement with us that provides recovery of up to $10 million over an initial amount, including legal fees, payable from its management and royalty fees. We believe that the outcome of this litigation will not have a material adverse effect on our consolidated financial position or results of operations.

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001


  Contingent Obligations to Contribute Project Equity

     Projects                                  Local Currency      U.S. Currency
     --------                                  --------------      -------------
                                                                   (in millions)
     Paiton(i)............................           --                $ 5.3
     ISAB(ii)............................. 84 billion Italian Lira      36.5

--------
(i) Contingent obligations to contribute additional project equity will be based on events principally related to insufficient cash flow to cover interest on project debt and operating expenses, project cost overruns during the plant construction, specified partner obligations or events of default. Our obligation to contribute contingent equity will not exceed $141 million, of which $136 million has been contributed as of June 30, 2001.

   For more information on the Paiton project, see "Paiton" above.

(ii) ISAB is a 512 MW integrated gasification combined cycle power plant near Siracusa in Sicily, Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 49% interest. Commercial operations commenced in April 2000. Contingent obligations to contribute additional equity to the project relate specifically to an agreement to provide equity assurances to the project's lenders depending on the outcome of the contractor claim arbitration.

  We are not aware of any other significant contingent obligations or obligations to contribute project equity other than as noted above and equity contributions to be made by us to meet capital calls by partnerships who own qualifying facilities that have power purchase agreements with Southern California Edison and Pacific Gas and Electric. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The California Power Crisis and Our Response" for further discussion.

Note 7. Business Segments

  We operate predominantly in one line of business, electric power generation, with reportable segments organized by geographic region: Americas, Asia Pacific, and Europe, Central Asia, Middle East and Africa. Our plants are located in different geographic areas, which mitigate the effects of regional markets, economic downturns or unusual weather conditions.

                                                  Europe,
                                               Central Asia,
                                                Middle East  Corporate/
Three Months Ended       Americas Asia Pacific  and Africa     Other      Total
------------------       -------- ------------ ------------- ---------- ---------
                                        (Unaudited) (in millions)
June 30, 2001
Operating revenues...... $  503.3   $   96.9     $  215.1      $  0.4   $   815.7
Operating income
 (loss).................    152.3       45.4         (4.5)      (36.4)      156.8
Total assets............ $6,724.0   $3,115.2     $4,749.7      $668.4   $15,257.3
June 30, 2000
Operating revenues...... $  419.7   $   42.5     $  261.0      $  --    $   723.2
Operating income
 (loss).................     82.8       19.4         67.7       (44.5)      125.4
Total assets............ $7,759.4   $2,798.7     $4,865.7      $108.0   $15,531.8

                MISSION ENERGY HOLDING COMPANY AND SUBSIDIARIES

                                 June 30, 2001

                                                  Europe,
                                               Central Asia,
                                                Middle East  Corporate/
Six Months Ended         Americas Asia Pacific  and Africa     Other      Total
----------------         -------- ------------ ------------- ---------- ---------
                                        (Unaudited) (in millions)
June 30, 2001
Operating revenues...... $  912.0   $  145.7     $  526.8      $  1.3   $ 1,585.8
Operating income
 (loss).................    228.6       71.0         72.9       (66.3)      306.2
Total assets............ $6,724.0   $3,115.2     $4,749.7      $668.4   $15,257.3
June 30, 2000
Operating revenues...... $  697.6   $   97.5     $  665.0      $  --    $ 1,460.1
Operating income
 (loss).................     81.1       47.0        208.1       (83.2)      253.0
Total assets............ $7,759.4   $2,798.7     $4,865.7      $108.0   $15,531.8

Note 8. Investments

  The following table presents summarized financial information of the significant subsidiary investments in energy projects accounted for by the equity method. The significant subsidiary investments include the Cogeneration Group. The Cogeneration Group consists of Kern River Cogeneration Company, Sycamore Cogeneration Company and Watson Cogeneration Company, of which we own 50 percent, 50 percent and 49 percent interests in, respectively.

                                                     Three Months   Six Months
                                                      Ended June    Ended June
                                                          30,           30,
                                                     ------------- -------------
                                                      2001   2000   2001   2000
                                                     ------ ------ ------ ------
                                                      (Unaudited) (in millions)
   Operating Revenues............................... $418.0 $177.3 $794.2 $293.8
   Operating Income.................................  151.2   52.7  231.1   88.7
   Net Income.......................................  151.3   60.0  231.2   95.6

  The following table presents summarized financial information of the significant subsidiary investment in oil and gas accounted for by the equity method. The significant subsidiary is Four Star Oil & Gas Company, of which we own 36 percent.

                                                                    Six Months
                                               Three Months Ended   Ended June
                                                    June 30,            30,
                                               ------------------- -------------
                                                 2001      2000     2001   2000
                                               --------- --------- ------ ------
                                                   (Unaudited) (in millions)
   Operating Revenues......................... $    85.8 $    91.8 $198.0 $169.7
   Operating Income...........................      55.7      50.9  142.4   91.2
   Net Income.................................      31.9      31.7   88.7   55.9

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. The Registrant's ultimate parent carries policies of insurance which cover the individual directors and officers of the Registrant for legal liability and which would pay on behalf of the registrant for expenses of indemnification of directors and officers.

Item 21. Exhibits and Financial Schedules

  (a) Exhibits.

 Exhibit No. Description
 ----------- -----------
     3.1     Amended and Restated Certificate of Incorporation, as amended, of the Registrant.(1)

     3.2     By-laws of the Registrant.(1)

     4.1 Indenture, dated as of July 2, 2001, by and between the Registrant and Wilmington Trust Company with respect to $900 million aggregate principal amount of 13.50% Senior Secured Notes due
             2008.(1)

     4.2 Registration Rights Agreement, dated as of July 2, 2001, by and between the Registrant and Goldman, Sachs & Co.(1)

     4.3 Indenture Escrow and Security Agreement, dated as of July 2, 2001, by and among the Registrant, Wilmington Trust Company, as Trustee, and Wilmington Trust Company, as Indenture Escrow Agent.(1)

     4.4 Amended and Restated Credit Agreement, dated as of July 3, 2001, by and among the Registrant, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as sole Lead
             Arranger, as Administrative Agent and as Term Loan Collateral
             Agent, and Lehman Commercial Paper Inc., as Syndication Agent. (1)

     4.5 Loan Escrow and Security Agreement, dated as of July 2, 2001, by and among the Registrant, Goldman, Sachs & Co., as Collateral
             Agent, Goldman Sachs Credit Partners L.P., as Administrative
             Agent, and Wilmington Trust Company, as Loan Escrow Agent.(1)

     4.6 Pledge and Security Agreement, dated as of July 2, 2001, by and among the Registrant, Goldman Sachs Credit Partners L.P., as
             Administrative Agent, and Wilmington Trust Company, as Trustee and
             Joint Collateral Agent.(1)

     5.1 Form of Opinion of Latham & Watkins as to the legality of the securities being offered.(1)

    12.1     Statement regarding Computation of Ratio of Earnings to Fixed
             Charges.(1)

    12.2     Statement regarding Valuation and Qualifying Accounts.(1)

    21.1     Subsidiaries of the Registrant.(1)

    23.1     Consent of Arthur Andersen LLP.(1)

    23.2     Consent of Latham & Watkins (included in exhibit 5.1).

    24.1     Power of Attorney (included on signature page).(1)

 Exhibit No. Description
 ----------- -----------
    25.1     Statement of Eligibility and Qualification on Form T-1 of
             Wilmington Trust Company, as trustee, of the Registrant's 13.50%
             Senior Secured Notes due 2008.(1)

    99.1     Form of Letter to DTC participants.(1)

    99.2     Form of Letter to Beneficial Holders.(1)

    99.3     Form of Letter of Transmittal.(1)

    99.4     Form of Notice of Guaranteed Delivery.(1)

    99.5     Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9.(1)

    99.6     Form of Exchange Agent Agreement.(1)

--------
(1)   Filed herewith.

  (b) Financial Schedules.

                                                                            Page
                                                                            ----
   (1) Independent Auditors' Report on Financial Statement Schedule........ S-3

Item 22. Undertakings

  (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on August 17, 2001.

                                          Mission Energy Holding Company

                                                /s/ Theodore F. Craver, Jr.
                                          By: _________________________________
                                            Name: Theodore F. Craver, Jr.
                                            Title:  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore F. Craver, Jr. and Barbara Mathews, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in one or more counterparts, each of which shall constitute an original thereof.

  Pursuant to the requirements of the Securities Act of 1933, this to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                            Title                     Date
              ---------                            -----                     ----

     /s/ Theodore F. Craver, Jr.                Director and            August 17, 2001
______________________________________    Chief Executive Officer
       Theodore F. Craver, Jr.         (Principal Executive Officer)

          /s/ Kevin M. Smith             Senior Vice President and      August 7, 2001
______________________________________    Chief Financial Officer
            Kevin M. Smith             (Principal Financial Officer)

          /s/ G. Gary Garcia                     Treasurer              August 7, 2001
______________________________________ (Principal Accounting Officer)
            G. Gary Garcia

          /s/ John E. Bryson                      Director              August 17, 2001
______________________________________
            John E. Bryson

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Alan J. Fohrer                    Director            August 8, 2001
______________________________________
            Alan J. Fohrer

         /s/ Bryant C. Danner                   Director            August 20, 2001
______________________________________
           Bryant C. Danner

         /s/ Frank B. Bilotta                   Director            August 16, 2001
______________________________________
           Frank B. Bilotta

         INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

  We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Mission Energy Holding Company included in this registration statement and have issued our report thereon dated July 18, 2001 (except with respect to the matters discussed in Note 19, as to which the date is August 10, 2001). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Orange County, California
July 18, 2001

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
     3.1     Amended and Restated Certificate of Incorporation, as amended, of the Registrant.(1)

     3.2     By-laws of the Registrant.(1)

     4.1 Indenture dated as of July 2, 2001 by and between the Registrant and Wilmington Trust Company with respect to $900 million aggregate principal amount of 13.50% Senior Secured Notes due
             2008.(1)

     4.2 Registration Rights Agreement, dated as of July 2, 2001, by and between the Registrant and Goldman, Sachs & Co.(1)

     4.3 Indenture Escrow and Security Agreement, dated as of July 2, 2001, by and among the Registrant, Wilmington Trust Company, as Trustee, and Wilmington Trust Company, as Indenture Escrow Agent.(1)

     4.4 Amended and Restated Credit Agreement, dated as of July 3, 2001, by and among the Registrant, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as sole Lead
             Arranger, as Administrative Agent and as Term Loan Collateral
             Agent, and Lehman Commercial Paper Inc., as Syndication Agent.(1)

     4.5 Loan Escrow and Security Agreement, dated as of July 2, 2001, by and among the Registrant, Goldman, Sachs & Co., as Collateral
             Agent, Goldman Sachs Credit Partners L.P., as Administrative
             Agent, and Wilmington Trust Company, as Loan Escrow Agent.(1)

     4.6 Pledge and Security Agreement, dated as of July 2, 2001, by and among the Registrant, Goldman Sachs Credit Partners L.P., as
             Administrative Agent, and Wilmington Trust Company, as Trustee and
             Joint Collateral Agent.(1)

     5.1 Form of Opinion of Latham & Watkins as to the legality of the securities being offered.(1)

    12.1     Statement regarding Computation of Ratio of Earnings to Fixed
             Charges.(1)

    12.2     Statement regarding Valuation and Qualifying Accounts.(1)

    21.1     Subsidiaries of the Registrant.(1)

    23.1     Consent of Arthur Andersen LLP.(1)

    23.2     Consent of Latham & Watkins (included in exhibit 5.1).

    24.1     Power of Attorney (included on signature page).(1)

    25.1     Statement of Eligibility and Qualification on Form T-1 of
             Wilmington Trust Company, as trustee, of the Registrant's 13.50%
             Senior Secured Notes due 2008.(1)

    99.1     Form of Letter to DTC participants.(1)

    99.2     Form of Letter to Beneficial Holders.(1)

    99.3     Form of Letter of Transmittal.(1)

    99.4     Form of Notice of Guaranteed Delivery.(1)

    99.5     Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9.(1)

    99.6     Form of Exchange Agent Agreement.(1)

--------
(1)   Filed herewith.